  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 2001.
                          REGISTRATION NO. 333-70314

--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                             ---------------------
                                AMENDMENT NO. 1
                                      TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------------
                                 PREMCOR INC.
            (Exact Name of Registrant as Specified in Its Charter)


              DELAWARE                              2911                          43-1491230
   (State or other jurisdiction of        (Primary Standard Industrial          (I.R.S. Employer
   incorporation or organization)          Classification Code Number)       Identification Number)

                        8182 MARYLAND AVENUE, SUITE 600
                        ST. LOUIS, MISSOURI 63105-3721
                                (314) 854-9696
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                             JEFFRY N. QUINN, ESQ.
                                 PREMCOR INC.
                        8182 MARYLAND AVENUE, SUITE 600
                        ST. LOUIS, MISSOURI 63105-3721
                                (314) 854-9696
                           FACSIMILE: (314) 854-1580
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                With copies to:

      EDWARD P. TOLLEY III, ESQ.              WINTHROP B. CONRAD JR., ESQ.
      SIMPSON THACHER & BARTLETT                DAVIS POLK & WARDWELL
          425 LEXINGTON AVENUE                  450 LEXINGTON AVENUE
       NEW YORK, NEW YORK 10017               NEW YORK, NEW YORK 10017
          (212) 455-2000                           (212) 450-4000
       FACSIMILE: (212) 455-2502              FACSIMILE: (212) 450-3890

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
       TITLE OF EACH CLASS OF SECURITIES             PROPOSED MAXIMUM AGGREGATE
                TO BE REGISTERED                       OFFERING PRICE (1) (2)                AMOUNT OF REGISTRATION FEE(3)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.........             $300,000,000                                $75,000
--------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2) Includes shares subject to underwriters' over-allotment option.

(3) Previously paid on September 27, 2001.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

[SIDEBAR]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

[END SIDEBAR]

PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED        , 2001


                                        SHARES


[GRAPHIC OMITTED]






                                 COMMON STOCK


                               ----------------
PREMCOR INC. IS OFFERING           SHARES OF ITS COMMON STOCK. THIS IS OUR
INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $
AND $        PER SHARE.
                               ----------------

WE INTEND TO APPLY TO LIST OUR COMMON STOCK ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "PCO".

                               ----------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                               ----------------
                             PRICE $       A SHARE

                               ----------------

                                     UNDERWRITING
                       PRICE TO     DISCOUNTS AND     PROCEEDS TO
                        PUBLIC       COMMISSIONS      PREMCOR INC.
                      ----------   ---------------   -------------
Per Share .........   $            $                 $
Total .............   $            $                 $

We have granted the underwriters the right to purchase up to an additional shares of common stock to cover over-allotments.


The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock
to purchasers on       , 2001.


                               ----------------
                                MORGAN STANLEY



        , 2001

         [Inside front cover artwork and graphics:

         At the top of the page is a heading with the words "Premcor Inc. Refining Asset Base". At the center of the page is a map showing the location of our three refineries and our terminal, and three third-party owned pipelines we use. In each of the corners is a photograph: in the upper left corner, there is a photograph of our Lima, Ohio refinery accompanied by the caption "Lima refinery complex - Lima, Ohio"; in the upper right corner, there is a photograph of our Hartford, Illinois refinery accompanied by the caption "Hartford refinery complex - Hartford, Illinois"; in the lower left corner, there is a photograph of our Port Arthur, Texas refinery accompanied by the caption "Port Arthur refinery complex - Port Arthur, Texas"; in the lower right corner, there is a photograph of a portion of our Port Arthur, Texas refinery accompanied by the caption "Port Arthur heavy oil upgrade project - Port Arthur, Texas". Below this photograph, in the extreme lower right hand corner, is a box containing the following text: "Pipelines shown are third-party owned."]

                               TABLE OF CONTENTS





                                                               PAGE
                                                               ----
Prospectus Summary .............................................1
Risk Factors ...................................................8
Forward-Looking Statements ....................................17
Use of Proceeds ...............................................17
Dividend Policy ...............................................17
Capitalization ................................................18
Dilution ......................................................19
Selected Financial Data .......................................20
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operations .................................................22
Industry Overview .............................................42
Business ......................................................46
Management ....................................................73


                                                               PAGE
                                                               ----
Principal Stockholders ........................................87
Related Party Transactions ....................................89
Description of Capital Stock ..................................92
Description of Indebtedness ...................................96
Shares Eligible for Future Sale ..............................102
Certain U.S. Tax Consequences to
   Non-U.S. Holders ..........................................104
Underwriters .................................................106
Legal Matters ................................................108
Experts ......................................................108
Where You Can Find Additional
   Information ...............................................108
Glossary of Selected Terms ...................................110
Index to Financial Statements ................................F-1


                               ----------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

                               ----------------

     Until       , 2001, 25 days after the date of this prospectus, all dealers who buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                              PROSPECTUS SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the "Risk Factors" section and our financial statements and notes to those statements, before deciding whether to buy our common stock. As used in this prospectus, the terms "we," "our," or "us" refer to Premcor Inc. and its consolidated subsidiaries, taken as a whole, and our predecessors, unless the context otherwise indicates. Premcor Inc. should be distinguished from its subsidiaries, including Premcor USA Inc., The Premcor Refining Group Inc. and Port Arthur Finance Corp. each of which has publicly traded debt outstanding. Because of the technical nature of our industry, we have included a Glossary of Selected Terms that explains many of the terms we use in this prospectus.


                                 PREMCOR INC.


OVERVIEW


     We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, petroleum coke and other petroleum products in the United States. We own and operate three refineries with a combined crude oil volume processing capability, known as throughput capacity, of approximately 490,000 barrels per day, or bpd. Our refineries are located in Port Arthur, Texas; Lima, Ohio; and Hartford, Illinois. The strategic location of our assets allows us to sell petroleum products in the Midwest, where demand for highly refined petroleum products, known as light products, such as transportation fuels, petrochemical feedstocks and heating oil, has historically exceeded refining production, as well as in the Gulf Coast, eastern and southeastern United States. We sell our products on an unbranded basis to approximately 750 distributors and chain retailers through our own product distribution system and an extensive third-party owned product distribution system, as well as in the spot market.

     Our refineries have the capacity to process substantial volumes of low-cost high-sulfur and high-density crude oils, known as sour and heavy sour crude oil, resulting in lower feedstock costs, a distinct competitive advantage. On a company-wide basis, our heavy sour crude oil processing capacity is approximately 50% of throughput. Our Port Arthur refinery, which possesses one of the world's largest coking units, which is a unit that processes the lowest value component of crude oil into higher value products, can process 80% heavy sour crude oil and our Hartford refinery can process up to 60% heavy sour crude oil. For the nine months ended September 30, 2001, light products accounted for approximately 91% of our total product volume. For the same period, high-value, premium product grades, such as high octane and reformulated gasoline, low-sulfur diesel and jet fuel, which are the most valuable types of light products, accounted for approximately 35% of our total product volume. We supply, on an unbranded basis, a significant portion of our products to the growing market for fuels that conform to regional environment-driven content specifications, known as the "boutique" fuels market.

     We had revenue of $7.3 billion in 2000 and $5.2 billion in the nine months ended September 30, 2001, an increase of 62% and a decrease of 3%, compared to the corresponding previous periods. During 2000 and the nine months ended September 30, 2001, our net income available to common stockholders was $80.1 million and $187.1 million, increases of $125.1 million and $125.3 million compared to the corresponding previous periods, and our adjusted EBITDA was $218.5 million and $636.1 million, increases of $252.1 million and $452.7 million compared to the corresponding previous periods. Adjusted EBITDA for the nine months ended September 30, 2001 represents EBITDA excluding $167.2 million of charges related to the closure of our Blue Island refinery and $23.0 million of other charges.



THE TRANSFORMATION OF PREMCOR

     Beginning in early 1995 and continuing after Blackstone Capital Partners III Merchant Banking Fund L.P. and its affiliates, or Blackstone, acquired its controlling interest in our predecessor in 1997, we completed several strategic initiatives that have significantly enhanced our competitive position, the quality of our assets, and our financial and operating performance. For example:

     o We divested our non-core assets during 1998 and 1999, generating net proceeds of approximately $325 million, which we reinvested into our refining business.


     o We have increased refining capacity approximately threefold through the acquisition of two refineries.


     o We implemented capital projects to increase throughput and premium product yields and to reduce operating expenses within our refining asset base. These projects, together with our acquisitions, improved both our combined Solomon complexity rating, which measures our ability to process less expensive feedstocks into more valuable products, and our capacity to process sour and heavy sour crude oil.


     o We implemented a number of programs to increase the reliability of our operations and improve our safety and environmental performance.


     o We expanded and enhanced our capabilities to supply fuels, on an unbranded basis, to the growing boutique fuels market.


     o We recruited and developed a new management team, consisting of energy and refining industry veterans, to lead the company.

     The following table reflects the results of this transformation:




                                                                  AS OF OR            AS OF OR
                                                               FOR THE TWELVE       FOR THE NINE
                                                                MONTHS ENDED        MONTHS ENDED
                                                             DECEMBER 31, 1994   SEPTEMBER 30, 2001
                                                            ------------------- -------------------
    Capacity (bpd) ........................................     130,000               490,000
    Combined refinery Solomon complexity
      (weighted average) ..................................       9.1                   11.9
    Refining gross margin per barrel ......................     $ 3.23                $  8.66
    Heavy sour crude oil capacity (bpd) ...................     45,000                242,000
    Product distribution capabilities .....................     Midwest               Midwest
                                                                                      Gulf Coast
                                                                                      Southeast U.S.
                                                                                      Eastern U.S.
    Refining employees per thousand throughput barrels.....       7.2                    3.8
    Operating retail outlets ..............................        839                      0
    Safety: recordable injury rate ........................       3.12                   1.18
        lost time injury rate .............................       0.26                   0.00



For further detail on our transformation, see "Business--The Transformation of Premcor."



MARKET TRENDS

     We believe that the outlook for the United States refining industry is attractive due to certain significant trends that we have identified. We believe that:


     o The supply and demand fundamentals for refined petroleum products have improved since the late 1990s and will continue to improve.


     o Increasing worldwide supplies of lower cost sour and heavy sour crude oil will provide an increasing cost advantage to those refineries with complex configurations that are able to process these crude oils.

     o Products meeting new and evolving fuel specifications will account for an increasing share of total fuel demand, which will benefit refiners possessing the capabilities to blend and process these boutique fuels.

     o The continuing consolidation in the refining industry will create attractive opportunities to acquire competitive refining capacity.

     o The Midwest and the Gulf Coast markets will become increasingly attractive due to market characteristics and trends particular to those regions.


For further detail on market trends, see "Business--Market Trends."

COMPETITIVE STRENGTHS

     As a result of our transformation, we have developed the following strengths:


     o As a "pure-play" refiner, which is a refiner without crude oil exploration and production or retail sales operations, we are free to supply our products to markets having the greatest profit potential and focus our management attention and capital solely on refining.


     o Our assets are logistically well located with access to a wide variety of crude oils and product distribution systems.

     o Our heavy sour crude oil processing capacity is approximately 50% of throughput, giving us a cost advantage over other refiners that are not able to process high volumes of these less expensive crude oils.

     o Our acquisition experience, technical expertise and project evaluation, structuring and implementation abilities enable us to make attractive acquisitions and undertake successful profit-enhancing projects.

     o We have a long-term heavy sour crude oil supply agreement with an affiliate of PEMEX that contains a mechanism intended to provide us with a minimum average coker gross margin and moderate fluctuations in coker gross margins.


For further detail on our competitive strengths, see "Business--Competitive Strengths."



BUSINESS STRATEGIES

     Our goal is to be the premier independent refiner and supplier of unbranded petroleum products in the United States. We believe that this offering and the associated reduction of indebtedness will strengthen our ability to execute the following strategies:

     o We will continue to expand and enhance our competitive position in the Gulf Coast and Midwest regions by investing in high-return projects at our refineries and selectively making acquisitions.

     o We will opportunistically establish competitive positions in other refining supply regions where we believe we can generate an attractive return on capital and increase earnings per share.

     o We will increase our capacity to process sour and heavy crude oils, through internal investment and acquisitions, thereby lowering our crude oil feedstock costs.

     o We will increase our sales and supply capabilities of boutique fuels, as varying regional fuel specifications drive differentiation of certain refined petroleum products.

     o We will continue to devote significant time and resources toward improving the reliability, safety and environmental performance of our operations.

     o We will remain committed to our efforts to be viewed as a premier employer in our industry, in our communities and by our employees.


For further detail on our business strategies, see "Business--Business Strategies."

RISKS RELATING TO OUR BUSINESS

     As part of your evaluation of our company, you should take into account the risks we face in our business and not solely our outlook for the refining industry, our competitive strengths and our business strategies. For example, our position as a "pure play" refiner exposes us to volatility in refining industry margins; our long-term heavy sour crude oil supply agreement renders us highly dependent upon that supply, which could be interrupted by events beyond the control of us or the supplier; and our strategy of supplying boutique fuels involves risks relating to the significant environmental regulation of our industry. See "Risk Factors" for a more detailed discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

                                    * * * *

     Our principal executive offices are located at 8182 Maryland Avenue, St. Louis, Missouri 63105-3721 and our telephone number is (314) 854-9696.

                                 THE OFFERING


Common stock offered ........................   million shares


Common stock to be outstanding
 after this offering.........................   shares


Over-allotment option........................   shares


Use of proceeds....................We will receive net proceeds from the sale of shares of our common stock in this
                                   offering of approximately $      million,
                                   assuming an initial public offering price
                                   of $     per share, the midpoint of the range
                                   set forth on the cover page of this
                                   prospectus. We intend to use the net
                                   proceeds from this offering, plus a portion of our existing cash, to redeem or repurchase long-term debt and/or preferred stock of our subsidiaries.


Dividend policy....................We do not expect to pay dividends on our shares of common stock in the foreseeable future.



New York Stock
 Exchange symbol..................."PCO"


     Unless we indicate otherwise, the number of shares of common stock that will be outstanding after this offering:


     o excludes 1,857,805 shares issuable upon the exercise of stock options held by our directors, employees and former employees which are outstanding as of October 31, 2001, consisting of options to purchase 1,735,305 shares at an exercise price of $9.90 per share and 122,500 shares at an exercise price of $15 per share;


     o  excludes an additional          shares authorized and reserved for
        issuance to our directors or employees under our stock incentive plans;

     o assumes the issuance of 2,430,000 shares to Blackstone upon the exercise of outstanding warrants, currently exercisable at a price of $0.01 per share;

     o assumes the issuance of 6,101,010 shares to Occidental Petroleum Corporation, or Occidental, at the time of the offering in exchange for its 6,101,010 shares of our Class F common stock;

     o assumes the issuance of 270,000 shares to Occidental upon the exercise of outstanding warrants of Sabine River Holding Corp. for 30,000 Sabine River Holding shares, currently exercisable at a price of $0.09 per share, and exchangeable for 270,000 shares of our common stock; and

     o excludes shares that the underwriters have the option to purchase from us solely to cover over-allotments.

                            SUMMARY FINANCIAL DATA


     The following table presents summary financial and other data about us. The summary statement of earnings data for the years ended December 31, 1998, 1999 and 2000 are derived from the audited consolidated financial statements of us and our predecessor, including the notes thereto, appearing elsewhere in this prospectus. The summary statement of earnings data for the nine-month periods ended September 30, 2000 and 2001 and historical balance sheet data as of September 30, 2001 are derived from our unaudited consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001. The pro forma statement of earnings data set forth below give effect to the offering and the use of proceeds as if each had occurred at the beginning of the periods presented. The as adjusted balance sheet data give effect to the offering and the use of proceeds to redeem indebtedness as if each had occurred on September 30, 2001. The summary consolidated financial and other operating data set forth below should be read together with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, including the notes thereto, appearing elsewhere in this prospectus.




                                                                    YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------------
                                                             1998             1999             2000
                                                       ---------------- ---------------- ----------------
                                                                 (IN MILLIONS, EXCEPT AS NOTED)
STATEMENT OF EARNINGS DATA:
Net sales and operating revenues ..................... $    3,581.7     $    4,520.5     $    7,301.7
Cost of sales ........................................      3,113.2          4,099.8          6,562.5
                                                       ------------     ------------     -------------
Gross margin .........................................       468.5            420.7            739.2
Operating expenses (1) ...............................       342.8            402.8            467.7
General and administrative expenses (1) ..............        51.2             51.5             53.0
Depreciation and amortization (2) ....................        54.5             63.1             71.8
Inventory recovery (write-down) to market
 value ...............................................        (86.6)          105.8               --
Refinery restructuring and other charges .............           --              --               --
Gain on sale of pipeline interest ....................         69.3              --               --
                                                       ------------     ------------     -------------
Operating income .....................................         2.7              9.1            146.7
Interest expense and finance income, net (3) .........       (70.5)           (91.5)           (82.2)
Income tax (provision) benefit .......................        25.0             12.0             25.8
Minority interest ....................................           --             1.4             (0.6)
                                                       ------------     ------------     -------------
Net income (loss) from continuing operations
 before extraordinary item ...........................       (42.8)           (69.0)            89.7
Discontinued operations, net of taxes (6) ............        13.1             32.6               --
Gain on repurchase of long-term debt, net of
 taxes (6) ...........................................           --               --              --
                                                       ------------     ------------     -------------
Net income (loss) ....................................        (29.7)           (36.4)            89.7
Preferred stock dividends ............................         (7.6)            (8.6)            (9.6)
                                                       ------------     ------------     -------------
Net income (loss) available to common
 stockholders ........................................ $      (37.3)    $      (45.0)    $       80.1
                                                       ============     ============     =============
Net income (loss) from continuing operations
 before extraordinary item per share
 -- basic ............................................ $       (2.54)   $       (3.59)   $        2.79
 -- diluted .......................................... $       (2.54)   $       (3.59)   $        2.55
Weighted average number of ordinary shares
 outstanding -- basic ................................    19,852,000       21,633,092       28,752,942
 -- diluted ..........................................    19,852,000       21,633,092       31,452,942
PRO FORMA STATEMENT OF EARNINGS DATA:(4)
Interest expense and finance income, net .............
Net income (loss) ....................................
Net income (loss) per share -- basic .................
Net income (loss) per share -- diluted ...............
Weighted average shares used in computation
 of pro forma net income (loss) per share
 -- basic ............................................
 -- diluted ..........................................



                                                                  NINE MONTHS
                                                              ENDED SEPTEMBER 30,
                                                       ---------------------------------
                                                             2000             2001
                                                       ---------------- ----------------
                                                        (IN MILLIONS, EXCEPT AS NOTED)
STATEMENT OF EARNINGS DATA:
Net sales and operating revenues ..................... $    5,312.4     $    5,170.9
Cost of sales ........................................      4,761.5          4,133.7
                                                       -------------    -------------
Gross margin .........................................       550.9          1,037.2
Operating expenses (1) ...............................       331.9            355.8
General and administrative expenses (1) ..............        35.6             45.3
Depreciation and amortization (2) ....................        52.3             67.7
Inventory recovery (write-down) to market
 value ...............................................           --               --
Refinery restructuring and other charges .............           --           (190.2)
Gain on sale of pipeline interest ....................           --               --
                                                       -------------    -------------
Operating income .....................................       131.1             378.2
Interest expense and finance income, net (3) .........        (62.2)          (106.3)
Income tax (provision) benefit .......................         (0.6)           (70.1)
Minority interest ....................................          0.6            (12.4)
                                                       -------------    -------------
Net income (loss) from continuing operations
 before extraordinary item ...........................        68.9            189.4
Discontinued operations, net of taxes (b) ............          --               --
Gain on repurchase of long-term debt, net of
 taxes (b) ...........................................          --              5.6
                                                       -------------    -------------
Net income (loss) ....................................        68.9            195.0
Preferred stock dividends ............................        (7.1)            (7.9)
                                                       -------------    -------------
Net income (loss) available to common
 stockholders ........................................ $       61.8     $      187.1
                                                       =============    =============
Net income (loss) from continuing operations
 before extraordinary item per share
 -- basic ..............................    .......... $        2.21    $        5.71
 -- diluted ............................    .......... $        2.02    $        5.26
Weighted average number of ordinary shares
 outstanding -- basic ................................    27,958,117       31,821,600
 -- diluted ............................    ..........    30,658,117       34,521,600

PRO FORMA STATEMENT OF EARNINGS DATA:(4)
Interest expense and finance income, net .............
Net income (loss) ....................................
Net income (loss) per share -- basic .................
Net income (loss) per share -- diluted ...............
Weighted average shares used in computation
 of pro forma net income (loss) per share
               -- basic ..............................
               -- diluted ............................

                                                                                                           NINE MONTHS
                                                                YEAR ENDED DECEMBER 31,                ENDED SEPTEMBER 30,
                                                       ------------------------------------------   --------------------------
                                                           1998           1999           2000           2000           2001
                                                       ------------   ------------   ------------   ------------   -----------
                                                                           (IN MILLIONS, EXCEPT AS NOTED)
CASH FLOW DATA:
Cash flows from operating activities ...............  $   (61.0)    $     85.5     $    124.4    $      82.6     $    380.9
Cash flows from investing activities ...............     (230.7)        (321.3)        (375.3)        (299.5)         (98.5)
Cash flows from financing activities ...............      205.5          393.9          234.8          175.4          (59.5)
EBITDA (5) .........................................       57.2           72.2          218.5          183.4          445.9
Adjusted EBITDA (7) ................................       74.5          (33.6)         218.5          183.4          636.1
Expenditures for Port Arthur heavy oil
 upgrade project ...................................  $    41.5     $    387.6     $    346.0    $     290.0      $    17.3
Other expenditures for plant, property and
 equipment .........................................       59.9           50.6           44.7           30.9           40.5
                                                       --------       --------      ---------      ---------       --------
 Total expenditures for plant, property and
  equipment ........................................  $   101.4     $    438.2     $    390.7    $     320.9      $    57.8
                                                       =========      ========      =========      =========       ========
Expenditures for turnarounds .......................  $    28.3     $     77.9     $     31.5    $      23.8      $    41.3
Refinery acquisition expenditures ..................      175.0             --             --             --             --

KEY OPERATING STATISTICS:
Production (000 barrels per day) ...................      403.8          460.5          477.3          467.6          459.6
Crude oil throughput (000 barrels per day) .........      400.9          451.7          468.0          454.4          438.8
Per barrel of crude oil throughput:
Gross margin .......................................  $     3.20       $   2.55       $   4.32       $   4.42       $   8.66
Operating expenses .................................        2.34           2.44           2.73           2.67           2.97


                                                                                                               AS OF
                                                                                                        SEPTEMBER 30, 2001
                                                                                                    ---------------------------
                                                                                                       ACTUAL       AS ADJUSTED
                                                                                                    ------------   ------------
                                                                                                           (IN MILLIONS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
 investments .........................                                                               $  514.7
Working capital ......................                                                                  625.7
Total assets .........................                                                                2,593.5
Long-term debt .......................                                                                1,441.7
Exchangeable preferred stock .........                                                                   92.3
Stockholders' equity .................                                                                  339.2


----------
(1) Certain reclassifications have been made to prior period amounts to conform them to the current period presentation.

(2) Amortization includes amortization of turnaround costs. However, this may not be permitted under GAAP for fiscal years beginning after June 15, 2002. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Standards Not Yet Adopted."


(3) Interest expense and finance income, net, includes amortization of debt issuance costs of $2.8 million, $7.9 million, $12.4 million, $9.1 million and $10.9 million for the years ended December 31, 1998, 1999 and 2000, and the nine months ended September 30, 2000 and 2001. Interest expense and finance income, net, also includes interest on all indebtedness, net of capitalized interest and interest income.


(4) Gives effect to the sale of million shares in this offering and the application of the estimated net proceeds of $ million, based on the midpoint of the range set forth on the cover of this prospectus, to redeem all of the outstanding 9 1/2% notes due 2004 of our subsidiary, The Premcor Refining Group, plus accrued interest. The 9 1/2% notes are currently redeemable at par. We intend to use the balance of the net proceeds, plus a portion of our existing cash, to reduce our other indebtedness and/or preferred stock but have not yet determined which instruments to redeem or repurchase.



(5) Earnings before interest, taxes, depreciation and amortization, or EBITDA, is a commonly used non-GAAP financial measure but should not be construed as an alternative to operating income or net income as an indicator of our performance, nor as an alternative to cash flows from operating activities, investing activities or financing activities as a measure of liquidity, in each case as such measures are determined in accordance with generally accepted accounting principles, or GAAP.

      EBITDA is presented because we believe that it is a useful indicator of a company's ability to incur and service debt. EBITDA, as we calculate it, may not be comparable to similarly-titled measures reported by other companies.

(6) Discontinued operations is net of income tax provisions of $9.8 million and $21.0 million in 1998 and 1999, respectively. Gain on repurchase of long-term debt is net of income tax provision of $3.1 million in 2001.

(7) Adjusted EBITDA represents EBITDA excluding refinery restructuring and other charges of $190.2 million for the nine months ended September 30, 2001, gain on sale of pipeline interest of $69.3 million in 1998 and inventory recovery (write-down) to market value of $(86.6) million in 1998 and $105.8 million in 1999. The $190.2 million in charges for the nine months ended September 30, 2001 included $167.2 million related to the closure of our Blue Island refinery. Adjusted EBITDA is presented because we believe that it is a useful indicator to investors of our ability to incur and service debt based on our ongoing operations. Adjusted EBITDA should not be considered by investors as an alternative to operating income or net income as an indicator of our performance, nor as an alternative to cash flows from operating activities, investing activities or financing activities as a measure of liquidity. Because all companies do not calculate EBITDA identically, this presentation of adjusted EBITDA may not be comparable to EBITDA, adjusted EBITDA or other similarly-titled measures of other companies.

                                 RISK FACTORS

     An investment in our common stock involves risk. You should consider carefully, in addition to the other information contained in this prospectus, the following risk factors before deciding to purchase any common stock.


RISKS RELATED TO OUR BUSINESS AND OUR INDUSTRY


     VOLATILE MARGINS IN THE REFINING INDUSTRY MAY REDUCE OUR FUTURE OPERATING RESULTS AND DECREASE OUR CASH FLOW.

     Our financial results are primarily affected by the relationship, or margin, between refined product prices and the prices for crude oil and other feedstocks. The cost to acquire our feedstocks and the price at which we can ultimately sell refined products depend upon a variety of factors beyond our control. Historically, refining margins have been volatile, and they are likely to continue to be volatile in the future. Future volatility may negatively affect our results of operations, since the margin between refined product prices and feedstock prices may decrease below the amount needed for us to generate net cash flow sufficient for our needs.


     Specific factors that may affect our refining margins include:

     o accidents, inclement weather or other events that cause unscheduled shutdowns or otherwise adversely affect our plants, machinery, pipelines or equipment, or those of our suppliers or customers;

     o changes in the cost or availability to us of transportation for feedstocks and refined products;

     o failure to successfully implement our planned capital projects or to realize the benefits expected for those projects;

     o rulings, judgments or settlements in litigation or other legal matters, including unexpected environmental remediation or compliance costs at our facilities in excess of any reserves, and claims of product liability; and

     o aggregate refinery capacity in our industry to convert heavy sour crude oil into refined products.

     Other factors that may affect our margins, as well as the margins in our industry in general, include:

     o  domestic and worldwide refinery overcapacity or undercapacity;

     o aggregate demand for crude oil and refined products, which is influenced by factors such as weather patterns, including seasonal fluctuations, and demand for specific products such as jet fuel, which may themselves be influenced by acts of God, nature and acts of terrorism;

     o domestic and foreign supplies of crude oil and other feedstocks and domestic supply of refined products, including from imports;

     o the ability of the members of the Organization of Petroleum Exporting Countries, or OPEC, to maintain oil price and production controls;


     o political conditions in oil producing regions, including the Middle East, Africa and Latin America;


     o  refining industry utilization rates;


     o  pricing and other actions taken by competitors that impact the market;


     o  price, availability and acceptance of alternative fuels;


     o adoption of or modifications to federal, state or foreign environmental, taxation and other laws and regulations; and



     o  general economic conditions.

     A SIGNIFICANT INTERRUPTION AT OUR REFINERIES COULD REDUCE OUR PRODUCTION, PARTICULARLY IF NOT FULLY COVERED BY OUR INSURANCE.

     Our operations could be subject to significant interruption if one or more of our refineries were to experience a major accident, be damaged by severe weather or other natural disaster, or otherwise be forced to shut down. Any such shutdown would reduce the production from that refinery. For example, a May 2001 lightning strike at Port Arthur forced us to reduce our Port Arthur refinery's throughput at the crude unit by approximately 20,000 bpd and resulted in a ten-day shutdown of the crude unit for repair in July 2001. There is also risk of mechanical failure and equipment shutdowns. Further, in such situations, undamaged refinery processing units may be dependent on or interact with damaged sections of our refineries and accordingly, are also subject to being shut down. For example, there was a general power outage in July 2001 at our Hartford refinery, resulting in a brief shutdown of certain units and a ten-day period of reduced throughput at some of the downstream units. A significant percentage of our operations takes place at our Port Arthur refinery on the Texas Gulf Coast. In the event our Port Arthur refinery is shut down for a significant period of time, it would have a material adverse effect on our earnings, our other results of operations and our financial condition as a whole. Furthermore, if any of the above events were not fully covered by our insurance, it could have a material adverse effect on our earnings, our other results of operations and our financial condition.


     DISRUPTION OF OUR ABILITY TO OBTAIN CRUDE OIL COULD REDUCE OUR MARGINS AND OUR OTHER RESULTS OF OPERATIONS.

     Although we have one long-term crude oil supply contract, the majority of our crude oil supply is acquired under short-term contractual arrangements or in the spot market. Our short-term crude oil supply contracts are terminable on one to three months notice. Further, a significant portion of our feedstock requirements is supplied from Latin America, the Middle East and Africa, and we are subject to the political, geographic and economic risks attendant to doing business with suppliers located in those regions. In the event that one or more of our supply contracts were terminated, we may not be able to find alternative sources of supply. If we are unable to obtain adequate crude oil volumes or are only able to obtain such volumes at unfavorable prices, our margins and our other results of operations could be materially adversely affected.



     OUR PORT ARTHUR REFINERY IS HIGHLY DEPENDENT UPON ONE OF PEMEX'S AFFILIATES FOR ITS SUPPLY OF HEAVY SOUR CRUDE OIL, WHICH COULD BE INTERRUPTED BY EVENTS BEYOND THE CONTROL OF PEMEX.


     Currently, we source approximately 80% of our Port Arthur refinery's crude oil from P.M.I. Comercio Internacional, S.A. de C.V., or PMI, an affiliate of PEMEX, the Mexican state oil company. Therefore, a large proportion of our crude oil needs is influenced by the adequacy of PEMEX's crude oil reserves, the estimates of which are not precise and are subject to revision at any time. In the event that PEMEX's affiliate were to terminate our crude oil supply agreements or default on its supply obligations, we would both need to obtain heavy sour crude oil from another supplier and would lose the potential benefits of the coker gross margin support mechanism contained in one of the supply agreements. Alternative supplies of crude oil may not be available or may not be on terms as favorable as those negotiated with PEMEX's affiliate. In addition, the processing of oil supplied by a third party may require changes to the configuration of our Port Arthur refinery, which could require significant unbudgeted capital expenditures.


     Furthermore, the obligation of PEMEX's affiliate to deliver heavy sour crude oil under the agreement may be delayed or excused by the occurrence of conditions and events beyond the reasonable control of PEMEX, such as:

     o  extreme weather-related conditions;

     o  production or operational difficulties and blockades;

     o embargoes or interruptions, declines or shortages of supply available for export from Mexico, including shortages due to increased domestic demand and other national or international political events; and

     o certain laws, changes in laws, decrees, directives or actions of the government of Mexico.


The government of Mexico may direct a reduction in our supply of crude oil, so long as that action is taken in common with proportionately equal supply reductions under its long-term crude oil supply agreements with other parties and the amount by which it reduces the quantity of crude oil to be sold to us shall first be applied to reduce quantities of crude oil scheduled for sale and delivery to our Port Arthur refinery under any other crude oil supply agreement with us or any of our affiliates. Mexico is not a member of OPEC, but in 1998 it agreed with the governments of Saudi Arabia and Venezuela to reduce Mexico's exports of crude oil by 200,000 bpd. In March 1999, Mexico further agreed to cut exports of crude oil by an additional 125,000 bpd. As a consequence, during 1999, PEMEX reduced its supply of oil under some oil supply contracts by invoking an excuse clause based on governmental action similar to one contained in our long-term crude oil supply agreement. It is possible that PEMEX could reduce our supply of crude oil by similarly invoking the excuse provisions in the future.



     COMPETITORS WHO PRODUCE THEIR OWN SUPPLY OF FEEDSTOCKS, HAVE EXTENSIVE RETAIL OUTLETS, MAKE ALTERNATIVE FUELS OR HAVE GREATER FINANCIAL RESOURCES THAN WE DO MAY HAVE A COMPETITIVE ADVANTAGE OVER US.

     The refining industry is highly competitive with respect to both feedstock supply and refined product markets. We compete with numerous other companies for available supplies of crude oil and other feedstocks and for outlets for our refined products. We are not engaged in the petroleum exploration and production business and therefore do not produce any of our crude oil feedstocks. We do not have a retail business and therefore are dependent upon others for outlets for our refined products. Many of our competitors, however, obtain a significant portion of their feedstocks from company-owned production and have extensive retail outlets. Competitors that have their own production or extensive retail outlets, with brand-name recognition, are at times able to offset losses from refining operations with profits from producing or retailing operations, and may be better positioned to withstand periods of depressed refining margins or feedstock shortages. A number of our competitors also have materially greater financial and other resources than we possess. These competitors have a greater ability to bear the economic risks inherent in all phases of the refining industry. In addition, we compete with other industries that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual consumers. If we are unable to compete effectively with these competitors, both within and outside of our industry, our financial condition and results of operations, as well as our business prospects, could be materially adversely affected.


     OUR SUBSTANTIAL LEVERAGE MAY LIMIT OUR FINANCIAL FLEXIBILITY.


     Our substantial indebtedness has significantly affected our financial flexibility historically and may significantly affect our financial flexibility in the future. As of September 30, 2001, after giving effect to this offering and the use of proceeds to redeem certain of our long-term debt, we would have had total consolidated long-term debt, including exchangeable preferred stock, of $ million and cash of $514.7 million. On the same basis, as of September 30, 2001, we would have had stockholders' equity of $ , resulting in a total long-term debt to total capital ratio of . We may also incur additional indebtedness in the future, although our ability to do so will be restricted by the terms of our existing indebtedness. The level of our indebtedness has several important consequences for our future operations, including that:


     o a significant portion of our cash flow from operations will be dedicated to the payment of principal of, and interest on, our indebtedness and will not be available for other purposes;

     o covenants contained in our existing debt arrangements require us to meet or maintain certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our industry, such as being able to take advantage of acquisition opportunities when they arise;

     o our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

     o we may be at a competitive disadvantage to those of our competitors that are less leveraged; and

     o  we may be more vulnerable to adverse economic and industry conditions.


     RESTRICTIVE COVENANTS IN OUR SUBSIDIARIES' DEBT INSTRUMENTS MAY LIMIT OUR ABILITY TO MOVE FUNDS OR ASSETS AMONG OUR SUBSIDIARIES AND UNDERTAKE CERTAIN TYPES OF TRANSACTIONS.

     As a result of various restrictive covenants in our subsidiaries' debt instruments and other financing arrangements, our financial flexibility has been restricted in a number of ways. First, transfers of funds and other assets as well as other transactions among our subsidiaries are limited. For example, since we own some of our subsidiaries indirectly, we are treated as third parties for these purposes, which restricts our otherwise unfettered ability to transact business within our corporate structure. In addition, the debt instruments at The Premcor Refining Group may restrict its ability to pay dividends or otherwise make distributions or transfer funds to Premcor USA, which in turn may be restricted in distributing or transferring funds to us. The debt instruments at our subsidiary Port Arthur Coker Company L.P. and the other project companies contain similar restrictions on transferring funds to us and require us to maintain a secured account structure containing a significant amount of cash which cannot be used for any other purpose.

     Second, in connection with our financing arrangements for the heavy oil upgrade project, we have taken steps to maintain the legal existence of the project companies independent from our other subsidiaries. These steps are intended to ensure that the assets and liabilities of the project companies are not consolidated with ours or those of our other subsidiaries in the event of our bankruptcy or the bankruptcy of one of our other subsidiaries. As a result, Sabine River Holding is not a wholly-owned subsidiary and an independent director is on the board of directors of that company and certain of our other subsidiaries. The independent director must be present in order for there to be a quorum for these companies to take any board action. Accordingly, the business of these subsidiaries is subject, in certain circumstances, to these governance provisions and the rights of the 10% shareholder.


     Finally, our subsidiaries' indebtedness subjects them to significant financial and other restrictive covenants, including restrictions on their ability to incur additional indebtedness, place liens upon assets, pay dividends or make certain other restricted payments and investments, consummate certain asset sales or asset swaps, enter into certain transactions with affiliates, make certain payments to us, enter into sale and leaseback transactions, conduct businesses other than their current businesses, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets. Some of our subsidiaries' debt instruments also require them to satisfy or maintain certain financial condition tests. Our subsidiaries' ability to meet these financial condition tests can be affected by events beyond our control and they may not meet such tests.



     WE HAVE SIGNIFICANT PRINCIPAL PAYMENTS UNDER OUR INDEBTEDNESS COMING DUE IN THE NEXT SEVERAL YEARS; WE MAY BE UNABLE TO REPAY OR REFINANCE SUCH INDEBTEDNESS.


     We have significant principal payments due under our debt and exchangeable preferred instruments. After giving effect to this offering and the use of proceeds to redeem the 9 1/2% notes of our subsidiary, The Premcor Refining Group, we will be required to make the following principal payments on our long-term debt and exchangeable preferred stock: $0.4 million during the remainder of 2001; $21.7 million in 2002; $63.3 million in 2003; $256.1 million in 2004; $210.4 million in 2005; and significant amounts thereafter. We intend to use the balance of the net proceeds, plus a portion of our existing cash, to reduce our other indebtedness and/or our preferred stock but have not yet determined which instruments to redeem or repurchase. Accordingly, the amount of the principal payments summarized above will be reduced by an amount yet to be determined.

     Our ability to meet our principal obligations will be dependent upon our future performance, which in turn will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. Our business may not continue to generate sufficient cash flow from operations to repay our substantial indebtedness. If we are unable to generate sufficient cash flow from operations, we may be required to sell assets, to refinance all or a portion of our indebtedness or to obtain additional financing. Refinancing may not be possible and additional financing may not be available on commercially acceptable terms, or at all.

     COMPLIANCE WITH, AND CHANGES IN, ENVIRONMENTAL LAWS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR FINANCIAL CONDITION.


     We are subject to extensive federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the environment, waste management, pollution prevention, remediation of contaminated sites and the characteristics and composition of gasoline and diesel fuels. In addition, some of these laws and regulations require our facilities to operate under permits that are subject to renewal or modification. These laws and regulations and permits can often require expensive pollution control equipment or operational changes to limit impacts or potential impacts on the environment and/or health and safety. A violation of these laws and regulations or permit conditions can result in substantial fines, criminal sanctions, permit revocations and/or facility shutdowns. Compliance with environmental laws and regulations significantly contributes to our operating costs. In addition, we have made and expect to make substantial capital expenditures on an ongoing basis to comply with environmental laws and regulations.


     In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional unforeseen expenditures. These expenditures or costs for environmental compliance could have a material adverse effect on our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Cash Flows from Investing Activities."



     For example, the United States Environmental Protection Agency, or EPA, has promulgated new regulations under the federal Clean Air Act that establish stringent sulfur content specifications for gasoline and low-sulfur highway, or "on-road" diesel fuel designed to reduce air emissions from the use of these products. The gasoline specifications, referred to as the Tier 2 standards, will be phased in beginning in 2004, with full compliance required by January 1, 2006. Based on our preliminary estimates, we believe that compliance with the Tier 2 gasoline standards will require us to spend in the aggregate through 2005 between $200 million and $250 million. More than 90% of the projected investment is expected to be incurred during 2002 through 2004 with the greatest concentration of spending occurring in 2003. The on-road diesel regulations will require a 97% reduction in the sulfur content of diesel fuel sold for highway use by June 1, 2006, with full compliance by January 1, 2010. The EPA has also announced its intention to review the sulfur content in diesel fuel sold to "off-road" consumers. If regulations are promulgated to regulate the sulfur content of off-road diesel, we expect the sulfur requirement to be either 500 ppm, which is the current on-road limit, or 15 ppm, which will be the future on-road limit. If the new off-road standard is 500 ppm, the capital expenditures necessary for us to comply with the new diesel standards may be significantly reduced because our Port Arthur refinery currently meets the 500 ppm specification. We would thus continue to have a market for our current diesel production at Port Arthur, albeit a smaller and lower-priced market, and therefore we could elect not to make any capital expenditures at Port Arthur to comply with the new on-road standard. Depending upon the standard promulgated for off-road diesel, if any, and the compliance strategy we adopt, the estimate of our capital expenditures in the aggregate through 2006 required to comply with the diesel standards utilizing existing technologies may range from $150 million to $375 million. More than 90% of the projected investment is expected to be incurred during 2004 through 2006 with the greatest concentration of spending occurring in 2005. See "Business--Environmental Matters--Environmental Compliance--Fuel Regulations."


     In addition, in September 1998, the EPA proposed regulations to implement Phase II of the petroleum refinery Maximum Achievable Control Technology rule under the federal Clean Air Act, referred to as MACT II, which regulates emissions of hazardous air pollutants from certain refinery units. Finalization of the MACT II regulations has been delayed in an attempt to harmonize the MACT II requirements with Tier 2 gasoline and low-sulfur diesel requirements. If the MACT II regulations are finalized and implemented as proposed, we expect to spend approximately $60 million in the three years following their finalization in order to comply with them. We expect the spending to be approximately evenly divided in each of the three years.

     ENVIRONMENTAL CLEAN-UP AND REMEDIATION COSTS OF OUR SITES AND ASSOCIATED LITIGATION COULD DECREASE OUR NET CASH FLOW, REDUCE OUR RESULTS OF OPERATIONS AND IMPAIR OUR FINANCIAL CONDITION.

     We are subject to liability for the investigation and clean-up of environmental contamination at each of the properties that we own or operate, at certain properties we formerly owned or operated and at off-site locations where we arranged for the disposal of hazardous substances. We are involved in several proceedings relating to our liability for the investigation and clean-up of such sites. We may become involved in further litigation or other proceedings. If we were to be held responsible for damages in any existing or future litigation or proceedings, such costs may not be covered by insurance and may be material. For example, there is extensive contamination at our Port Arthur refinery site and contamination at our Lima, Ohio refinery site. Chevron Products Company, the former owner of the Port Arthur refinery, has retained environmental remediation obligations regarding pre-closing contamination for all areas of the refinery except those under or within 100 feet of operating units, and BP has retained liability for environmental costs relating to operations of, or associated with, the Lima refinery site prior to our acquisition of that facility. However, if either of these parties fails to satisfy its obligations for any reason, or if significant liabilities arise in the areas in which we assumed liability, we may become responsible for the remediation. If we are forced to assume liability for the cost of this remediation, such liability could have a material adverse effect on our financial condition.

     In connection with our sale of certain retail properties and product terminals in 1999, we agreed to indemnify the purchasers for certain environmental conditions arising during our ownership and operation of these assets. Clean-up costs may exceed our estimates, which could, in turn, have a material adverse effect on our results of operations, financial condition, or liquidity.

     In addition, we may face liability for alleged personal injury or property damage due to exposure to chemicals or other hazardous substances, such as asbestos and benzene, at or from our facilities. We may also face liability for personal injury, property damage, natural resource damage or for clean-up costs for the alleged migration of contamination or other hazardous substances from our facilities. A significant increase in the number or success of these claims could materially adversely affect our results of operations or financial condition. See "Business--Environmental Matters" and "Business--Legal Proceedings."



     WE HAVE ADDITIONAL CAPITAL NEEDS FOR WHICH OUR INTERNALLY GENERATED CASH FLOWS MAY NOT BE ADEQUATE; WE MAY HAVE INSUFFICIENT LIQUIDITY TO MEET THOSE NEEDS.


     In addition to the capital expenditures we will make to comply with Tier 2 gasoline standards, on-road diesel regulations and MACT II regulations, we have additional short-term and long-term capital needs. Our short-term working capital needs are primarily crude oil purchase requirements, which fluctuate with the pricing and sourcing of crude oil. Our internally generated cash flows and availability under our working capital facilities may not be sufficient to meet these needs. We also have significant long-term needs for cash. We estimate that mandatory capital and turnaround expenditures, excluding the non-recurring capital expenditures required to comply with Tier 2 gasoline standards, on-road diesel regulations and MACT II regulations described above, will be approximately $125 million per year from 2002 through 2005. Our internally generated cash flows may not be sufficient to support such capital expenditures.



     WE HAVE HAD LIMITED OPERATING EXPERIENCE WITH THE NEW COKER UNIT AND OTHER EQUIPMENT CONSTRUCTED AS PART OF THE HEAVY OIL UPGRADE PROJECT AT OUR PORT ARTHUR REFINERY AND WE MAY EXPERIENCE AN INTERRUPTION OF OUR COKER OPERATIONS.


     Although we completed construction of the heavy oil processing facility at our Port Arthur refinery in December 2000 and commenced operation of the facility in the first quarter of 2001, we have a limited operating history associated with the newly constructed facility and related equipment. Therefore, we cannot be sure that the facility will continue to operate as designed or that it will be integrated effectively with the rest of the units and equipment at our Port Arthur refinery. Failure of the facility to operate successfully could have a material adverse impact on our earnings, our other results of operations and our financial condition.

     WE MAY NOT BE ABLE TO IMPLEMENT SUCCESSFULLY OUR BUSINESS STRATEGIES.


     One of our business strategies is to implement a number of discretionary capital expenditure projects designed to increase the productivity and profitability of our refineries. Many factors beyond our control may prevent or hinder our implementation of some or all of these projects, including compliance with or liability under environmental regulations, a downturn in refining margins, technical or mechanical problems, lack of availability of capital and other factors. Failure to successfully implement these profit-enhancing strategies may adversely affect our business prospects and competitive position in the industry.



     A substantial portion of our growth over the last several years has been attributed to acquisitions. A principal component of our strategy going forward is to continue to selectively acquire refining assets in order to increase cash flow and earnings. Our ability to do so will be dependent upon a number of factors, including our ability to identify acceptable acquisition candidates, consummate acquisitions on favorable terms, successfully integrate acquired businesses and obtain financing to support our growth and many factors beyond our control. We may not be successful in implementing our acquisition strategy and, even if implemented, such strategy may not improve our operating results. In addition, the financing of future acquisitions may require us to incur additional indebtedness, which could limit our financial flexibility, or to issue additional equity, which could result in further dilution of the ownership interest of existing shareholders.



     A SUBSTANTIAL PORTION OF OUR WORKFORCE IS UNIONIZED AND WE MAY FACE LABOR DISRUPTIONS THAT WOULD INTERFERE WITH OUR REFINERY OPERATIONS.



     As of September 30, 2001, we employed 1,861 people, approximately 57% of whom were covered by collective bargaining agreements. All of these collective bargaining agreements were extended without a work stoppage in August 2001 in advance of their scheduled expiration. The collective bargaining agreements covering employees at our Port Arthur and Hartford refineries expire in February 2005 and the agreement covering employees at our Lima refinery expires in April 2005. Our relationships with the relevant unions have been good and we have never experienced a work stoppage as a result of labor disagreements; however, we cannot assure you that this situation will continue. A labor disturbance at any of our refineries could have a material adverse effect on that refinery's operations.



     BLACKSTONE CONTROLS US AND MAY IN THE FUTURE HAVE CONFLICTS OF INTEREST WITH OTHER STOCKHOLDERS, WHO WILL HAVE LESS ABILITY TO INFLUENCE OUR BUSINESS.



     After the offering, Blackstone will beneficially own    % of our common
stock, or    % if the underwriters exercise their over-allotment option in full.
As a result, Blackstone will continue to be able to control the election of our directors and determine our corporate policies and business strategy, including approval of potential mergers or acquisitions, asset sales and other significant corporate transactions. Blackstone's interests may not coincide with the interests of the other holders of our common stock.



     WE HAVE NOT FULLY DEVELOPED OR IMPLEMENTED A DISASTER RECOVERY PLAN FOR OUR INFORMATION SYSTEMS, WHICH COULD ADVERSELY AFFECT BUSINESS OPERATIONS SHOULD A MAJOR PHYSICAL DISASTER OCCUR.



     We are dependent upon functioning information systems to conduct business. A system failure or malfunction may result in an inability to process transactions or lead to a disruption of operations. Although we regularly backup our programs and data, we do not currently have a comprehensive disaster recovery plan providing a hot site facility for immediate system recovery should a major physical disaster occur at our general office or at one of our refineries. A comprehensive disaster recovery plan is currently being developed, with completion targeted in 2003. Those areas generating the greatest financial exposure are being addressed first.

RISKS RELATED TO THIS OFFERING


     THERE IS NO EXISTING MARKET FOR OUR COMMON STOCK AND WE DO NOT KNOW IF ONE WILL DEVELOP TO PROVIDE YOU WITH ADEQUATE LIQUIDITY.


     To date, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the New York Stock Exchange or otherwise, or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the open market following this offering.


     OUR STOCK PRICE MAY BE VOLATILE.


     The market price of our common stock could be subject to significant fluctuations in response to factors such as those listed in "--Risks Related to Our Business and Our Industry--Volatile margins in the refining industry may adversely affect our results," and the following, some of which are beyond our control:



     o fluctuations in the market prices of crude oil, other feedstocks and refined products, which are beyond our control and may be volatile, such as announcements by OPEC members that they may reduce crude oil output in order to increase prices;


     o quarterly variations in our operating results such as those related to the summer and winter driving seasons and resulting demand for unleaded gasoline and heating oil;



     o operating results that vary from the expectations of securities analysts and investors;


     o  operating results that vary from those of our competitors;


     o changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;


     o announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;


     o announcements by third parties of significant claims or proceedings against us;



     o future sales of our common stock, for example, when lockup agreements expire 180 days following this offering; and


     o general domestic and international economic conditions, particularly following the terrorist attacks of September 2001.



     YOUR INTEREST WILL BE IMMEDIATELY AND SUBSTANTIALLY DILUTED BY $        PER
     SHARE OF COMMON STOCK IF YOU PURCHASE COMMON STOCK IN THIS OFFERING
     BECAUSE THE ASSUMED COMMON STOCK PRICE OF $      PER SHARE IN THIS OFFERING
     IS SUBSTANTIALLY HIGHER THAN THE NET TANGIBLE BOOK VALUE OF EACH SHARE OF COMMON STOCK.



     If you purchase common stock in this offering, you will experience an
immediate and substantial dilution of $        per share of common stock because
the price per share of common stock in this offering is substantially higher than the net tangible book value of each share of common stock outstanding immediately after this offering. Our net tangible book value as of September 30, 2001, was approximately $302.4 million, or $9.51 per share of common stock. In addition, if outstanding options to purchase common stock are exercised, there could be substantial additional dilution. See "Dilution" and "Management--Executive Compensation" for information regarding outstanding stock options and additional stock options that we may grant.

     IF WE OR OUR EXISTING STOCKHOLDERS SELL ADDITIONAL SHARES OF OUR COMMON STOCK AFTER THIS OFFERING, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE.


     The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.


     All of the shares we are selling in this offering, plus any shares issued upon the underwriters' options to purchase additional common stock from us, will be freely tradable without restriction under the United States securities laws, unless purchased by our affiliates.



     We, our directors and executive officers as well as several employees and former employees, Blackstone, Occidental and purchasers of shares through our directed share program have agreed not to offer or sell, directly or indirectly, any common stock without the permission of Morgan Stanley & Co. Incorporated for a period of 180 days from the date of this prospectus, subject to certain exceptions. Sales of a substantial number of shares of our common stock following the expiration of these lock-up periods could cause our stock price to fall.


     In addition, 1,857,805 shares of our common stock are issuable upon the exercise of presently outstanding stock options under our 1999 Stock Incentive
Plan and options granted to our directors. In addition,       shares have been
reserved for future issuance under our 2002 Equity Incentive Plan. Shares acquired upon the exercise of vested options under our Stock Incentive Plan
will first become eligible for resale on         . Shortly following this
offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options issuable under our 2002 Equity Incentive Plan. Sales of a substantial number of shares of our common stock following the vesting of these options could cause our stock price to fall.



     OUR GOVERNING DOCUMENTS AND APPLICABLE LAWS INCLUDE PROVISIONS THAT MAY DISCOURAGE A TAKEOVER ATTEMPT.



     Provisions contained in our certificate of incorporation and by-laws and Delaware law could make it difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, our board of directors is "staggered", which means that the terms of approximately one-third of the directors expire each year, so that a potential acquiror could not replace more than one-third of the board of directors in any given year. Provisions of our by-laws and certificate of incorporation impose various procedural and other requirements, which could make it difficult for stockholders to effect certain corporate actions. For example, our certificate of incorporation precludes stockholders from taking action by consent, which inhibits stockholders' ability to take certain actions, such as replacing board members. Further, only the board of directors or our chief executive officer may call special meetings of stockholders, which prevents stockholders from calling special meetings to vote on corporate actions. Stockholders who wish to nominate a director or present a matter for consideration at an annual meeting are also required to give us notice of such proposal, which gives us time to respond. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change in control.

                          FORWARD-LOOKING STATEMENTS


     Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements based on current expectations, estimates, forecasts and projections, management's beliefs and assumptions made by management. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets" and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts.



     Even though we believe our expectations regarding future events are based on reasonable assumptions, forward-looking statements are not guarantees of future performance. Important factors that could cause actual results to differ materially from those contained in our forward-looking statements include those discussed under "Risk Factors--Risks Related to our Business and our Industry." Because of these uncertainties and others, you should not place undue reliance on our forward-looking statements.



                                USE OF PROCEEDS



     We estimate that the net proceeds we will receive from the sale of million shares of our common stock in this offering, after deducting underwriting discounts and commissions and estimated expenses payable by us,
will be approximately $      million, $      million if the underwriters
exercise their over-allotment option in full. This estimate assumes an initial
public offering price of $      per share, the midpoint of the range set forth
on the cover page of this prospectus. We intend to use the net proceeds from this offering, plus a portion of our existing cash, to reduce the amount of our indebtedness and in turn facilitate our strategy of growth through acquisitions and profit enhancing projects. Specifically, we intend to use approximately
$      million of the net proceeds to redeem all of the outstanding 9 1/2%
senior notes issued by The Premcor Refining Group Inc., plus accrued interest. The 9 1/2% senior notes are due on September 15, 2004 and are currently redeemable by The Premcor Refining Group at par. We intend to use the balance of the net proceeds, plus a portion of our existing cash, to reduce other indebtedness and/or exchangeable preferred stock, although we have not yet determined which instruments to repurchase. As of September 30, 2001, on an as
adjusted basis after giving effect to the application of $      million of net
proceeds and the use of $    million of existing cash, we would have had $
million of long-term debt and exchangeable preferred stock and $      million of
cash, cash equivalents and short-term investments.



     Pending those uses, we intend to invest the net proceeds in direct or guaranteed obligations of the United States, interest-bearing, investment-grade investments or certificates of deposit.


                                DIVIDEND POLICY


     We do not anticipate paying cash dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings to finance the improvement and expansion of our business. In addition, our ability to pay dividends is effectively limited by the terms of the debt instruments of our subsidiaries, which significantly restrict their ability to pay dividends directly or indirectly to us. See "Description of Indebtedness." Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

                                CAPITALIZATION


     The following table sets forth our capitalization as of September 30, 2001:


o    on an actual basis; and

o    on an as adjusted basis to reflect:

     o the exercise of the outstanding warrants that Blackstone holds to purchase shares of our common stock,

     o the exercise of the outstanding warrants that Occidental holds to purchase shares of common stock of Sabine River Holding and the subsequent exchange of such shares for shares of our Class F common stock,

     o the conversion of our Class F common stock into our existing class of common stock upon the completion of this offering,

     o  our receipt from the sale of our common stock in this offering of the
        estimated net proceeds of $      million, assuming an estimated initial
        public offering price of $      per share, the midpoint of the range set
        forth on the cover page of this prospectus and

     o the use of the net proceeds from this offering to redeem all of the outstanding 9 1/2% senior notes issued by The Premcor Refining Group, plus accrued interest. We intend to use the balance of the net proceeds, plus a portion of our existing cash, to reduce our other indebtedness and/or preferred stock but have not yet determined which instruments to repurchase.

     The table below should be read in conjunction with "Summary Financial Data", "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.




                                                                         AS OF SEPTEMBER 30, 2001
                                                                        --------------------------
                                                                           ACTUAL      AS ADJUSTED
                                                                        -----------   ------------
                                                                              (IN MILLIONS)
Cash, cash equivalents and short-term investments ...................  $    514.7
                                                                        =========
LONG-TERM DEBT:
 9 1/2% Senior Notes due 2004 (1) ....................................  $    150.4
 8 3/8% Senior Notes due 2007 (1) ....................................       99.6
 8 7/8% Senior Subordinated Notes due 2007 (1) .......................      174.2
 Floating Rate Loans due 2003 and 2004 (1) ..........................       240.0
 8 5/8% Senior Notes due 2008 (1) ....................................      109.8
 10 7/8% Senior Notes due 2005 (2) ...................................      144.4
 12 1/2% Senior Secured Notes due 2009 (3) ...........................       255.0
 Bank Senior Loan Agreement (3) .....................................       267.6
 Capital leases and other (1) .......................................         0.7
                                                                        ---------
   Total long-term debt .............................................     1,441.7
PREFERRED STOCK:
 11 1/2% Exchangeable Preferred Stock of a subsidiary (2) ............        92.3
COMMON STOCKHOLDERS' EQUITY:
 Common Stock:
   Common Stock, $0.01 par value (25,720,589 shares issued and
    outstanding;     shares issued and outstanding, as adjusted).....         0.2
   Class F Common Stock, $0.01 par value (6,101,010 shares
    issued and outstanding; no shares issued and outstanding, as
    adjusted) .......................................................         0.1
 Paid-in-capital ....................................................       323.7
 Retained earnings ..................................................        15.2
                                                                        ---------
   Total common stockholders' equity ................................       339.2
                                                                        ---------
   Total capitalization .............................................  $  1,873.2
                                                                        =========


----------
(1)   Issued or borrowed by The Premcor Refining Group Inc.
(2)   Issued by Premcor USA Inc.
(3)   Issued or borrowed by Port Arthur Finance Corp.

                                   DILUTION


     Our net tangible book value per share represents:


     o  our total assets, less intangible assets;


     o  less total liabilities;


     o  divided by the number of shares of our common stock outstanding.


     Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering.



     After giving effect to this offering and the receipt by us of an assumed
$    million of net proceeds from this offering, based on an assumed initial
public offering price of $    per share, our adjusted net tangible book value as
of September 30, 2001, would have been approximately $     million, or $     per
share. This represents an immediate increase in net tangible book value of
$     per share to Blackstone, our controlling shareholder. This also represents
an immediate dilution of $      per share to new investors purchasing shares of
our common stock in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share ........................                $
 Net tangible book value per share before this offering ................
 Increase per share attributable to investors in this offering .........   $
                                                                           ---------
Adjusted net tangible book value per share after this offering .........                $
                                                                                        --------
Dilution per share to new investors ....................................                $
                                                                                        ========

     These calculations do not give effect to the    shares of common stock that
we will issue if the underwriters exercise their over-allotment option in full.



     Assuming this offering had occurred on September 30, 2001, the following table summarizes the differences between the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by our current shareholders and the investors in this offering with respect to the number of shares of common stock purchased from us:





                                          SHARES PURCHASED       TOTAL CONSIDERATION       AVERAGE
                                       ----------------------   ----------------------      PRICE
                                        NUMBER      PERCENT      AMOUNT      PERCENT      PER SHARE
                                       --------   -----------   --------   -----------   ----------
Current shareholders ...............                        %    $             %           $
Investors in this offering .........
                                       --------       -----      --------  -----
 Total .............................                  100.0%     $         100.0%
                                       ========       =====      ========  =====

     The table above does not take into account any shares underlying stock options granted to directors, officers or employees.

                            SELECTED FINANCIAL DATA


     The following table presents selected financial and other data about us. The selected statement of earnings data for the years ended December 31, 1999 and 2000 and the selected balance sheet data as of December 31, 1998, 1999 and 2000 are derived from our consolidated financial statements and those of our predecessor, Premcor USA Inc., formerly Clark USA, Inc., including the notes thereto, audited by Deloitte & Touche LLP, independent accountants, appearing elsewhere in this prospectus. The selected statement of earnings data for the year ended December 31, 1997 and the selected balance sheet data as of December 31, 1997 and 1998 have been derived from financial statements of our predecessor, including the notes thereto, not included in this prospectus, which were audited by Deloitte & Touche LLP. The selected statement of earnings data for the year ended December 31, 1996 and the selected balance sheet data as of December 31, 1996 have been derived from financial statements of our predecessor, including the notes thereto, not included in this prospectus, which were audited by other auditors. The selected financial data for the nine-month periods ended September 30, 2000 and 2001 and as of September 30, 2001 are derived from our unaudited consolidated financial statements including the notes thereto, appearing elsewhere in this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001. The selected consolidated financial and other operating data set forth below should be read together with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Premcor Inc.'s financial statements, including the notes thereto, appearing elsewhere in this prospectus.



                                                                            YEAR ENDED DECEMBER 31,
                                                -------------------------------------------------------------------------------
                                                      1996            1997            1998            1999            2000
                                                --------------- --------------- --------------- --------------- ---------------
                                                                        (IN MILLIONS, EXCEPT AS NOTED)
STATEMENT OF EARNINGS DATA:
Net sales and operating revenues .............. $   4,657.2      $  3,880.7      $  3,581.7      $  4,520.5      $  7,301.7
Cost of sales .................................     4,315.1         3,432.1         3,113.2         4,099.8         6,562.5
                                                ------------    ------------    ------------    ------------    ------------
 Gross margin .................................       342.1           448.6           468.5           420.7           739.2
Operating expenses (1) ........................       292.3           295.0           342.8           402.8           467.7
General and administrative expenses (1) .......        38.1            43.5            51.2            51.5            53.0
Depreciation and amortization (2) .............        35.8            46.8            54.5            63.1            71.8
Inventory recovery (write-down) to market
 value ........................................          --           (19.2)          (86.6)          105.8              --
Refinery restructuring, recapitalization,
 asset writeoffs and other charges ............          --           (41.8)             --              --              --
Gain on sale of pipeline interest .............          --              --            69.3              --              --
                                                ------------    ------------    ------------    ------------    ------------
Operating income (loss) .......................       (24.1)            2.3             2.7             9.1           146.7
Interest expense and finance income, net
 (3) ..........................................       (47.5)          (80.1)          (70.5)          (91.5)          (82.2)
Income tax (provision) benefit ................         7.8            (7.6)           25.0            12.0            25.8
Minority interest in subsidiary ...............          --              --              --             1.4            (0.6)
                                                ------------    ------------    ------------    ------------    ------------
Net income (loss) from continuing
 operations before extraordinary items ........       (63.8)          (85.4)          (42.8)          (69.0)           89.7
Discontinued operations, net of taxes (4) .....         7.6            (2.0)           13.1            32.6              --
Gain on repurchase of long-term debt, net
 of taxes (4) .................................          --              --              --              --              --
Other extraordinary item, net of taxes (4) ....          --           (20.7)             --              --              --
                                                ------------    ------------    ------------    ------------    ------------
Net income (loss) .............................       (56.2)         (108.1)          (29.7)          (36.4)           89.7
Preferred stock dividends .....................          --            (1.8)           (7.6)           (8.6)           (9.6)
                                                ------------    ------------    ------------    ------------    ------------
Net income (loss) available to common
 stockholders ................................. $     (56.2)    $    (109.9)    $     (37.3)    $     (45.0)     $     80.1
                                                ============    ============    ============    ============    ============
Net income (loss) from continuing
 operations before extraordinary items per
 share -- basic ............................... $      (2.18)   $      (3.34)   $      (2.54)   $      (3.59)    $      2.79
       -- diluted .............................        (2.18)          (3.34)          (2.54)          (3.59)           2.55
Weighted average number of ordinary
 shares outstanding -- basic ..................  29,214,327      26,074,699      19,852,000      21,633,092      28,752,942
 -- diluted ...................................  29,214,327      26,074,699      19,852,000      21,633,092      31,452,942

CASH FLOW DATA:
Cash flows from operating activities .......... $      22.5     $      76.6     $     (61.0)    $      85.5     $     124.4
Cash flows from investing activities ..........       218.5           125.6          (230.7)         (321.3)         (375.3)
Cash flows from financing activities ..........        (4.7)          (55.1)          205.5           393.9           234.8
EBITDA (5) ....................................        11.7            49.1            57.2            72.2           218.5
Adjusted EBITDA (6) ...........................        11.7           110.1            74.5           (33.6)          218.5


                                                       NINE MONTHS ENDED
                                                         SEPTEMBER 30,
                                                -------------------------------
                                                      2000            2001
                                                --------------- ---------------
                                                (IN MILLIONS, EXCEPT AS NOTED)
STATEMENT OF EARNINGS DATA:
Net sales and operating revenues .............. $   5,312.4      $  5,170.9
Cost of sales .................................     4,761.5         4,133.7
                                                ------------    ------------
 Gross margin .................................       550.9         1,037.2
Operating expenses (1) ........................       331.9           355.8
General and administrative expenses (1) .......        35.6            45.3
Depreciation and amortization (2) .............        52.3            67.7
Inventory recovery (write-down) to market
 value ........................................          --              --
Refinery restructuring, recapitalization,
 asset writeoffs and other charges ............          --          (190.2)
Gain on sale of pipeline interest .............          --              --
                                                ------------    ------------
Operating income (loss) .......................       131.1           378.2
Interest expense and finance income, net
 (3) ..........................................       (62.2)         (106.3)
Income tax (provision) benefit ................        (0.6)          (70.1)
Minority interest in subsidiary ...............         0.6           (12.4)
                                                ------------    ------------
Net income (loss) from continuing
 operations before extraordinary items ........        68.9           189.4
Discontinued operations, net of taxes (4) .....          --              --
Gain on repurchase of long-term debt, net
 of taxes (4) .................................          --             5.6
Other extraordinary item, net of taxes (4) ....          --              --
                                                ------------    ------------
Net income (loss) .............................        68.9           195.0
Preferred stock dividends .....................        (7.1)           (7.9)
                                                ------------    ------------
Net income (loss) available to common
 stockholders ................................. $      61.8      $    187.1
                                                ============    ============
Net income (loss) from continuing
 operations before extraordinary items per
 share -- basic ............................... $       2.21    $       5.71
       -- diluted .............................         2.02            5.26
Weighted average number of ordinary
 shares outstanding -- basic ..................  27,958,117      31,861,600
 -- diluted ...................................  30,658,117      34,521,600

CASH FLOW DATA:
Cash flows from operating activities .......... $      82.6     $     380.9
Cash flows from investing activities ..........      (299.5)          (98.5)
Cash flows from financing activities ..........       175.4           (59.5)
EBITDA (5) ....................................       183.4           445.9
Adjusted EBITDA (6) ...........................       183.4           636.1

                                                                  YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------------------
                                                    1996        1997        1998        1999        2000
                                                ----------- ----------- ----------- ----------- -----------
                                                              (IN MILLIONS, EXCEPT AS NOTED)
Expenditures for Port Arthur heavy oil
 upgrade project .............................. $     --    $    1.1    $   41.5    $  387.6    $  346.0
Other expenditures for property, plant and
 equipment ....................................     20.1        26.3        59.9        50.6        44.7
                                                ---------   ---------   ---------   ---------   ---------
 Total expenditures for plant, property
  and equipment ............................... $   20.1    $   27.4    $  101.4    $  438.2    $  390.7
                                                =========   =========   =========   =========   =========
Expenditures for turnarounds .................. $   13.9    $   47.4    $   28.3    $   77.9    $   31.5
Refinery acquisition expenditures .............       --          --       175.0          --          --

KEY OPERATING STATISTICS:
Production (000 barrels per day) ..............    345.0       349.3       403.8       460.5       477.3
Crude oil throughput (000 barrels per day)         332.5       335.1       400.9       451.7       468.0
Per barrel of crude oil throughput:
Gross margin .................................. $    2.81  $     3.67  $     3.20  $     2.55  $     4.32
Operating expenses ............................      2.40        2.41        2.34        2.44        2.73
                                                                    AS OF DECEMBER 31,
                                                -----------------------------------------------------------
                                                   1996        1997        1998        1999        2000
                                                ---------   ---------   ---------   ---------   ---------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
 investments .................................. $  353.3    $  249.2    $  152.6    $  307.6    $  291.8
Working capital ...............................    578.1       454.3       382.6       305.8       325.0
Total assets ..................................  1,378.5     1,194.9     1,450.3     1,984.1     2,469.1
Long-term debt ................................    780.7       765.3       980.2     1,329.9     1,514.5
Exchangeable preferred stock ..................       --        64.8        72.5        81.1        90.6
Stockholders' equity ..........................    214.4        38.4         2.2        14.7       152.1



                                                      NINE MONTHS ENDED
                                                        SEPTEMBER 30,
                                                -----------------------------
                                                    2000           2001
                                                ----------- -----------------
                                                (IN MILLIONS, EXCEPT AS NOTED)
Expenditures for Port Arthur heavy oil
 upgrade project .............................. $ 290.0          $   17.3
Other expenditures for property, plant and
 equipment ....................................    30.9              40.5
                                                --------         --------
 Total expenditures for plant, property
  and equipment ............................... $ 320.9          $   57.8
                                                ========         ========
Expenditures for turnarounds .................. $  23.8          $   41.3
Refinery acquisition expenditures .............      --               --
KEY OPERATING STATISTICS:
Production (000 barrels per day) ..............   467.6             459.6
Crude oil throughput (000 barrels per day)        454.4             438.8
Per barrel of crude oil throughput:
Gross margin .................................. $   4.42        $     8.66
Operating expenses ............................     2.67              2.97

                                                                   AS OF
                                                               SEPTEMBER 30,
                                                                   2001
                                                                 ---------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
 investments ..................................                 $   514.7
Working capital ...............................                     625.7
Total assets ..................................                   2,593.5
Long-term debt ................................                   1,441.7
Exchangeable preferred stock ..................                      92.3
Stockholders' equity ..........................                     339.2



--------
(1) Certain reclassifications have been made to prior period amounts to conform them to the current period presentation.

(2) Amortization includes amortization of turnaround costs. However, this may not be permitted under GAAP for fiscal years beginning after June 15, 2002. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Accounting Standards Not Yet Adopted."


(3) Interest expense and financing income, net, includes amortization of debt issuance costs of $10.2 million, $10.6 million, $2.8 million, $7.9 million, $12.4 million, $9.1 million, and $10.9 million for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and the nine months ended September 30, 2000 and 2001, respectively. Interest expense and financing income, net, also includes interest on all indebtedness, net of capitalized interest and interest income.

(4) Discontinued operations is net of income tax provisions of $4.7 million, nil, $9.8 million and $21.0 million in 1996, 1997, 1998 and 1999, respectively. Gain on repurchase of long-term debt is net of an income tax provision of $3.1 million in 2001. Other extraordinary item is net of income taxes of nil in 1997.


(5) Earnings before interest, taxes, depreciation and amortization, or EBITDA, is a commonly used non-GAAP financial measure but should not be construed as an alternative to operating income or net income as an indicator of our performance, nor as an alternative to cash flows from operating activities, investing activities or financing activities as a measure of liquidity, in each case as such measures are determined in accordance with generally accepted accounting principles, or GAAP. EBITDA is presented because we believe that it is a useful indicator of a company's ability to incur and service debt. EBITDA, as we calculate it, may not be comparable to similarly-titled measures reported by other companies.


(6) Adjusted EBITDA represents EBITDA excluding refinery restructuring, recapitalization, asset write-offs and other charges of $41.8 million in 1997 and $190.2 million for the nine months ended September 30, 2001, gain on sale of pipeline interest of $69.3 million in 1998 and inventory recovery (write-down) to market value of $(19.2) million in 1997, $(86.6) million in 1998, and $105.8 million in 1999. The $190.2 million in charges for the nine months ended September 30, 2001 included $167.2 million related to the closure of our Blue Island refinery. Adjusted EBITDA is presented because we believe that it is a useful indicator to investors of our ability to incur and service debt based on our ongoing operations. Adjusted EBITDA should not be considered by investors as an alternative to operating income or net income as an indicator of our performance, nor as an alternative to cash flows from operating activities, investing activities or financing activities as a measure of liquidity. Because all companies do not calculate EBITDA identically, this presentation of adjusted EBITDA may not be comparable to EBITDA, adjusted EBITDA or other similarly-titled measures of other companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW OF OUR BUSINESS


     We own and operate three refineries with a combined crude oil throughput capacity of approximately 490,000 bpd. Our refineries are located in Port Arthur, Texas; Lima, Ohio; and Hartford, Illinois. Our refineries have the capacity to process substantial volumes of low-cost sour and heavy sour crude oil, resulting in lower feedstock costs, a distinct competitive advantage. On a company-wide basis, our heavy sour crude oil processing capacity is approximately 50% of throughput. Our Port Arthur refinery, which possesses one of the world's largest coking units, can process 80% heavy sour crude oil and our Hartford refinery can process up to 60% heavy sour crude oil. For the nine months ended September 30, 2001, light products accounted for approximately 91% of our total product volume. For the same period, high-value, premium product grades, such as high octane and reformulated gasoline, low-sulfur diesel and jet fuel, which are the most valuable types of light products, accounted for approximately 35% of our total product volume. For further detail on our business, see "Business."



FACTORS AFFECTING COMPARABILITY


     Our results over the past three years and over the nine months ended September 30, 2000 and 2001 have been influenced by the following events, which must be understood in order to assess the comparability of our period-to-period financial performance.

     Operation of the Port Arthur Heavy Oil Upgrade Project. In January 2001, we began operating our heavy oil upgrade project at our Port Arthur refinery. The project, which began construction in 1998, included the construction of a new 80,000 bpd delayed coking unit, a 35,000 bpd hydrocracker, a 417 ton per day sulfur complex and the expansion of the existing crude unit capacity to 250,000 bpd. The heavy oil upgrade project allows the refinery to process primarily lower-cost, heavy sour crude oil. We financed the construction of the new facilities and the expansion of the existing crude unit capacity with the proceeds from new indebtedness issued by our Port Arthur Finance Corp. subsidiary and with new equity contributions from our principal shareholders, Blackstone and Occidental. Start-up of the project occurred in stages, with the sulfur removal units and the coker unit beginning operations in December 2000 and the hydrocracker unit beginning operations in January 2001.

     The comparability of our results is significantly influenced by the impact of the heavy oil upgrade project. In the first nine months of 2000, our Port Arthur refinery processed an average of 187,300 bpd of crude oil. Of that amount, 32,600 bpd, or 17.4%, represented heavy sour crude oil, primarily Maya crude oil, and had an average processed value of $5.91 per barrel less than the equivalent per barrel value of West Texas Intermediate crude oil, a benchmark sweet crude oil. The remaining 154,700 bpd, or 82.6%, consisted of medium sour, light sour and sweet crude oils valued at a discount to West Texas Intermediate of $1.28 per barrel. In total, the 187,300 bpd of crude oil processed by our refinery during the first nine months of 2000 had a value, on the day of processing, of $106.7 million less than the value of an equivalent volume of West Texas Intermediate crude oil, representing a discount to West Texas Intermediate crude oil of $2.09 per barrel.

     In contrast, in the first nine months of 2001, including the start-up of the heavy oil upgrade project, our Port Arthur refinery processed an average of 225,200 bpd of crude oil. Of that amount, 176,400 bpd, or 78.3%, represented heavy sour crude oil, all of which was Maya crude oil, and had an average processed value of $9.55 per barrel less than the equivalent per barrel value of West Texas Intermediate crude oil. The remaining 48,800 bpd, or 21.7%, was medium sour crude oil valued at a discount to West Texas Intermediate crude oil of $4.80 per barrel. As a result of the refinery upgrade, our Port Arthur refinery no longer processes sweet and light sour crude oils. In total, the 225,200 bpd of crude oil processed by the refinery during the first nine months of 2001 had a value, on the day of processing, of $523.8 million less than the value of an equivalent volume of West Texas Intermediate crude oil, representing a discount to West Texas Intermediate crude oil of $8.52 per barrel.

     Although the value of the product slate relative to benchmark gasoline and diesel fuel prices is lower and the operating cost structure is higher under the new configuration of our Port Arthur refinery, the benefit of the less expensive crude oil slate greatly exceeds the lower product realization and higher costs. Including the effect of normal start-up issues, the reduction in the net refinery margin in the first nine months of 2001 as compared to the corresponding period of 2000 resulting from reduced product slate values relative to benchmark prices and increased year over year operating costs approximated $2.50 per barrel of crude oil processed. However, as the normal start-up issues have been resolved, the product slate and operating cost effects of the refinery upgrade have lessened on a dollar per barrel basis. In fact, in the third quarter of 2001 as compared to the third quarter of 2000, the impact of relative product slate values and operating costs was negligible.

     Closure of Blue Island Refinery. In January 2001, we ceased operations at our Blue Island, Illinois refinery due to economic factors and a decision that the capital expenditures necessary to produce low- sulfur transportation fuels required by recently adopted EPA regulations could not produce acceptable returns on investment. This closure resulted in a pre-tax charge of $167.2 million in the first nine months of 2001. We continue to utilize our petroleum products storage facility at the refinery site to supply selected products to the Chicago and other Midwest markets from our operating refineries. Since the Blue Island refinery operation had been only marginally profitable in recent years and since we will continue to operate a petroleum products storage and distribution business from the Blue Island site, our reduced refining capacity resulting from the closure is not expected to have a significant negative impact on net income or cash flow from operations. The only significant effect on net income and cash flow will result from the actual shutdown process and subsequent environmental site remediation as discussed below. Unless there is a need to adjust the closure reserve in the future, there should be no significant effect on net income beyond 2001.

     Management adopted an exit plan that detailed the shutdown of the process units at the refinery and the subsequent environmental remediation of the site. The shutdown of the process units was completed during the first quarter of 2001. We are currently in discussions with federal, state, and local governmental agencies concerning an investigation of the site and a remediation program that would allow for redevelopment of the site for other manufacturing uses at the earliest possible time. Until the investigation is completed and the site remediation plan is finalized, it is not possible to estimate the completion date for remediation, but we anticipate that the remediation activities will continue for an extended period of time.

     A pre-tax charge of $150.0 million was recorded in the first quarter of 2001 and an additional charge of $17.2 million was recorded in the third quarter of 2001. The original charge included $92.5 million of non-cash asset write-offs in excess of realizable value and a reserve for future costs of $57.5 million, consisting of $12.0 million for severance, $26.4 million for the ceasing of operations, preparation of the plant for permanent closure and equipment remediation, and $19.1 million for site remediation and other environmental matters. The third quarter charge of $17.2 million included an adjustment of $5.6 million to the asset write-off to reflect changes in realizable asset value and an increase of $11.6 million related to an evaluation of expected future expenditures as detailed below. We expect to spend approximately $40 million in 2001 related to the $69.1 million adjusted reserve for future costs, with the majority of the remainder to be spent over the next several years. The following schedule summarizes the restructuring reserve balance and net cash activity as of September 30, 2001:






                                                  INITIAL       RESERVE                             RESERVE AS OF
                                                  RESERVE     ADJUSTMENT     NET CASH OUTLAYS     SEPTEMBER 30, 2001
                                                 ---------   ------------   ------------------   -------------------
 Employee severance ..........................    $  12.0      $  0.7            $  10.5               $  2.2
 Plant closure/equipment remediation .........       26.4         6.3               16.1                 16.6
 Site clean-up/environmental matters .........       19.1         4.6                1.7                 22.0
                                                  -------      ------            -------               ------
                                                  $  57.5      $ 11.6            $  28.3               $ 40.8
                                                  =======      ======            =======               ======



     The site clean-up and environmental reserve takes into account costs that we can reasonably estimate at this time. As the site remediation plan is finalized and work is performed, further adjustments of the reserve may be necessary. We are also evaluating other potential environmental risk management options in order to quantify more precisely the cost of remediation of the site and to provide governmental agencies with additional assurance that, once begun, remediation of the site will be completed in a timely and prudent manner.

     The Blue Island refinery employed 297 employees, both hourly employees covered by collective bargaining agreements and salaried employees, the employment of approximately 280 of which was terminated during the first nine months of 2001. The remaining employees were all salaried employees and the majority of them are expected to be terminated within the year.


     Sale of Product Terminals. In December 1999, we sold 15 refined product terminals, mainly located in the Midwest for net cash proceeds of approximately $34 million. We have entered into a refined product exchange agreement with an affiliate of the buyer to broaden our wholesale geographical distribution capabilities in the Midwest and expand our distribution capability nationally.

     Sale of Retail Division. In 1999, we sold our retail marketing division for approximately $230 million, while maintaining an approximately 5% equity interest. The retail division included all company and independently operated Clark-branded stores and the Clark trade name. After all transaction costs, the sale generated cash proceeds of approximately $215 million. The retail marketing operations were classified as discontinued operations in our consolidated statements of operations for all periods presented. A pre-tax gain on the sale of $60.6 million, or $36.9 million net of income taxes, was recognized in the third quarter of 1999 and is included in our discontinued operations line item.

     Sale of Minority Pipeline Interests. In 1998, we sold our minority interests in the Southcap and Chicap crude oil pipelines and the Wolverine and Westshore product pipelines for net proceeds of $76.4 million, which resulted in a before and after-tax gain of $69.3 million. We determined that our minority interests in these pipelines were not strategic since our shipping rights are assured due to the operation of the pipelines as common carrier pipelines and our historical throughput on these pipelines. These pipelines contributed earnings of approximately $5.3 million to our refinery gross margin in 1998.

     Acquisition of Lima Refinery. In August 1998, we acquired our Lima refinery from BP for $175 million, plus $34.9 million for hydrocarbon working capital and incurred $11.3 million for related acquisition costs. Our Lima refinery affects the comparability of our 1998 and 1999 results since it contributed to our results of operations for approximately the last five months of 1998, but for full years since then.


FACTORS AFFECTING OPERATING RESULTS

     Our earnings and cash flow from operations are primarily affected by the relationship between refined product prices and the prices for crude oil and other feedstocks. The cost to acquire feedstocks and the price for which refined products are ultimately sold depends on numerous factors beyond our control, including the supply of, and demand for, crude oil, as well as gasoline and other refined products which, in turn, depend on, among other factors, changes in domestic and foreign economies, weather conditions, domestic and foreign political affairs, production levels, the availability of imports, the marketing of competitive fuels and the extent of government regulation. While our net sales and operating revenues fluctuate significantly with movements in crude oil prices, these prices do not generally have a direct long-term relationship to net earnings. Crude oil price movements may impact net earnings in the short term because of fixed price crude oil purchase commitments. The effect of changes in crude oil prices on our operating results is influenced by the rate at which the prices of refined products adjust to reflect such changes.

     Feedstock and refined product prices are also affected by other factors, such as product pipeline capacity, local market conditions and the operating levels of competing refineries. Crude oil costs and the price of refined products have historically been subject to wide fluctuation. An expansion or upgrade of our competitors' facilities, price volatility, international political and economic developments and other factors beyond our control are likely to continue to play an important role in refining industry economics. These factors can impact, among other things, the level of inventories in the market resulting in price volatility and a reduction in product margins. Moreover, the industry typically experiences seasonal fluctuations in demand for refined products, such as increases in the demand for gasoline during the summer driving season and for home heating oil during the winter, primarily in the Northeast. For example, three consecutive unseasonably warm winters in the Northeast resulted in reduced demand, unusually high inventories and considerably lower prices for heating oil during 1999. For further details on the economics of refining, see "Industry Overview--Economics of Refining."


     In order to assess our operating performance, we compare our gross margin against an industry gross margin benchmark. The industry gross margin is calculated by assuming that three barrels of benchmark light sweet crude oil is converted, or cracked, into two barrels of conventional gasoline and one barrel of high-sulfur diesel fuel. This is referred to as the 3/2/1 crack spread. Since we calculate the benchmark margin using the market value of United States Gulf Coast gasoline and diesel fuel against the market value of West Texas Intermediate crude oil, we refer to the benchmark as the Gulf Coast 3/2/1 crack spread, or simply, the Gulf Coast crack spread. The Gulf Coast crack spread is expressed in dollars per barrel and is a proxy for the per barrel margin that a sweet crude refinery situated on the Gulf Coast would earn assuming it produced and sold the benchmark production of conventional gasoline and high- sulfur diesel fuel. As explained below, each of our refineries has certain feedstock cost and/or product value advantages as compared to the benchmark refinery, and as a result, our gross margin per barrel of throughput generally exceeds the Gulf Coast crack spread.

     Our Port Arthur and Hartford refineries are able to process significant quantities of sour and heavy sour crude oil that has historically cost less than West Texas Intermediate crude oil. We measure the cost advantage of heavy sour crude oil by calculating the spread between the value of Maya crude oil, a heavy crude oil produced in Mexico, to the value of West Texas Intermediate crude oil, a light crude oil. We use Maya for this measurement because a significant amount of our long-term supply of heavy crude oil is Maya. We measure the cost advantage of sour crude oil by calculating the spread between the value of West Texas Sour crude oil to the value of West Texas Intermediate crude oil. In addition, since we are able to source both domestic pipeline crude oil and foreign tanker crude oil to each of our three refineries, the value of foreign crude oil relative to domestic crude oil is also an important factor affecting our operating results. Since many foreign crude oils are priced relative to the market value of a benchmark North Sea crude oil known as Dated Brent, we also measure the cost advantage of foreign crude oil by calculating the spread between the value of Dated Brent crude oil to the value of West Texas Intermediate crude oil.

     We have several crude oil supply contracts that provide for our purchase of approximately 300,000 to 400,000 bpd of crude oil from certain suppliers and supply agents, including PMI, an affiliate of PEMEX, Bayoil Supply and Trading Limited, and Koch Petroleum Group, L.P. Approximately 200,000 bpd of those purchases are from the affiliate of PEMEX under two separate contracts. One of these contracts is a long-term agreement, under which we currently purchase approximately 160,000 bpd, designed to provide our subsidiary, the Port Arthur Coker Company, with a stable and secure supply of Maya crude oil. An important feature of this agreement is a mechanism intended to provide us with a minimum average coker gross margin and moderate fluctuations in coker gross margins during the eight-year period from April 1, 2001. Essentially, if the formula-based coker gross margin set forth in the contract, which is calculated on a cumulative quarterly basis, differs from the support amount of $15 per barrel, we receive discounts from the PEMEX affiliate or pay a premium to the PEMEX affiliate on purchases of Maya crude oil. The amounts of such discounts are limited to $30 million per quarter and the amounts of such premiums are limited to $20 million per quarter. However, we are not required to pay premiums in excess of accumulated net shortfalls in our formula coker gross margins--in other words, we retain the benefit of net cumulative surpluses in our formula coker gross margins as compared to the support amount of $15 per barrel. For purpose of comparison, the $15 per barrel minimum average coker gross margin support amount equates to a WTI/Maya crude oil price differential of approximately $6 per barrel using market prices during the period from 1988 to 2000, which slightly exceeds actual market differentials during that period.


     As of September 30, 2001, as a result of the favorable market conditions related to the value of Maya crude oil versus the refined products derived from it, the amount of cumulative quarterly surpluses exceeded cumulative quarterly shortfalls by $112.5 million. As a result, to the extent we experience quarterly shortfalls in our coker gross margins going forward, the price we pay for Maya crude oil in succeeding quarters will not be discounted unless cumulative surpluses are offset by cumulative shortfalls.

     Other than the long-term PEMEX contract and the contract with Koch, which was recently extended for a one-year term, our crude oil supply contracts are generally terminable upon one to three months' notice by either party. We acquire the majority of the remainder of our crude oil supply on the spot market from unaffiliated foreign and domestic sources, allowing us to be flexible in our crude oil supply source.

     The sales value of our products is also an important consideration in understanding our results. We produce a high volume of premium products, such as high octane, or premium and reformulated gasoline, low-sulfur diesel and jet fuel, that carry a sales value significantly greater than that for the products used to calculate the Gulf Coast crack spread. In addition, products produced by our Midwest refineries are generally of higher value than similar products produced on the Gulf Coast due to the fact that the Midwest consumes more refined products than it produces, thereby creating a competitive advantage for Midwest refiners that can produce and deliver refined products at a cost lower than importers of refined products into the region.


     Another important factor affecting operating results is the percentage of higher value transportation fuels and petrochemical feedstocks we produce compared to the percentage of lower value residual fuel oil and other by-products we produce, such as petroleum coke and sulfur. Our Midwest refineries produce a product slate that is of significantly higher value than the products used to calculate the Gulf Coast crack spread. At our Hartford refinery, this added value is driven primarily by the competitive location advantage discussed above. In addition to benefiting from its Midwest location, our Lima refinery also produces a relatively high percentage of high value transportation fuels as a result of processing a predominantly sweet crude oil slate. In contrast to our Midwest refineries, our Port Arthur refinery produces a product slate that approximates the value of the products used to calculate the Gulf Coast crack spread. Although the significant shift to heavy sour crude oil resulting from the completion of the heavy oil upgrade project has slightly lowered the overall value of the products produced at the refinery, the lower crude oil costs has greatly exceeded the decline in product value.


     Our operating cost structure is also important to our profitability. Major operating costs include energy, employee labor, maintenance, including contract labor, and environmental compliance. The predominant variable cost is energy and the most important benchmark for energy costs is the value of natural gas. Because the complexity of our Port Arthur refinery and its ability to process significantly greater volumes of heavy sour crude oil increased significantly as a result of the heavy oil upgrade project, it now has a higher operating cost structure, primarily related to energy and labor.

     Consistent, safe and reliable operations at our refineries are a key to our financial performance. Unplanned downtime of our refinery assets generally results in lost margin opportunity, increased maintenance expense and a temporary increase in working capital investment and related inventory position. If we choose to hedge the incremental inventory position, we are subject to market and other risks normally associated with hedging activities. The financial impact of planned downtime, such as major turnaround maintenance, is mitigated through a diligent planning process that takes into account margin environment, the availability of resources to perform the needed maintenance, feedstock logistics and other factors.

     The nature of our business leads us to maintain a substantial investment in petroleum inventories. Since petroleum feedstocks and products are essentially commodities, we have no control over the changing market value of our investment. We manage the impact of commodity price volatility on our hydrocarbon inventory position by, among other methods, determining a volumetric exposure level that we consider to be appropriate and consistent with normal business operations. This target inventory position, which includes both titled inventory and fixed price purchase and sale commitments, is generally not hedged. To the extent our inventory position deviates from the target level, we consider risk mitigation activities usually through the purchase or sale of futures contracts on the New York Mercantile Exchange, or NYMEX. Our hedging activities carry all of the usual time, location and product grade basis risks generally associated with hedging activities. Because most of our titled inventory is valued under the last-in, first-out costing method, price fluctuations on our target level of titled inventory have very little effect on our financial results unless the market value of our target inventory is reduced below cost. However, our financial results are affected by price movements on our target level of fixed price purchase and sale commitments, which, when netted, amount to a long hydrocarbon inventory position of approximately 6 million barrels.

INDUSTRY OUTLOOK

     Our earnings depend largely on refining industry margins, which have been and continue to be volatile. The cost of crude oil we purchase and the prices of refined products we sell have fluctuated widely in the past. Crude oil and refined product prices depend on numerous factors beyond our control. While it is impossible to predict refining margins due to the uncertainties associated with global crude oil supply and domestic demand for refined products, we believe that refining margins for United States refineries will generally remain above those experienced in the period 1995 through 2000 as growth in demand for refining products in the United States, particularly transportation fuels, continues to exceed the ability of domestic refiners to increase capacity. The review of 2001 year-to-date refining industry margins summarized below gives some indication of the volatility that exists in the industry.

     Over the first five months of 2001, the market price of distillate relative to crude oil was above average due to low industry inventories and strong consumer demand brought about by the relatively cold winter weather in the northeast United States and eastern Canada and high natural gas prices which led to an increase in industrial users switching from natural gas to fuel oil. In addition, gasoline margins were above average, primarily because substantial scheduled and unscheduled refinery maintenance turnaround activity in the United States in late 2000 and early 2001 resulted in inventories that did not increase in a manner typically experienced during the winter. The increased demand for refined products due to the relatively cold winter and the decreased supply due to high turnaround activity, led to increasing refining margins during the first five months of 2001. As a result, the average margin achieved over the first half of 2001 was approximately twice the average for the first six month periods over the last four years.


     During the ensuing four months of 2001, the refining markets were extremely volatile. During June and July 2001, refining margins declined from the highs experienced earlier in the year. This decline was largely the result of increasing product inventories due to high refinery production rates, excessive product import levels and slowing consumer demand. The healthy refining margins realized in early 2001 led refiners to postpone scheduled turnarounds in order to maximize utilization rates. Import levels increased because of high domestic product prices relative to foreign product prices. Growth in consumer demand slowed as a result of high prices and a weakening economy. These factors led to a significant decrease in refining margins. However, refining margins strengthened in August and early September due to other refiners' unplanned downtime and decisions to undertake delayed maintenance turnarounds and due to lower product imports. The terrorist attacks on September 11th created a downward spiral of refining margins, lowering demand for distillates, in particular jet fuel, and gasoline. The lower demand has led to higher gasoline and distillate inventories.

     Average discounts for sour and heavy sour crude oil increased in the first nine months of 2001 from already favorable 2000 levels due to increasing worldwide production of sour and heavy sour crude oil relative to the production of light sweet crude oil coupled with the continuing demand for light sweet crude oil. In April 2001, the discount for heavy sour crude oil versus West Texas Intermediate widened to more than double historical averages. Although the heavy sour crude oil discount to West Texas Intermediate has narrowed from these record highs, the discount continues to exceed average historical levels. Sweet crude oil continues to trade at a premium to West Texas Sour due to continued high demand for sweet crude oil resulting from the more stringent fuel specifications implemented in the United States and Europe and the higher margins for light products. We expect to continue to recognize significant benefits from our ability to meet current fuel specifications using predominantly heavy and medium sour crude oil feedstocks as the discount for heavy and medium sour crude oil compared to West Texas Intermediate continues.


     The price of natural gas which is a significant component of our overall operating costs, peaked at over $10 per million btu in late 2000 and early 2001, but recently has fallen to below $3 per million btu. While certainly more favorable than recent record levels, we expect the price of natural gas to result in an increase in per-barrel cash operating costs for the full year 2001 relative to 2000. As production rates and inventories of natural gas continue to increase, we believe prices will remain at levels well below the record highs seen in the first quarter of 2001.

     In the near term, we anticipate that refining margins will remain at slightly depressed levels as the country and the world wait to see what will happen in the war against terrorism both here in the United States and in the Middle East. The attacks and the subsequent retaliation have raised questions about gasoline and distillate demand and crude oil supply, particularly the supply from the Middle East. Additionally, the depth of economic recession in the United States, and the decline in consumer spending confidence and the weak industrial sector will curtail demand for petroleum products. We expect the Chicago crack spread to remain strong relative to the Gulf Coast crack spread, although well below the highs seen earlier this year, due to the narrowed supply caused by an extended outage of a third party Chicago refinery's crude unit.

     In the long-term, we expect refined product supply and demand balances to tighten worldwide as growth in demand for refined products is expected to exceed net capacity growth, particularly for transportation fuels. A portion of the supply growth due to new capacity built by foreign refiners and the continued de-bottlenecking and expansion of existing refineries will likely be offset by more stringent environmental specifications and refinery closures resulting from capital requirements to meet worldwide low-sulfur gasoline and diesel specifications. We expect that the worldwide growth in the production of sour and heavy sour crude oil will continue to exceed increases in the production of light sweet crude oil and that this, when coupled with the continuing demand for light sweet crude oil, will support a wide spread between the prices of light sweet and heavy sour crude oil. Given our predominantly sour and heavy sour crude slate, a wide spread between the prices of light sweet and heavy sour crude oil has a favorable impact on our refining margins. In summary, we believe refining margins in the United States will benefit from continuing favorable supply and demand fundamentals. Of course, there can be no assurance that our expectations or beliefs regarding future market conditions will be realized.


     We further expect that consolidation of the refining industry through mergers and acquisitions will continue providing us with potentially attractive opportunities to expand our operations.


RESULTS OF OPERATIONS

     The following table provides supplementary income statement and operating data. It does not represent an income statement presented in accordance with generally accepted accounting principles. Certain reclassifications have been made to prior period amounts to conform them to the current period presentation. Selected items in each of the periods are discussed separately below.


     Net sales and operating revenues consist principally of sales of refined petroleum products and, to a minimal extent, the occasional sale of crude oil to take advantage of substitute crude slate opportunities. Cost of sales consists of the purchases of crude oils and other feedstocks used in the refining process as well as transportation, inventory management and other costs associated with the refining process and sale of the petroleum products. Both net sales and operating revenues, and cost of sales are mainly affected by crude oil and refined product prices, changes to the input and product mix and volume changes caused by acquisitions, divestitures and operations. Product mix refers to the percentage of production represented by higher value light products, such as gasoline, rather than lower value finished products, such as petroleum coke.


     Gross margin is net sales and operating revenues less cost of sales. Industry-wide results are driven and measured by the relationship, or margin, between refined product prices and the prices for crude oil and other feedstocks; therefore, we discuss our results of operations in the context of gross margin.

     Operating expenses include the costs associated with the actual operations of the plants such as labor, maintenance, energy, taxes and environmental compliance. All environmental compliance costs, other than capital expenditures but including maintenance and monitoring, are expensed when incurred. The labor costs include the incentive compensation plans available to union employees. Our general and administrative expenses include all activities at the corporate office, the finance, human resources and information system activities at the refineries and the company-wide incentive compensation programs available to salaried employees.

     Inventory recovery (write-down) to market reflects a non-cash accounting adjustment to the value of our petroleum inventory. In accordance with generally accepted accounting principles, we are required to record our inventory at the lower of its cost or market value. In late 1997 and throughout 1998, market prices were significantly less than cost determined under our last-in, first-out, or LIFO, inventory valuation method. This led to market write-downs of inventory in 1997 and 1998. In 1999, our inventory turned over and market prices recovered allowing us to fully reverse our 1997 and 1998 write-downs.


     Minority interest represents Occidental's 10% interest in our subsidiary, Sabine River Holding. Preferred stock dividends represent the in-kind dividends one of our subsidiaries pays on its 11 1/2% exchangeable preferred stock.





                                                                                                       NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
FINANCIAL RESULTS                                       ----------------------------------------- ---------------------------
                                                             1998          1999          2000          2000          2001
                                                        ------------- ------------- ------------- ------------- -------------
                                                                           (IN MILLIONS, EXCEPT AS NOTED)
Net sales and operating revenue .......................  $ 3,581.7     $ 4,520.5     $ 7,301.7     $ 5,312.4     $ 5,170.9
Cost of sales .........................................    3,113.2       4,099.8       6,562.5       4,761.5       4,133.7
                                                         ---------     ---------     ---------     ---------     ---------
 Gross margin .........................................      468.5         420.7         739.2         550.9       1,037.2
Operating expenses ....................................      342.8         402.8         467.7         331.9         355.8
General and administrative expenses ...................       51.2          51.5          53.0          35.6          45.3
                                                         ---------     ---------     ---------     ---------     ---------
 Adjusted EBITDA ......................................       74.5         (33.6)        218.5         183.4         636.1
Inventory recovery (write-down) to market .............      (86.6)        105.8            --            --            --
Gain on sale of pipeline interests ....................       69.3            --            --            --            --
Refinery restructuring and other charges ..............         --            --            --            --      (  190.2)
                                                         ----------    ----------    ----------    ----------    ----------
 EBITDA ...............................................       57.2          72.2         218.5         183.4         445.9
Depreciation & amortization ...........................       54.5          63.1          71.8          52.3          67.7
                                                         ----------    ----------    ----------    ----------    ----------
 Operating income .....................................        2.7           9.1         146.7         131.1         378.2
Interest expense and finance income, net ..............      (70.5)        (91.5)        (82.2)        (62.2)       (106.3)
Income tax (provision) benefit ........................       25.0          12.0          25.8          (0.6)        (70.1)
Minority interest .....................................         --           1.4          (0.6)          0.6         (12.4)
                                                         ----------    ----------    ----------    ----------    ----------
Net income (loss) from continuing operations before
 extraordinary item ...................................      (42.8)        (69.0)         89.7          68.9         189.4
Discontinued operations ...............................       13.1          32.6            --            --            --
Gain on repurchase of long-term debt ..................          --           --            --            --           5.6
Preferred stock dividends .............................        (7.6)        (8.6)         (9.6)         (7.1)         (7.9)
                                                         ----------    ----------    ----------    ----------    ----------
Net income (loss) available to common stockholders.....  $    (37.3)   $    (45.0)   $    80.1     $    61.8     $   187.1
                                                         ==========    ==========    ==========    ==========    ==========
Net income (loss) from continuing operations per
 share -- basic ....................................... $     (2.54)  $     (3.59)   $    2.79     $    2.21     $    5.71




                                                                                                  NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
MARKET INDICATORS                                   ---------------------------------------   -------------------------
                                                        1998          1999          2000          2000          2001
                                                    -----------   -----------   -----------   -----------   -----------
                                                                   (DOLLARS PER BARREL, EXCEPT AS NOTED)
West Texas Intermediate (WTI) crude oil .........    $  14.43      $  19.27      $  30.37      $  29.85      $  27.84
Crack Spreads (3/2/1):
 Gulf Coast .....................................        2.39          1.71          4.17          4.32          4.98
 Chicago ........................................        3.33          2.83          5.84          5.92          9.04

Crude Oil Differentials:
 WTI less WTS (sour) ............................        1.56          1.30          2.17          1.97          3.11
 WTI less Maya (heavy sour) .....................        5.68          4.83          7.29          6.49          9.57
 WTI less Dated Brent (foreign) .................        1.58          1.36          1.92          1.76          1.68
Natural gas (dollars per million btus) ..........        2.14          2.25          3.94          3.50          4.90




                                                                                      NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
SELECTED VOLUMETRIC AND PER BARREL DATA     ------------------------------------   -----------------------
                                               1998         1999         2000         2000         2001
                                            ----------   ----------   ----------   ----------   ----------
                                                         (BPD IN THOUSANDS, EXCEPT AS NOTED)
Production ..............................     403.8        460.5        477.3        467.6        459.6
Crude oil throughput ....................     400.9        451.7        468.0        454.4        438.8
Total feedstocks ........................     401.9        456.3        472.6        463.2        446.1

Per barrel of crude throughput:
 Gross margin ...........................   $  3.20      $  2.55      $  4.32      $  4.42      $  8.66
 Operating expense ......................   $  2.34      $  2.44      $  2.73      $  2.67      $  2.97

                                                                                         NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
SELECTED VOLUMETRIC AND PER BARREL DATA        ------------------------------------   -----------------------
                                                  1998         1999         2000         2000         2001
                                               ----------   ----------   ----------   ----------   ----------
                                                            (BPD IN THOUSANDS, EXCEPT AS NOTED)
Crude oil throughput by plant:
 Port Arthur ...............................       219.3        200.0        202.1        187.3        225.2
 Lima (acquired August 1998) ...............        53.3        120.7        136.4        135.1        143.0
 Hartford ..................................        65.0         59.4         64.2         65.3         65.3
 Blue Island (closed January 2001) .........        63.3         71.6         65.3         66.7          5.3
                                                   -----        -----        -----        -----        -----
  Total crude oil throughput ...............       400.9        451.7        468.0        454.4        438.8
                                                   =====        =====        =====        =====        =====




                                                                                          NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
SELECTED VOLUMETRIC DATA                        ------------------------------------   -----------------------
                                                   1998         1999         2000         2000         2001
                                                ----------   ----------   ----------   ----------   ----------
                                                                      (PERCENT OF TOTAL)
Feedstock charges:
 Crude oil throughput:
  Sweet .....................................       31.6%        42.8%        42.6%        45.5%        33.0%
  Light/medium sour .........................       56.5         48.2         44.0         42.0         24.5
  Heavy sour ................................       11.7          8.0         12.4         10.6         40.9
                                                   -----        -----        -----        -----        -----
 Total crude oil throughput .................       99.8         99.0         99.0         98.1         98.4
 Unfinished & blendstocks ...................        0.2          1.0          1.0          1.9          1.6
                                                   -----        -----        -----        -----        -----
  Total feedstocks ..........................      100.0%       100.0%       100.0%       100.0%       100.0%
                                                   =====        =====        =====        =====        =====
Product yields:
 Light products:
  Conventional gasoline .....................       35.2%        37.9%        40.4%        40.8%        39.7%
  Premium and reformulated gasoline .........       15.3         14.6         12.1         12.6         10.2
  Diesel fuel ...............................       26.3         25.9         24.7         24.2         25.8
  Jet fuel ..................................        7.2          7.8          8.0          7.9          9.1
  Petrochemical feedstocks ..................        8.5          7.5          7.6          7.7          6.3
                                                   -----        -----        -----        -----        -----
   Total light products .....................       92.5         93.7         92.8         93.2         91.1
 Petroleum coke and sulfur ..................        4.3          3.9          4.0          3.8          7.3
 Residual oil ...............................        3.2          2.4          3.2          3.0          1.6
                                                   -----        -----        -----        -----        -----
     Total production .......................      100.0%       100.0%       100.0%       100.0%       100.0%
                                                   =====        =====        =====        =====        =====




 NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED WITH NINE MONTHS ENDED SEPTEMBER
    30, 2000

     Overview. Net income increased $125.3 million, or 203%, to $187.1 million in the first nine months of 2001 from $61.8 million in the corresponding period in 2000. Operating income increased $247.1 million, or 188%, to $378.2 million in the first nine months of 2001 from $131.1 million in the corresponding period in 2000. Excluding non-recurring restructuring and other charges of $190.2 million in 2001, operating income increased $437.3 million, or 334%, in the first nine months of 2001 compared to the corresponding period in 2000. This increase was principally due to the completion and operation of the heavy oil upgrade project at our Port Arthur refinery, combined with continued strong market conditions.

     Net Sales and Operating Revenues. Net sales and operating revenues decreased by $141.5 million, or 2.7%, to $5,170.9 million in the first nine months of 2001 from $5,312.4 million in the corresponding period in 2000. This decrease was principally attributable to steep declines in petroleum product prices in the third quarter particularly after the September 11th terrorist attacks.

     Gross Margin. Gross margin increased by $486.3 million, or 88%, to $1,037.2 million in the first nine months of 2001 from $550.9 million in the corresponding period in 2000. This increase was principally due to the processing of a greater quantity of inexpensive heavy sour crude oil at our Port Arthur refinery, significant discounts on sour and heavy sour crude oil, continued strong gasoline and distillate market conditions, as well as solid performance by our refineries. These gains were partially offset by the downtime and other operational issues described below.

     The improvement in crude oil discounts was reflected in the increase in the average sour and heavy sour crude oil differentials to West Texas Intermediate. The completion of the heavy oil upgrade project at our Port Arthur refinery has positioned us to maximize the improved crude oil differentials, having processed heavy sour crude oil equal to 42% of total crude oil throughput in the first nine months of 2001 compared to 11% of heavy sour crude oil in the same period last year. The improved crude oil differentials and the increase in usage of heavy sour crude oil together contributed over $400 million to gross margin. Margins for light products such as gasoline and distillates remained strong in the first six months of 2001 due to the continued tight supply and demand balance. Industry inventories remained at low levels through most of the first six months of 2001 and were further lowered by industry-wide maintenance turnarounds performed in the first quarter. The improvement in gasoline and distillate margins was reflected by increases in the Gulf Coast and Midwest crack spreads. In the third quarter, the Gulf Coast and Midwest crack spreads weakened as gasoline and distillate inventory levels increased due to high refinery utilization rates, unseasonably low demand, particularly after the September 11th terrorist attacks, and high levels of imports. The Midwest crack spread did not weaken in proportion to the Gulf Coast crack spread due to decreases in supply caused by an extended outage at a third party Chicago refinery's crude unit. The crack spreads remained above prior year levels for the nine months ended September 30, 2001.

     The crude oil throughput rate at our Port Arthur refinery of 225,200 bpd was below capacity of 250,000 bpd, because units downstream were in start-up operations during the first quarter and a lightning strike in early May limited the crude unit rate until the crude unit was shut down in early July for ten days to repair the damage caused by the lightning strike. In March 2001, the Lima refinery performed a planned month-long maintenance turnaround on its coker and isocracker units and experienced crude oil delays caused by bad weather in the Gulf Coast. Hartford experienced ten days of unplanned downtime for coker unit repairs.

     Operations in 2000 were affected by the planned month-long maintenance turnaround and subsequent 11-day unscheduled downtime of the Port Arthur refinery crude unit, planned restrictions at all refineries due to weak margin conditions early in the year, unplanned downtime at the Lima refinery due to two electrical outages and a failed compressor, and unplanned downtime at the Blue Island refinery requiring maintenance on its vacuum and crude unit.

     Operating Expenses. Operating expenses increased by $23.9 million, or 7.2%, to $355.8 million in the first nine months of 2001 from $331.9 million in the corresponding period in 2000. This increase was principally due to considerably higher energy prices in 2001. Natural gas prices nearly doubled, increasing from an average of $3.50 per million btu in 2000 to $4.90 per million btu in 2001. The increase in operating expenses also reflected additional repair and maintenance expenses for the coker unit repairs at our Hartford refinery and higher labor costs at our Port Arthur refinery for the additional personnel needed to operate the new heavy oil upgrade units. Offsetting these increases was the lack of eight months of operating expenses for the Blue Island refinery in 2001 due to its closure in late January.

     General and Administrative Expenses. General and administrative expenses increased $9.7 million, or 27%, to $45.3 million in the first nine months of 2001 from $35.6 million in the corresponding period in 2000. This increase was principally due to higher incentive compensation under our annual incentive plan.

     Refinery Restructuring and Other Charges. The refinery restructuring and other charges consisted of $167.2 million related to the January 2001 closure of the Blue Island, Illinois refinery, $14.0 million related to the environmental liability for previously owned retail properties, and a $9.0 million charge related to the write-off of idled coker units at the Port Arthur refinery. The retail environmental charge of $14.0 million represents a change in estimate regarding our clean-up obligation of the discontinued retail division. The change in estimate was prompted by the availability of new information concerning site-by-site clean-up plans and changing postures of state regulatory agencies.

     In September 2001, we incurred a charge of $5.8 million related to the net asset value of the idled coker units at the Port Arthur refinery. We now believe that an alternative use of the coker units is not probable at this time. We also accrued $3.2 million for future environmental clean-up costs related to the site.

     Depreciation and Amortization. Depreciation and amortization expenses increased $15.4 million, or 29%, to $67.7 million in the first nine months of 2001 from $52.3 million in the corresponding period in 2000. This increase was principally due to depreciation on the new units associated with the heavy oil upgrade project. We began depreciating these assets in accordance with our property, plant and equipment policy during the first quarter of 2001 following substantial completion of the heavy oil upgrade project and commencement of operations.

     Interest Expense and Finance Income, net. Interest expense and finance income, net increased by $44.1 million, or 71%, to $106.3 million in the first nine months of 2001 from $62.2 million in the corresponding period in 2000. In 2000, the majority of the interest costs on the 12 1/2% senior secured notes and the bank senior loan agreement of our subsidiary, Port Arthur Finance Corp., were capitalized as part of the heavy oil upgrade project. These costs are being expensed in 2001 as a result of the commencement of this project's operations.

     Income Tax Provision. Income tax provision increased $69.5 million to $70.1 million in the first nine months of 2001 from $0.6 million in the corresponding period in 2000. This increase was principally due to an increase in pre-tax income, partially offset by the complete reversal of our tax valuation allowance in the first quarter of 2001. Our pre-tax earnings for financial reporting purposes in the future will generally be fully subject to income taxes, although our actual cash payment of taxes is expected to benefit from regular tax and alternative minimum tax net operating loss carryforwards available at September 30, 2001 of approximately $189 million and $3 million. However, any such benefit may be limited in the future if we issue a significant amount of additional shares or if certain of our shareholders acquire or dispose of a significant amount of our stock. In September 2001, we made a federal estimated income tax payment of $13 million.


 2000 COMPARED TO 1999

     Overview. Net income increased by $125.1 million from a net loss of $45 million in 1999 to net income of $80.1 million in 2000. Operating income increased $137.6 million to $146.7 million in 2000 from $9.1 million in 1999. Excluding the $105.8 million recovery of a non-cash inventory charge in 1999, operating income increased by $243.4 million, in 2000 compared to 1999. This increase was principally due to strong market conditions throughout most of 2000, as evidenced by the change in the Gulf Coast crack spread, which increased from $1.71 per barrel in 1999 to $4.17 per barrel in 2000 and improved sour and heavy sour crude oil differentials.

     Net Sales and Operating Revenues. Net sales and operating revenues increased $2,781.2 million, or 62%, to $7,301.7 million in 2000 from $4,520.5 million in 1999. This increase was principally due to higher petroleum prices, as production remained steady. Our average sales price per barrel increased by approximately $14 per barrel for the full year 2000 versus 1999.

     Gross Margin. Gross margin increased $318.5 million, or 76%, to $739.2 million in 2000 from $420.7 million in 1999. This increase was principally due to continued strong refined product conditions, particularly for gasoline and distillate margins, and strong operational performance at our refineries in the second half of the year. These significant improvements were partially offset by poor margins on heavier products such as petroleum coke and asphalt due to higher import costs, planned and unplanned downtimes at our refineries, and negative inventory management results.

     Market conditions for 2000 started improving over prior year levels during the first quarter and remained above prior year levels for the rest of the year, reaching record levels to date during the second quarter. The main contributor to the higher gross margin was the improvement in gasoline and distillate margins, which was reflected by significant increases in the average Gulf Coast crack spread and the Midwest differential to the Gulf Coast crack spread. We believe these improved market conditions were due mainly to low domestic inventory levels, solid demand, the mandated introduction of a new summer-grade reformulated gasoline, and pipeline supply disruptions. Crude oil discounts for heavier and sour crude oils improved over the prior year, also contributing to gross margin, as evidenced by the improved sour and heavy sour crude oil differentials. These benefits were partially offset by poor heavy product margins as prices for products such as petroleum coke and residual fuel did not track the high feedstock prices in the period.

     Major scheduled maintenance turnarounds at our Port Arthur refinery in 2000 and our Lima refinery in 1999 resulted in an opportunity cost from lost production of $30 million in 2000 and $23 million in 1999. In 2000, our Port Arthur refinery crude oil throughput rates were reduced in the first quarter due to problems with its fluidized catalytic cracking unit, and significantly lowered in the second quarter due to a scheduled turnaround and unscheduled downtime of the crude unit. The work performed during the scheduled turnaround expanded the crude unit capacity from 232,000 bpd to 250,000 bpd and readied the unit to process up to 80% heavy sour crude oil as part of the heavy oil upgrade project. In the third and fourth quarters, the crude oil throughput rate was near its new capacity of 250,000 bpd except for some minor crude oil availability problems in the fourth quarter due to bad weather. Crude oil throughput rates at our Port Arthur refinery were reduced below capacity in 1999 due to poor economic conditions. Crude oil throughput in 2000 was higher than in 1999 at our Lima and Hartford refineries. This was principally because both refineries had solid performance, with only short unplanned downtimes and reduced rates early in 2000 due to poor economic conditions and late in 2000 due to crude oil supply disruptions. Blue Island refinery crude oil throughput rates for 2000 were lower than 1999 due to unplanned downtimes and crude oil supply disruptions.

     Our gross margin in 2000 was significantly reduced as a result of negative inventory management results. We incurred losses of approximately $73 million from hedging inventory positions in excess of our target inventory position levels in a backwardated market. Backwardation refers to the time structure of the futures market when the price of a commodity in the current month is higher than the price in the future. This creates an embedded hedging cost as short futures positions are closed, if prices are higher than the hedged price. The inventory position was over target because of the effects of unplanned refinery downtime early in the year, the timing of fixing crude oil price commitments and the fact that, for much of the year, we were hedging to a target inventory level that was not appropriate. The financial effects of inventory management in 1999 were marginally positive.


     Operating Expenses. Operating expenses increased approximately 16% to $467.7 million in 2000 from $402.8 million in 1999. This increase was principally due to higher energy and repair and maintenance costs. The average natural gas price increase of $1.69 per million btu, an increase of 75% over 1999 prices, reflected the increase in energy cost. In addition, our Port Arthur refinery incurred higher repair and maintenance costs in conjunction with the planned turnaround and subsequent unscheduled downtime of its crude unit.


     General and Administrative Expenses. General and administrative expenses increased approximately 3% to $53 million in 2000 from $51.5 million in 1999. This slight increase was due to higher incentive compensation under our annual incentive plan, offset in part by lower wholesale costs due to the sale of the terminals, the absence of year 2000 systems remediation costs, and the absence of start-up costs related to the initial financing of the heavy oil upgrade project.

     Depreciation and Amortization. Depreciation and amortization increased approximately 14% to $71.8 million in 2000 from $63.1 million in 1999. This increase was principally due to the full year impact of a Lima maintenance turnaround performed in 1999 and higher capital expenditures.

     Interest Expense and Finance Income, net. Interest expense and finance income, net decreased approximately 10% to $82.2 million in 2000 from $91.5 million in 1999. Of this decrease, $7.6 million related to the absence in 2000 of start-up costs associated with the initial financing of the heavy oil upgrade project. For both 2000 and 1999, the majority of the interest expense from the debt incurred to finance the heavy oil upgrade project was capitalized as part of the project. The remainder of the decrease was due to higher interest income on invested cash balances which more than offset the higher interest expense due to higher interest rates on the $240 million floating rate term loan of our subsidiary, The Premcor Refining Group.

     Income Tax Benefit. The income tax benefit increased approximately 115% to $25.8 million in 2000 from $12 million in 1999. The income tax benefit of $25.8 million in 2000 represented a decrease in a deferred tax valuation allowance of $50.8 million, partially offset by a provision on income from continuing operations of $25 million. The income tax benefit of $12 million in 1999 reflected the effect of intra-period tax allocations resulting from the utilization of current year operating losses to offset the net income of the discontinued retail division of $21.0 million, partially offset by the write-down of a net deferred tax asset.

     Discontinued Operations. We reported the results of our retail marketing business that we sold in 1999, which consisted of a loss of $4.3 million, net of an income tax benefit of $2.7 million, and the gain on the sale of the business of $36.9 million, net of income tax provision of $23.7 million, as discontinued operations in 1999.


 1999 COMPARED TO 1998

     Overview. We reported a net loss of $45 million in 1999 compared to a net loss of $37.3 million in 1998. The financial results included current year earnings as well as a gain from discontinued retail marketing operations of $32.6 million in 1999 and $13.1 million in 1998. Operating income increased by $6.4 million to $9.1 million in 1999 from $2.7 million in 1998. 1999 included a $105.8 million recovery of a non-cash inventory charge and 1998 included a $86.6 million non-cash inventory charge and a non-recurring gain of $69.3 million from the sale of various pipeline interests. Excluding these amounts, operating income decreased $116.7 million from 1998 to 1999.

     Net Sales and Operating Revenues. Operating revenues increased by $938.8 million, or 26%, to $4,520.5 million in 1999 from $3,581.7 million in 1998. This increase was principally due to a full year of operations at our Lima refinery in 1999, compared to only five months in 1998, and a general increase in petroleum prices, as evidenced by a $4.84 per barrel increase in the average value of West Texas Intermediate crude oil.

     Gross Margin. Gross margin decreased by $47.8 million, or 10%, to $420.7 million in 1999 from $468.5 million in 1998. This decrease was principally due to extremely poor market conditions throughout the year as reflected in the lower Gulf Coast crack spread as well as the narrowing sour versus sweet crude oil differentials. These poor market conditions were partially offset by a non-cash accounting inventory adjustment. In 1999, we recorded a last in, first out gain of $54.6 million resulting from an 8.9 million barrel reduction in inventory and higher current year liquidation values as compared to last in, first out cost.

     Gross margin was low in both 1999 and 1998, principally due to significantly lower margins for refined products resulting from higher domestic refined product inventory levels, which depressed prices. These higher inventory levels resulted from high industry refinery utilization rates and warmer than normal winter weather that reduced heating oil demand. The Asian economic slowdown that began in late 1997 negatively impacted global demand growth for refined petroleum products in 1998. Oversupply of crude oil led to low crude oil prices in 1998 and early 1999. In 1999, margins were further reduced due to narrowing discounts for sour and heavy sour crude oil caused by the reduction in OPEC production quotas. OPEC producers met the barrel denominated quotas by eliminating the lowest revenue barrels in their production stream, which tend to be those crude oils that are heavier and/or have a higher sulfur content. In addition, Canadian production that was reduced due to the low crude oil prices in 1998 and early 1999 was slow to return to the market.

     Operationally, gross margin was negatively impacted by an estimated $23 million in 1999 due to a scheduled maintenance turnaround at the Lima refinery and by an estimated $17.1 million in 1998 due to a scheduled maintenance turnaround at the Blue Island refinery. In 1999, crude oil throughput rates were reduced at all plants due to poor economic conditions. The increased Lima refinery crude oil throughput rates were due to a full year of Lima operations in 1999, partially offset by a major maintenance turnaround. Blue Island had increased crude oil throughput rates due to improved performance after its 1998 turnaround, and Hartford had reduced rates due to problems with its fluidized catalytic cracker unit. Overall production rates were higher in 1999 than in 1998 due to a full year of Lima operations in 1999.

     Operating Expenses. Operating expenses increased by $60 million, or 18%, to $402.8 million in 1999 from $342.8 million in 1998. This increase was principally due to a full year of operations at our Lima refinery in 1999, compared to only five months in 1998.

     Gain on Sale of Pipeline Interests. Gain on sale of pipeline interests was $69.3 million in 1998 due to the sale of our minority interests in several pipelines.


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

     Depreciation and Amortization. Depreciation and amortization expenses increased $8.6 million, or 16%, to $63.1 million in 1999 from $54.5 million in 1998. An increase in depreciation was due to a full year of operations at our Lima refinery in 1999, compared to only five months in 1998. The increase in amortization was principally due to the amortization of a turnaround performed at our Lima refinery in 1999.

     Interest Expense and Finance Income, net. Interest expense and finance income, net increased by $21 million, or 30%, to $91.5 million in 1999 from $70.5 million in 1998. This increase was principally due to the financing costs associated with the initial financing of the heavy oil upgrade project in 1999 as well as the full year impact of the issuance of $110 million of 8 5/8% senior notes and the borrowing of a $115 million floating rate term loan by our subsidiary, The Premcor Refining Group, to finance our acquisition of the Lima refinery.

     Income Tax Benefit. Income tax benefit decreased $13 million, or 52%, to $12 million in 1999 from $25 million in 1998. This decrease was principally due to the write-down of a net deferred tax asset in 1999. Both years reflected the effects of intra-period tax allocations resulting from the utilization of current year operating losses to offset the net income of the discontinued retail division.


LIQUIDITY AND CAPITAL RESOURCES


 CASH BALANCES


     As of September 30, 2001, we had cash, cash equivalents and short-term investments of $514.7 million, as compared to $291.8 million as of December 31, 2000.



 CASH FLOWS FROM OPERATING ACTIVITIES


     Net cash provided by operating activities for the nine months ended September 30, 2001 was $380.9 million compared to cash provided by operating activities of $82.6 million for the nine months ended September 30, 2000. Net cash provided by operating activities for the year ended December 31, 2000 was $124.4 million as compared to cash provided by operating activities of $85.5 million in 1999 and cash used in operating activities of $61 million in 1998. Cash flows from operating activities for the year ended December 31, 2000 and the nine months ended September 30, 2001 were mainly impacted by the improvement in cash earnings. Cash flows from operating activities for the year ended December 31, 1999 were mainly impacted by a significant working capital benefit offset by the effects of poor refining margins on cash earnings. Working capital as of September 30, 2001 was $625.7 million, a 2.14:1 current ratio, compared to $325.0 million as of December 31, 2000, a 1.51:1 current ratio.

     During 1999, we sold crude oil linefill in the pipeline system supplying the Lima refinery. We have an agreement in place that requires us to repurchase 2.4 million barrels of crude oil in this pipeline system in September 2002 at market prices, unless extended by mutual consent. We have hedged the price risk related to the repurchase obligations through the purchase of exchange-traded futures contracts.



 CASH FLOWS FROM INVESTING ACTIVITIES


     Cash flows used in investing activities in the first nine months of 2001 were $98.5 million as compared to $299.5 million for the nine months ended September 30, 2000. The nine months ended September 30, 2000 reflected higher capital expenditures related to the heavy oil upgrade project. Cash flows used in investing activities were $375.3 million in 2000 compared to $321.3 million in 1999 and $230.7 million in 1998. Net cash flows provided by investing activities in 1999 included the sale of the retail division for $214.8 million and the sale of the terminals for $33.7 million, and in 1998 included the sale of minority interests in two product and two crude pipelines.

     Capital expenditures for the nine months ended September 30, 2001 were $263.1 million lower than the same period in 2000, principally due to the completion of the construction of the refinery upgrade project. Turnaround costs increased $17.5 million in the first nine months over 2000, due to expenditures in 2001 for planned maintenance at the Port Arthur and Lima refineries while the first nine months of

2000 reflected only the planned maintenance turnaround on the crude unit at Port Arthur. Capital expenditures for property, plant and equipment totaled $390.7 million in 2000 compared to $438.2 million in 1999 and $101.4 million in 1998. Expenditures for property, plant and equipment in 2000, 1999 and 1998 included $346 million, $387.6 million and $41.5 million related to the Port Arthur heavy oil upgrade project. Expenditures for property, plant and equipment in 2000 included $33.2 million related to mandatory capital expenditures compared to $27.7 million in 1999 and $33.7 million in 1998. Expenditures for refinery maintenance turnarounds totaled $31.5 million in 2000 compared to $77.9 million in 1999 and $28.3 million in 1998, with the Lima refinery undergoing its first major turnaround in 1999 since its acquisition in 1998.


     We classify our capital expenditures into two categories, mandatory and discretionary. Mandatory capital expenditures, such as for turnarounds and maintenance, are required to maintain safe and reliable operations or to comply with regulations pertaining to soil, water and air contamination or pollution and occupational, safety and health issues. We estimate that total mandatory capital and turnaround expenditures will average approximately $125 million per year over the next four years. This estimate includes the capital costs necessary to comply with environmental regulations, except for Tier 2 gasoline standards, on-road diesel regulations and the MACT II regulations described below. Our total mandatory capital and refinery maintenance turnaround expenditure budget is approximately $100 million in 2001, of which $60.9 million has been spent as of September 30, 2001. Discretionary capital expenditures are undertaken by us on a voluntary basis after thorough analytical review and screening of projects based on the expected return on incremental capital employed. Discretionary capital projects generally involve an expansion of existing capacity, improvement in product yields and/or a reduction in operating costs. We plan to fund both mandatory and discretionary capital expenditures with cash flow from operations. Accordingly, total discretionary capital expenditures may be less than budget if cash flow is lower than expected and higher than budget if cash flow is better than expected. Our discretionary capital expenditure budget is approximately $54 million in 2001, of which $38.2 million has been spent as of September 30, 2001. We currently plan to spend approximately $50 million on discretionary capital projects in 2002.

     In addition to mandatory capital expenditures, we expect to incur significant costs in order to comply with environmental regulations discussed below. For example, the EPA has promulgated new regulations under the Clean Air Act that establish stringent sulfur content specifications for gasoline and on-road diesel fuel designed to reduce air emissions from the use of these products. The gasoline specifications, referred to as the Tier 2 standards, have been enacted and will be phased in beginning in 2004, with full compliance required by January 1, 2006. Based on our preliminary estimates we believe that compliance with the Tier 2 gasoline standards will require us to spend in the aggregate through 2005 between $200 million and $250 million. More than 90% of the projected investment is expected to be incurred during 2002 through 2004, with the greatest concentration of spending occurring in 2003. The low-sulfur highway on-road diesel regulations will require a 97% reduction in the sulfur content of diesel fuel sold for highway use by June 1, 2006, with full compliance by January 1, 2010. The EPA has also announced its intention to review the sulfur content in diesel fuel sold to off-road consumers. If regulations are promulgated to regulate the sulfur content of off-road diesel, we expect the sulfur requirement to be either 500 ppm, which is the current on-road limit, or 15 ppm, which will be the future on-road limit. If the new off-road standard is 500 ppm, the capital expenditures necessary for us to comply with the new diesel standards may be significantly reduced because our Port Arthur refinery currently meets the 500 ppm specification. We would thus continue to have a market for our current diesel production at Port Arthur, albeit a smaller and lower-priced market, and therefore we could elect not to make any capital expenditures necessary to comply with the new on-road standard. Depending upon the standard promulgated for off-road diesel, if any, and the compliance strategy we adopt, the estimate of our capital expenditures in the aggregate through 2006 required to comply with the diesel standards utilizing existing technologies may range from $150 million to $375 million. More than 90% of the projected investment is expected to be incurred during 2004 through 2006, with the greatest concentration of spending occurring in 2005. See "Business--Environmental Matters--Environmental Compliance--Fuel Regulations."


     In addition, in September 1998, the EPA proposed regulations to implement MACT II, which regulates emissions of hazardous air pollutants from certain refinery units. Finalization of the MACT II regulations has been delayed in an attempt to harmonize the MACT II requirements with Tier 2 gasoline and low-sulfur diesel requirements. If the MACT II regulations are finalized and implemented as proposed, we expect to spend approximately $60 million in the three years following their finalization in order to comply with them. We expect the spending to be approximately evenly divided in each of the three years. See "Risk Factors--Risks Related to our Business and our Industry--Compliance with, and changes in, environmental laws could adversely affect our results of operations and our financial condition."



 CASH FLOWS FROM FINANCING ACTIVITIES


     Cash flows used in financing activities for the nine months ended September 30, 2001 were $59.5 million as compared to cash flow provided by financing activity of $175.4 million for the same period in 2000. The cash provided by financing activity for the nine months ended September 30, 2000 included proceeds from our $325 million bank senior loan agreement and additional shareholder contributions received pursuant to capital contribution agreements that were used to fund the heavy oil upgrade project. There were no similar proceeds in the nine months ended September 30, 2001. In September 2001, our subsidiaries repurchased $57.8 million in face value of various series of our subsidiaries' debt and exchangeable preferred instruments. The total cost of these open market purchases was $48.5 million. We continue to evaluate the most efficient use of capital and, from time to time depending upon market conditions, our subsidiaries may seek to purchase certain of their outstanding debt securities in the open market or by other means, in each case to the extent permitted by existing covenant restrictions.

     Cash flows provided by financing activities were $234.8 million in 2000, compared to $393.9 million in 1999, and $205.5 million in 1998, principally generated from the issuance of debt and equity contributions from Blackstone and Occidental for the heavy oil upgrade project and the Lima acquisition. In 2000 and 1999, we funded the heavy oil upgrade project with the net proceeds from the sale by Port Arthur Finance Corp. of its $255 million 12 1/2% senior secured notes, the proceeds from a bank senior loan agreement and additional shareholder contributions received pursuant to capital contribution agreements. In 1998, we funded the acquisition of the Lima refinery and related costs with cash and the net proceeds from the sale by The Premcor Refining Group of $110 million of its 8 5/8% senior notes due 2008 and a $115 million floating rate term loan.

     We have incurred debt at three different entities within our corporate structure: The Premcor Refining Group, Premcor USA and Port Arthur Finance Corp. Any movements of funds, assets or other transactions among our various subsidiaries must comply with all the provisions of the debt and exchangeable preferred instruments at each subsidiary in addition to customary limitations on transactions with affiliates. Our subsidiaries have significant indebtedness outstanding. After giving effect to this offering and the use of proceeds to redeem the 9 1/2% notes of our subsidiary, The Premcor Refining Group, we will be required to make the following principal payments on our long-term debt and exchangeable preferred stock: $0.4 million during the remainder of 2001; $21.7 million in 2002; $63.3 million in 2003; $256.1 million in 2004; $210.4 million in 2005; and significant amounts thereafter. We intend to use the balance of the net proceeds from the offering, plus a portion of our existing cash, to reduce our other indebtedness and/or our preferred stock but have not yet determined which instruments to redeem or repurchase. Accordingly, the amount of the principal payments will be reduced by an amount yet to be determined. As of September 30, 2001, of our $514.7 million in cash, cash equivalents and short-term investments, $33.4 million was held by Premcor USA, $281.6 million was held by The Premcor Refining Group, $197.6 million was held by Port Arthur Coker Company and $2.1 million was held by Premcor Inc. For a further description of our indebtedness, see "Description of Indebtedness."

     As of September 30, 2001, The Premcor Refining Group was party to a credit agreement which provided for the issuance of letters of credit up to the lesser of $650 million or the amount of a borrowing base calculated with respect to The Premcor Refining Group's cash and eligible cash equivalents, eligible investments, eligible receivables, eligible petroleum inventories, paid but unexpired letters of credit, and net obligations on swap contracts. The credit agreement provided for direct cash borrowings up to $50 million. Borrowings under the credit agreement were secured by a lien on substantially all of The Premcor Refining Group's cash and cash equivalents, receivables, crude oil and refined product inventories and trademarks. The borrowing base associated with such facility at September 30, 2001 was $752.9 million with $342.4 million of the facility utilized for letters of credit. As of September 30, 2001, there were no direct cash borrowings under the credit agreement. The Premcor Refining Group was in compliance with all financial covenants as of September 30, 2001.

     In August of 2001, the credit agreement was amended and restated for a period of two years through August 2003. The new credit agreement, which increased the size of the facility to the lesser of $650 million and the borrowing base, and also provides for direct cash borrowings of up to $50 million, contains covenants and conditions that, among other things, limit dividends, indebtedness, liens, investments and contingent obligations of The Premcor Refining Group and its subsidiaries. The Premcor Refining Group is also required to comply with certain financial covenants, including the maintenance of working capital of at least $150 million, the maintenance of tangible net worth of at least $150 million and the maintenance of minimum levels of balance sheet cash (as defined therein) of $75 million at all times. The covenants also provide for a cumulative cash flow test that from July 1, 2001, must not be less than zero. The Premcor Refining Group was in compliance with all financial covenants upon the closing of the new credit agreement on August 23, 2001. See "Description of Indebtedness."


     The Premcor Refining Group has a number of other long-term debt instruments, which subject it to significant financial and other restrictive covenants. Covenants contained in various indentures, credit agreements, and term loan agreements place restrictions on, among other things, our subsidiaries' ability to incur additional indebtedness, place liens upon our subsidiaries' assets, pay dividends or make certain other restricted payments and investments. Some debt instruments also require our subsidiaries to satisfy or maintain certain financial condition tests.


     We currently expect that funds generated from operating activities by The Premcor Refining Group, together with its $281.6 million existing cash, cash equivalents and short-term investments as of September 30, 2001 and availability under its working capital facility, will be adequate to fund its ongoing operating requirements for the foreseeable future.

     Premcor USA relies on The Premcor Refining Group for substantially all of its liquidity in order to meet its interest and other costs. Premcor USA is required to make semi-annual interest payments on its 10 7/8% notes due 2005 of $7.9 million on June 1 and December 1 of each year and expects its other costs to total less than $1 million per year. Premcor USA currently pays dividends on its 11 1/2% Exchangeable Preferred Stock in kind. In 2001, The Premcor Refining Group returned capital to Premcor USA of $25.0 million for the repurchase of the long-term debt and exchangeable preferred instruments mentioned above and $0.8 million for related interest payments. In 2000, The Premcor Refining Group returned capital of $35.5 million to Premcor USA to meet future interest payment obligations. As of September 30, 2001, cash, cash equivalents, and short-term investments owned by Premcor USA amounted to $33.4 million. However, Premcor USA's ability to access The Premcor Refining Group's cash flows from operating activities is limited by covenants governing certain of The Premcor Refining Group's outstanding debt securities.

     A subsidiary of Port Arthur Coker Company, Port Arthur Finance Corp., is a party to a $325 million bank senior loan agreement entered into in connection with the heavy oil upgrade project. Port Arthur Finance Corp. has borrowed $288 million under such facility to date. The ability to draw the balance under the $325 million bank senior loan agreement expired upon the achievement of substantial reliability of the heavy oil upgrade project as described below. Substantial reliability is a term in the construction contract and the financing documents for the heavy oil upgrade project that is used to indicate when Foster Wheeler has demonstrated that the heavy oil upgrade project is sufficiently complete and can reliably generate expected operating margins. On September 23, 2001, we completed a 60-day reliability test, which is the basis for determining substantial reliability. We achieved substantial reliability by September 30, 2001, as required by our common security agreement. Port Arthur Finance Corp. also issued $255 million of senior secured notes in connection with the project. The debt under both such instruments is secured by liens on substantially all of the assets owned by Port Arthur Coker Company at the Port Arthur refinery pursuant to a common security agreement. The common security agreement requires Port Arthur Coker Company, for the benefit of its senior lenders, to maintain a secured account structure containing a significant amount of cash. It cannot utilize funds held in the secured account structure for any other purpose. The impact of this secured account structure on its cash flow varies, but restricts an estimated $200 million at any given time and therefore may adversely affect its ability to undertake certain transactions. As of September 30, 2001, Port Arthur Coker Company had cash and cash equivalents of $197.6 million, and cash restricted for debt service of our long-term debt within the secured account structure of $30.6 million. For further information on the indebtedness of Port Arthur Coker Company and its subsidiaries, and its impact on cash flow, see "Description of Indebtedness" and "Risk Factors".


     Under Port Arthur Coker Company's senior debt documents, Port Arthur Coker Company was also required to establish a debt service reserve account and at the time the heavy oil upgrade project achieves substantial reliability, deposit or cause the deposit of an amount equal to the next semiannual payment of principal and interest coming due from time to time. In lieu of depositing funds into this reserve account at substantial reliability testing, Port Arthur Coker Company arranged for Winterthur International Insurance Company Limited to provide a separate debt service reserve insurance policy in the maximum amount of $60 million for a period of approximately five years from substantial reliability of the heavy oil upgrade project. Payments will be made under this policy to pay debt service to the extent that Port Arthur Coker Company does not have sufficient funds available to make a debt service payment on any scheduled semiannual payment date during the term of the policy.


     In 1999, Port Arthur Coker Company, through its wholly-owned subsidiary Port Arthur Finance Corp., entered into a $75 million working capital facility that was reduced to $35 million in the first quarter of 2000. The working capital facility is primarily for the issuance of letters of credit securing future purchases of non-Maya crude oil. As of September 30, 2001, there were $18.3 million of letters of credit under this facility. The $40 million reduction was replaced by an insurance policy under which an affiliate of American International Group agreed to insure PEMEX's affiliate against a potential default by Port Arthur Coker Company under the long-term crude oil supply agreement up to a maximum liability of $40 million.


     In order to provide security to PEMEX's affiliate for Port Arthur Coker Company's obligation to pay for shipments of Maya crude oil under the long-term crude oil supply agreement, Port Arthur Coker Company obtained from Winterthur an oil payment guaranty insurance policy for the benefit of PEMEX's affiliate. This oil payment guaranty insurance policy is in the amount of $150 million and will be a source of payment to PEMEX's affiliate if Port Arthur Coker Company fails to pay it for one or more shipments of Maya crude oil. Under Port Arthur Coker Company's senior debt documents, any payments by Winterthur on this policy are required to be reimbursed by Port Arthur Coker Company. This reimbursement obligation to Winterthur has an equal and ratable claim on all of the collateral for holders of Port Arthur Coker Company's senior debt, except in specified circumstances in which it has a senior claim to these parties.


     Funds generated from operating activities and the $197.6 million cash and cash equivalents as of September 30, 2001 are expected to be adequate to fund Port Arthur Coker Company's ongoing operating requirements.



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The risk inherent in our market risk sensitive instruments and positions is the potential loss from adverse changes in commodity prices and interest rates. None of our market risk sensitive instruments are held for trading.


 COMMODITY RISK

     Our earnings, cash flow and liquidity are significantly affected by a variety of factors beyond our control, including the supply of, and demand for, commodities such as crude oil, gasoline and other refined products. The demand for these refined products depends on, among other factors, changes in domestic and foreign economies, weather conditions, domestic and foreign political affairs, planned and unplanned downtime in refineries, pipelines and production facilities, production levels, the availability of imports, the marketing of competitive fuels and the extent of government regulation. As a result, crude oil and refined product prices fluctuate significantly, which directly impacts our net sales and operating revenues and costs of goods sold.

     The movement in petroleum prices does not necessarily have a direct long-term relationship to net income. The effect of changes in crude oil prices on our operating results is determined more by the rate at which the prices of refined products adjust to reflect such changes. We are required to fix the price on our crude oil purchases approximately two to three weeks prior to the time when the crude oil can be processed and sold. As a result, we are exposed to crude oil price movements during this period. In addition, in 1997 and 1998 the market value of our petroleum inventory was below original cost, which resulted in a write-down of inventory to fair market value. The write-down was fully recovered in 1999 when market values increased. Earnings may continue to be impacted by these write-downs, or recovery of write-downs, to market value.

     We utilize limited risk management tools to mitigate risk associated with fluctuations in petroleum prices on our normal operating petroleum inventories. We believe this policy is appropriate since inventories are required to operate the business and are expected to be owned for an extended period of time. We believe the cost of using such tools on an extended basis to manage normal operating petroleum inventories outweighs the benefits.

     We occasionally use several strategies to minimize the impact on profitability of volatility in feedstock costs and refined product prices. These strategies generally involve the purchase and sale of exchange-traded, energy-related futures and options with a duration of six months or less. To a lesser extent we use energy swap agreements similar to those traded on the exchanges, such as crack spreads and crude oil options, to better match the specific price movements in our markets as opposed to the delivery point of the exchange-traded contract. These strategies are designed to minimize, on a short-term basis, our exposure to the risk of fluctuations in crude oil prices and refined product margins. The number of barrels of crude oil and refined products covered by such contracts varies from time to time. Such purchases and sales are closely managed and subject to internally established risk standards. The results of these hedging activities affect refining cost of sales and inventory costs. We do not engage in speculative futures or derivative transactions.


     We prepared a sensitivity analysis to estimate our exposure to market risk associated with derivative commodity positions. This analysis may differ from actual results. The fair value of each derivative commodity position was based on quoted futures prices. As of September 30, 2001, a 10% change in quoted futures prices would result in a $4.2 million change to the fair market value of the derivative commodity position and correspondingly the same change in operating income.



 INTEREST RATE RISK


     Our primary interest rate risk is associated with our long-term debt. We manage this rate risk by maintaining a high percentage of our long-term debt with fixed rates. The weighted average interest rate on our fixed rate long-term debt is 10.5%. We have no material principal payments due prior to September 2003, but as of September 30, 2001, we had the flexibility to call, subject to applicable prepayment premiums, $1,079.6 million of our long-term debt, including all of our floating rate bank term loan subject to certain restrictive covenants as stated in the credit agreement. A 1% change in the interest rate on all long-term debt outstanding would result in a $14.6 million change in pre-tax income. This determination is based on 1% of our total long-term debt outstanding of $1,464.6 million at September 30, 2001. A 1% change in interest rate on the floating rate bank term loans and bank senior loan agreement, which totaled $528 million at September 30, 2001, would result in a $5.3 million change in pre-tax income. In April 2000, as required by the Port Arthur Finance Corp. common security agreement, we purchased a 7.5% LIBOR cap for a portion of the borrowings under the bank senior loan agreement. We are subject to interest rate risk on our floating rate bank term loan and bank senior loan agreement and any direct borrowings under our credit facility. As of September 30, 2001, there were no borrowings under The Premcor Refining Group's credit agreement.

ACCOUNTING STANDARDS NOT YET ADOPTED


     On July 20, 2001 the FASB issued SFAS No. 141 Business Combinations and SFAS No. 142 Goodwill and Other Intangible Assets. SFAS No. 141, effective on issuance, requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and addresses the initial recording of intangible assets separate from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite lives will not be amortized, but will be tested at least annually for impairment. Intangible assets with finite lives will continue to be amortized. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The implementation of SFAS No. 141 and SFAS No. 142 are not expected to have material impact on our financial position or results of operations.

     In July 2001, the FASB approved SFAS No. 143 Accounting for Assets Retirement Obligations. SFAS No. 143 addresses when a liability should be recorded for asset retirement obligations and how to measure this liability. The initial recording of a liability for an asset retirement obligation will require the recording of a corresponding asset which will be required to be amortized. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We are in the process of evaluating the impact of the adoption of this standard on our financial position and results of operations.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). The provisions of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. Management has not completed the process of evaluating the impact that this statement will have on our financial position or results of operation.

     The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants has issued an exposure draft of a proposed statement of position, or SOP, entitled Accounting for Certain Costs and Activities Related to Property, Plant and Equipment. If adopted as proposed, this SOP would require companies to expense as incurred turnaround costs, which it terms as "the non-capital portion of major maintenance costs." Adoption of the proposed SOP would also require that any existing unamortized turnaround costs be expensed immediately. A turnaround is a periodically required standard procedure for maintenance of a refinery that involves the shutdown and inspection of major processing units and generally occurs every three to five years. Turnaround costs include actual direct and contract labor, and material costs for the overhaul, inspection, and replacement of major components of refinery processing and support units performed during the turnaround. We currently amortize turnaround costs, which are included in our consolidated balance sheets in "Other Assets," on a straight-line basis over the period until the next scheduled turnaround, beginning the month following completion. The amortization of turnaround costs is presented as "Amortization" on our consolidated statements of operations.

     The proposed SOP, if made final, would require adoption for fiscal years beginning after June 15, 2002. If this proposed change had been in effect at September 30, 2001, we would have been required to write-off unamortized turnaround costs of approximately $101 million. Unamortized turnaround costs will change throughout the year as maintenance turnarounds are performed and past maintenance turnarounds are amortized. If adopted in its present form, charges related to this proposed change would be recorded in the first quarter of 2003 and would be reported as a cumulative effect of an accounting change, net of tax, in the consolidated statements of operations.

                               INDUSTRY OVERVIEW

     Oil refining is the process of separating hydrocarbon atoms present in crude oil and converting them into usable finished petroleum products. There are approximately 150 oil refineries operating in the United States. The refining industry is characterized by capacity shortage, high utilization, and reliance on imported products to meet demand for finished petroleum products. This overview explains the basics of the refining process and certain factors that influence our industry.


REFINING BASICS


     Refineries are uniquely designed to process specific crude oils into selected products. In general, the different process units inside a refinery perform one of three functions:


     o  separate the many types of hydrocarbons present in crude oil;


     o chemically convert the separated hydrocarbons into more desirable products; and


     o  treat the products by removing unwanted elements and compounds.


Each step in the refining process is designed to maximize the value of the feedstocks, particularly the raw crude oil.


     The first refinery units to process raw crude oil are typically the atmospheric and vacuum distillation units. Crude oil is separated by boiling point in the distillation units under high heat and low pressure and recovered as hydrocarbon fractions. The lowest boiling fractions, including gasoline and liquefied petroleum gas, vaporize and exit the top of the atmospheric distillation unit. Medium boiling liquids, including jet fuel, kerosene and distillates such as home heating oil and diesel fuel, are drawn from the middle. Higher boiling liquids, called gas oils and the highest boiling liquids, called residuum, are drawn together from the bottom and separated in the vacuum distillation unit. The various fractions are then pumped to the next appropriate unit in the refinery for further processing into higher-value products.


     The next step in the refining process is to convert the hydrocarbon fractions into distinct products. One of the ways of accomplishing this is through "cracking," a process that breaks or cracks higher boiling fractions into more valuable products such as gasoline, distillate and gas oil. The most important conversion units are the coker, the fluidized catalytic cracking unit, and the hydrocracker. Thermal cracking is accomplished in the coker, which upgrades residuum into naphtha, which is a low-octane gasoline fraction, distillate, and gas oil. The fluidized catalytic cracking unit converts gas oil from the crude distillation units and coker into liquefied petroleum gas, gasoline, and distillate by applying heat in the presence of a catalyst. The hydrocracker receives feedstocks from the coker, fluidized catalytic cracker and crude distillation units. This unit converts lower value intermediate products into gasoline, naphtha, kerosene, and distillates under very high pressure in the presence of hydrogen and a catalyst.


     Finally, the intermediate products from the distillation and conversion processes are treated to remove impurities such as sulfur, nitrogen and heavy metals, and are processed to enhance octane, reduce vapor pressure, and meet other product specifications. Treatment is accomplished in hydrotreating units by heating the intermediates under high pressure in the presence of hydrogen and catalysts. Octane enhancement is accomplished primarily in a reformer. The reformer converts naphtha, or low-octane gasoline fractions, into higher octane gasoline blendstocks used in increasing the overall octane level of the gasoline pool. Vapor pressure reduction is accomplished primarily in an alkylation unit. The alkylation unit decreases the vapor pressure of gasoline blendstocks produced by the fluidized catalytic cracking and coker units through the conversion of light olefins to heavier, high-octane paraffins.

REFINERY PRODUCTS

     Major refinery products include:

     Gasoline. The most significant refinery product is motor gasoline. Various gasoline blendstocks are blended to achieve specifications for regular and premium grades in both summer and winter gasoline formulations. Refiners must also produce many grades of reformulated gasoline. Reformulated gasolines are special blends containing oxygenates, such as ethers or alcohols, that are tailored to areas of the country with severe ozone pollution. Additives are often used to enhance performance and provide protection against oxidation and rust formation.

     Distillate Fuels. Distillates are diesel fuels and domestic heating oils.

     Kerosene. Kerosene is a refined middle-distillate petroleum product that is used for jet fuel, cooking and space heating, lighting, solvents and for blending into diesel fuel.

     Petrochemicals. Many products derived from crude oil refining, such as ethylene, propylene, butylene and isobutylene, are primarily intended for use as petrochemical feedstock in the production of plastics, synthetic fibers, synthetic rubbers and other products. A variety of products are produced for use as solvents, including benzene, toluene and xylene.

     Liquefied Petroleum Gas. Liquefied petroleum gases, consisting primarily of propane and butane, are produced for use as a fuel and an intermediate material in the manufacture of petrochemicals.

     Residual Fuels. Many marine vessels, power plants, commercial buildings and industrial facilities use residual fuels or combinations of residual and distillate fuels for heating and processing. Asphalts are also made from residual fuels and are used primarily for roads and roofing materials.

     Petroleum Coke. Petroleum coke, a byproduct of the coking process, is almost pure carbon and has a variety of uses. Fuel grade coke is used primarily by power plants as fuel for producing electricity. Premium grades of coke low in sulfur and metal content are used as anodes for the manufacture of aluminum.



CRUDE OIL

     The quality of crude oil dictates the level of processing and conversion necessary to achieve the optimal mix of finished products. Crude oils are classified by their density (light to heavy) and sulfur content (sweet to sour). Light sweet crude oils are more expensive than heavy sour crude oils because they require less treatment and produce a slate of products with a greater percentage of high-priced, light, refined products such as gasoline, kerosene and jet fuel. The heavy sour crude oils typically sell at a discount to the lighter, sweet crude oils because they produce a greater percentage of lower-value products with simple distillation and require additional processing to produce the higher-value light products. Consequently, refiners strive to process the optimal mix, or slate, of crude oils through their refineries, depending on each refinery's conversion and treating equipment, the desired product output, and the relative price of available crude oils.


REFINERY COMPLEXITY

     Refinery complexity refers to a refinery's ability to process less-expensive feedstock, such as heavier and higher-sulfur content crude oils, into value-added products. Generally, the higher the complexity and more flexible the feedstock slate, the better positioned the refinery is to take advantage of the more cost-effective crude oils.

     Refinery complexity is a measure of its cost in terms of its process capabilities. A "complexity factor" is assigned to each process unit based on its relative conversion value compared with the crude distillation unit. A refinery's overall complexity rating is an aggregate of the value assigned to each process unit multiplied by the capacity of the unit as a percentage of the crude distillation unit's capacity. The "Solomon" and "Nelson" complexity factors are standard measures of complexity that are the most widely used in the industry.

REFINERY LOCATIONS

     A refinery's location can have an important impact on its refining margins since a refinery's location can influence its ability to access feedstocks and distribute its products efficiently. There are five regions in the United States, as defined by the Petroleum Administration for Defense Districts, or PADDs, that have historically experienced varying levels of refining profitability due to regional market conditions. For example, refiners located in the Gulf Coast operate in a highly competitive market due to the fact that this region (PADD III) accounts for approximately 37% of the total number of United States refineries and approximately 46% of the country's refining capacity. Alternatively, demand for gasoline and distillates has historically exceeded refining production by approximately 35% in the Midwest (PADD II). PADD I represents the East Coast, PADD IV the Rocky Mountains and PADD V is the West Coast.


STRUCTURE OF REFINING COMPANIES

     Refiners typically are structured as part of an integrated oil company or as an independent entity. Integrated oil companies have upstream operations, which are concerned with the exploration and production of crude oil, combined with downstream, or refining, operations. An independent refiner has no source of proprietary crude oil production.

     Refiners primarily distribute their products as either wholesalers or retailers. Refiners who operate as wholesalers principally sell their refined products under spot and term contracts to bulk and truck rack customers. Wholesalers who sell their products on an unbranded basis are called "merchant refiners." Many refiners, both integrated and independent, distribute their refined products through their own retail outlets.


ECONOMICS OF REFINING

     Refining is primarily a margin-based business where both the feedstocks and refined finished products are commodities. Because operating expenses are relatively fixed, the refiners' goal is to maximize the yields of high-valued products and to minimize feedstock costs.

     The industry uses a number of benchmarks to measure market values and margins:

     WTI. In the United States, West Texas Intermediate crude oil is the reference quality crude oil. West Texas Intermediate is a light sweet crude oil and the West Texas Intermediate benchmark is used in both the spot and futures markets.

     3/2/1 crack spread. Crack spreads are a proxy for refining margins and refer to the margin that would accrue from the simultaneous purchase of crude oil and the sale of refined petroleum products, in each case at the then prevailing price. The 3/2/1 crack spread assumes three barrels of West Texas Intermediate crude oil will produce two barrels of regular unleaded gasoline and one barrel of high-sulfur diesel. Average 3/2/1 crack spreads vary from region to region depending on the supply and demand balances of crude oils and refined products.

     Actual refinery margins vary from the 3/2/1 crack spread due to the actual crude oil used and products produced, transportation costs, regional differences, and the timing of the purchase of the feedstock and sale of the light products.

     High complexity refineries are able to utilize crude oils lower in cost than West Texas Intermediate. The economic advantage of these refineries is estimated by using the heavy/light and the sweet/sour differentials.

     Heavy/light differential. The heavy/light differential is the price differential between Maya, a heavy, sour crude oil and West Texas Intermediate crude oil. Maya crude oil typically trades at a discount to West Texas Intermediate crude oil. Therefore, the heavy/light differential is expressed as a negative, indicating a lower feedstock cost.

     Sweet/sour differential. The sweet/sour differential is the price differential between West Texas Sour, a medium sour crude oil and West Texas Intermediate crude oil. West Texas Sour crude oil trades at a discount to West Texas Intermediate crude oil. Therefore, the sweet/sour differential is expressed as a negative, indicating a lower feedstock cost. Typically, the sweet/sour differential is less than the heavy/light differential.


     Product differentials. Because refineries produce many other products that are not reflected in the crack spread, product differentials to regular unleaded gasoline and high-sulfur diesel are calculated to analyze the product mix advantage of a given refinery. Those refineries that produce relatively high volumes of premium products such as premium and reformulated gasoline, low-sulfur diesel fuel and jet fuel and relatively low volumes of by-products such as liquefied petroleum gas, residual fuel oil, petroleum coke, and sulfur have an economic advantage.



     Operating expenses. Major operating costs include employee labor, repairs and maintenance, and energy. Employee labor and repairs and maintenance are relatively fixed costs that generally increase proportional to inflation. By far, the predominant variable cost is energy and the most reliable price indicator for energy costs is the cost of natural gas.

                                   BUSINESS


OVERVIEW


     We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, petroleum coke and other petroleum products in the United States. We own and operate three refineries with a combined crude oil throughput capacity of approximately 490,000 bpd. Our refineries are located in Port Arthur, Texas; Lima, Ohio; and Hartford, Illinois. The strategic location of our assets allows us to sell petroleum products in the Midwest, where demand for light products, such as transportation fuels, petrochemical feedstocks and heating oil, has historically exceeded refining production, as well as in the Gulf Coast, eastern and southeastern United States. We sell our products on an unbranded basis to approximately 600 distributors and chain retailers through our own product distribution system and an extensive third-party owned product distribution system, as well as in the spot market.

     Our refineries have the capacity to process substantial volumes of low-cost sour and heavy sour crude oil, resulting in lower feedstock costs, a distinct competitive advantage. On a company-wide basis, our heavy sour crude oil processing capacity is approximately 50% of throughput. Our Port Arthur refinery, which possesses one of the world's largest coking units, can process 80% heavy sour crude oil and our Hartford refinery can process up to 60% heavy sour crude oil. For the nine months ended September 30, 2001, light products accounted for approximately 91% of our total product volume. For the same period, high-value, premium product grades, such as high octane and reformulated gasoline, low-sulfur diesel and jet fuel, which are the most valuable types of light products, accounted for approximately 35% of our total product volume. We supply, on an unbranded basis, a significant portion of our products to the growing "boutique" fuels market.


     Our two Midwest refineries, with a combined capacity of 240,000 bpd, are located in a geographic market where demand for light products has historically exceeded refining production. Product prices in the region are established by the market clearing price to satisfy the incremental demand in the region, which has historically been supplied by the Gulf Coast region. Because we do not incur the high cost of transporting refined products via pipelines, our Midwest refineries are able to capture a higher margin than similar refineries that ship product to the Midwest from the Gulf Coast.

     We source our crude oil on a global basis through a combination of long-term crude oil purchase contracts, short-term purchase contracts and spot market purchases. The long-term contracts provide us with a steady supply of crude oil, while the short-term contracts and spot market purchases give us flexibility in obtaining crude oil. Since all three of our refineries have access, either directly or through pipeline connections, to deepwater terminals, we have the flexibility to purchase foreign crude oils via waterborne delivery or domestic crude oils via pipeline delivery. Approximately 80% of the crude oil supply to our Port Arthur refinery is lower cost heavy sour crude oil from Mexico, called Maya, most of which benefits from a mechanism intended to provide us with a minimum average coker gross margin and moderate fluctuations in coker gross margins during the eight-year period from April 1, 2001.


OUR PREDECESSORS AND CORPORATE STRUCTURE

     Clark USA, Inc., our predecessor, was formed by TrizecHahn Corporation in 1988 to acquire a controlling interest in certain refining, distribution and marketing assets from the bankruptcy estate of Clark Oil & Refining Corporation. Those assets, which included the Hartford refinery, the Blue Island refinery and certain Clark retail operations and product terminals, were acquired by Clark Refining & Marketing, Inc., a wholly owned subsidiary of Clark USA. In November 1997, Blackstone acquired a majority interest in Clark USA from TrizecHahn. In 1999, we were formed as Clark Refining Holdings, Inc., a holding company for 100% of the capital stock of Clark USA. In 2000, we changed our name to Premcor Inc., Clark USA changed its name to Premcor USA Inc. and Clark Refining & Marketing, Inc. changed its name to The Premcor Refining Group Inc. Prior to this offering, Blackstone beneficially owned 79.4% of our voting stock and our other principal shareholder, Occidental, beneficially owned 18.2% of our voting stock.

     In 1999, in connection with the financing of the heavy oil upgrade project at our Port Arthur refinery, we acquired 90% of the capital stock of Sabine River Holding, a new entity formed to be the general partner of Port Arthur Coker Company, the entity created to own and lease the assets comprising the heavy oil processing facility. Occidental owns the other 10% of the capital stock of Sabine River Holding. Sabine River Holding also owns 100% of the capital stock of Neches River Holding Corp., which was formed to be the 99% limited partner of Port Arthur Coker Company. Port Arthur Coker Company entered into product purchase, service and supply agreements and facility, site and ground leases, and other arm's length arrangements with The Premcor Refining Group as part of the heavy oil upgrade project. The following chart summarizes our corporate structure prior to this offering:



[GRAPHIC OMITTED]


                  |------------|
                  | Blackstone |
                  |------------|
                         |79.4%
|--------|               |                  |------------|
| Others |--------|      |      |-----------| Occidental |
|--------|    2.4%|      |      |      18.2%|------------|
                  |      |      |                    |
                  |-------------|                    |
                  | PREMCOR INC.|                    |
                  |-------------|                    |10%
                         |                           |
         |--------------------------------------|    |
         |                                      |    |
         |100%                                  |90% |
|------------------|            |----------------------------|
| Premcor USA Inc. |            | Sabine River Holding Corp. |--|
|------------------|            |----------------------------|  |
         |                                      |100%           |
         |                                      |               |
         |                      |----------------------------|  |
         |100%                  | Neches River Holding Corp. |  |
         |                      |----------------------------|  |1% general
         |                                      |99% limited    |partnership
         |                                      |partnership    |interest
         |                                      |interest       |
|---------------------|         |----------------------------|  |
|    The Premcor      |         | Port Arthur Coker Co. L.P. |--|
| Refining Group Inc. |         |----------------------------|
|---------------------|                         |100%
                                                |
                                |----------------------------|
                                | Port Arthur Finance Corp.  |
                                |----------------------------|


THE TRANSFORMATION OF PREMCOR

     Beginning in early 1995 and continuing after Blackstone acquired its controlling interest in our predecessor in 1997, we completed several strategic initiatives that have significantly enhanced our competitive position, the quality of our assets, and our financial and operating performance. For example, we:

     Divested our Non-core Assets to Focus on Refining. We divested our non-core assets during 1998 and 1999, generating net proceeds of approximately $325 million, which we reinvested into our refining business. In 1998, we sold minority interests in several crude oil and product pipelines. In July 1999, we sold our retail business, which included 672 company-operated, and over 200 franchised, gas convenience stores. Also in 1999, we sold the majority of our product distribution terminals.

     Acquired Additional Competitive Refining Capacity. We have increased refining capacity approximately threefold through the acquisition of two refineries. In 1995, we significantly changed the character of our asset base by acquiring the Port Arthur refinery, which was then operating at a capacity of 170,000 bpd. In August 1998, we further expanded our refining capacity by acquiring the 170,000 bpd Lima, Ohio refinery.

     Invested in Improving the Productivity of our Asset Base. We implemented capital projects to increase throughput and premium product yields and to reduce operating expenses within our refining asset base. Upon the acquisition of our Port Arthur refinery in 1995, we initially upgraded the facility to a capacity of 232,000 bpd. We recently completed construction and commenced operation of a heavy oil upgrade project at Port Arthur, further increasing its capacity to 250,000 bpd and significantly expanding its ability to process heavy sour crude oil. Over the last several years, we have increased our Hartford refinery's heavy sour crude oil throughput capacity by approximately 10,000 bpd and improved overall premium product yields. Since the acquisition of the Lima refinery in 1998, we have improved the product distribution logistics surrounding the refinery to allow the refinery to increase its throughput and more fully utilize that facility's 170,000 bpd capacity. We allocate capital to these projects based on a rigorous analysis of the expected return on capital. Based upon such a review of our 80,000 bpd Blue Island, Illinois refinery, we determined that, due to its poor competitive position as a relatively small refinery configured to process primarily light sweet crude oil, it would not have been able to meet our return on capital and free cash flow targets. As a result, we closed Blue Island in January 2001. These productivity improvements, together with the acquisitions described in the preceding paragraph, have strengthened our asset base, improving our combined Solomon complexity rating from 9.1 to 11.7, and expanded our capacity to process sour and heavy sour crude oil from 45,000 bpd in 1994 to 242,000 bpd, an approximate 400% increase.

     Improved our Operating, Safety and Environmental Performance. We implemented a number of programs to increase the reliability of our operations and improve our safety and environmental performance. In 1999, we appointed a Director of Reliability, reporting directly to the Chief Executive Officer, and have established an internal benchmarking and best practices program, developed a root-cause analysis program and installed an automated maintenance management system. Over the last several years, we have made significant expenditures to improve our safety and environmental record. As a result, we have significantly reduced our company-wide "recordable injuries" and "lost time injuries," each as defined by the Occupational Safety and Health Act. We reduced our "recordable injury" rate by 57% from 1995 to 2000. As of September 30, 2001, each of our Lima and Port Arthur refineries had accumulated over five million employee hours without a lost time injury. According to the latest survey by the National Petrochemical & Refiners Association, or NPRA, which was conducted for year-end 1999, of the approximately 218 United States refining and chemical facilities included in the survey, only five such facilities had ever achieved the five million employee hour milestone and, as of the time of the survey, no company had two refineries do so. As of September 30, 2001, we have accumulated in total over 14.4 million employee hours without a lost time injury. In addition, we have improved our environmental record, as evidenced by a 23% reduction of total air emissions per barrel of throughput since 1994.

     Expanded our Unbranded Petroleum Product Distribution Capabilities. We expanded and enhanced our capabilities to supply unbranded boutique fuels to the increasing number of geographic regions requiring these specialized petroleum products. As part of the sale of our terminal operations, we gained access, subject to availability, to an extensive pipeline and terminal network for the distribution of products from each of our three refineries. In part due to this improved distribution capability, our margins on unbranded petroleum products in excess of spot market prices have increased from $0.227 per barrel in 1998 to $0.625 per barrel for the nine months ended September 30, 2001.


     Recruited and Developed an Experienced Management Team. We recruited and developed a new management team, consisting of energy and refining industry veterans, to lead the company. William C. Rusnack, a former Atlantic Richfield Company executive with over 34 years of industry experience, became President and Chief Executive Officer in May 1998. Mr. Rusnack leads a new senior level executive management team, consisting of Ezra C. Hunt, Executive Vice President and Chief Financial Officer, who joined us in 2001 and Jeffry N. Quinn, Executive Vice President and Chief Administrative Officer, who joined us in 2000. These executive officers have an average of over 15 years experience in senior level executive positions in the energy and refining industry. Several key individuals have been recently promoted into senior level positions with significant increased responsibility in administration, finance and operations functions. Our operational management team has an average of 26 years of energy industry experience.

MARKET TRENDS

     We believe that the outlook for the United States refining industry is attractive due to the following trends:


     Favorable Supply and Demand Fundamentals. We believe that the supply and demand fundamentals for refined petroleum products have improved since the late 1990's and will continue to improve. Decreasing petroleum product demand and deregulation of the domestic refining industry in the 1980s, along with new fuel standards introduced in the early 1990s, contributed to years of decreasing domestic refining capacity. According to the Department of Energy's Energy Information Administration, or EIA, the number of United States refineries has decreased from a peak of 324 in 1981 to 150 in September 2001. The EIA projects that capacity additions at existing refineries will increase total domestic refining capacity at an annual rate of only 0.5% per year over the next two decades and that utilization will remain high relative to historic levels, ranging from 91% to 95% of design capacity. We believe that impending regulatory requirements will result in the rationalization of non-competitive refineries, further reducing refining supply.


     Net imports of petroleum products, largely from northwest Europe and Asia, have historically supplemented domestic refining supply shortfalls, accounting for a relatively consistent amount of approximately 7% of total United States supply over the last 15 years. We expect that imports will continue to occur primarily during periods when refined product prices in the United States are materially higher than in Europe and Asia.

     While refining capacity growth is expected by the EIA to be nominal, the EIA expects demand for petroleum products to continue to grow steadily at 1.3% per year over the next two decades. Almost 96% of the projected growth is expected to come from the increased consumption of light products including gasoline, diesel, jet fuel and liquefied petroleum gas.

     Increasing Supplies of Lower Cost Sour and Heavy Sour Crude Oil. We believe that increasing worldwide supplies of lower cost sour and heavy sour crude oil will provide an increasing cost advantage to those refineries with complex configurations that are able to process these crude oils. Purvin and Gertz, an independent engineering firm, estimates that the total worldwide heavy sour crude oil production will increase by approximately 39% from 9.7 million bpd in 2000 to 13.5 million bpd in 2010, resulting in a continuation of the downward price pressure on these crude oils relative to benchmark West Texas Intermediate crude oil. Over the next several years, significant volumes of sour and heavy sour crude oils are expected to be imported into the United States, primarily from Latin America and Canada. Purvin & Gertz expects domestic imports of this production to increase from 3.0 million bpd presently to 5.3 million bpd by 2010.

     Increasing Demand for Specialized Refined Petroleum Products. We expect that products meeting new and evolving fuel specifications will account for an increasing share of total fuel demand, which will benefit refiners possessing the capabilities to blend and process these boutique fuels. As part of the Clean Air Act of 1990 and subsequent amendments, several major metropolitan areas in the United States with air pollution problems are required to use reformulated gasoline meeting certain environmental standards. According to the EIA, demand for reformulated gasoline and the oxygenates used in its production will increase from approximately 3.3 million bpd in 2000 to approximately 4 million bpd in 2010, accounting for approximately 40% of all annual gasoline sales. According to officials of the United States Department of Energy, the trend toward banning MTBE as a blendstock in reformulated gasoline will result in a reduction of the gasoline supply by 3% to 4%.

     Continued Consolidation of the Refining Sector. We believe that the continuing consolidation in the refining industry will create attractive opportunities to acquire competitive refining capacity. During the period from 1990 to 2000, the percentage of refining capacity owned by major integrated oil companies decreased from 66% to 57%. Many integrated oil companies divested refining assets rather than making costly investments to meet increasingly strict product specifications. During this same period, the percentage of refining capacity owned by the top ten owners of refining assets increased from 57% to 69% and the share held by independent refiners increased from 16% to 33%. New environmental regulations will require the refining sector to make substantial investments in refining assets and pollution control technologies. We believe these substantial costs will likely force many inefficient refiners out of the market.

     Improving Economics in the Midwest and Gulf Coast Regions. We expect that the Midwest, or PADD II region, where our Lima and Hartford refineries are located and where there has been a historical imbalance between supply of and demand for light products, will become increasingly attractive as a result of the following industry trends:

   -- the growing gap between the amount of refined products consumed within the region and the production capacity of refiners located within the region, which could be exacerbated by additional reductions in refining capacity due to refinery closures as a result of regulatory requirements;

   --  current high utilization rates of product pipelines serving the region;

   -- increasing options in procuring crude oil from the Gulf Coast and Canada;


   -- the requirements in several local areas within the region for boutique fuels; and

   -- rapid growth of independent retail chains, which increases the market outlet for unbranded petroleum products.

     We believe the Gulf Coast, or PADD III region, where our Port Arthur refinery is located, will benefit from the following trends:

   -- an additional 400,000 to 500,000 bpd of product pipeline distribution capacity expected to be added over the next two years, which will allow the region to become a more significant source of incremental refined product supply, particularly for the Southeast, Midwest, Rocky Mountains and West Coast;

   -- increasing demand for Gulf Coast-sourced product driven by potential refinery closures in other areas, particularly in the Midwest and Rocky Mountain regions; and

   -- increasingly easy access to crude oil, both waterborne and pipeline, and sophisticated product distribution networks serving the vast majority of the United States.


COMPETITIVE STRENGTHS

     As a result of our transformation, we have developed the following strengths:


     Refining Focus. We are a "pure-play" refiner, without the obligation to supply our own retail outlets or the cost of supporting our own retail brand. As a result, we are free to supply our products into the distribution channel or market that we believe will maximize profit. We do not own any other assets or businesses, such as petroleum exploration and production or retail distribution assets, that compete for capital or management attention. Therefore, our capital and attention are focused on improving our existing refineries and acquiring additional competitive refining capacity. Although many of our competitors are integrated oil companies that are better positioned to withstand market volatility, such competitors are not fully able to capitalize on periods of strong refining margins. See "--Competition."

     Strategic Refinery Locations in Key Geographic Regions. Our assets are logistically well located with access to a wide variety of crude oils and product distribution systems. Our access to key port locations on the Gulf Coast enables us to ship waterborne crude oil to our Midwest refineries via major pipeline systems. Our Midwest refineries provide us with a strong presence in the attractive PADD II market, where demand for light products, such as gasoline and distillates, has historically exceeded refining production, resulting in higher margins. These refineries also benefit from the facts that the Midwest region is dependent upon the import of supplies from outside the region and that the pipelines available to deliver products to the region are fully utilized, which effectively places a ceiling on external supply into the region, giving local refineries such as ours a logistical advantage. Therefore, any disruption in local refinery production or pipeline supply magnifies this supply shortage. In addition, our Hartford refinery, with its ability to process up to 60% heavy sour crude oil, is well positioned to benefit from the increasing availability of Canadian heavy sour crude oil, readily available via the Express/Platte pipeline. The Hartford refinery also has a competitive advantage during the summer driving season because our competitors in the region have difficulty producing the boutique reformulated gasoline required by the specifications for that region and competitors outside the region have difficulty supplying it to the region.

     Significant Capacity to Process Low-Cost Heavy Sour Crude Oil. Our heavy sour crude oil processing capacity is approximately 50% of throughput, giving us a cost advantage over other refiners that are not able to process high volumes of these less expensive crude oils. Our Port Arthur refinery, which possesses one of the largest coking units in the world, can process 80% heavy crude oil and our Hartford refinery can process up to 60% heavy and sour crude oil.

     Proven Ability to Grow through Acquisitions and High-Return Productivity Improvement Projects. Our acquisition experience, technical expertise and project evaluation, structuring and implementation abilities enable us to make attractive acquisitions and undertake successful profit-enhancing projects. For example, we purchased the Port Arthur refinery at an attractive price and successfully upgraded and enhanced the refinery with the heavy oil upgrade project, achieving substantial mechanical completion and becoming fully operational on time and under budget. Our purchase of the Lima refinery, which involved asset price negotiations, shared environmental liabilities, a senior notes offering and an amended working capital facility, was completed in approximately 60 days. We believe that these skills will enable us to continue to successfully undertake acquisitions and discretionary capital expenditure projects we have identified.

     Favorable Crude Oil Supply Contract with PEMEX Affiliate. We have a long-term crude oil supply agreement with an affiliate of PEMEX that provides a stable and secure supply of Maya crude oil. This contract, which currently covers approximately one-third of our company-wide crude oil requirements, contains a mechanism intended to provide us with a minimum average coker gross margin and to moderate fluctuations in coker gross margins during the eight-year period from April 1, 2001. Essentially, if the formula-based coker gross margin set forth in the contract, which is calculated on a cumulative quarterly basis, differs from the support amount of $15 per barrel, we receive discounts from the PEMEX affiliate or pay a premium to the PEMEX affiliate on purchases of Maya crude oil. The amounts of such discounts are limited to $30 million per quarter and the amounts of such premiums are limited to $20 million per quarter. However, we are not required to pay premiums in excess of accumulated net shortfalls in our formula coker gross margins--in other words, we retain the benefit of net cumulative surpluses in our formula coker gross margins as compared to the support amount of $15 per barrel. For purpose of comparison, the $15 per barrel minimum average coker gross margin support amount equates to a WTI/Maya crude oil price differential of approximately $6 per barrel using market prices during the period from 1988 to 2000, which slightly exceeds actual market differentials during that period.


BUSINESS STRATEGIES

     Our goal is to be the premier independent refiner and supplier of unbranded petroleum products in the United States. We believe that this offering and the application of proceeds to reduce indebtedness will allow us greater flexibility to execute the following business strategies:

     Expand and Enhance our Competitive Position in the Gulf Coast and Midwest Refining Supply Regions. We will continue to expand and enhance our competitive position in the Gulf Coast and Midwest regions by investing in high-return projects at our refineries and selectively making acquisitions. Based on our engineering and financial analysis, we have identified projects that will generate an attractive return on capital and be accretive to earnings. We believe that the continuing consolidation in our industry, the strategic divestitures by major integrated oil companies and the rationalization of specific refinery assets by merging companies will present us with attractive acquisition opportunities. We believe our proven record of successfully integrating acquired facilities into our existing operations and profitably enhancing the performance at acquired operations positions us particularly well to capitalize on these opportunities.

     Establish Competitive Positions in Additional Refining Supply Regions through Acquisitions and Subsequent Upgrade Projects. We will opportunistically establish competitive positions in other refining supply regions where we believe we can generate an attractive return on capital and increase earnings per share. As we have recently done with the Port Arthur refinery, we will focus on opportunities that present significant upgrade potential through investment. We believe that acquisition opportunities in these regions will be available as a result of the same industry consolidation trend noted above.

     Increase our Capacity to Process Low-Cost Sour and Heavy Sour Crude Oil. In developing our supply regions, we intend to increase, either through internal investment or acquisitions, our capacity to process sour and heavy sour crude oils, thereby lowering our crude oil feedstock costs. We believe that increasing supplies of sour and heavy sour crude oil into the United States will benefit refineries configured to process these types of less expensive crude oils.

     Expand our Sales and Distribution of Specialized Unbranded Petroleum Products. We will increase our sales and supply capabilities of boutique fuels, as varying regional fuel specifications drive differentiation of certain refined petroleum products. Because we have no brand support requirements, we are able to opportunistically provide these fuels to meet unique market demands. In the 1970s, there were six different types of gasoline. Currently, there are more than 15 types, each produced in up to three octane levels, some in both winter and summer grades, resulting in almost 50 different gasolines. With boutique fuels expected to account for approximately 40% of annual gasoline sales in the United States by 2010, we will continue to develop our capabilities for supplying these high-value, specialized unbranded petroleum products, particularly in the growing Texas, southeast and eastern markets.

     Further Enhance Operational Excellence in Reliability, Safety and Environmental Stewardship. We will continue to devote significant time and resources toward improving the reliability, safety and environmental performance of our operations. We will seek to increase operational performance through our commitment to our preventative maintenance program and to training and development, including required training programs such as "proactive manufacturing" and "defect elimination". We will continue to emphasize safety in all aspects of our operations. We believe safety can be measured and managed like all other aspects of our business. We have identified several projects designed to increase our operational excellence. For example, at our Hartford refinery, investments for process control systems are designed to increase reliability and improve product yields and rates. At Port Arthur, we have a portfolio of projects designed to increase reliability. At Lima, we have identified and are implementing a number of projects designed to decrease energy consumption, reduce carbon monoxide emissions and improve safety.

     Be a Premier Employer. We will remain committed to our efforts to be viewed as a premier employer in our industry, in our communities and by our employees. This will allow us to continue upgrading and developing the quality of our management team and employees. This strategy involves providing competitive compensation and benefits, establishing and maintaining a set of core values according to which we manage our business, promoting a culture of teamwork, respect and communication and demonstrating a commitment to the continuing development of our employees and organization. For example, our performance management system provides direction to employees regarding our expectations of employee conduct; we also administer an executive development course focused on leadership and individual and group effectiveness, which supplements our refinery level training and development initiatives. We also made significant enhancements to our compensation and benefit programs, including the introduction of an enhanced bonus program for our top and middle level managers, an improved bonus plan for all salaried employees and the adoption, effective January 1, 2002, of a cash balance pension plan for our salaried workforce. We believe that our enhanced commitment to the development of our employees, compensation and benefits program will allow us to retain our best employees and attract new high quality employees.


REFINERY OPERATIONS

     We have three refineries in two regions: Port Arthur, Texas comprises Gulf Coast operations; Lima, Ohio and Hartford, Illinois comprise Midwest operations.

     Our aggregate crude oil throughput capacity at our three refineries is 490,000 bpd. The configuration at each of our refineries is single-train coking, which means that each of our refineries has a single crude unit and a coker unit. The following table provides a summary of key data for each of our three refineries as of September 30, 2001 and for the nine months then ended.



                               REFINERY OVERVIEW





                                                PORT ARTHUR,       LIMA,       HARTFORD,
                                                    TEXAS           OHIO       ILLINOIS           COMBINED
                                               --------------   -----------   ----------   ---------------------
Crude distillation capacity (bpd) ..........      250,000         170,000       70,000             490,000
Solomon complexity .........................         14.0             9.2         10.7                11.9
                                                                                              (weighted average)
CRUDE SLATE CAPABILITY:
 Heavy sour ................................           80%             --%          60%                50%
 Medium and light sour .....................           20              10           40                 19
 Sweet .....................................           --              90           --                 31
                                                  -------         -------       ------            -------
   TOTAL ...................................          100%            100%         100%              100%
                                                  =======         =======       ======            =======
PRODUCTION
LIGHT PRODUCTS:
 Conventional gasoline .....................         32.8%           51.1%        45.0%            40.2%
 Premium and reformulated gasoline .........          9.9             8.8         10.5              9.6
 Diesel fuel ...............................         29.8            14.8         33.7             25.8
 Jet fuel ..................................          7.5            16.7           --              9.2
 Petrochemical feedstocks ..................          7.6             5.0          4.7              6.4
                                                  -------         -------       ------           -------
   SUBTOTAL LIGHT PRODUCTS .................         87.6            96.4         93.9             91.2
Petroleum coke and sulfur ..................         10.6             2.1          6.1              7.3
Residual oil ...............................          1.8             1.5           --              1.5
                                                  -------         -------       ------           -------
   TOTAL PRODUCTION ........................          100%            100%         100%             100%
                                                  =======         =======       ======           =======


 PRODUCTS

     Our principal refined products are gasoline, on and off-road diesel fuel, jet fuel, liquefied petroleum gas, petroleum coke and residual oil. Gasoline, on-road (low-sulfur) diesel fuel and jet fuel are primarily transportation fuels. Off-road (high-sulfur) diesel fuel is used mainly in agriculture and as railroad fuel. Liquefied petroleum gas is used mostly for home heating and as chemical and refining feedstocks. Petroleum coke, a by-product of the coking process, can be burned for power generation or used to process metals. Residual oil (slurry oil and vacuum tower bottoms) is used mainly as heavy industrial fuel, such as for power generation, or to manufacture roofing materials or create asphalt for highway paving. We also produce many unfinished petrochemical feedstocks that are sold to neighboring chemical plants at our Port Arthur and Lima refineries.

 GULF COAST OPERATIONS


     The Gulf Coast, or PADD III, region of the United States, which is the largest PADD in the United States in terms of crude oil throughput capacity, is comprised of the states of Alabama, Arkansas, Louisiana, Mississippi, New Mexico and Texas. According to the NPRA, 56 refineries were operating as of September 30, 2001, with a total crude oil throughput capacity of approximately 7.5 million bpd.


     The market has historically had an excess supply of products, with the EIA estimating light product demand at approximately 2.2 million bpd and light product production at approximately 6.0 million bpd. Approximately 62%, or 3.7 million barrels are exported, mainly to the eastern seaboard or Midwest markets.

     Explorer, TEPPCO, Seaway and Phillips pipelines transport Gulf Coast product to markets located in the Midwest region, and the Colonial and Plantation pipelines transport products to markets located in the Northeast and Southeast United States. In addition to the product pipeline system, product can be shipped by barge and tanker to both the eastern seaboard and West Coast markets.

     Port Arthur Refinery



     Our Port Arthur refinery is located on the Gulf Coast, which accounts for 47% of total domestic refining capacity and is one of the most competitive markets in the United States. We acquired the refinery from Chevron Products Company in February 1995. This refinery is located on a 4,000-acre site, of which less than 200 acres are occupied by active operating units, in Port Arthur, Texas, approximately 90 miles east of Houston. Since acquiring the refinery, we have increased the crude oil throughput capacity from approximately 178,000 bpd to its current 250,000 bpd and expanded the refinery's ability to process heavy sour crude oil. The refinery now has a Solomon complexity rating of approximately 14.0. For a description of the Solomon complexity rating, see "Industry Overview--Refinery Complexity." It has the ability to process 100% sour crude oil, including up to 80% heavy sour crude oil. The refinery includes a crude unit, a catalytic reformer, a hydrocracker, a fluidized catalytic cracking unit, a delayed coker and a hydrofluoric acid alkylation unit. It produces conventional gasoline, reformulated gasoline, 100% low-sulfur diesel fuel and jet fuel, petrochemical feedstocks and fuel grade coke.



     The heavy oil upgrade project at our Port Arthur refinery increased from 20% to 80% the refinery's capability of processing heavy sour crude oil. The project achieved mechanical completion in December 2000 and became fully operational in the first quarter of 2001. Both milestones were achieved on time and under budget.


     The project, which cost approximately $830 million, involved the construction of new coking, hydrocracking and sulfur removal capabilities and upgrades to existing units and infrastructure. According to Purvin & Gertz, the 80,000 bpd coker unit at the refinery is one of the largest in the world. The upgrades completed in 2000 included improvements to the crude unit, which increased crude oil throughput capacity from 232,000 bpd to 250,000 bpd. Our Port Arthur refinery is now particularly well-suited to process significantly greater quantities of lower-cost heavy sour crude oil. The heavy oil upgrade project has significantly improved the financial performance of the refinery. Our subsidiary, Port Arthur Coker Company, which owns the coker, the hydrocracker, the sulfur removal unit and related assets and equipment and leases the crude unit and the hydrotreater from another of our subsidiaries, The Premcor Refining Group, sells the refined products and intermediate products produced by the heavy oil processing facility to The Premcor Refining Group pursuant to arm's length pricing formulas based on public market benchmark prices. The Premcor Refining Group then sells these products to third parties.

               FEEDSTOCKS AND PRODUCTION AT PORT ARTHUR REFINERY





                                            FOR THE YEAR ENDED DECEMBER 31,
                                 -----------------------------------------------------
                                            1998                       1999
                                 -------------------------- --------------------------
                                      BPD       PERCENT OF       BPD       PERCENT OF
                                  (THOUSANDS)      TOTAL     (THOUSANDS)      TOTAL
                                 ------------- ------------ ------------- ------------
FEEDSTOCKS
CRUDE OIL THROUGHPUT:
 Sweet crude oil ...............       17.0          7.6%         10.4          5.0%
 Medium and light sour
  crude oil ....................      176.9         79.5         156.2         75.8
 Heavy sour crude oil ..........       25.3         11.4          33.4         16.2
                                      -----        -----         -----        -----
  TOTAL CRUDE OIL ..............      219.2         98.5         200.0         97.0
Unfinished and blendstocks .....        3.4          1.5           6.0          3.0
                                      -----        -----         -----        -----
   TOTAL FEEDSTOCKS ............      222.6        100.0%        206.0        100.0%
                                      =====        =====         =====        =====
PRODUCTION
LIGHT PRODUCTS:
 Conventional gasoline .........       78.5         34.9%         75.9         36.4%
 Premium and reformulated
  gasoline .....................       20.4          9.1          15.6          7.5
 Diesel fuel ...................       59.5         26.4          61.1         29.3
 Jet fuel ......................       23.7         10.5          18.1          8.7
 Petrochemical feedstocks ......       26.9         12.0          23.1         11.1
                                      -----        -----         -----        -----
  SUBTOTAL LIGHT PRODUCTS ......      209.0         92.9         193.8         93.0
Petroleum coke and sulfur ......       11.5          5.1          11.1          5.3
Residual oil ...................        4.5          2.0           3.6          1.7
                                      -----        -----         -----        -----
   TOTAL PRODUCTION ............      225.0        100.0%        208.5        100.0%
                                      =====        =====         =====        =====




                                 FOR THE YEAR ENDED DECEMBER      NINE MONTHS ENDED
                                             31,                  SEPTEMBER 30, 2001
                                 --------------------------     ---------------------
                                            2000
                                 --------------------------
                                      BPD       PERCENT OF       BPD       PERCENT OF
                                  (THOUSANDS)      TOTAL     (THOUSANDS)     TOTAL
                                 ------------- ------------ ------------- -----------
FEEDSTOCKS
CRUDE OIL THROUGHPUT:
 Sweet crude oil ...............        3.6          1.7%          --           --%
 Medium and light sour
  crude oil ....................      155.1         74.9          48.8        20.7
 Heavy sour crude oil ..........       43.4         21.0         176.4        74.7
                                      -----        -----         -----       -----
  TOTAL CRUDE OIL ..............      202.1         97.6         225.2        95.4
Unfinished and blendstocks .....        5.0          2.4          10.8         4.6
                                      -----        -----         -----       -----
   TOTAL FEEDSTOCKS ............      207.1        100.0%        236.0       100.0%
                                      =====        =====         =====       =====
PRODUCTION
LIGHT PRODUCTS:
 Conventional gasoline .........       73.4         34.9%         81.9        32.8%
 Premium and reformulated
  gasoline .....................       18.1          8.6          24.6         9.9
 Diesel fuel ...................       58.0         27.5          74.4        29.8
 Jet fuel ......................       16.6          7.9          18.6         7.5
 Petrochemical feedstocks ......       23.7         11.3          18.9         7.6
                                      -----        -----         -----       -----
  SUBTOTAL LIGHT PRODUCTS ......      189.8         90.2         218.4        87.6
Petroleum coke and sulfur ......       11.3          5.3          26.5        10.6
Residual oil ...................        9.5          4.5           4.6         1.8
                                      -----        -----         -----       -----
   TOTAL PRODUCTION ............      210.6        100.0%        249.5         100%
                                      =====        =====         =====       =====



     Our Port Arthur refinery has reduced "recordable injuries" and "lost work days" as defined by the Occupational Safety and Health Administration. The recordable injury rates have improved from 4.4 in 1995 to an average of less than 1.4 in 2000, compared to a United States refining industry average recordable injury rate of 1.5 in 2000. As of September 30, 2001, the refinery achieved 7.1 million employee hours without a lost time injury. Our Port Arthur refinery's streak ended on October 4, 2001, when it incurred its first lost time injury in over four years.


     Feedstock and Other Supply Arrangements. The refinery's Texas Gulf Coast location is close to the major heavy sour crude oil producers and permits access to many cost-effective domestic and international crude oil sources via waterborne delivery to the refinery dock or from two terminals, the Sun terminal and the Oiltanking Beaumont Inc. terminal at Nederland, Texas, and through the Equilon Pipeline. We purchase approximately 200,000 bpd of heavy sour crude oil, or 80% of the refinery's daily crude oil processing capacity, via waterborne delivery from an affiliate of PEMEX under term crude oil supply agreements, one of which is a long-term agreement expiring in 2011. Under this long-term agreement, PEMEX guarantees its affiliate's obligations to us. The remaining 20% of processing capacity utilizes a medium sour crude oil, the sourcing of which is optimally allocated between foreign waterborne crude oil, and domestic offshore Gulf Coast sour crude oil delivered by pipeline.

     Waterborne crude oil is delivered to the refinery docks or via the Sun Terminal or the Oiltanking Beaumont terminal, both of which are connected by pipeline to our Lucas tank farm for redelivery to the refinery. Pipeline crude oil can also be received from Equilon's pipeline originating in Clovelly, Louisiana.

     The long-term crude oil supply agreement with the PEMEX affiliate provides our subsidiary, the Port Arthur Coker Company, with a stable and secure supply of Maya crude oil. An important feature of this agreement is a mechanism intended to provide us with a minimum average coker gross margin and moderate fluctuations in our coker gross margins during the eight-year period from April 1, 2001. This mechanism uses a formula to approximate quarterly coker gross margins and provides for discounts or premiums on our crude oil purchases from the PEMEX affiliate in subsequent quarters based on the following methodology.

     Quarterly formula coker gross margins that exceed the minimum average coker gross margin of $15 per barrel result in a quarterly surplus, while quarterly formula coker gross margins that fall short of the minimum average coker gross margin of $15 per barrel result in a quarterly shortfall. The contract provides:

     o in the case of a quarterly shortfall amount, the amount of such shortfall, less the amount, if any, by which cumulative surpluses exceed cumulative shortfalls for prior quarters, will be taken as a discount on our crude oil purchases from the PEMEX affiliate in the succeeding quarter; provided, however, that in any given quarter the discount we receive may not exceed $30 million regardless of the magnitude of the net shortfall accumulated. Any such "excess discounts" will be carried forward and applied in subsequent quarters; and

     o in the case of a quarterly surplus amount, the lesser of the amount of such surplus and the amount, if any, by which cumulative shortfalls exceed cumulative surpluses for prior quarters, will be paid as a premium on our crude oil purchases from the PEMEX affiliate in the succeeding quarter; provided, however, that in any given quarter the premium we pay may not exceed $20 million. Any such "excess premiums" will be carried forward and applied in subsequent quarters.


     As of September 30, 2001, as a result of the favorable market conditions related to the value of Maya crude oil versus the refined products derived from it, the amount of cumulative quarterly surpluses exceeded cumulative quarterly shortfalls by $112.5 million. As a result, to the extent we experience quarterly shortfalls in formula coker gross margins going forward, the price we pay for Maya crude oil in succeeding quarters will not be discounted unless cumulative surpluses are offset by cumulative shortfalls. Also, because the amount of any premium we pay on the price of Maya crude oil is limited to the amount of net cumulative shortfalls in prior quarters, we will not be required to pay a premium in succeeding quarters in excess of the net cumulative shortfall. In other words, we retain the benefit of net cumulative surpluses in our formula coker gross margins in excess of the support amount of $15 per barrel.

     In May 2001, we entered into marine charter agreements with The Sanko Steamship Co., Ltd. of Tokyo, Japan, for three tankers custom designed for delivery to our docks. We intend to use the ships solely to transport Maya crude oil from the loading port in Mexico to our refinery dock in Port Arthur. Because of the custom design of the tankers, our dock will be accessible 24 hours a day by the tankers, unlike the daylight-only transit requirement applicable to ships approaching all other terminals in the Port Arthur area. We believe our marine charter arrangement will save approximately $4 million per year in third party terminal costs and improve delivery reliability of crude oil to our Port Arthur refinery. The ships are currently under construction and are scheduled for delivery in late 2002. The charter agreements have an eight-year term from the date of delivery of each ship and are renewable for two one-year periods.


     Hydrogen is supplied to the refinery under a 20-year contract with Air Products and Chemicals Inc., or Air Products. Air Products has constructed, on property leased from us, a new steam methane reformer and two hydrogen purification units. Air Products also supplies steam and electricity to our Port Arthur refinery. If our requirements exceed the daily amount provided for under the contract, we may purchase additional hydrogen from Air Products. Certain bonuses and penalties are applicable for various performance targets under the contract.


     Mixed butylenes from the fluidized catalytic cracker unit and the coker unit are processed for a fee by Huntsman Petrochemical Corporation to produce MTBE for sale or refinery consumption. The unused portion of the mixed butylene stream and incremental purchases are returned to the refinery for use as alkylation feedstock. Methanol required to produce the MTBE is purchased by us and delivered to Huntsman. The butylenes are transported to and from Huntsman by dedicated pipelines owned by Huntsman. This is a one-year renewable agreement which may be cancelled upon 90 days' notice.


     We purchase Huntsman's entire production of pyrolysis gasoline, or pygas, produced from their Port Arthur ethylene cracker. Pygas is transported by dedicated pipeline from Huntsman to the refinery for use as a refinery gasoline blendstock. This agreement is for five years ending December 31, 2004, but can be cancelled by us, if desired as a result of gasoline specification changes due to Tier 2 gasoline standards, since the sulfur content of pygas may exceed that which is permitted by the regulations.

     Energy. We generate most of the electricity for our Port Arthur refinery in our own cogeneration plants. The remainder of our electricity needs is supplied under a long-term agreement with Air Products, which has a cogeneration plant as part of its on-site hydrogen plant. In addition, we buy power from Entergy Gulf States, Inc. under peak load conditions, or if a generator experiences a mechanical failure. During times when we have excess power, we sell the excess to Entergy. We have received notice of cancellation of this agreement by Entergy due to deregulation, which will take place in January 2002. At that time, we will need to make alternative arrangements.

     Our Port Arthur refinery purchases natural gas at a price based on a monthly index, pursuant to a contract with Entex Gas Marketing, a subsidiary of Reliant Energy, that terminates in June 2003. The contract provides for 60,000 million btu of natural gas per day on a firm, uninterruptible basis, which is the amount of natural gas consumed by us each day at the refinery. The contract also allows for wide flexibility in volumes without any additional cost. If we need to replace this contract, there are many alternative sources of natural gas available.

     Product Offtake. The gasoline, low-sulfur diesel and jet fuel produced at our Port Arthur refinery are distributed into the Colonial Pipeline, Explorer Pipeline, TEPPCO Pipeline or through the refinery dock into ships or barges. The advantage of a variety of distribution channels is that it gives us the flexibility to direct our product into the most profitable market. The TEPPCO Pipeline is fed directly out of the refinery tankage, through pipelines we own and operate. The Colonial and Explorer Pipelines are fed from the Port Arthur Products Station tank farm, which we partly own through a joint venture with Motiva Enterprises LLC and Unocal Pipeline Company, operated by Equilon Enterprises LLC. We also own the pipelines which distribute products from the refinery to the Port Arthur Products Station tank farm. Products loaded at the refinery docks come directly out of our Port Arthur refinery tankage. A pipeline also runs from the refinery to Equilon's Beaumont light products terminal. We supply all the products to the Motiva terminal. The petroleum coke produced is moved through the refinery dock by third-party shiploaders. The petroleum coke is sold to five customers under term agreements, for periods of one to four years, all indexed to less volatile South African coal.

     Other Arrangements. Within our Port Arthur refinery, Chevron Phillips Chemical Company, L.P. operates a petrochemical facility on 164 acres to manufacture olefins, benzene, cumene and cyclohexane. This facility is well integrated with the refinery and relies heavily on the refinery infrastructure for utility, operating and support services. Fees for these services are intended to reflect the fully allocated cost of, and risks related to, the services provided to Chevron Phillips Chemical Company. In addition to services, Chevron Phillips Chemical Company purchases feedstock from the refinery for use in its olefin cracker, aromatic extraction unit and propylene fractionator. By-products from the petrochemical facility are sold to the refinery for use as gasoline and diesel blendstock, saturate gas plant feedstock, hydrogen and fuel gas.

     Chevron Products Company also operates a distribution facility on 102 acres within our Port Arthur refinery. The distribution center is operated by Chevron Products Company to blend, package, and distribute lubricants and grease. This facility also relies heavily on the refinery infrastructure for utility, operating and support services.

     Other Gulf Coast Assets

     We own other assets associated with our Port Arthur refinery, including:

     o a crude oil terminal and a liquefied petroleum gas terminal, with a combined capacity of approximately 7.2 million barrels;

     o an interest in a jointly held product terminal operated by Equilon Pipeline Company;

     o a common carrier pipeline system that connects our Port Arthur refinery with four terminals;

     o proprietary refined products pipelines that connect our Port Arthur refinery to our liquefied petroleum gas terminal; and


     o refined products common carrier pipelines that connect our Port Arthur refinery to several other terminals.


 MIDWEST OPERATIONS



     The Midwest, or PADD II, region of the United States, which is the second largest PADD in the United States in terms of crude oil unit throughput capacity, is comprised of North Dakota, South Dakota, Minnesota, Iowa, Nebraska, Kansas, Missouri, Oklahoma, Wisconsin, Illinois, Michigan, Indiana, Ohio, Kentucky and Tennessee. According to the NPRA, 27 refineries were operating as of September 30, 2001, with a total crude oil throughput capacity of approximately 3.5 million bpd.



     PADD II has historically had a shortfall of supply of light, or premium, petroleum product and depends on supply from surrounding regions. According to the EIA, total light product demand is currently approximately 3.9 million bpd, with refinery production of light products estimated at approximately 2.9 million bpd. Net imports have supplemented PADD II refining in satisfying product demand and are currently estimated by the EIA at approximately 840,000 bpd, with the Gulf Coast continuing to be the largest area for sourcing product, accounting for approximately 670,000 bpd.


     The Explorer, Texas Eastern or TEPPCO, Seaway, Orion, Colonial and Plantation product pipelines are the primary pipeline systems for transporting Gulf Coast refinery output to PADD II. Supply is also available via barge transport up the Mississippi River with significant deliveries into markets along the Ohio River. Although inefficient compared to pipelines, barge transport serves a role in supplying inland markets that are remote from product pipeline access and in supplementing pipeline supply when they are bottlenecked or short of product.


     Lima Refinery


     Our Lima refinery, which we acquired from BP in August 1998, is located on a 650-acre site in Lima, Ohio, about halfway between Toledo and Dayton. The refinery, with a crude oil throughput capacity of approximately 170,000 bpd, processes primarily light, sweet crude oil, although 22,500 bpd of coking capability allows the refinery to upgrade lower-valued products. Our Lima refinery is highly automated and modern and has a Solomon complexity rating of approximately 9.2. The refinery includes a crude unit, a hydrocracker unit, a reformer unit, an isomerization unit, a fluidized catalytic cracking unit, a coker unit, a trolumen unit, an aromatic extraction unit and a sulfur recovery unit. Most of the processing units were rebuilt after 1970. We also own a 1.1 million-barrel crude oil terminal associated with our Lima refinery. The refinery can produce conventional gasoline, reformulated gasoline, jet fuel, high-sulfur diesel fuel, anode petroleum coke, benzene and toluene.

                  FEEDSTOCKS AND PRODUCTION AT LIMA REFINERY





                                            FOR THE YEAR ENDED DECEMBER 31,
                                 -----------------------------------------------------
                                            1998                       1999
                                 -------------------------- --------------------------
                                      BPD       PERCENT OF       BPD       PERCENT OF
                                  (THOUSANDS)      TOTAL     (THOUSANDS)      TOTAL
                                 ------------- ------------ ------------- ------------
FEEDSTOCKS
CRUDE OIL THROUGHPUT:
 Sweet crude oil ...............      136.0        105.3%        120.7        103.6%
 Light sour crude oil ..........        --            --           --            --
                                      -----        -----         -----        -----
  TOTAL CRUDE OIL ..............      136.0        105.3         120.7        103.6
 Unfinished and blendstocks          ( 6.9)        ( 5.3)       ( 4.2)        ( 3.6)
                                     ------        -----        ------        -----
  TOTAL FEEDSTOCKS .............      129.1        100.0%        116.5        100.0%
                                     ======        =====        ======        =====
PRODUCTION
LIGHT PRODUCTS:
 Conventional gasoline .........       60.0         46.0%         55.2         46.7%
 Premium and reformulated
  gasoline .....................       15.6         12.0          14.3         12.1
 Diesel fuel ...................       30.7         23.6          20.5         17.4
 Jet fuel ......................       13.5         10.4          17.7         15.0
 Petrochemical feedstocks ......        6.3          4.8           6.4          5.4
                                     ------        -----        ------        -----
  TOTAL LIGHT PRODUCTS .........      126.1         96.8         114.1         96.6
Petroleum coke and sulfur ......        2.9          2.2           2.5          2.1
Residual oil ...................        1.3          1.0           1.5          1.3
                                     ------        -----        ------        -----
  TOTAL PRODUCTION .............      130.3        100.0%        118.1        100.0%
                                     ======        =====        ======        =====




                                 FOR THE YEAR ENDED DECEMBER     NINE MONTHS ENDED
                                             31,                SEPTEMBER 30, 2001
                                 --------------------------  -------------------------
                                            2000
                                 --------------------------
                                      BPD       PERCENT OF       BPD       PERCENT OF
                                  (THOUSANDS)      TOTAL     (THOUSANDS)     TOTAL
                                 ------------- ------------ ------------- -----------
FEEDSTOCKS
CRUDE OIL THROUGHPUT:
 Sweet crude oil ...............      130.5         99.5%        138.3        100.5%
 Light sour crude oil ..........        5.9          4.5           4.7          3.4
                                      -----        -----         -----        -----
  TOTAL CRUDE OIL ..............      136.4        104.0         143.0        103.9
 Unfinished and blendstocks          ( 5.3)        ( 4.0)       ( 5.4)        ( 3.9)
                                     ------        -----        ------        -----
  TOTAL FEEDSTOCKS .............      131.1        100.0%        137.6        100.0%
                                     ======        =====        ======        =====
PRODUCTION
LIGHT PRODUCTS:
 Conventional gasoline .........       67.5         50.8%         71.0         51.1%
 Premium and reformulated
  gasoline .....................       11.3          8.5          12.2          8.8
 Diesel fuel ...................       21.1         15.9          20.6         14.8
 Jet fuel ......................       21.4         16.1          23.2         16.7
 Petrochemical feedstocks ......        7.1          5.3           6.9          5.0
                                     ------        -----        ------        -----
  TOTAL LIGHT PRODUCTS .........      128.4         96.6         133.9         96.4
Petroleum coke and sulfur ......        2.5          1.9           2.9          2.1
Residual oil ...................        2.0          1.5           2.1          1.5
                                     ------        -----        ------        -----
  TOTAL PRODUCTION .............      132.9        100.0%        138.9        100.0%
                                     ======        =====        ======        =====



     The Lima refinery crude oil input has not exceeded an annual average of 140,000 bpd over the last several years despite having a throughput capacity of approximately 170,000 bpd. This is largely due to the inability to market the incremental product, mainly high-sulfur diesel fuel, that is produced at throughput rates in excess of 140,000 bpd. A new pipeline connection between the Buckeye Pipeline, which transports products out of Lima, and the TEPPCO Pipeline, which delivers products into Chicago, was completed in August 2001. This connection in Indianapolis allows for the transportation of light products, specifically high-sulfur diesel fuel, to be transported into the Chicago market from our Lima refinery, thereby providing the opportunity to increase throughput rates closer to the 170,000 bpd capacity. The TEPPCO interconnection also provides an option to move reformulated gasoline from the Lima refinery into the Chicago market.

     Our Lima refinery has significantly reduced combined "recordable injuries" and "lost time injury" rates from 3.2 in 1995 to an average of 2.4 in 2000. As of September 30, 2001, the refinery achieved 5.2 million employee hours and six years without a lost time injury.


     Feedstock and Other Supply Arrangements. The crude oil supplied to the refinery is purchased on a spot basis and delivered via the Marathon Pipeline and the Mid-Valley Pipeline. The reactivation and reversal of the Millennium Pipeline in June 2000 allows the delivery of up to 65,000 bpd of foreign waterborne crude oil to the Mid-Valley Pipeline at Longview, Texas. The Mid-Valley Pipeline is also supplied with West Texas Intermediate domestic crude oil via the West Texas Gulf Pipeline. The Marathon Pipeline is supplied via the Capline, Ozark, Platte, ExxonMobil and Mustang pipelines. The current crude oil slate includes foreign waterborne crude oil ranging from heavy sweet to light sweet, domestic West Texas Intermediate and a small amount of light sour crude oil in order to maximize the sulfur plant capacity. This flexibility in crude oil supply helps to assure availability and allows us to minimize the cost of crude oil delivered into the refinery.

     In March 1999, we entered into an agreement with Koch Petroleum Group L.P. whereby we sold to them our crude oil linefill in the Mid-Valley Pipeline and the West Texas Gulf Pipeline that is required for the delivery of crude oil to our Lima refinery, which requirement currently amounts to 2.4 million barrels. Because ownership of the linefill confers shipper status, Koch is the shipper of record on all barrels delivered to Lima from the Mid-Valley Pipeline. This routing is the primary source of West Texas Intermediate crude oil to the refinery. We also have the ability to transport foreign crude oils to the origin of the Mid-Valley Pipeline for further delivery by way of the Koch contract to Lima. All deliveries to Lima, whether domestic or foreign, are accomplished on a daily ratable basis. The contract is currently in effect until September 30, 2002, with a clause to automatically renew for succeeding 90-day periods unless cancelled by either party. Upon termination of this contract, we are obligated to repurchase the linefill at market prices. We have hedged the price risk related to the repurchase obligations through the purchase of exchange-traded futures contracts.


     Energy. Electricity is supplied to the refinery at an attractive rate pursuant to an agreement with Ohio Power Company, which is terminable by either party on twelve months notice. We believe this is a stable, long-term energy supply; however, there are alternative sources of electricity in the area if necessary. Our Lima refinery purchases natural gas at a price based on a monthly index, pursuant to a contract with BP. The contract was for the three years until August 2001, but automatically renews on an annual basis, unless terminated by us on 120 days notice. If necessary, alternative sources of natural gas supply are available, although probably at higher prices.

     Product Offtake. Our Lima refinery's products are distributed through the Buckeye and Inland Pipeline systems and by rail, truck or third party-owned terminals. The Buckeye system provides access to markets in Northern/Central Ohio, Indiana, Michigan and Western Pennsylvania. The Inland Pipeline System is a private intra-state system through which products from our Lima refinery can be delivered to the pipeline's owners. A high percentage of our Lima refinery's production supplies the wholesale business through direct movements or exchanges. Gasoline and diesel are sold or exchanged to Chicago under term arrangements. Jet fuel production is sold primarily under annual contracts to commercial airlines and delivered via pipelines. Propane products are sold by truck or, during the summer, transported via the TEPPCO Pipeline to caverns for winter sales. The mixed butylenes and isobutane products are transported by rail to customers throughout the country or are processed in our Hartford refinery's alkylation unit. The anode grade petroleum coke production, which commands a higher price than fuel grade petroleum coke, is transported by rail to customers in West Virginia and Illinois.

     Other Arrangements. Adjacent to our Lima refinery is a chemical complex owned and operated by BP Chemical, a plant owned by PCS Nitrogen and operated by BP Chemical, and a plant that processes by-products from the BP Chemical plant. The chemical complex relies heavily on our Lima refinery's infrastructure for utility, operating and support services. Fees for these services reflect the fully allocated cost of the services provided. In addition to services, BP Chemical purchases chemical grade propylene and normal butane for its plants.

     We process BP's Toledo refinery production of low purity propylene. The low purity propylene is transported by pipeline to the refinery for purification. High purity propylene is purchased by BP Chemical and is received by rail or truck and commingled with high purity propylene production from the refinery to provide feed to the adjacent BP Chemical plant. This agreement has a seven-year term ending September 30, 2006, and continues year to year thereafter, unless terminated upon three years notice.

     Hartford Refinery

     Our Hartford refinery, with a Solomon complexity rating of 10.7, is located on a 400-acre site on the Mississippi River in Hartford, Illinois, approximately 17 miles northeast of St. Louis, Missouri. The refinery, which has a crude oil throughput capacity of approximately 70,000 bpd, processes primarily sour crude oil into higher-value products such as gasoline and diesel fuel. The refinery includes a coker unit and can therefore process a wide variety of crude oil slates, including approximately 60% heavy sour crude oil and 25% medium sour crude oil or up to 100% medium sour crude oil. The refinery can produce conventional gasoline, reformulated gasoline, high-sulfur diesel fuel, residual fuel and petroleum coke. The refinery includes a crude unit, a hydrogen plant, an isomerization unit, a fluidized catalytic cracker unit, a coker unit and a hydrofluoric alkylation unit. Over the last several years, we have increased the heavy sour crude oil throughput capability by approximately 10,000 bpd and improved overall premium product yields.

                FEEDSTOCKS AND PRODUCTION AT HARTFORD REFINERY


                                            FOR THE YEAR ENDED DECEMBER 31,
                                 -----------------------------------------------------
                                            1998                       1999
                                 -------------------------- --------------------------
                                      BPD       PERCENT OF       BPD       PERCENT OF
                                  (THOUSANDS)      TOTAL     (THOUSANDS)      TOTAL
                                 ------------- ------------ ------------- ------------
FEEDSTOCKS
CRUDE OIL THROUGHPUT:
 Sweet crude oil ...............        8.2         12.9%         10.8         17.9%
 Medium and light sour
  crude oil ....................       35.1         55.0          45.7         75.5
 Heavy sour crude oil ..........       21.7         34.0           2.9          4.8
                                       ----        -----          ----        -----
  TOTAL CRUDE OIL ..............       65.0        101.9          59.4         98.2
Unfinished and blendstocks .....       (1.2)        (1.9)          1.1          1.8
                                      -----        -----          ----        -----
  TOTAL FEEDSTOCKS .............       63.8        100.0%         60.5        100.0%
                                      =====        =====          ====        =====
PRODUCTION
LIGHT PRODUCTS:
 Conventional gasoline .........       29.5         46.6%         30.7         50.5%
 Premium and reformulated
  gasoline .....................        2.8          4.4           2.4          4.0
 Diesel fuel ...................       21.6         34.1          21.3         35.0
 Jet fuel ......................        --            --           --            --
 Petrochemical feedstocks ......        2.9          4.6           3.0          4.9
                                      -----        -----          ----        -----
  TOTAL LIGHT PRODUCTS .........       56.8         89.7          57.4         94.4
Petroleum coke and sulfur ......        4.7          7.4           4.2          6.9
Residual oil ...................        1.8          2.9         ( 0.8)       ( 1.3)
                                      -----        -----         -----        -----
  TOTAL PRODUCTION .............       63.3        100.0%         60.8        100.0%
                                      =====        =====         =====        =====

                                 FOR THE YEAR ENDED DECEMBER   NINE MONTHS ENDED
                                             31,               SEPTEMBER 30, 2001
                                 -------------------------- -------------------------
                                            2000
                                 --------------------------
                                      BPD       PERCENT OF       BPD       PERCENT OF
                                  (THOUSANDS)      TOTAL     (THOUSANDS)     TOTAL
                                 ------------- ------------ ------------- -----------
FEEDSTOCKS
CRUDE OIL THROUGHPUT:
 Sweet crude oil ...............       17.4         26.3%         4.5          6.7%
 Medium and light sour
  crude oil ....................       31.7         47.9         54.9         82.3
 Heavy sour crude oil ..........       15.1         22.8          5.9          8.8
                                       ----        -----         ----        -----
  TOTAL CRUDE OIL ..............       64.2         97.0         65.3         97.8
Unfinished and blendstocks .....        2.0          3.0          1.4          2.2
                                       ----        -----         ----        -----
  TOTAL FEEDSTOCKS .............       66.2        100.0%        66.7        100.0%
                                       ====        =====         ====        =====
PRODUCTION
LIGHT PRODUCTS:
 Conventional gasoline .........       34.6         52.5%        29.4         45.0%
 Premium and reformulated
  gasoline .....................        1.2          1.8          6.9         10.5
 Diesel fuel ...................       23.3         35.4         22.1         33.7
 Jet fuel ......................        --            --          --            --
 Petrochemical feedstocks ......        3.5          5.3          3.1          4.7
                                       ----        -----         ----        -----
  TOTAL LIGHT PRODUCTS .........       62.6         95.0         61.5         93.9
Petroleum coke and sulfur ......        5.2          7.9          4.0          6.1
Residual oil ...................       (1.9)        (2.9)          -            --
                                      -----        -----         ----        -----
  TOTAL PRODUCTION .............       65.9        100.0%        65.5        100.0%
                                      =====        =====         ====        =====


     We have the capability to process up to 60% heavy sour crude oil. However, as currently configured, the Hartford refinery does not have the sulfur treating capacity to remove all the sulfur from a 60% heavy sour crude slate. The residual sulfur ends up in gasoline and distillate intermediate components. These components typically are shipped to the Gulf Coast and sold at a significant discount to the Midwest finished product market. Consequently, our heavy sour crude oil input has not exceeded 34% over the last several years because the economics of the market make it attractive to process lighter crude oil feedstock.



     Our Hartford refinery has significantly reduced combined "recordable injuries" and "lost time injury" rates from 3.5 in 1995 to an average 1.0 in 2000. As of September 30, 2001, the refinery achieved over 2.2 million employee hours and almost four years without a lost time injury.

     Feedstock and Other Supply Arrangements. All crude oil for our Hartford refinery is purchased on a spot basis. The refinery has access to foreign and domestic crude oil supplies through the Platte/Seaway pipeline systems, the Capline/Capwood pipeline systems, the Express pipeline and the Enbridge/Mustang pipeline systems. A broad range of crude oil types are accessible by using either of these pipelines including domestic, Canadian and foreign waterborne crude oils. With direct access to the Platte Pipeline, the refinery is also well situated to receive Canadian heavy sour crude oil. We expect Canadian heavy sour crude oil production to increase in future years, which should lead to lower crude feedstock costs for our Hartford refinery. The refinery can also receive intermediate feedstocks by barge when economical, because of its location on a major water transportation route. This flexibility in crude and intermediate feedstock supply both helps assure supply and allows us to minimize the cost of crude oil delivered into the refinery.

     Energy. Electricity is purchased by our Hartford refinery from Ameren UE, the local utility, at attractive rates. We do not purchase natural gas under contract, but rather daily on the spot market on an as-needed basis. The daily purchase of natural gas is attractive because the refinery's consumption is subject to wide variations. Should we need to replace this arrangement, there are many suppliers of natural gas, and pricing is competitive. In addition, the refinery has the ability to burn propane in lieu of purchasing natural gas, which functions as a hedge against high natural gas prices.

     Product Offtake. Products are distributed from our Hartford refinery through the Marathon/ Wabash and Explorer pipeline systems or by barge from the refinery dock on the Mississippi River. Gasoline, high-sulfur diesel and propane are moved through our pipeline between the refinery and the Equilon terminal in Hartford, and further distributed by trucks. Light products are primarily sold into wholesale markets in St. Louis, Indianapolis and Peoria. A significant volume of high-sulfur diesel is sold at our dock to midstream companies in the area. Propane end user marketing is handled by a third party. The propylene is railed to our facility in Blue Island and sold to a chemical company. Any surplus is either sold in the area, or transported to Chicago for sale in the spot market. Petroleum coke is shipped from the refinery via truck directly to the end user or loaded onto barges for sales. Hartford periodically produces unfinished products, which are shipped to other Midwest refineries via pipeline or barge, and occasionally to the Gulf Coast by barge.

     Other Arrangements. Sulfur removed from our Hartford refinery and recovered by the Tosco Refining Company is then sold by Tosco on our behalf. Tosco has given notice of termination of the agreement, effective in December 2003. We are currently analyzing alternative arrangements of sulfur removal, including the possible construction and operation by a third party of a new sulfur processing plant.


PRODUCT MARKETING


     Our product marketing group sells approximately 2.2 billion gallons per year of gasoline, diesel fuel, and jet fuel to a diverse group of approximately 750 distributors and chain retailers. We believe we are one of the largest suppliers of unbranded refined petroleum products in the United States. We sell the majority of our products through an extensive third-party owned terminal system in the midwest, southeast and eastern United States. We have targeted states along the Colonial Pipeline, namely Georgia, Tennessee, South Carolina, North Carolina and Virginia, for future growth. Within these markets, we seek to supply higher margin specialized or boutique fuels required as a result of increasingly stringent regulations.


     We also sell our products to end-users in the transportation, agricultural and commercial sectors, including airlines, railroads and barge lines.

     As part of the sale of our retail marketing division to Clark Retail Enterprises in 1999, we entered into a market-based supply agreement for refined products, which we renewed in July 2001 for a further twelve months. Under the agreement, we deliver approximately 15,000 bpd of refined products priced at spot market prices plus costs plus a margin based on product and location.

     In 1999, we sold our network of distribution terminals, with the exception of the Blue Island terminal, to a group composed of Equiva Trading Company, Equilon Enterprises LLC and Motiva Enterprises LLC. As part of the transaction, we entered into a ten-year agreement with the group under which we have the right, subject to availability, to distribute our refined products from all three refineries through all of the group's extensive network of approximately 113 terminals, including the terminals we sold to the group. This agreement facilitates our strategy of expanding our wholesale business in Texas, the southeast and eastern seaboard of the United States.

     We own a refined product terminal associated with our closed refinery in Blue Island, Illinois, and a dedicated pipeline from Blue Island, Illinois to a Hammond, Indiana terminal owned by Equilon. Since the closure of the Blue Island refinery, we have been evaluating alternatives for optimizing the terminal. The terminal will continue to service the geographic niche market it has historically supplied with reformulated gasoline and distillates. We supply the terminal with products from Hartford and Port Arthur via the Equilon terminal and from Lima via the Buckeye/TEPPCO pipeline.

     A 1 million barrel refinery tank farm formerly associated with our Blue Island refinery consists of tankage for crude oil, light products, heavy oils and liquefied petroleum gas. The refinery tank farm can receive products via Kinder Morgan, Capline and TEPPCO pipelines, barge, rail and through our proprietary pipeline from Equilon's Hammond terminal. Products can be shipped out of the refinery tank farm into the Kinder Morgan, and Westshore pipelines, barges, railcars, trucks and via our pipeline back to Hammond where it can access the Wolverine Pipeline, Badger Pipeline and Buckeye Pipeline. The location and variety of transportation into and out of the facility positions us well to supply the Chicago market or to lease the refinery tank farm to third parties.


CRUDE OIL SUPPLY


     We have several crude oil supply contracts that provide for our purchase of approximately 300,000 to 400,000 bpd of crude oil from certain suppliers and supply agents, including an affiliate of PEMEX, Bayoil Supply and Trading Limited, and Koch Petroleum Group, L.P. Approximately 200,000 bpd of those purchases are from the PEMEX affiliate under two separate contracts. One of these contracts is a long-term agreement, under which we currently purchase approximately 160,000 bpd, designed to provide our Port Arthur refinery with a stable and secure supply of Maya heavy sour crude oil. Other than the long-term PEMEX affiliate contract and the contract with Koch, which was recently extended for a one-year term, these contracts are generally terminable upon one to three months' notice by either party. We acquire the remainder of our crude oil supply on the spot market from unaffiliated foreign and domestic sources, allowing us to be flexible in our crude oil supply source. The following table shows our average daily sources of crude oil for the year ended December 31, 2000 and for the nine months ended September 30, 2001:



                          SOURCES OF CRUDE OIL SUPPLY





                               YEAR ENDED DECEMBER 31,     NINE MONTHS ENDED
                                         2000              SEPTEMBER 30, 2001
                               ------------------------ ------------------------
                                    BPD                      BPD
                                (THOUSANDS)       %      (THOUSANDS)       %
                               ------------- ---------- ------------- ----------
United States ................      127.8        26.8%       126.1        28.9%
Latin America
 Mexico ......................      123.7        25.9        181.0        41.4
 Rest of Latin America .......        3.9         0.8          6.2         1.4
Middle East ..................       94.3        19.8         58.4        13.4
Africa .......................       87.7        18.4         28.7         6.6
Canada .......................       23.4         4.9          7.0         1.5
North Sea ....................       12.5         2.6         29.6         6.8
Russia .......................        3.6         0.8          --           --
                                    -----       -----        -----       -----
 TOTAL .......................      476.9       100.0%       437.0       100.0%
                                    =====       =====        =====       =====


     In both of our operating regions, we have the flexibility to receive products from several suppliers using either pipelines or waterborne delivery. Our Port Arthur terminal receives Maya crude oil and light sour crude oil, which is delivered largely from third-party terminals and also through waterborne delivery via our docks. In the Midwest, we receive our crude oil largely through the Capline pipeline and also under contract through the Millennium pipeline.


COMPETITION

     Many of our principal competitors are fully integrated national or multinational oil companies engaged in many segments of the petroleum business, including exploration, production, transportation, refining and marketing. Because of their diversity, integrated operations, larger capitalization and greater resources, these competitors may be better able to withstand volatile market conditions, compete more effectively on the basis of price, and obtain crude oil more readily in times of shortage.

     The refining industry is highly competitive. Among the principal competitive factors are feedstock supply and product distribution. We compete with other companies for supplies of feedstocks and for outlets for our refined products. Many of our competitors produce their own feedstocks and have extensive retail outlets. We do not produce any of our own feedstocks and have sold our retail outlets. The constant supply of feedstocks and ready market and distribution channels of such competitors places us at a competitive disadvantage in periods of feedstock shortage, high feedstock prices, low refined product prices or unfavorable distribution channel market conditions. In addition, competitors with their own production or retail outlets may be better able to withstand such periods of depressed refining margins or feedstock shortages because they can offset refining losses with profits from their production or retail operations.

     Our industry is subject to heavy environmental regulation, including standards governing sulfur content in gasoline and diesel fuel. These regulations will have a significant impact on the refinery industry and will require substantial outlays by us and our competitors in order to upgrade our facilities to comply with the new standards. See "--Environmental Matters--Environmental Compliance." Competitors who have more modern plants than we do may not require the same amount of upgrade expenditure to comply with the regulations as we do and may be better able to afford the upgrade costs than we are without an adverse impact on results.

     There are several significant merger transactions pending between several of our refining industry competitors. We expect this trend of industry consolidation and restructuring through a variety of transaction structures to continue. Regulators may require merging parties to divest themselves of certain assets and, in addition, other assets may become available because of the process of rationalization that attends mergers of companies with overlapping assets and production capability. We believe that industry mergers will present us with attractive acquisition opportunities.


EMPLOYEES


     As of September 30, 2001, we employed approximately 1,861 people, with approximately 57% covered by collective bargaining agreements at our Hartford, Lima and Port Arthur refineries.


     The collective bargaining agreements covering employees at our Port Arthur and Hartford refineries expire in February 2005 and the agreement covering employees at our Lima refinery expires in April 2005. Our relationships with the relevant unions have been good and we have never experienced a work stoppage as a result of labor disagreements.


ENVIRONMENTAL MATTERS

     We and our business and operations are subject to extensive federal, state and local laws and regulations relating to the protection of the environment. These laws and the accompanying regulatory programs and enforcement initiatives, some of which are described below, impact our business and operations by imposing:

     o  restrictions or permit requirements on our on-going operations;

     o liability in certain cases for the remediation of contaminated soil and groundwater at our current or former facilities and at facilities where we have disposed of hazardous materials; and

     o specifications on the petroleum products we market, primarily gasoline and diesel fuel.

     The laws and regulations to which we are subject are often new and constantly evolving and many of them have become more stringent. The ultimate impact of complying with existing laws and regulations is not always clearly known or determinable due in part to the fact that our operations may change over time and certain implementing regulations for laws such as the Resource Conservation and Recovery Act and the Clean Air Act have not yet been finalized, are under governmental or judicial review or are being revised. These regulations and other new air and water quality standards and stricter fuel regulations could result in increased capital, operating and compliance costs. See "Risk Factors--Risks Related to our Business and our Industry--Compliance with, and changes in, environmental laws could adversely affect


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our results of operations and our financial condition" and "Management's
Discussion and Analysis of Financial Condition and Results of
Operations--Liquidity and Capital Resources--Cash Flows from Investing Activities."

     In addition, we are currently a party to a number of enforcement actions filed by federal, state and local agencies alleging violations of environmental laws and regulations. See "--Environmental Matters--Certain Environmental Contingencies" and "--Legal Proceedings."

 ENVIRONMENTAL COMPLIANCE

     The principal environmental risks associated with our refinery operations are air emissions, releases into soil and groundwater and wastewater excursions. The legislative and regulatory programs that affect these areas are outlined below.

     The Clean Air Act

     The Clean Air Act and the corresponding state laws that regulate emissions of materials into the air affect refining operations both directly and indirectly. Direct impacts on refining operations may occur through Clean Air Act permitting requirements and/or emission control requirements relating to specific air pollutants. For example, fugitive dust, including fine particulate matter measuring ten micrometers in diameter or smaller, may be subject to future regulation. The Clean Air Act indirectly affects refining operations by extensively regulating the air emissions of sulfur dioxide and other compounds, including nitrogen oxides, emitted by automobiles, utility plants and mobile sources, which are direct or indirect users of our products.


     The Clean Air Act imposes stringent limits on air emissions, establishes a federally mandated operating permit program and allows for civil and criminal enforcement sanctions. The Clean Air Act also establishes attainment deadlines and control requirements based on the severity of air pollution in a geographical area. We are subject to liability for the investigation and clean-up of environmental contamination at each of the properties that we own or operate, at certain properties we formerly owned or operated and at off-site locations where we arranged for the disposal of hazardous substances. We are involved in several proceedings relating to our liability for the investigation and clean-up of such sites. We cannot assure you that we will not become involved in further litigation or other proceedings or that, if we were to be held responsible for damages in any existing or future litigation or proceedings, such costs would be covered by insurance or would not be material. For example, there is extensive contamination at our Port Arthur, Texas and Lima, Ohio refinery sites. Chevron Products Company, the former owner of the Port Arthur refinery, has retained environmental remediation obligations regarding pre-closing contamination for all areas of the Port Arthur refinery except those under or within 100 feet of operating units. BP has retained liability for environmental costs relating to operations of, or associated with, the Lima refinery site prior to our acquisition of that facility. However, if either party fails to satisfy its obligations for any reason, or if significant liabilities arise in the areas in which we assumed liability, we may become responsible for the remediation. If we are forced to assume liability for the cost of this remediation, such liability could have a material adverse effect on our results of operations and financial condition.


     In July 1997, the EPA promulgated more stringent National Ambient Air Quality Standards for ground-level ozone and fine particulate matter. In May 1999, a federal appeals court overturned the new standards. In February 2001, the United States Supreme Court affirmed in part, reversed in part, and remanded the case to the EPA to develop a reasonable interpretation of the nonattainment implementation provisions insofar as they relate to the revised ozone standards. Additionally, in 1998, the EPA published a final rule addressing the regional transport of ground-level ozone across state boundaries to the eastern United States through nitrogen oxide emissions reduction from various emissions sources, including refineries. The rule requires nineteen states and the District of Columbia to revise their state implementation plans to reduce nitrogen oxide emissions. In a related action in December 1999, the EPA granted a petition from several northeastern states seeking the adoption of stricter nitrogen oxide standards by midwestern states. The impact of the revised ozone and nitrogen oxide standards could be significant to us, but the potential financial effects cannot be reasonably estimated until the EPA takes


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further action on the revised ozone National Ambient Air Quality Standards, or any further judicial review occurs, and the states, as necessary, develop and implement revised state implementation plans in response to the revised ozone and nitrogen oxide standards.


     At the Port Arthur, Texas refinery, we have committed to acquire permits for "grandfathered" emissions sources under the Governor's Clean Air Responsibility Enterprise program. To date, we have permitted 99% of the emissions from the refinery. We have been granted a flexible operating use permit for the refinery that allows us greater operational flexibility than we previously had, including the ability to increase throughput capacities, provided we do not exceed emissions thresholds set forth in the permit. In return for the flexible operating use permit, we agreed to install advanced pollution control technology at the refinery. We are in the fifth year of a ten year schedule to install such technology.


     The Clean Water Act


     The federal Clean Water Act of 1972 affects refining operations by imposing restrictions on effluent discharge into, or impacting, navigable water. Regular monitoring, reporting requirements and performance standards are preconditions for the issuance and renewal of permits governing the discharge of pollutants into water. We maintain numerous discharge permits as required under the National Pollutant Discharge Elimination System program of the Clean Water Act and have implemented internal programs to oversee our compliance efforts. In addition, we are regulated under the Oil Pollution Act, which amended the Clean Water Act. Among other requirements, the Oil Pollution Act requires the owner or operator of a tank vessel or a facility to maintain an emergency oil response plan to respond to releases of oil or hazardous substances. We have developed and implemented such a plan for each of our facilities covered by the Oil Pollution Act. Also, in case of such releases, the Oil Pollution Act requires responsible companies to pay resulting removal costs and damages, provides for substantial civil penalties, and imposes criminal sanctions for violations of this law.


     As a result of our operations, spills of oil and other hazardous substances could occur at our facilities. The State of Texas, in which we operate, has passed laws similar to the Oil Pollution Act.


     Ethanol and MTBE are the essential blendstocks for producing cleaner-burning gasoline. The growth in worldwide demand for these gasolines could lead to continued growth in the demand for MTBE. However, the presence of MTBE in some water supplies, resulting from gasoline leaks primarily from underground and aboveground storage tanks, has led to public concern that MTBE has contaminated drinking water supplies, thus posing a health risk, or has adversely affected the taste and odor of drinking water supplies. As a result of heightened public concern, initiatives have been passed in California that are intended to ban the use of MTBE as a gasoline component in that state by the end of 2002. In addition, the federal legislature and other states have either passed or proposed or are considering proposals to restrict or ban the use of MTBE. Since we have primarily used ethanol as the blendstock for the reformulated gasoline we produce, we have not produced material amounts of gasoline containing MTBE at our refineries.


  Resource Conservation and Recovery Act


     Our refining operations are subject to Resource Conservation and Recovery Act requirements for the treatment, storage and disposal of hazardous wastes. When feasible, Resource Conservation and Recovery Act materials are recycled through our coking operations instead of being disposed of on-site or off-site. The Resource Conservation and Recovery Act establishes standards for the management of solid and hazardous wastes. Besides governing current waste disposal practices, the Resource Conservation and Recovery Act also addresses the environmental effects of certain past waste disposal operations, the recycling of wastes and the regulation of underground storage tanks containing regulated substances. In addition, new laws are being enacted and regulations are being adopted by various regulatory agencies on a continuing basis, and the costs of compliance with these new rules can only be broadly appraised until their implementation becomes more accurately defined.


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

     Fuel Regulations


     Reformulated Fuels. EPA regulations also require that reformulated gasoline and low-sulfur diesel intended for all on-road consumers be produced for ozone non-attainment areas, including Chicago, Milwaukee and Houston, which are in our direct market areas. In addition, because St. Louis is a voluntary participant in the EPA's ozone reduction program, reformulated gasoline and low-sulfur diesel is also required in the St. Louis market area, another of our direct market areas. Expenditures required to comply with existing reformulated fuels regulations are primarily discretionary, subject to market conditions and economic factors. The reformulated fuels programs impose restrictions on properties of fuels to be refined and marketed, including those pertaining to gasoline volatility, oxygenate content, detergent addition and sulfur content. The restrictions on fuel properties vary in markets in which we operate, depending on attainment of air quality standards and the time of year. Our Port Arthur and Hartford refineries can produce up to approximately 60% and 25%, respectively, of their gasoline production in reformulated gasoline. Each refinery's maximum reformulated gasoline production may be limited by the clean fuels attainment of our total refining system. Our Port Arthur refinery's diesel production complies with the current on-road sulfur specification of 500 parts per million, or ppm.



     Tier 2 Motor Vehicle Emission Standards. In February 2000, the EPA promulgated the Tier 2 Motor Vehicle Emission Standards Final Rule for all passenger vehicles, establishing standards for sulfur content in gasoline. These regulations mandate that the sulfur content of gasoline at any refinery not exceed 30 ppm during any calendar year by January 1, 2006. These requirements will be phased in beginning on January 1, 2004. Modifications will be required at each of our refineries as a result of the Tier 2 standards. Based on preliminary estimates, we believe that compliance with the new Tier 2 gasoline specifications will require capital expenditures in the aggregate through 2005 in a range of $200 million to $250 million for our refineries. More than 90% of the projected investment is expected to be incurred during 2002 through 2004 with the greatest concentration of spending occurring in 2003.


     Low Sulfur Diesel Standards. In addition, in January 2001, the EPA promulgated its on-road diesel regulations, which will require a 97% reduction in the sulfur content of diesel fuel sold for highway use by June 1, 2006, with full compliance by January 1, 2010. Refining industry groups have filed two lawsuits, which may delay implementation of the on-road diesel rule beyond 2006. In its release, the EPA estimated that the overall cost to fuel producers of the reduction in sulfur content would be approximately $0.04 per gallon. The EPA has also announced its intention to review the sulfur content in diesel fuel sold to off-road consumers. If regulations are promulgated to regulate the sulfur content of off-road diesel, we expect the sulfur requirement to be either 500 ppm, which is the current on-road limit, or 15 ppm, which will be the future on-road limit. If the new off-road standard is 500 ppm, the capital expenditures necessary for us to comply with the new diesel standards may be significantly reduced because our Port Arthur refinery currently meets the 500 ppm specification. We would thus continue to have a market for our current diesel production at Port Arthur, albeit a smaller and lower priced market, and therefore we could elect not to make any capital expenditures necessary to comply with the new on-road standard. Depending upon the standard promulgated for off-road diesel, if any, and the compliance strategy we adopt, the estimate of our capital expenditures in the aggregate through 2006 required to comply with the diesel standards utilizing existing technologies may range from $150 million to $375 million. More than 90% of the projected investment is expected to be incurred during 2004 through 2006 with the greatest concentration of spending occurring in 2005.


     Maximum Achievable Control Technology. In addition, in September 1998, the EPA proposed regulations to implement Phase II of the petroleum refinery Maximum Achievable Control Technology rule under the federal Clean Air Act, referred to as MACT II, which regulates emissions of hazardous air pollutants from certain refinery units. Finalization of the MACT II regulations has been delayed in an attempt to harmonize the MACT II requirements with Tier 2 gasoline and low-sulfur diesel requirements. If the MACT II regulations are finalized and implemented as proposed, we expect to spend approximately $60 million in the three years following their finalization in order to comply.
We expect the spending to be approximately evenly divided in each of the three years.



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     Permitting

     Refining companies must obtain numerous permits that impose strict regulations on various environmental and safety matters in connection with oil refining. Once a permit application is prepared and submitted to the regulatory agency, it is subject to a completeness review, technical review and public notice and comment period before it can be approved. Depending on the size and complexity of the refining operation, some refining permits can take considerable time to prepare and often take six months to sometimes two years to receive approval. Regulatory authorities have considerable discretion in the timing of the permit issuance and the public has rights to comment on and otherwise engage in the permitting process, including through intervention in the courts. We are not aware of any issues relating to our current permits or any pending permit applications. However, certain proceedings involving our Port Arthur and Lima refineries involve permit violations. See "--Legal Proceedings."

 ENVIRONMENTAL REMEDIATION

     Under the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, and the Resource Conservation and Recovery Act and related state laws, certain persons may be liable for the release or threatened release of hazardous substances including petroleum and its derivatives into the environment. These persons include the current owner or operator of property where the release or threatened release occurred, any persons who owned or operated the property when the release occurred, and any persons who arranged for the disposal of hazardous substances at the property. Liability under CERCLA is strict, retroactive and in most cases involving the government as plaintiff is joint and several, so that any responsible party may be liable for the entire cost of investigating and remediating the release of hazardous substances. As a practical matter, however, liability at most CERCLA and similar sites is shared among all solvent potentially responsible parties. The liability of a party is determined by the cost of investigation and remediation, the portion of the hazardous substance(s) the party contributed to the site, and the number of solvent potentially responsible parties.

     The release or discharge of crude oil, petroleum products or hazardous materials can occur at refineries and terminals. We have identified a variety of potential environmental issues at our refineries, terminals, and previously owned retail stores. In addition, each refinery has areas on-site that may contain hazardous waste or hazardous substance contamination that may need to be addressed in the future at substantial cost. The terminal sites may also require remediation due to the age of tanks and facilities and as a result of current or past activities at the terminal properties including several significant spills and past on-site waste disposal practices. See "Risk Factors--Risks Related to our Business and our Industry--Environmental clean-up and remediation of our sites and associated litigation could adversely affect our results of operations and financial condition."

     Port Arthur and Lima Refineries


     The original refineries on the sites of our Port Arthur and Lima refineries began operating in the late 1800s and early 1900s, prior to modern environmental laws and methods of operation. There is contamination at these sites, which we believe will be required to be remediated. Under the terms of the 1995 purchase of our Port Arthur refinery, Chevron U.S.A., the former owner, retained liability for all required investigation and remediation relating to pre-purchase contamination discovered by June 1997, except with respect to certain areas on or around which active processing units are located, which are our responsibility. Extensive due diligence efforts prior to our acquisition and additional investigation after our acquisition documented contamination for which Chevron is responsible. In June 1997, we entered into an agreed order with Chevron and the Texas Natural Resource Conservation Commission, or TNRCC, that incorporates the contractual division of the remediation responsibilities into an agreed order. We have accrued $11.5 million for our portion of the Port Arthur remediation at September 30, 2001. Under the terms of the purchase of our Lima refinery, BP, the former owner, indemnified us for all pre-existing environmental liabilities, except for contamination resulting from releases of hazardous substances in or on sewers, process units and other equipment at the refinery as of the closing date, but only to the extent the presence of these hazardous substances was as a result of normal operations of the refinery and does not constitute a violation of any environmental law. Although we are not primarily responsible for the majority of the currently required remediation of these sites, we may become jointly



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and severally liable for the cost of investigating and remediating a portion of these sites in the event that Chevron or BP fails to perform the remediation. In such an event, however, we believe we would have a contractual right of recovery from these entities. The cost of any such remediation could be substantial and could have a material adverse effect on our financial position. See "Risk Factors--Risks Related to our Business and our Industry--Environmental clean-up and remediation of our sites and associated litigation could adversely affect our results of operations and financial condition."



  Blue Island Refinery Decommissioning and Closure


     In January 2001, we ceased operations at our Blue Island, Illinois refinery. The decommissioning, dismantling and tear down of the facility is underway. We are currently in discussions with federal, state and local governmental agencies concerning remediation of the site. The governmental agencies have proposed a remediation process patterned after national contingency plan provisions of CERCLA. We have proposed to the agencies a site investigation and remediation that incorporates certain elements of the CERCLA process and the State of Illinois' site remediation program. We are also evaluating other potential environmental risk management options in order to allow us to quantify more precisely the cost of remediation of the site and to provide the governmental agencies financial assurance that, once begun, remediation of the site will be completed in a timely and prudent manner. Related to the closure of the facility, we accrued $56.4 million for decommissioning, remediation of the site and asbestos abatement. As of September 30, 2001, we had spent $17.8 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting Comparability--Closure of Blue Island Refinery."


     Former Retail Sites

     In 1999, we sold our former retail marketing business, which we operated from time to time on a total of 1,150 sites. During the normal course of operations of these sites, releases of petroleum products from underground storage tanks have occurred. Federal and state laws require that contamination caused by such releases at these sites be assessed and remediated to meet applicable standards. The enforcement of the underground storage tank regulations under the Resource Conservation and Recovery Act has been delegated to the states that administer their own underground storage tank programs. Our obligation to remediate such contamination varies, depending upon the extent of the releases and the stringency of the laws and regulations of the states in which the releases were made. A portion of these remediation costs may be recoverable from the appropriate state underground storage tank reimbursement fund once the applicable deductible has been satisfied. The 1999 sale included 672 sites, 225 of which had no known preclosure contamination, 365 of which had known pre-closure contamination of varying extent, and 80 of which had been previously remediated. The purchaser of our retail division assumed pre-closure environmental liabilities of up to $50,000 per site at the sites on which there was no known contamination. We are responsible for any liability above that amount per site for pre-closure liabilities, subject to certain time limitations. With respect to the sites on which there was known pre-closing contamination, we retained liability for 50% of the first $5 million in remediation costs and 100% of remediation costs over that amount. We retained any remaining pre-closing liability for sites that had been previously remediated.


     Of the remaining 478 former retail sites not sold in the 1999 transaction described above, we have sold all but 13 in open market sales and auction sales. We generally retain the remediation obligations for sites sold in option market sales with identified contamination. Of the retail sites sold in auctions, we agreed to retain liability for all of these sites until an appropriate state regulatory agency issues a letter indicating that no further remedial action is necessary. However, these letters are subject to revocation if it is later determined that contamination exists at the properties and we would remain liable for the remediation of any property at which such a letter was received but subsequently revoked. We are currently involved in the active remediation of 139 of the retail sites sold in open market and auction sales. We are actively seeking to sell the remaining 13 properties. As of September 30, 2001 we had expended $14 million to satisfy the obligations described above and had $14.3 million accrued to satisfy those obligations in the future.



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

     Former Terminals


     In December 1999, we sold 15 refined product terminals to a third party, but retained liability for environmental matters at four terminals and, with respect to the remaining eleven terminals, the first $250,000 per year of environmental liabilities for a period of six years up to a maximum of $1.5 million. As of September 30, 2001, we had expended $0.5 million on these obligations and have accrued $2.9 million for these obligations in the future.


 CERTAIN ENVIRONMENTAL CONTINGENCIES


     As a result of our activities, we and our subsidiaries are party to a number of environmental proceedings. Those that could have a material effect on our operations, or involve potential monetary sanctions of $100,000 or more and to which a governmental authority is a party, are described below under "--Legal Proceedings." We accrued a total of $71 million, on an undiscounted basis, as of September 30, 2001 for all environmental contingencies and obligations, including those items described under "Environmental Matters" and "Legal Proceedings".


 ENVIRONMENTAL OUTLOOK

     We have incurred and will continue to incur substantial capital, operating and maintenance, and remediation expenditures as a result of environmental laws and regulations. To the extent these expenditures are not ultimately reflected in the prices of the products and services we offer, our operating results will be adversely affected. We believe that substantially all of our competitors are subject to similar environmental laws and regulations. However, the specific impact on each competitor may vary depending on a number of factors, including the age and location of its operating facilities, marketing areas, production processes and whether or not it is engaged in the petrochemical business or the marine transportation of crude oil or refined products.


SAFETY AND HEALTH MATTERS

     We aim to achieve excellent safety and health performance. We measure our success in this area primarily through the use of accident frequency rates administrated by the Occupational Safety and Health Administration. We believe that a superior safety record is inherently tied to achieving our productivity and financial goals. We seek to implement this goal by:

     o  training employees in safe work practices;

     o  encouraging an atmosphere of open communication;

     o  involving employees in establishing safety standards; and

     o recording, reporting and investigating all accidents to avoid reoccurrence.


     Over the last five years, our refineries have significantly reduced their Occupational Safety and Health Administration recordable injury rates to levels that are considered outstanding within the refining industry. As of September 30, 2001, our refineries had worked more than 14.4 million man-hours without a lost time accident. Our Port Arthur refinery's streak ended on October 4, 2001, when it incurred its first lost time injury in over four years.



LEGAL PROCEEDINGS

     The following is a summary of material pending legal proceedings to which we or any of our subsidiaries are a party or to which any of our or their property is subject, including environmental proceedings that involve potential monetary sanctions of $100,000 or more and to which a governmental authority is a party.

     In addition to the specific matters discussed below, we also have been named in various other suits and claims. We believe that the ultimate resolution of these claims, to the extent not previously provided for, will not have a material adverse effect on our consolidated financial condition, results of operations or liquidity. However, an adverse outcome of any one or more of these matters could have a material effect on quarterly or annual operating results or cash flows.


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     Port Arthur: Enforcement. The TNRCC conducted a site inspection of our
Port Arthur refinery in the spring of 1998. In August 1998, we received a notice of enforcement alleging 47 air-related violations and 13 hazardous waste-related violations. The number of allegations was significantly reduced in an enforcement determination response from the TNRCC in April 1999. A follow-up inspection of the refinery in June 1999 concluded that only two items remained outstanding, namely that the refinery failed to maintain the temperature required by our air permit at one of its incinerators and that five process wastewater sump vents did not meet applicable air emission control requirements. The TNRCC also conducted a complete refinery inspection in the second quarter of 1999, resulting in another notice of enforcement in August 1999. This notice alleged nine air-related violations, relating primarily to deficiencies in our upset reports and emissions monitoring program, and one hazardous waste-related violation concerning spills. The 1998 and 1999 notices were combined and referred to the TNRCC's litigation division. On September 7, 2000 the TNRCC issued a notice of enforcement regarding our alleged failure to maintain emission rates at permitted levels. In May 2001, the TNRCC proposed an order covering some of the 1998 hazardous waste allegations, the incinerator temperature deficiency, the process wastewater sumps, and all of the 1999 and 2000 allegations, and proposing the payment of a fine of $562,675 and the implementation of a series of technical provisions requiring corrective actions. Negotiations with the TNRCC are ongoing and are not expected to be resolved in 2001.

     Lima: Finding of Violation. On July 10, 2001, the Ohio Environmental Protection Agency issued a finding of violation by us of state and federal laws regarding releases of annual benzene quantities into our wastewater streams in excess of that allowed and downtime for our continuous emission control monitors that exceeded the allowed 5%. We have settled this action, paid a fine of $120,000 and implemented preventive programs to ensure future compliance.


     Hartford: Federal Enforcement. In February 1999, the federal government filed a complaint in the matter United States v. Clark Refining & Marketing, Inc., alleging violations of the Clean Air Act and regulations promulgated thereunder, in the operation and permitting of our Hartford refinery fluidized catalytic cracking unit. We settled this action in July 2001 by agreeing to install a wet gas scrubber on the fluid catalytic cracking unit at an estimated cost of $8 million to $10 million, and low nitrogen oxide burners at a cost of $1.5 million, and agreeing to pay a civil penalty of $2 million.

     Blue Island: Federal and State Enforcement. In September 1998, the federal government filed a complaint, United States v. Clark Refining & Marketing, Inc., alleging that we had operated the Blue Island refinery in violation of certain federal laws relating to air pollution, water pollution and solid waste management. The Illinois Attorney General intervened in this matter and the State of Illinois also brought an action alleging violations under state environmental laws. The state enforcement action is People ex rel. Ryan v. Clark Refining & Marketing, Inc. and is currently pending in the Circuit Court of Cook County, Illinois. We are seeking to settle both cases simultaneously. In 2000, prior to deciding to close the Blue Island refinery, we reached an agreement in principle to settle both matters, including by paying a civil penalty of $2.25 million, installing a wet gas scrubber on the fluidized catalytic cracking unit, and making changes and enhancements to certain operating practices and procedures at the refinery, at an estimated cost of $6 million. Subsequently, we decided to close the Blue Island refinery. Since the proposed settlements were based on the assumption that the refinery would continue in operation, we are renegotiating the settlement of this matter in a manner appropriate to its closure, which has become linked to discussions regarding the remediation process at that refinery. There can be no assurance that a settlement can be reached and a consent decree successfully negotiated regarding the two enforcement actions.


     Blue Island: Criminal Matters. In June 2000, The Premcor Refining Group pled guilty to one felony count of violating the Clean Water Act and one count of conspiracy to defraud the United States at our Blue Island refinery. These charges arose out of the discovery, during a multimedia investigation at the site conducted in 1996, that two former employees had allegedly falsified certain reports regarding wastewater sent to the municipal wastewater treatment facility. As part of the plea agreement, The Premcor Refining Group agreed to pay a fine of $2 million and was placed on probation for three years. We do not anticipate that the probation of The Premcor Refining Group will have a significant adverse impact on our business on an ongoing basis. The primary remaining condition of probation is an obligation not to commit future

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environmental crimes. If The Premcor Refining Group were to commit a crime in the future, it would be subject not only to prosecution for that new violation, but also to a separate charge that it had violated a condition of its probation. Any violation of probation charge would be brought before the same judge who entered the original sentence, and that judge would have the authority to enter a new and potentially more severe sentence for the offense to which The Premcor Refining Group pled guilty in June, 2000. The two former employees are currently under criminal indictment.



     Sashabaw Road Retail Location: State Enforcement. In July 1994, the Michigan Department of Natural Resources brought an action alleging that one of our retail locations caused groundwater contamination, necessitating the installation of a new $600,000 drinking water system. The Michigan Department of Natural Resources sought reimbursement of this cost. Although our site may have contributed to contamination in the area, we maintained that numerous other sources were responsible and that a total reimbursement demand from us would be excessive. Mediation resulted in a $200,000 finding against us. We made an offer of judgment equal to the mediation finding. The offer was rejected by the Michigan Department of Natural Resources and the matter was tried in November 1999, resulting in a judgment against us of $110,000 plus interest. Since the judgment was over 20% below our previous settlement offer, under applicable state law we are entitled to recover our legal fees. Both the Michigan Department of Natural Resources and we have appealed the decision.


     New Source Review Permit Issues


     New Source Review requirements under the Clean Air Act apply to newly constructed facilities, significant expansions of existing facilities, and significant process modifications and requires new major stationary sources and major modifications at existing major stationary sources to obtain permits, perform air quality analysis and install stringent air pollution control equipment at affected facilities. The EPA has commenced an industry-wide enforcement initiative regarding New Source Review. The current EPA initiative, which includes sending numerous refineries information requests pursuant to Section 114 of the Clean Air Act, appears to target many items that the industry has historically considered routine repair, replacement, maintenance or other activity exempted from the New Source Review requirements.


     We have responded to an information request from the EPA regarding New Source Review compliance at our Port Arthur and Lima refineries, both of which were purchased within the last six years. We believe that any costs to respond to New Source Review issues at those refineries prior to our purchase are the responsibility of the prior owners and operators of those facilities. We responded to the request in late 2000, providing information relating to our period of ownership, and are awaiting a response.


     In July 2001, we settled a lawsuit with the EPA and the State of Illinois that resolved, among other historic compliance issues, a New Source Review issue resulting from repairs to the fluid catalytic cracking unit at our Hartford refinery in 1994. For a description of this litigation, see "--Legal Proceedings--Hartford: Federal Enforcement."


     The pending litigation at the Blue Island refinery, which had been tentatively settled with the EPA and the State of Illinois prior to the closure of the refinery, also included New Source Review issues. We believe that a resolution of the Blue Island litigation will include a resolution of these issues and that the EPA's Section 114 request will not be material to our financial condition or results of operations. For a description of the pending litigation at the Blue Island refinery, see "--Legal Proceedings--Blue
Island: Federal and State Enforcement."



     Port Arthur: Natural Resource Damage Assessment. In 1999, we and Chevron were notified by a number of federal and Texas agencies that a study would be conducted to determine whether any natural resource damage occurred as a result of the operation of our Port Arthur refinery prior to January 1, 2000. We are cooperating with the governmental agencies in this investigation. We have entered into an agreement with Chevron pursuant to which Chevron will indemnify us for the claim in consideration of a payment made by us of $750,000, which was paid in October 2001.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     Our directors, executive officers, their ages as of September 30, 2001, and their positions with us are set forth in the table below.



NAME                       AGE                              POSITION
------------------------- ----- ----------------------------------------------------------------
Marshall A. Cohen*++      66    Director; Chairman of the Board
Stephen I. Chazen++       55    Director
David I. Foley++          34    Director
Robert L. Friedman        58    Director
Richard C. Lappin*        56    Director
William C. Rusnack*       57    President, Chief Executive Officer and Chief Operating Officer;
                                Director
Ezra C. Hunt              50    Executive Vice President and Chief Financial Officer
Jeffry N. Quinn           42    Executive Vice President, Chief Administrative Officer and
                                General Counsel
Dennis R. Eichholz        48    Senior Vice President--Finance and Controller
Jerry K. Barnhill         39    Vice President--Environmental Health and Safety
Jeffrey S. Beyersdorfer   39    Vice President--Finance and Treasurer
James M. Joyce            44    Vice President--Public Affairs
Thomas C. North           53    Vice President--Marketing
John W. Overbey           51    Vice President--Crude Oil Supply Acquisition
Gregory R. Bram           37    Refinery Manager--Lima Refinery
Craig M. Kramer           45    Refinery Manager--Hartford Refinery
Donovan J. Kuenzli        62    Refinery Manager--Port Arthur Refinery
Cynthia E. Keppner        42    Chief Information Officer


----------

* Member of Executive Committee
++ Member of Audit Committee



 DIRECTORS AND EXECUTIVE OFFICERS


     Marshall A. Cohen has served as Chairman and director of Premcor Inc. since its formation in April 1999 and as a director of our predecessor since November 1997. Mr. Cohen has served as Counsel at Cassels Brook & Blackwell since October 1996. From November 1988 to September 1996, he served as President and Chief Executive Officer of The Molson Companies Limited. Mr. Cohen also serves as a member of the board of directors of American International Group, Inc., Barrick Gold Corporation, Collins & Aikman Corporation, The Goldfarb Corporation, Golf Town Canada Inc., Haynes International, Inc., Lafarge Corporation, Metaldyne Corporation, SMK Speedy International Inc., and The Toronto-Dominion Bank.


     Stephen I. Chazen has served as a director of Premcor Inc. since its formation in April 1999, and as a director of our predecessor since 1995. Mr. Chazen has been Executive Vice President--Corporate Development and Chief Financial Officer for Occidental Petroleum Corporation since February 1999. From May 1994 to February 1999, Mr. Chazen was Executive Vice President--Corporate Development at Occidental. From 1982 to April 1994, Mr. Chazen was an investment banker at Merrill Lynch & Co., Inc., where he was a Managing Director. He currently serves on the governance committees of Equistar Chemicals, LP and OxyVinyls, LP

     David I. Foley has served as a director of Premcor Inc. since its formation in April 1999 and as a director of our predecessor since November 1997. Mr. Foley is a Principal at The Blackstone Group L.P., which he joined in 1995. Prior to joining Blackstone, Mr. Foley was an employee of AEA Investors Inc. from 1991 to 1993 and a consultant with The Monitor Company from 1989 to 1991. He currently serves on the board of directors of Rose Hills Company.

     Robert L. Friedman has served as a director of Premcor Inc. since July 1999. Mr. Friedman has served as a Senior Managing Director of The Blackstone Group L.P. since February 1999. From 1974 until the time he joined Blackstone, Mr. Friedman was a partner with Simpson Thacher & Bartlett, a New York law firm. He currently also serves on the board of directors of American Axle & Manufacturing, Inc. and Corp Group.

     Richard C. Lappin has served as a director of Premcor Inc. since October 1999. Mr. Lappin has served as a Senior Managing Director of The Blackstone Group L.P. since February 1999. From 1989 to 1998, he served as President of Farley Industries, which included West Point-Pepperell, Inc., Acme Boot Company, Inc., Tool and Engineering, Inc., Magnus Metals, Inc. and Fruit of the Loom, Inc. Mr. Lappin currently also serves on the board of directors of American Axle & Manufacturing, Inc., Danka Business Systems PLC and Haynes International, Inc.

     William C. Rusnack has served as President, Chief Executive Officer, Chief Operating Officer and a director of Premcor Inc. since April 1999 and as President, Chief Executive Officer and a director of our predecessor since April 1998. Mr. Rusnack previously served 31 years with Atlantic Richfield Company, or ARCO, and was involved in all areas of its energy business, including refining operations, retail marketing, products transportation, exploration and production, and human resources. He most recently served as Senior Vice President of ARCO Products Company from 1990 to 1998 and was President of ARCO Transportation Company from 1990 to 1993. He currently also serves as a director of Flowserve and Sempra Energy.

     Ezra C. Hunt has served as our Executive Vice President and Chief Financial Officer since February 2001. He was formerly Senior Vice President and Chief Financial Officer of CITGO Petroleum Corporation, a wholly-owned subsidiary of Petroleos de Venezuela, S.A., the national oil company of Venezuela from July 1997 to February 2001. Prior to joining CITGO, he was Senior Vice President and Chief Financial Officer of TIG Insurance Company from March 1995 to July 1997. The majority of Mr. Hunt's career was spent with ARCO where he held various positions from 1975 to 1995, including Vice President--Finance, ARCO Oil & Gas Company, and Vice President--Finance, ARCO Alaska.

     Jeffry N. Quinn has served as our Executive Vice President since March 2000. Mr. Quinn has served as Executive Vice President--Chief Administrative Officer and General Counsel of Premcor Refining Group since March 2001. From March 2000 until March 2001, he served as Executive Vice President--Legal, Human Resources and Public Affairs and General Counsel of Premcor Refining Group. From 1986 to February 2000, Mr. Quinn held various executive positions with Arch Coal, Inc. and served as Senior Vice President--Law and Human Resources, Secretary & General Counsel from 1995 to February 2000.

     Dennis R. Eichholz has served as our Senior Vice President--Finance and Controller since February 2001. Mr. Eichholz joined us in 1988 and has held various financial positions including Vice President--Treasurer and Director of Tax. Mr. Eichholz began his career in 1975 with Arthur Andersen & Co. and held various corporate finance positions between 1978 and 1988 prior to joining us.

     Jerry K. Barnhill has been our Vice President--Environmental, Health & Safety (EH&S) since June 2000. Mr. Barnhill joined us in 1993 and has held various positions within the EH&S area, including Director of EH&S, and Director of Public & Regulatory Affairs for our Port Arthur refinery.

     Jeffrey S. Beyersdorfer has been our Vice President--Finance since April 1997. Prior to joining us, from 1995 to 1997 Mr. Beyersdorfer was a Vice President and headed the Energy Group in the Investment Banking division at A.G. Edwards & Sons, Inc. From 1990 to 1995, Mr. Beyersdorfer was with the Investment Banking Group at Bankers Trust Company in New York and London. Previously, Mr. Beyersdorfer held various positions within the Dow Corning Corporation.

     James M. Joyce has served us in a number of leadership roles during his over 25 years of service and is currently our Vice President of Public Affairs. In this role Mr. Joyce has responsibility for public and government affairs on a company wide basis. He also has responsibility for our internal and external communications functions. Prior to assuming that role, Mr. Joyce served as our Marketing Director, having responsibility for brand management for over 900 retail gasoline and convenience stores. Prior to serving as Marketing Director, Mr. Joyce served as a Regional Operations manager in our retail marketing business with responsibility for store operations in multiple states.

     Gregory R. Bram is currently the Refinery Manager at our Lima, Ohio refinery, where he has held that position since October 1999. Prior to this position from 1996 to 1999, Mr. Bram held several senior positions at our corporate office, including Manager of Planning and Development and Optimization Manager. Mr. Bram began his career with Amoco as a process engineer in 1987 and held various positions in engineering, operations, planning, and supply at the Whiting Refinery as well as Amoco's corporate office in Chicago.

     Craig M. Kramer is currently the Refinery Manager at our Hartford, Illinois refinery and has held that position since March 2001. In 1993, Mr. Kramer joined us as an Optimization Engineer in our corporate office. In 1996, he became Operations Services Manager at our Hartford refinery. He transferred back to our corporate office in 1999 as the Director, Business Planning and Development. Mr. Kramer began his career in 1980 as a Process Engineer in BP's corporate office. He served as an Optimization Engineer for BP's four United States refineries and as the Production Manager for BP's Toledo refinery.

     Donovan J. Kuenzli has been the Refinery Manager at our Port Arthur, Texas refinery since 1998. Prior to joining us as part of the Lima acquisition, Mr. Kuenzli was the Refinery Manager for the Lima, Ohio refinery. Mr. Kuenzli began his career at BP Chemicals in Lima in 1965 where he held various operational and technical positions. In 1984 he became Plant Manager at BP's Green Lake, Texas facility and in 1987 became Operations Manager at the company's Alliance refinery. After a three-year assignment in BP's London corporate office, he returned to Lima as manager of the refinery.

     Thomas C. North is currently our Vice President, Marketing. He joined us in 1996 as Vice President--Supply and Distribution. With the sale of the Clark retail group, Mr. North's responsibilities expanded to include wholesale marketing. Mr. North has worked in refining and marketing for over 27 years. Prior to joining us, Mr. North held various positions, including trader and crude supply and products marketing manager, with Louisiana Land and Exploration Company. Mr. North began his career with Unocal.

     John W. Overbey has been our Vice President, Crude Oil Supply Acquisition since joining us in December 1995. Prior to joining us, Mr. Overbey was Vice President, Crude Oil and Raw Material Supply for Indian-Powerine LP. Before joining Indian-Powerine, Mr. Overbey held various positions in crude oil operations, both onshore and marine, domestic trading and international trading, for Koch Industries Inc. Mr. Overbey began his career with Phillips Petroleum Company in 1978.

     Cynthia E. Keppner joined us in 1997 as Director of Information Services. She currently serves as our Chief Information Officer and has held this position since April 2000. Ms. Keppner was the Assistant Vice President of I.S. for Deutsche Bank from 1985 to 1997. She also held positions with National Steel Corporation and McDonnell Douglas Corporation prior to her time with Deutsche Bank.


     Our board of directors is currently composed of the six directors listed above, each of whom will serve until the next annual meeting of stockholders or until a successor is duly elected.


COMMITTEES OF OUR BOARD OF DIRECTORS


     Our board of directors has formed an audit committee, a compensation committee and an executive committee.



 EXECUTIVE COMMITTEE. The principal duties of our executive committee are as follows:

     o to act for the board of directors between board meetings and to consult with the Chief Executive Officer.

     o to assist the board of directors in fulfilling its oversight responsibilities with respect to board composition, organization, and effectiveness and recommend policies and procedures for board governance; and

     o to serve as the nominating committee for the positions of Chairman of the Board and Chief Executive Officer and to recommend to the board of directors proposed nominees for election to the board of directors by the stockholders at annual meetings, including an annual review as to re-nominations of incumbents and proposed nominees for election by the board of directors to fill vacancies that arise between stockholder meetings.


     The members of the Executive Committee are Messrs.       (Chairman),
     ,                     and       (as a non-voting member).


 AUDIT COMMITTEE. The principal duties of our audit committee are as follows:

     o to assist the board of directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information we provide to any governmental body or the public; our systems of internal controls, established by management and the board of directors, regarding finance, accounting, legal compliance and ethics; and our auditing, accounting and financial reporting processes generally. Consistent with this function, the audit committee should encourage continuous improvement of, and should foster adherence to, our policies, procedures and practices at all levels.

     o to serve as an independent and objective body to monitor our financial reporting process and internal control system;

     o to review and appraise the audit efforts of our independent accountants and internal auditing department; and

     o to provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the board of directors.


     The members of the Audit Committee are Messrs.       (Chairman),       and
          .


 COMPENSATION COMMITTEE. The principal duties of our compensation committee are as follows:

     o to ensure our senior executives are compensated effectively in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies; and

     o to communicate to shareholders our compensation policies and the reasoning behind such policies, as required by the Securities and Exchange Commission.


     The members of the Compensation Committee are Messrs.       (Chairman),
             and      .


DIRECTOR COMPENSATION

     Except for Mr. Cohen, our directors did not receive any compensation for their services as directors during 2000. In 1999, for his past and future services as a director of Premcor Inc., Premcor USA and The Premcor Refining Group, Mr. Cohen received a one-time grant of 65,656 shares of common stock of Premcor USA, which were subsequently converted into shares of Premcor Inc. He also received a one-time grant of an option to purchase 50,505 shares of common stock of Premcor Inc. at an exercise price of $9.90 per share, which was the fair market value on the date of grant. All directors were reimbursed for their out-of-pocket expenses. See "--Directors and Executive Officers" for additional information regarding our directors.


     Effective as of the date of this offering, we have adopted a compensation program for our non-employee directors consisting of an annual retainer of $60,000, a grant of 2,000 shares of restricted stock upon election or reelection to the board, and an annual grant of options (with a one-year vesting schedule) to acquire 2,500 shares of our common stock at the then fair market value. In addition, committee chairpersons receive an additional retainer of $5,000 per year. One-half of the annual retainer must be taken in stock or deferred into a hypothetical investment in our common stock under our deferred compensation plan for non-employee directors. Under that plan, our non-employee directors may elect to defer payment of all or a portion of his or her fees (in addition to the 50% of the annual retainer which must be deferred) until termination of his or her service as a director, his or her death, or such other time as established by the board of directors. Deferred amounts are credited (or debited) in accordance with the terms of the plan based upon hypothetical investments in one or more investment options, including our common stock as elected by the participants.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the Compensation Committee members are, or at any time have been, our officers or employees. Messrs. Lappin and Friedman are members of Blackstone Management Associates III L.L.C. See "Related Party Transactions" for additional information regarding the relationship between us and Blackstone.

EXECUTIVE COMPENSATION

     The following table sets forth the annual compensation for our chief executive officer and each of our four most highly compensated executive officers for their services to our company during the fiscal years 2000, 1999 and 1998.


                          SUMMARY COMPENSATION TABLE



                                                                 ANNUAL COMPENSATION
                                                  -------------------------------------------------
                                                                                                        ALL OTHER
                                                   FISCAL                                   OTHER      COMPENSATION
NAME AND PRINCIPAL POSITION (1)                     YEAR      SALARY ($)     BONUS ($)     ($) (2)       ($) (3)
-----------------------------------------------   --------   ------------   -----------   ---------   -------------
William C. Rusnack ............................   2000          477,694       610,000          --         10,200
 President and Chief Executive Officer            1999          454,808        370,000      1,535          9,600
                                                  1998          300,077        270,000    111,689          5,746
Jeffry N. Quinn ...............................   2000          236,867       232,000          --        130,215
 Executive Vice President--Chief Administrative   1999               --            --          --             --
 Officer and General Counsel                      1998               --            --          --             --
Donovan J. Kuenzli ............................   2000          212,846       200,400          --         10,200
 Refinery Manager, Port Arthur Refinery           1999          203,538        80,525      45,392          9,600
                                                  1998           79,326        23,800      53,380             --
John W. Overbey ...............................   2000          167,023        94,633          --          9,196
 Vice President--Crude Oil Supply                 1999          152,881        81,399       5,900         10,470
                                                  1998          153,319        53,250          --         20,232
Dennis R. Eichholz ............................   2000          148,443       100,000       7,875          9,033
 Senior Vice President--Finance and Controller    1999          136,038        62,502       7,875          8,635
                                                  1998          136,807        35,550       4,899         16,202

----------
(1) Ezra C. Hunt joined us in February 2001 as our Executive Vice President and Chief Financial Officer. We therefore do not have prior years compensation to disclose regarding Mr. Hunt, although he will be one of our most highly paid executive officers in 2001.

(2) Represents amounts paid for relocation expenses for Mr. Rusnack and Mr. Kuenzli and payment for unused vacation for Mr. Kuenzli, Mr. Overbey and Mr. Eichholz.

(3) Represents (i) amounts accrued for the account of such individuals under the Premcor Savings Plan and the Supplemental Savings Plan for 1998,
      (ii) amounts accrued for the account of such individuals under the Premcor Savings Plan and the Supplemental Savings Plan for 1999, and
      (iii) amounts accrued for the account of such individuals under the Premcor Savings Plan for 2000, as well as a starting bonus of $125,000 paid to Mr. Quinn upon his joining us on March 1, 2000.

STOCK OPTION GRANTS

     The following table sets forth information concerning grants of each of time-vesting and performance-vesting stock options made during the year ended December 31, 2000, to each of the named executive officers.


                       OPTION GRANTS IN LAST FISCAL YEAR




                                       INDIVIDUAL GRANTS(1)
                           ---------------------------------------------
                                              % OF TOTAL                       POTENTIAL REALIZABLE VALUE AT
                               NUMBER OF        OPTIONS                        ASSUMED ANNUAL RATES OF STOCK
                              SECURITIES      GRANTED TO                    PRICE APPRECIATION FOR OPTION TERM
                              UNDERLYING       EMPLOYEES    EXERCISE OR  -----------------------------------------
                                OPTIONS        IN FISCAL     BASE PRICE
NAME                          GRANTED(#)         YEAR        ($/SHARE)      EXPIRATION DATE       5%        10%
-------------------------  ----------------  ------------  ------------- -------------------- --------- ----------
Jeffry N. Quinn .........       120,000(2)        58%            9.90    September 30, 2008   370,732   1,128,126

----------
(1) All options are options to purchase shares of the common stock of Premcor Inc. All options were granted pursuant to Premcor Inc.'s 1999 Stock Incentive Plan. The options expire September 30, 2008 and are exercisable at a price of $9.90 per share, which was the fair market value at the date of grant.

(2) 60,000 of the options granted to Mr. Quinn are time vesting options and the remaining 60,000 options are performance vesting options. 15,000 of Mr. Quinn's time vesting options vest on each of the first, second, third and fourth anniversaries of the date of grant. The performance vesting options vest seven years from the date of the grant and accelerate upon the achievement of certain targeted stock prices after an initial public offering of our common stock or a change in control transaction. The date of Mr. Quinn's grant was March 1, 2000.



EXERCISES OF STOCK OPTIONS

     The following table shows aggregate exercises of options to purchase our common stock and the number and value of securities underlying unexercised stock options of Premcor Inc. held by the named executive officers as of December 31, 2000.




                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                                          OPTIONS AT FISCAL YEAR-END       THE-MONEY OPTIONS AT
                                SHARES                                (#)                  FISCAL YEAR-END ($)
                              ACQUIRED ON      VALUE     ----------------------------- ----------------------------
NAME(1)                      EXERCISE (#)   REALIZED ($)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------- -------------- ------------- ------------- --------------- ------------- --------------
William C. Rusnack ........      -0-            -0-         225,000        375,000           -0-           -0-
Jeffry N. Quinn ...........      -0-            -0-             -0-        120,000           -0-           -0-
Donovan J. Kuenzli ........      -0-            -0-             -0-         60,000           -0-           -0-
John W. Overbey ...........      -0-            -0-           7,500         42,500           -0-           -0-
Dennis R. Eichholz ........      -0-            -0-          15,000         15,000           -0-           -0-

----------
(1) Ezra C. Hunt joined us in February 2001 as our Executive Vice President and Chief Financial Officer, and will be a "named executive officer" in 2001, but was not in 2000 and is therefore not included in the above disclosure.



COMPENSATION PRINCIPLES

     Our compensation program for executive officers is designed to attract, retain and motivate these officers to enhance long-term stockholder value. The program consists of the following three key elements:

     o  a base salary;

     o  a performance-based annual bonus; and

     o a long-term incentive program consisting of stock options and performance shares.

   Our compensation philosophy:

     o targets base pay at median levels of an appropriate comparator group with total compensation in line with relative performance;

     o emphasizes variable, incentive-oriented pay that rewards executives for achievement of pre-determined operating and financial objectives;

     o places increased emphasis on variable pay and long-term incentives at higher levels in the organization;

     o  balances the focus on short-term and long-term performance; and

     o utilizes plans which are fair and understandable so that the plans drive performance and do not simply follow performance.


SHORT-TERM PERFORMANCE


 ANNUAL BASE SALARY

     Annual salary is designed to compensate our executive officers for their sustained individual performance. Salaries for the executive officers and certain other officers who report directly to the Chief Executive Officer are established on an annual basis by the Compensation Committee, typically at the first Committee meeting of the year. Individual and corporate performance are considered in determining salary amounts. For 2001, this review resulted in base salary increases to Mr. Rusnack of 4.2% and the other named executive officers' base salary increases averaged 7.4%.


 ANNUAL INCENTIVE BONUS

     In 2000, we adopted the Premcor Executive Recognition Plan. The Executive Recognition Plan provides key salaried employees, or participants, the opportunity to receive annual bonuses based upon the achievement of operating, financial and individual performance goals. In calendar year 2000, a total of 141 salaried employees participated in the Executive Recognition Plan. Under the Executive Recognition Plan each participant has a target bonus, which is expressed as a fixed percentage of base pay. These target bonus opportunities range from 37.5% to 150% of annual base pay. The target bonus opportunity is 150% of annual base pay for Mr. Rusnack, 100% of annual base pay for Mr. Hunt and Mr. Quinn and 75% of annual base pay for the other named executive officers.

     Target bonus opportunities are divided into two components, an objective performance component and a personal performance component. Those participants with greater accountability have a greater percentage of their target bonus opportunity tied to the personal performance component. Objective performance measures constitute 70% of the bonus opportunity of Mr. Rusnack, Mr. Hunt and Mr. Quinn and 60% for the other named executive officers. The remaining portion of their bonus opportunities is based upon personal performance.


 OBJECTIVE PERFORMANCE COMPONENT

     The objective performance component is measured against pre-established operating and financial performance parameters that are either market sensitive or non-market sensitive. Refinery participants, including corporate direct reports located at the refineries, have a significant percentage of their objective award tied to the performance of their refinery. Objective awards of the corporate participants are tied to the performance of our company as a whole.


     Depending upon the performance of specific refineries and the company as a whole, participants can earn 0% to 150% of the objective performance component of their target bonus. Each objective component has a "threshold," "target" and "maximum" performance level and a corresponding earned bonus level. Generally, the correlation between performance and reward is such that incremental performance improvement beyond target performance levels yields a correspondingly greater increase in bonuses than does an improvement in performance at levels less than target.

 PERSONAL PERFORMANCE COMPONENT

     The personal performance component is based upon the accomplishment of goals set collaboratively by the participant and his or her supervisor or, in the case of Mr. Rusnack, by the board of directors. Personal performance awards are paid out of a personal performance pool. The pool is funded by achieving threshold levels of performance in each of the objective performance areas. The personal performance pool is allocated company-wide among refineries and general office departments. A participant's actual personal performance award can be up to 150% of the target amount; however the total pool is limited to 100% of the aggregate target personal components of all participants.


 ANNUAL BONUSES FOR CALENDAR YEAR 2000

     During 2000, corporate performance was determined by a weighting of the following three performance measures: cash flow; costs, which for such purpose means operating expenses, excluding energy costs, plus general and administrative expenses; and a measure of gross margin which utilizes a constant price set and constant energy cost, referred to as the Premcor Value Index. Annual bonuses for calendar year 2000 for Mr. Rusnack and the other named executive officers were 85% and an average of 87.5% of target, respectively.


LONG-TERM PERFORMANCE



 2002 EQUITY INCENTIVE PLAN

     Our board of directors expects to adopt the Premcor 2002 Equity Incentive Plan. The 2002 Incentive Plan will be the source of new equity-based awards following the offering, permitting us to grant to our key employees, directors and consultants incentive stock options, non-qualified stock options, reload stock options, stock appreciation rights, restricted stock, performance-based awards and other awards based on our common stock.

     Administration. Our compensation committee will administer the 2002 Incentive Plan. The committee may delegate its authority under the 2002 Incentive Plan in whole or in part as it determines, including to a subcommittee consisting solely of at least two outside directors within the meaning of Section 162(m) of the Internal Revenue Code. The committee will determine who will receive awards under the 2001 Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the plan.

     Shares Reserved for Awards and Limits on Awards. The total number of shares of our common stock initially available under the 2002 Incentive Plan will be an amount of shares equal to 7% of the shares outstanding after this offering or shares.

     Under the 2002 Incentive Plan, no participant may receive an award that relates to more than shares of our common stock in any calendar year; and performance-based awards will be limited to shares of common stock in the applicable performance cycle.

     The number of shares of our common stock issued or reserved pursuant to the 2002 Incentive Plan and the maximum individual award and the number of shares issuable pursuant to outstanding awards are subject to adjustment as a result of stock splits, stock dividends and other dilutive changes in the relevant class of common stock. Common stock covered by awards that terminate, lapse, or are cancelled will again be available for the grant of awards under the 2002 Incentive Plan.

     Stock Options. The 2002 Incentive Plan will permit the committee to grant key employees incentive stock options, which qualify for special tax treatment in the United States, as well as nonqualified stock options to key employees, directors and consultants. The committee will establish the duration of each option at the time it is granted, with a maximum ten-year duration for incentive stock options. The exercise price of an incentive stock option may not be less than the fair market value of the underlying common stock on the date of grant. The committee may establish vesting and performance requirements that must be met prior to the exercise of options.

     Stock option grants may include provisions that permit the option holder to exercise all or part of the holder's vested options, or to satisfy withholding tax liabilities, by tendering shares of our common stock already owned by the option holder for at least six months (or another period consistent with the applicable accounting rules) with a fair market value equal to the exercise price. Stock option grants may also include provisions that permit the option holder to exercise all or part of the holder's vested options through an exercise procedure, which requires the delivery of irrevocable instructions to a broker to sell the shares obtained upon exercise of the option and deliver promptly to us the proceeds of the sale equal to the exercise price of the common stock being purchased.

     Stock Appreciation Rights. The committee may also grant stock appreciation rights, either alone or in tandem with underlying stock options. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash or shares of our common stock (as determined by the committee) equal in value to the excess of the fair market value of the shares covered by the right over the grant price.


     Performance Standards and Section 162(m). Performance criteria for performance-based awards under the 2002 Incentive Plan may relate to any combination of the total corporation, a subsidiary, and/or any business unit performance. Performance targets may be set at a specific level or may be expressed relative to measures at comparison companies or a defined index. The committee may establish specific targets for recipients.

     In general, Section 162(m) of the Internal Revenue Code prevents the deductibility of compensation in excess of $1 million paid in any taxable year to an individual who on the last day of that year is the company's chief executive officer or is among its four other most highly compensated executive officers, except that a deduction may be taken for compensation that qualifies as performance-based compensation under Section 162(m). Options granted at fair market value ordinarily satisfy the performance-based requirements of
Section 162(m), if shareholder disclosure and approval requirements are met. If restricted stock or performance-based awards are intended to satisfy
Section 162(m) deductibility requirements, payments under such awards must be conditioned on attainment of pre-established objective performance measures that have been certified by a committee of outside directors and approved by shareholders. The performance criteria that may be utilized under the 2002 Incentive Plan include earnings, income, book value per share, return on shareholder's equity, expense management, return on investment, improvements in capital structure, profitability, profit margins, stock price, market share, revenues, cost, cash flow, working capital, return on assets, EBITDA, Premcor Value Index and certain environmental and safety measures.

     Other Stock-Based Awards. The 2002 Incentive Plan permits the committee to grant awards that are valued by reference to, or otherwise based on, the fair market value of our common stock. These awards will be in such form and subject to such conditions as the committee may determine, including the satisfaction of performance goals, the completion of periods of service or the occurrence of events.


     Change-in-Control Provisions. The committee may, in the event of a change in control, provide that any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable. In addition, the committee may, in its sole discretion, provide for the termination of an award upon the consummation of the change of control and the payment of a cash amount in exchange for the cancellation of an award, and/or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected award.


     Amendment. Our board of directors may amend the 2002 Incentive Plan at any time, provided that no amendment will be made that increases the number of shares available for awards under the Plan or diminishes the rights of the holder of any award. The board of directors may amend the plan in such manner as it deems necessary to permit awards to meet the requirements of the Internal Revenue Code or other applicable laws.


 1999 STOCK INCENTIVE PLAN

     Our 1999 Stock Incentive Plan is a long-term incentive plan designed to attract and retain executive officers and other selected employees whose skills and talents are important to our company. Under the 1999 Incentive Plan, executive officers and other employees of our company are eligible to receive awards of options to purchase shares of common stock.

     The compensation committee administers the 1999 Incentive Plan. Subject to the provisions of the 1999 Incentive Plan, the committee is authorized to determine who may participate in the plan, the number and types of awards made to each participant, and the terms, conditions, requirements, and limitations applicable to each award. Awards may be granted singularly or in combination. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under any other employee plan of our company, including the plan of any acquired entity. Subject to certain limitations, our board of directors is authorized to amend, modify or terminate the 1999 Incentive Plan to meet any changes in legal requirements or for any other purpose permitted by law.


     Options granted under the 1999 Incentive Plan to executive officers and other employees are either time vesting or performance vesting options. The time vesting options granted to executive officers in 2000 vest over a four-year period from the date of grant. The performance vesting options granted to executive officers in 2000 vest on the seventh anniversary of the date of grant, provided, however, that such vesting accelerates following a public offering of our common stock such as this offering or upon a change in control of our company if certain per share prices of our common stock are achieved. The accelerated vesting schedule is as follows:




               AVERAGE CLOSING PRICE                  % OF SHARES WITH RESPECT
        PER SHARE OF CAPITAL STOCK FOR ANY                TO WHICH OPTION
 180 CONSECUTIVE DAYS; OR CHANGE IN CONTROL PRICE          IS EXERCISABLE
--------------------------------------------------   -------------------------
     Below $12.00 ................................                0%
     $12.00--$14.99 ..............................               10%
     $15.00--$17.99 ..............................               20%
     $18.00--$19.99 ..............................               30%
     $20.00--$24.99 ..............................               50%
     $25.00--$29.99 ..............................               75%
     Above $29.99 ................................              100%


     In the event of a change in control of our company, the Board may, with respect to any option award, take actions that cause the acceleration of the award; the payment of a cash amount in exchange for the cancellation of the award; and/or the issuance of substitute awards that will substantially preserve the value, rights and benefits of any affected awards.



     Options in an aggregate amount of 2,215,250 shares of our common stock may be awarded under the 1999 Incentive Plan, either from authorized, unissued shares that have been authorized by the Board for such purpose or from authorized, issued shares acquired in the market or otherwise by or on behalf of our company or the Stock Incentive Plan. The current aggregate amount of stock available to be awarded is subject to a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of stock. As of October 31, 2001, 1,684,800 stock options were outstanding at an exercise price of $9.90 per share and 122,500 stock options were outstanding at an exercise price of $15 per share. All options were granted at an exercise price equal to the fair market value of our common stock as of the date of grant. All options expire no more than ten years after the date of grant.



     In addition, in the event of any termination of employment of a participant, we have the right, for a certain period of time following such termination of employment, to purchase all of the participant's exercisable stock options at a price equal to the net stock option value, which is the fair market value of the underlying shares less the exercise price, and any shares of our common stock acquired by the participant pursuant to the participant's exercise of any stock option, generally at a price equal to the fair market value of our common stock, although upon a termination for cause by us, all of the participant's options terminate immediately without payment and we can purchase all of the participant's shares of common stock at a price per share equal to the lower of its fair market value or the price the participant paid when he or she purchased the stock.

 PHANTOM PERFORMANCE SHARES

     In 2000, the compensation committee adopted a Long Term Incentive Plan pursuant to which certain key management employees of our company are eligible to receive grants of performance units or awards the value of which is measured based on the performance of our common stock. This plan rewards participants for achieving pre-defined operating and financial performance goals over a three-year performance cycle. Mr. Rusnack, Mr. Hunt and Mr. Quinn are not participating in this plan for the performance cycle beginning January 1, 2001 and ending on December 31, 2003. For such performance period, 180,100 performance units are currently outstanding.

     Performance units can be earned based upon achievement of certain cash flow and Premcor Value Index performance objectives. At the conclusion of the performance cycle, the performance units are valued at the fair market value of a share of our common stock and paid out in cash. At the election of the committee, the payout can be made, however, in grants of common stock. In the event of a change of control, a pro rata portion of the performance shares accelerates and is deemed to have been earned.


EXECUTIVE OFFICER BENEFITS AND AGREEMENTS


 EMPLOYMENT AGREEMENT WITH WILLIAM C. RUSNACK

     We entered into an employment agreement with William C. Rusnack dated May 29, 1998, pursuant to which Mr. Rusnack agreed to serve as Chief Executive Officer and President of our subsidiaries. Mr. Rusnack has subsequently agreed to serve as our Chief Executive Officer, President and Chief Operating Officer. He has also agreed to serve as Chief Operating Officer of The Premcor Refining Group. The agreement has an initial term of four years, provided that if neither we nor Mr. Rusnack give at least 30 days notice of termination prior to the expiration of the initial term or any anniversary date thereafter, the agreement shall automatically extend for successive one-year periods. In the event of a change in control of our company, and when there are less than two years remaining in the agreement, the agreement remains in effect until at least the second anniversary of the change in control. The agreement provides for an annual base salary of not less than $415,000, and a target bonus equal to 100% of his base salary. Mr. Rusnack also received options to purchase 600,000 shares of the common stock of Premcor USA under a non-qualified stock option agreement granted under the 1999 Stock Incentive Plan. In the event Mr. Rusnack's employment is terminated by us without cause, terminated by Mr. Rusnack for good reason (defined to include the assignment of inconsistent duties resulting in a substantial diminution in his position, his removal from the board of directors of Premcor USA or the position of Chief Executive Officer), or terminated at the end of any term because we provided notice of our desire not to renew the agreement, Mr. Rusnack shall be entitled to receive (i) a lump sum equal to three times the sum of a base salary amount and his target bonus, (ii) job relocation counseling services for up to 18 months, and (iii) continued participation for up to one year in all life insurance and welfare programs in which he was entitled to participate immediately prior to his termination. Mr. Rusnack is also entitled to have his salary be "grossed up", on an after-tax basis, for any excise taxes imposed under the Internal Revenue Code on any "excess parachute payment" that he receives in connection with benefits and payments provided to him in connection with any change in control (as such term is defined under the Internal Revenue Code) of our company.


 EMPLOYMENT AGREEMENT WITH JEFFRY N. QUINN

     We entered into an employment agreement with Jeffry N. Quinn dated March 1, 2000, pursuant to which Mr. Quinn agreed to serve as our Executive Vice President--Legal, Human Resources, and Public Affairs and General Counsel. Mr. Quinn has subsequently agreed to serve as our Executive Vice President--Administrative Officer and General Counsel, and both we and Mr. Quinn have agreed that the terms of his employment agreement shall continue to apply to his new position. The agreement has an initial term of three years, provided that if neither Mr. Quinn nor we give 60 days notice of termination prior to the expiration of the initial term or any anniversary date thereafter, the agreement shall automatically extend for successive one-year periods. The agreement provides for an annual base salary of $282,500, a maximum bonus opportunity equal to 150% of his base salary and a target bonus equal to

100% of his base salary with a minimum bonus of $100,000 for 2000. Mr. Quinn also received a signing bonus of $125,000 and an option to purchase 120,000 shares of our common stock under the 1999 Stock Incentive Plan. In the event Mr. Quinn's employment is terminated by us without cause, terminated by Mr. Quinn for good reason (defined to include certain reductions in his annual base salary, bonus opportunities or target bonus or substantial diminution of his duties), or terminated at the end of any term because we provided notice of our desire not to renew the agreement, Mr. Quinn shall be entitled to receive an amount, payable over a 24-month period, which is equal to two times the sum of his base salary and target bonus; provided, however, that if such termination occurs after a change in control he shall receive, within 10 days, a single lump sum cash payment equal to three times the sum of his base salary and target bonus. Upon any termination, Mr. Quinn shall also receive job relocation counseling services for up to 18 months and continued participation for up to one year in all life insurance and welfare programs in which he was entitled to participate immediately prior to his termination. Mr. Quinn is also entitled to have his salary be "grossed up", on an after-tax basis, for any excise taxes imposed under the Internal Revenue Code on any "excess parachute payment" that he receives in connection with benefits and payments provided to him in connection with any change in control, as such term is defined under the Internal Revenue Code, of our company.


 EMPLOYMENT AGREEMENT WITH EZRA C. HUNT

     We entered into an employment agreement with Ezra C. Hunt dated February 26, 2001, pursuant to which Mr. Hunt agreed to serve as our Executive Vice President and Chief Financial Officer. The agreement has an initial term of three years, provided that if neither Mr. Hunt nor we give 90 days notice of termination prior to the expiration of the initial term or any anniversary date thereafter, then the agreement shall automatically extend for successive one-year periods. The agreement provides for an annual base salary of $375,000, a maximum bonus opportunity equal to 150% of his base salary, a target bonus equal to 100% of his base salary and a minimum bonus of $236,950 for 2000 and $100,000 for 2001. Mr. Hunt also received a signing bonus of $100,000 and an option to purchase 120,000 shares of our common stock under the 1999 Stock Incentive Plan. In the event Mr. Hunt's employment is terminated by us without cause, terminated by Mr. Hunt for good reason (defined to include certain reductions in his annual base salary, bonus opportunities or target bonus or substantial diminution of his duties), or is terminated at the end of any term because we provided notice of our desire not to renew the agreement, then Mr. Hunt shall be entitled to receive an amount, payable over a 24-month period, which is equal to two times the sum of his base salary and target bonus; provided, however, that if such termination occurs after a change in control, he shall receive, within 10 days, a single lump sum cash payment equal to three times the sum of his base salary and target bonus. Upon any such termination, Mr. Hunt shall also receive job relocation counseling services for up to 18 months and continued participation for up to one year in all life insurance and welfare programs in which he was entitled to participate immediately prior to his termination. Mr. Hunt is also entitled to have his salary be "grossed up", on an after-tax basis, for any excise taxes imposed under the Internal Revenue Code on any "excess parachute payment" that he receives in connection with benefits and payments provided to him in connection with any change in control, as such term is defined under the Internal Revenue Code, of our company.


OTHER EMPLOYEE BENEFITS AND AGREEMENTS


 CHANGE-IN-CONTROL, RETENTION AND SEVERANCE AGREEMENTS

     In 2000 and 2001, we entered into change-in-control, retention and severance agreements with fifteen key employees other than our executive officers. Each agreement has an initial term of three years, provided that if neither we nor the employee give 12 months notice of termination prior to the expiration of the initial term or any extension thereof, then the agreement shall automatically extend for an additional two-year period. In the event of a change in control of our company, each agreement shall remain in effect until at least the second anniversary of the change in control. In the event that, prior to the occurrence of a change in control, an employee's employment is terminated by us without cause or is terminated by the employee for good reason (defined to include a material diminution of duties or titles, certain reductions in base salary, target incentive opportunity or employee benefits), then we shall pay the employee his or her base salary during the one-year period following such termination, plus a pro-rata portion of the employee's annual target bonus for the year in which the termination occurs. In the event such termination occurs in connection with or after a change in control, the employee will receive a lump sum cash payment within 10 days of the termination equal to two times the sum of a base salary amount and target bonus amount plus a pro-rata portion of his or her annual target bonus for the year in which the termination occurs. If the employee's employment is terminated for the reasons set forth above, the employee will also receive for up to two years continued medical and other welfare benefits, as well as outplacement services.

     The agreements also provide that upon a change in control of our company, all stock options and other equity awards immediately vest and become exercisable (performance-vesting options only vest if the applicable performance goals are satisfied). In addition, the agreements provide that each covered executive is entitled to have his or her salary be "grossed up", on an after-tax basis, for any excise taxes imposed under the Internal Revenue Code on any "excess parachute payment" that he receives in connection with benefits and payments provided to him in connection with any change in control (as such term is defined under the Internal Revenue Code) of our company.


 PENSION PLANS

     We have implemented a "cash balance" pension plan for our salaried workforce, including the named executive officers, effective January 1, 2002. Benefits under the plan will vest after five years of continuous service. The plan will recognize existing service with us or our predecessors for purposes of vesting, allowing our employees that already have five or more years of service to be vested immediately.

     On an annual basis each participant's account will be credited with the following:

     o contribution credit equal to seven percent (7%) of pensionable earnings plus seven percent (7%) of pensionable earnings in excess of the Social Security Wage Base; and

     o interest credit equal to the average yield for one-year Treasury Bonds for the previous October, plus one percent (1%).


     For the purposes of the plan, "pensionable earnings" are defined as regular annual salary, overtime pay, annual incentive payments and contributions to 401(k) plans.


     We have also adopted a non-qualified restoration plan which restores the benefits lost by the executives under the qualified pension plan as a result of ERISA imposed limitations on pensionable income.

     As of January 1, 2002, the estimated annual annuities payable at age sixty-five (65) to the named executive officers under the plans described above are as follows:





                                               ESTIMATED ANNUAL
NAME                             CURRENT AGE     PAYMENTS(1)
------------------------------- ------------- -----------------
   William C. Rusnack .........      57            $151,435
   Ezra C. Hunt ...............      50            $197,126
   Jeffry N. Quinn ............      42            $328,551
   Donovan J. Kuenzli .........      62            $ 14,643
   John W. Overbey ............      51            $ 74,632
   Dennis R. Eichholz .........      48            $ 97,734


----------

(1) Assumes the executive officer works until age sixty-five (65), annual base compensation remains unchanged from 2001, and that future incentive compensation awards are equal to 75% of the executive's current target bonus. The interest rate used for determining the annuity was 7.5%. The interest credit for 2003 and future years was assumed to be 6.5%.

     On February 1, 2002 we will also implement a cash balance pension plan for our represented workforce. Eligible represented employees are regular hourly-paid employees that have attained six months of continuous service with us. Benefits under the plan will vest after five years of continuous service. Past service from the most recent period of continuous employment at the facility will be recognized for participation and vesting. On an annual basis each participant's account is credited with:


     o  a contribution credit equal to a percentage of pensionable earnings;
        and



     o an interest credit equal to the average yield for one-year Treasury Bonds for the previous October, plus 1%.


For the purposes of the pension plan, pensionable earnings are defined as annual base salary plus overtime and shift differential paid during the plan year. The contribution credit is based on the participant's age and service at year end.


 PREMCOR SAVINGS PLAN


     Our Savings Plan permits employees to make before-tax and after-tax contributions and provides for employer incentive matching contributions. Executive officers participate in the plan on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers.



     We have also adopted a non-qualified restoration plan which restores the benefits lost by the executives under the qualified savings plan as a result of limitations imposed by the Employee Retirement Income Security Act, or ERISA, on amounts that may be contributed or paid to executives.


     Under the Savings Plan, each of our employees and the employees of our related companies that may adopt the Savings Plan, who has completed at least six months of service may become a participant. Participants are permitted to make before-tax contributions to the Savings Plan, effected through payroll deduction, of from 1% to 15% of their compensation. We make matching contributions equal to 200% of a participant's before-tax contributions for up to 3% of compensation. Additionally, for union represented employees at our Port Arthur and Lima refineries, we make matching contributions equal to 100% of a participant's before-tax contributions between 4% and 6% of compensation. Participants are also permitted to make after-tax contributions through payroll deduction, of from 1% to 5% of compensation, which are not matched by employer contributions. Before-tax contributions and after-tax contributions, in the aggregate, may not exceed the lesser of 15% of compensation or $10,500 in 2001. All employer contributions for non-union represented employees are fully vested from the onset of the employee's eligibility in the plan. Subject to certain restrictions, employees may make loans or withdrawals of employee contributions during the term of their employment.


 EMPLOYEE STOCK PURCHASE PLAN


     Our board of directors expects to adopt a qualified employee stock purchase plan to promote employee ownership of our common stock following the offering. The plan will allow employees to purchase up to a specified amount of our common stock per year, at a discount of 15% from the market price. Plan participants will generally be prohibited from selling shares purchased under the plan for a period of 18 months. Eligible employees include all full-time and part-time employees (including union represented employees) who work twenty or more hours per week and more than five months per year. Executive officers may participate in the plan on the same terms as other eligible employees.



 OTHER PLANS



     We maintain a deferred compensation plan pursuant to which certain employees, including our executive officers, can defer base salary and annual incentive compensation. Deferred amounts are credited (or debited) in accordance with the terms of the plan based upon hypothetical investments in one or more investment options, including our common stock, as elected by the participants. We also provide medical benefits, life insurance, and an employee assistance program, and other benefits to our employees, including our executive officers.

                            PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information concerning the beneficial ownership of our common stock as of September 30, 2001 by persons who beneficially own more than 5% of the outstanding shares of common stock, each person who is a director of our company, each person who is a named executive officer and all directors and executive officers as a group. The table assumes:


     o the exercise of the outstanding warrants that Blackstone holds to purchase shares of our common stock;

     o the exercise of the outstanding warrants that Occidental holds to purchase shares of common stock of Sabine River Holding and the subsequent exchange of such shares for shares of our Class F common stock; and

     o the conversion of our Class F common stock into our existing class of common stock upon the completion of this offering.



                                         SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                            OWNED PRIOR TO            OWNED AFTER
                                             THE OFFERING            THE OFFERING
                                       ------------------------   -------------------
NAME AND ADDRESS                          NUMBER       PERCENT     NUMBER     PERCENT
------------------------------------   ------------   ---------   --------   --------
Blackstone Management
 Associates III L.L.C.(1) ..........    27,817,104       79.4%                    %
 345 Park Avenue
 New York, NY 10154
Occidental Petroleum
 Corporation(2) ....................     6,371,010       18.2
 10889 Wilshire Boulevard
 Los Angeles, California 90024
Marshall A. Cohen(3) ...............       116,161          *
William C. Rusnack(3) ..............       300,000          *
Jeffry N. Quinn(3) .................        15,000          *
John W. Overbey(3) .................        10,000          *
Dennis R. Eichholz(3) ..............        20,000          *
All directors and executive officers
 as a group(4) .....................       503,661        1.4




----------

*     Less than 1%.


(1) Blackstone affiliates currently own 25,387,104 shares of common stock as follows: 20,255,138 shares by Blackstone Capital Partners III Merchant Banking Fund L.P., 3,608,734 shares by Blackstone Offshore Capital Partners III L.P. and 1,523,232 shares by Blackstone Family Investment Partnership III L.P., for each of which Blackstone Management Associates III L.L.C., or BMA, is the general partner having voting and investment power. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA and as such may be deemed to share beneficial ownership of the shares owned by Blackstone. Each of BMA and Messrs. Peterson and Schwarzman disclaims beneficial ownership of such shares. Through its various affiliates, Blackstone also owns warrants representing the right to purchase 2,430,000 shares of Premcor Inc.


(2) Represents 6,101,010 shares of Class F Common Stock of Premcor Inc., which will be converted into our existing class of common stock upon completion of this offering together with warrants representing the right to purchase 30,000 shares of a subsidiary of Premcor Inc., which are exchangeable for 270,000 shares of Class F Common Stock of Premcor Inc., which will be converted into our existing class of common stock upon completion of this offering.


(3) Includes the following shares which such persons have, or will within 60 days of October 30, 2001 have, the right to acquire upon the exercise of stock options: Mr. Cohen--50,505; Mr. Rusnack--300,000; Mr. Quinn--15,000; Mr. Overbey--10,000; and Mr. Eichholz--20,000. Mr. Cohen's address is Cassels, Brock & Blackwell, Scotia Plaza, Suite 2200, 40 King Street West, Toronto Ontario, M5H-3C2 Canada. The address of each of the named executive officers is Premcor Inc., 8182 Maryland Avenue, St. Louis, Missouri 63105-3721.

(4) David I. Foley, Robert L. Friedman and Richard C. Lappin, all directors of Premcor Inc., are designees of Blackstone Management Associates III L.L.C., which has investment and voting control over the shares held or controlled by Blackstone and as such may be deemed to share beneficial ownership of the shares held or controlled by Blackstone. Stephen I. Chazen, a director of Premcor Inc., is an executive officer of Occidental Petroleum Corporation and to the extent he may be deemed to be a control person of Occidental Petroleum Corporation may be deemed to be a beneficial owner of shares of common stock owned by Occidental Petroleum Corporation. Each of such persons disclaims beneficial ownership of such shares.

                          RELATED PARTY TRANSACTIONS


     Each of the related party transactions described below was negotiated on an arm's length basis. We believe that the terms of each such agreement are as favorable as those we could have obtained from parties not related to us.


OUR RELATIONSHIP WITH BLACKSTONE

     The Blackstone Group L.P. is a private investment firm based in New York, founded in 1985. Its main businesses include private equity investing, merger and acquisition advisory services, restructuring advisory services, real estate investing, mezzanine debt investing and asset management. Blackstone Capital Partners III Merchant Banking Fund L.P. and its affiliates, or Blackstone, acquired its interest in our predecessor in November 1997. In 1999, in connection with the financing of our heavy oil upgrade project, Blackstone received warrants representing the right to purchase from us at any time an aggregate of 2,430,000 shares of our common stock at a price of $0.01 per share. After giving effect to this offering and assuming the exercise of the warrants pursuant to a Warrant Exercise and Share Exchange Agreement,
dated as of        , 2001, among Blackstone, Occidental, Sabine River Holding
and us, Blackstone will beneficially own    % of our common stock.


     Under a Monitoring Agreement, dated November 14, 1997, among Premcor USA, The Premcor Refining Group and Blackstone, we pay a monitoring fee equal to $2 million per annum to an affiliate of Blackstone. In return, Blackstone provides financial advisory services, including advice on the structure and timing of our entry into financial arrangements, relationships with key lenders, asset dispositions and acquisitions, and other ancillary financial advisory services. As of September 30, 2001, we had no liability related to monitoring fees. Affiliates of Blackstone may in the future receive customary fees for advisory services rendered to the company. Such fees will be negotiated from time to time with the independent members of our board of directors on an arm's-length basis and will be based on the services performed and the prevailing fees then charged by third parties for comparable services. Over the past three years, we have paid fees to Blackstone totaling approximately $19.0 million, consisting of $8.0 million in monitoring fees, a $2.4 million fee paid in connection with our purchase of the Lima refinery, an $8.0 million fee in connection with structuring of the heavy oil upgrade project, and an amount for reimbursed expenses.


     Under a Stockholder Agreement dated March 9, 1999 among us, Blackstone and Marshall A. Cohen, one of our directors, Chairman of our Board and one of our principal stockholders, if Blackstone transfers 25% or more of its holdings of our common stock to a third party, Mr. Cohen or any of his permitted affiliates may require the transferee to purchase a similar percentage of his shares. Conversely, if Blackstone receives and accepts an offer from a third party to purchase 25% or more of its holdings of our common stock, Mr. Cohen must transfer a similar percentage of his shares to the third party. This agreement terminates when Blackstone ceases to beneficially own at least 5% of our common stock on a fully diluted basis.


     Blackstone is also party to a Capital Contribution Agreement, dated as of August 19, 1999, with Sabine River Holding, Neches River Holdings, Port Arthur Coker Company, Port Arthur Finance Corp. and us. Under that agreement, Blackstone agreed to make certain capital investments in Sabine River Holding in connection with the heavy oil upgrade project. Blackstone made $109.6 million of contributions under the agreement.

     In February 2001, we retained Blackstone to act as our financial advisor with respect to the potential disposition of the assets or capital stock of our company. Under this agreement, in the event of a sale or lease of all or substantially all of our assets or shares, Blackstone is entitled to receive a transaction fee of 0.15% of the aggregate consideration paid or $2.5 million, whichever is greater. We are not actively pursuing any such transaction.


OUR RELATIONSHIP WITH OCCIDENTAL

     Occidental Petroleum Corporation explores for, develops, produces and markets crude oil and natural gas and manufactures and markets a variety of basic chemicals. Occidental acquired its interest in

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our predecessor in 1995 and, after giving effect to this offering, will beneficially own % of our common stock. Occidental also acquired an approximately 10% equity interest in Sabine River Holding pursuant to a Subscription Agreement, dated as of August 4, 1999, among Occidental, Sabine River Holding, Neches River Holding and Port Arthur Coker Company, in connection with the financing of the Port Arthur heavy oil upgrade project.

     Occidental holds warrants, dated August 4, 1999, representing the right to purchase from Sabine River Holding at any time an aggregate of 30,000 shares of Sabine River Holding common stock at a price of $0.09 per share. Under a Share Exchange Agreement, dated as of August 4, 1999, among Occidental and its affiliates, Sabine River Holding and us, Occidental may exchange such Sabine River Holding common stock for 270,000 shares of our Class F common stock. Occidental has elected to do so at the time of the offering. Such Class F common stock, along with the 6,101,010 shares of our Class F common stock currently held by Occidental, will be converted into our common stock pursuant to the Warrant Exercise and Share Exchange Agreement, after which Occidental will beneficially own 18.2% of our common stock.

     Pursuant to a Share Exchange Agreement dated April 27, 1999, we succeeded to, and Premcor USA ceased to be a party to, the Second Amended and Restated Stockholders' Agreement dated November 3, 1997, originally between Premcor USA and Occidental C.O.B. Partners. That stockholders' agreement entitles Occidental to designate one director to our board of directors for as long as it holds at least 10% of our fully diluted shares. We have the right of first refusal on any of our shares held by Occidental or a transferee of Occidental intended by such holder to be sold to a third party. Occidental has the right, on one occasion, after an initial public offering by us, to request that we effect the registration of all or part of Occidental's holdings of our common stock. In addition, Occidental has the right to include its holdings of our common stock in any registered public offering by us, such as this offering. Occidental has waived that right with respect to this offering. We are obligated to use our reasonable best efforts to effect the registration of the shares of our common stock held by Occidental along with our other shares of common stock, unless the underwriters of the offering determine that the registration of the shares of our common stock held by Occidental will adversely impact the offering of our other shares of common stock.

     Under an Advisory Agreement, dated November 14, 1997, among Premcor USA, The Premcor Refining Group and Occidental, Occidental provides us with consulting services related to ongoing crude supplier decisions and related purchase and hedging strategies. In return, Occidental received 101,010 shares of our Class F common stock, which will be converted into our common stock upon completion of this offering.


     Pursuant to a Stockholders' Agreement, dated August 4, 1999, among Sabine River Holding, Occidental and us, so long as Occidental and any transferee that acquires more than 50% of the shares of Sabine River Holding common stock initially held by Occidental together own in the aggregate at least 20% of the shares originally held by Occidental, Occidental, or at Occidental's election, any transferee, has the right to designate one director to the board of directors of Sabine River Holding. We have the right to designate the remaining directors, and at least one director must be independent. We have the right of first refusal on any Sabine River Holding shares held by Occidental or a transferee of Occidental intended by such holder to be sold to a third party, subject to the terms of the Transfer Restrictions Agreement and the common security agreement described below. If we transfer our common stock in Sabine River Holding to a third party, Occidental may require the transferee to purchase its shares. If we receive and accept an offer from a third party to purchase all of our holdings of Sabine River Holding common stock, Occidental or any transferee of Occidental must transfer its holdings of Sabine River Holding common stock, along with the shares issued in connection with any recapitalization, to the third party, subject to certain conditions as to representations and warranties delivered in connection with the transfer of stock. Sabine River Holding may require Occidental to exchange its holdings of Sabine River Holding common stock for our Class F common stock, which will be converted into our common stock upon completion of this offering, subject to the terms of the Transfer Restrictions Agreement and the common security agreement described below.

     Under a Transfer Restrictions Agreement dated as of August 19, 1999, we may only acquire Occidental's 10% interest in Sabine River Holding under limited circumstances, as specified in the Agreement.



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     Pursuant to a common security agreement, dated as of August 19, 1999, among Port Arthur Finance Corp., Port Arthur Coker Company, Sabine River Holding, Neches River Holding, also known as the project companies, and several lenders and lender representatives, the project companies must represent that our 90% interest and Occidental's 10% interest in Sabine River Holding remain in such proportions on and as of the date of each borrowing by any of the project companies under each of the financing agreements associated with the financing of the Port Arthur heavy oil upgrade project. Simultaneously with the execution of the common security agreement, Occidental entered into a Capital Contribution Agreement, dated as of August 19, 1999, with us and the project companies. Under that agreement, Occidental agreed to make certain capital investments in Sabine River Holding in connection with the heavy oil upgrade project. Occidental made $12.2 million of contributions under the agreement.












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                         DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon consummation of this offering, our authorized capital stock will consist of:

     o       shares of common stock, par value $0.01 per share, of which
        shares, or      shares if the underwriters exercise their over-allotment
        option in full, will be issued and outstanding; and

     o shares of preferred stock, par value $0.01 per share, of which shares will be issued and outstanding.


     As of September 30, 2001, there were eight holders of our common stock including one holder of our Class F common stock. Upon consummation of this offering there will be no shares of Class F common stock authorized, issued or outstanding. The following description of our capital stock and related matters is qualified in its entirety by reference to our certificate of incorporation and by-laws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part.



COMMON STOCK

 VOTING RIGHTS; DIVIDENDS; OTHER RIGHTS

     Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, voting together as one class, except that holders of common stock are not entitled to vote with respect to matters reserved, by law or agreement, solely to any other class of capital stock. The holders of common stock do not have cumulative voting rights in the election of directors.

     Holders of common stock are entitled to receive dividends payable either in cash, in property or in shares, if, as and when declared by our board of directors, out of assets legally available for that purpose. Dividend payments are subject to preferential rights, if any, of the preferred stock. Upon our liquidation, dissolution or winding up, after payment or provision for the payment of our debts and other liabilities and of the preferential amounts, if any, to which the holders of preferred stock are entitled, the holders of all outstanding shares of common stock will be entitled to receive our remaining assets that will be distributed ratably in proportion to the numbers of shares held by each holder of common stock. The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to shares of common stock.


PREFERRED STOCK

     Our certificate of incorporation authorizes our board of directors to establish one or more classes of preferred stock, to establish the number of shares to be included in each class and to fix the designations, powers, preferences and rights of the shares of each class of preferred stock and any qualifications, limitations or restrictions thereof.

     Although we have no intention at the present time of establishing a new class of preferred stock, our certificate of incorporation allows us to do so as an anti-takeover defensive measure to impede an unsolicited acquisition proposal, tender offer or other takeover attempt. We will make any determination to establish a new class, and issue shares, of preferred stock based on our judgment as to the best interests of the company and our stockholders. Such class of preferred stock may have terms and conditions that discourage unsolicited acquisition proposals or other takeover attempts that some or a majority of you might believe to be in your best interests or in which you might receive a premium for your shares of common stock over the market price of such shares of common stock.


AUTHORIZED BUT UNISSUED CAPITAL STOCK

     The Delaware General Corporation Law does not require stockholder approval for any issuance of authorized shares of common stock. However, the listing requirements of the New York Stock Exchange, that would apply so long as our common stock remains listed on the New York Stock Exchange, require


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stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

     One of the consequences of the existence of unissued and unreserved common stock or preferred stock may be that our board of directors could issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

 DELAWARE LAW

     Our company is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation will not engage in certain business combinations with any interested stockholder for a three-year period following the time that the stockholder became an interested stockholder unless:

     o prior to the time that the stockholder becomes an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

     o at or subsequent to the time that the stockholder becomes an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

     Generally, the term "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested shareholder is a person who, together with that person's affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

     Under certain circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors for approval of certain transactions or business combinations in order to avoid the stockholder approval requirement.
Section 203 also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

 CERTIFICATE OF INCORPORATION; BY-LAWS

     Our certificate of incorporation and by-laws contain certain provisions that could make more difficult the acquisition of the company by means of a tender offer, a proxy contest or otherwise.

     Classified Board of Directors. Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the number of directors in each class to be as nearly equal as possible. Our classified board staggers terms of the three classes and will be implemented through one, two and three-year terms for the initial three classes, followed in each case by full three-year terms. With a classified board, only one-third of the members of our board of directors will be elected each year. This classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. The certificate of incorporation and by-laws provide that the


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number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors, but must consist of not less than five directors. This provision will prevent stockholders from circumventing the provisions of our classified board.

     Removal of Directors; Vacancies. Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may be removed only for cause. In addition our certificate of incorporation and by-laws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 75% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Our certificate of incorporation also provides that any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum.

     Action by Written Consent; Stockholder Action. Our certificate of incorporation and by-laws provide that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. This provision will prevent the holders of a majority of the voting stock from using a written consent procedure to take stockholder action without affording all stockholders an opportunity to vote on the action. In addition, our certificate of incorporation and by-laws provide that, except as permitted by law and subject to the rights of holders of preferred stock, special meetings of stockholders can be called only by the chairman of our board of directors or the president and will be called by our secretary at the direction of a majority of the board of directors. These stockholder action provisions have the effect of discouraging, delaying or preventing a change in control.

     Advance Notice Procedure. Our by-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors, or to bring business before an annual meeting of stockholders. Only persons nominated by, or at the direction of, our board of directors or by a stockholder who has given timely written notice to the secretary of our company prior to the meeting, will be eligible for election as a director. In addition, any proposed business other than the nominations of persons for election to our board of directors must constitute a proper matter for stockholder action pursuant to the notice of meeting delivered to our company. For notice to be timely, it must be received by the secretary of our company not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting (or if the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date, not earlier than the 120th day prior to such meeting and not later than the later of (x) the 90th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made). In the event that the number of directors to be elected to the board is increased and there is no public announcement by our company naming the nominees for directors at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be timely, but only with respect to nominees for the additional directorships, if it is delivered to the secretary of our company not later than the 10th day following the day on which such public announcement is first made. For notice of a stockholder nomination to be made at a special meeting at which directors are elected, such notice must be received by our company not earlier than the 120th day before such meeting and not later than the later of (x) the 90th day prior to such meeting and (y) the 10th day after the date the public announcement is first made. A stockholder's notice proposing to nominate a person for election as a director or relating to the conduct of other business must contain certain specified information. If the chairman of our board of directors determines that a person was not nominated, or other business was not brought before the meeting in accordance with the notice procedure, that person will not be eligible for election as a director, and that business will not be conducted at the meeting.

     Amendment. Our certificate of incorporation and by-laws provide that the affirmative vote of the holders of at least 75% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class, is required to amend provisions of the certificate of incorporation relating to:

     o  prohibition of stockholder action without a meeting;

     o  the ability of our stockholders to call a special meeting;


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     o  the number, election and term of the members of the board of directors; and


    o the removal of directors.


Our certificate of incorporation further provides that our by-laws may be amended by our board of directors or by the affirmative vote of the holders of at least 75% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class.


REGISTRAR AND TRANSFER AGENT



     The registrar and transfer agent for the common stock is               .



LIMITATION OF LIABILITY AND INDEMNIFICATION


     Our by-laws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of our company. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.


LISTING



     We intend to apply to list our common stock on the New York Stock Exchange under the symbol "PCO".



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                          DESCRIPTION OF INDEBTEDNESS

     The following are summaries of the terms of our principal long-term debt.


THE PREMCOR REFINING GROUP AND PREMCOR USA


     9 1/2% Senior Notes. In September 1992, The Premcor Refining Group Inc. issued $175 million of unsecured 9 1/2% senior notes. The notes are due on September 15, 2004, with interest payable semi-annually in arrears on March 15 and September 15. The Premcor Refining Group may redeem all of the notes now at 100% of their principal amount and is required to redeem $62.9 million of the notes on September 15, 2003 at 100% of the principal amount pursuant to a mandatory sinking fund. In certain circumstances in which the issuer's consolidated net worth at the end of any two consecutive quarters falls below $100 million, the issuer is required to redeem a portion of the notes at par.


     8 3/8% Senior Notes. In November 1997, The Premcor Refining Group Inc. issued $100 million of unsecured 8 3/8% senior notes. The notes mature on November 15, 2007, with interest payable semi-annually in arrears on May 15 and November 15. The Premcor Refining Group may redeem up to 35% of the initial principal amount of the notes at any time prior to November 15, 2001, in whole or in part, out of the proceeds of an equity offering, at a redemption price equal to 108.375%. The Premcor Refining Group may redeem the notes on or after November 15, 2002, at a redemption price equal to 104.187% of the principal amount of the notes in the first year. The redemption prices decline yearly to par at November 15, 2004, plus accrued and unpaid interest to the date of redemption.

     8 7/8% Senior Subordinated Notes. In November 1997, The Premcor Refining Group Inc. issued $175 million of unsecured 8 7/8% senior subordinated notes. The notes mature on November 15, 2007, with interest payable semi-annually in arrears on May 15 and November 15. The Premcor Refining Group may redeem up to 35% of the initial principal amount of the notes at any time prior to November 15, 2001, in whole or in part, out of the proceeds of an equity offering, at a redemption price equal to 108.875%. The Premcor Refining Group may redeem the notes on or after November 15, 2002, at a redemption price equal to 104.437% of the principal amount of the notes in the first year. The redemption prices decline yearly to par at November 15, 2005, plus accrued and unpaid interest to the date of redemption. The notes are senior subordinated obligations of The Premcor Refining Group, subordinated in right of payment to all senior debt of The Premcor Refining Group.

     Floating Rate Loans. The Premcor Refining Group Inc. borrowed $125 million in November 1997, and an additional $115 million in August 1998, under a floating rate term loan agreement expiring in 2004. In November 2003, $31.3 million of the outstanding principal amount is due with the remainder of the outstanding principal due in November 2004. The loan is a senior unsecured obligation of The Premcor Refining Group and bears interest at the London Interbank Offer Rate, or LIBOR, plus a margin of 275 basis points. The loan may be repaid from time to time at any time in whole or in part, without premium or penalty.

     8 5/8% Senior Notes. In August 1998, The Premcor Refining Group Inc. issued $110 million of unsecured 8 5/8% senior notes. The notes mature on August 15, 2008, with interest payable semi-annually in arrears on February 15 and August 15. The Premcor Refining Group may redeem up to 35% of the initial principal amount of the notes at any time prior to August 15, 2002, in whole or in part, out of the proceeds of an equity offering, at a redemption price equal to 108.625%. The Premcor Refining Group may redeem the notes on or after August 15, 2003, at a redemption price equal to 104.312% of the principal amount of the notes in the first year. The redemption prices decline yearly to par at August 15, 2005, plus accrued and unpaid interest to the date of redemption.

     10 7/8% Senior Notes. In December 1995, Premcor USA Inc. issued $175 million of unsecured 10 7/8% senior notes. The notes mature on December 1, 2005, with interest payable semi-annually in arrears on June 1 and December 1. Premcor USA may redeem all of the notes beginning December 1, 2001 at a redemption price equal to 103.625% of the principal amount of the notes and beginning December 1, 2002 at 101.813%. The redemption prices decline yearly to par at December 1, 2003, plus accrued and unpaid interest to the date of redemption.


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     11 1/2% Exchangeable Preferred Stock. In October 1997, Premcor USA Inc.
issued 63 million shares of 11 1/2% senior cumulative exchangeable preferred stock, stated value $1,000 per share. The exchangeable preferred stock ranks senior to common stock, all other classes of common stock and preferred stock with respect to dividends, dissolution and liquidation. Holders of the exchangeable preferred stock are not entitled to voting rights, except for those outlined below under "--Change of Control Provisions." Premcor USA may redeem the exchangeable preferred stock on or after October 1, 2002, in whole or in part, at a redemption price equal to 105.750%. The redemption prices decline yearly to par at October 1, 2005, plus accrued and unpaid dividends to the date of redemption. Premcor USA must redeem all shares at 100% of the liquidation preference plus unpaid dividends, if any, on October 1, 2009. The 11 1/2% preferred stock is exchangeable for 11 1/2% debentures of Premcor USA, due 2009, at Premcor USA's option.

 CHANGE OF CONTROL PROVISIONS

     Holders of each of the notes described above, except the 9 1/2% notes, have the right, upon the occurrence of a change of control accompanied by a ratings downgrade, to require us to repurchase that holder's notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. Holders of the 9 1/2% notes described above have the right to require us to repurchase that holder's notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date upon a change of control, whether or not accompanied by a ratings downgrade. Each lender under the floating rate loan agreement described above has the right, upon a change of control accompanied by a ratings downgrade, to require us to repay that lender's loan plus a fee of 1% of the principal repaid. Upon a change of control occurring after October 1, 2005, Premcor USA is required to offer to purchase all outstanding shares of exchangeable preferred stock at a price of 101% of the aggregate liquidation preference plus unpaid dividends, if any. If Premcor USA fails to offer to purchase the exchangeable preferred stock, the holder will have the right to elect the lesser of two directors or 25% of the members of the board of directors.

 RESTRICTIVE COVENANTS


     The indentures governing each of the notes, the floating rate term loan agreement and the exchangeable preferred stock, described above, contain covenants that, among other things, limit the applicable issuer's ability to:


     o lease, convey or otherwise dispose of substantially all of the assets of the applicable issuer or those of its subsidiaries or merge or consolidate;


     o pay dividends or make other distributions on its capital stock, repay subordinated obligations, repurchase capital stock or make specified types of investments, in each case in excess of a customary net income-based formula and specified exceptions;

     o incur debt in excess of a customary fixed charge coverage ratio and specified exceptions;


     o  issue guarantees of indebtedness;

     o  incur liens;


     o sell assets without receiving fair market value, a specified percentage of cash consideration and without having to apply the net proceeds to repay debt or reinvest in our business;


     o  issue capital stock of certain subsidiaries;

     o  restrict its subsidiaries' ability to make dividend payments;

     o  enter into transactions with affiliates; and

     o with respect to the 9 1/2% notes, maintain consolidated net worth above a minimum level and enter into sale leaseback transactions.

     If the 8 3/8%, 8 5/8%, 8 7/8% notes or the floating rate loans are assigned an investment grade rating, certain of these covenants cease to apply to the issuer of the notes and less restrictive covenants that limit only secured indebtedness and sale and leaseback transactions apply instead.


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PORT ARTHUR FINANCE CORP.

     12 1/2% Senior Secured Notes. In August 1999, Port Arthur Finance Corp. issued $255 million of 12 1/2% senior secured notes. The notes, together with amounts under the secured construction term loan facility, are secured by substantially all of its assets and all of the assets of Port Arthur Coker Company. The collateral is shared ratably among the senior lenders and the oil payment insurers pursuant to a common security agreement. Each of Port Arthur Coker Company, Sabine River Holding and Neches River Holding have unconditionally guaranteed, on a joint and several basis, all the obligations of Port Arthur Finance Corp. under the notes. The notes amortize over time, with principal payments due semi-annually on January 15 and July 15 until January 15, 2009. We may redeem all of the notes at any time at a redemption price equal to par plus accrued and unpaid interest plus a make-whole premium which is based on the rates of treasury securities with average lives comparable to the average life of the remaining scheduled payments plus 75 basis points.


     Bank Senior Loan Agreement. In August 1999, Port Arthur Finance Corp. entered into a $325 million bank senior loan agreement provided by commercial banks and institutional lenders to finance construction of the heavy oil upgrade project at our Port Arthur refinery. Port Arthur Finance Corp.'s obligations are guaranteed by Port Arthur Coker Company, Sabine River Holding and Neches River Holding Corp. This agreement is split into a Tranche A of $143.9 million with a term of 7.5 years and a Tranche B of $181.1 million with a term of 8 years. Of the $325 million commitment, the unused portion of which expired with the attainment of substantial reliability, $106.5 million was drawn down under Tranche A and $181.1 million under Tranche B.


     The interest rates on the bank senior loan agreement are based on LIBOR plus 4.75% for Tranche A and on LIBOR plus 5.25% for Tranche B. LIBOR was capped at 7.5% for a portion of the principal outstanding for the period from April 2000 through January 2004.

 RESTRICTIVE COVENANTS

     The 12 1/2% senior secured notes and the bank senior loan agreement contain common covenants, representations, defaults and other terms. Those covenants, among other things, limit the ability of Port Arthur Coker Company, Port Arthur Finance Corp., Sabine River Holding and Neches River Holding to:

     o  amend or modify their constitutive or governing documents;

     o conduct any business other than the business of the heavy oil upgrade project;

     o sell, assign, lease, transfer or otherwise dispose of project property without the consent of the lenders (and where applicable secured parties), with certain exceptions;

     o  incur debt; and

     o  make investments or advances or loans.

     Port Arthur Coker Company is subject to restrictions on the making of distributions to its general partner Sabine River Holding and its limited partner Neches River Holding. Port Arthur Coker Company is required to fund certain restricted cash accounts to be used for future capital expenditures, tax payments, major maintenance, and debt repayments.

THE PREMCOR REFINING GROUP CREDIT AGREEMENT

     The credit agreement of our subsidiary, The Premcor Refining Group, provides for letter of credit issuances and revolving loan borrowings of up to the lesser of $650 million and the amount of the borrowing base, calculated, on the date of determination, as the sum of 100% of eligible cash and eligible cash equivalents, 95% of eligible investments, 90% of major oil company receivables, 85% of eligible receivables, 80% of eligible petroleum inventory, 80% of eligible petroleum inventory-not-received, and 100% of paid but unexpired standby letters of credit; minus the greater of (i) the aggregate of all net obligations of The Premcor Refining Group to any bank swap party under any swap contracts on such date of determination and (ii) zero. Revolving loans are limited to the principal amount of $50 million. The letters of credit and the proceeds of revolving loans may be used for working capital and general corporate purposes.

     The Premcor Refining Group's credit agreement is structured in two tranches, Tranche 1 of $150 million and Tranche 2 of $500 million. The Tranche 1 commitments are considered fully utilized at all times, while Tranche 2 commitments are considered utilized in an amount equal to the result of subtracting the Tranche 1 commitments from the total letters of credit outstanding at any time.

     Borrowings under the credit agreement are secured by a lien on substantially all of The Premcor Refining Group's property, including inventory, accounts, contracts, cash and cash equivalents, general intangibles, including security and deposit accounts, intellectual property, books and records, futures and forwards accounts, commodities accounts, supporting obligations and after-acquired property and proceeds of the foregoing, other than in each case general intangibles arising from or related to The Premcor Refining Group's real property, buildings, structures, and other improvements, fixtures, apparatus, machinery, appliances and other equipment, and all extensions, renewals, improvements, substitutions and replacements thereto whether owned or leased, together with rents, income, revenues, issues and profits from and in respect of such property.

     Outstanding loans under the credit agreement bear interest at annual floating rates equal to LIBOR plus marginal rates between 2.50% and 3.00% or the agent bank's prime rate plus marginal rates between 1.50% and 2.00%. Unused commitments under the credit agreement are subject to a per annum commitment fee ranging from 0.75% to 1.25%. The marginal rates are subject to adjustment based upon the senior unsecured debt rating of The Premcor Refining Group. The credit agreement terminates, and all amounts outstanding thereunder are due and payable, on August 23, 2003. The credit agreement contains representations and warranties, funding and yield protection provisions, borrowing conditions precedent, financial and other covenants and restrictions, events of default and other provisions customary for bank credit agreements of this type.

     Covenants and provisions contained in the credit agreement restrict (with certain exceptions), among other things, the ability of The Premcor Refining Group and its restricted subsidiaries, in each case subject to certain exceptions:

     o  to create or incur liens,

     o  to engage in certain asset sales,

     o to engage in mergers, consolidations, and sales of substantially all assets,

     o  to make loans and investments,

     o  (covers all subsidiaries) to incur additional indebtedness,

     o  to engage in certain transactions with affiliates,

     o (covers all subsidiaries) to use loan proceeds to acquire or carry margin stock, or to acquire securities in violation of certain sections of the Securities Exchange Act of 1934, as amended,

     o to create or become or remain liable with respect to certain contingent liabilities,

     o  to enter into certain joint ventures,

     o  to enter into certain lease obligations,

     o  to make certain dividend, debt and other restricted payments,

     o  to engage in different businesses,

     o (covers all subsidiaries) to make any significant change in its accounting practices,

     o (covers ERISA affiliates) to incur certain liabilities or engage in certain prohibited transactions under the Employee Retirement Income Security Act,

     o to maintain deposit accounts not under the control of the banks that are parties to the credit agreement, or to take certain other action with respect to its bank accounts,

     o  (covers all subsidiaries) to engage in speculative trading, and

     o (covers all subsidiaries) to amend, modify or terminate certain material agreements.

     We are also required to comply with certain financial covenants. The current financial covenants are:

     o  maintenance of working capital of at least $150 million at all times;

     o  maintenance of tangible net worth of at least $150 million; and

     o maintenance of the aggregate amount of its eligible cash, eligible cash equivalents and eligible investments that are both (a) in or for the benefit of collateral accounts existing prior to the date of the credit agreement and (b) permitted thereby, of at least $75 million.

     The covenants also provide for a cumulative cash flow test, as defined in the credit agreement, that, from July 1, 2001, shall not be less than or equal to zero. The credit agreement also limits the amount of future additional indebtedness that may be incurred by us, subject to certain exceptions, including a general exception for up to $75 million of indebtedness (which amount may be increased to up to $200 million if The Premcor Refining Group's consolidated debt to capitalization ratio (after giving pro forma effect to the incurrence of such indebtedness) is less than or equal to 0.60), no more than $25 million of which may mature before or concurrently with the credit agreement.

     Events of default under the credit agreement include, among other things:

     o any failure by us to pay principal thereunder when due, or to pay interest or any other amount due within three days after the date due;

     o material inaccuracy of any representation or warranty given by us therein or in any document delivered pursuant thereto;

     o  breach by us of certain covenants contained therein;

     o the continuance of a default by us in the performance of or the compliance with other covenants and agreements for a period of 3 or 20 days depending on the covenant, in each case after the earlier of (x) the date upon which a responsible officer knew or reasonably should have known of such failure and (y) the date upon which written notice thereof is given to us by the administrative agent or any bank;

     o breach of or default under any indebtedness in excess of $5 million and continuance beyond any applicable grace period;

     o  certain acts of bankruptcy or insolvency;

     o  the occurrence of certain events under ERISA;

     o certain judgments, writs or warrants of attachment of similar process equal to or greater than $5 million remaining undischarged, unvacated, unbonded, or unstayed for a period of 10 days or non-monetary judgments, orders or decrees which does or would reasonably be expected to have a material adverse effect;

     o  the occurrence of a change of control;

     o the revocation of or failure to renew licenses or permits where such revocation or failure to renew could reasonably be expected to have a material adverse effect;

     o the failure of the liens of the banks to be first priority perfected liens, subject to certain permitted liens or unenforceability or written assertion of limitation or unenforceability by The Premcor Refining Group or any subsidiary, of any collateral document; or

     o Premcor USA increases materially its obligations of or the obligations of The Premcor Refining Group under the 10 7/8% senior notes or otherwise amends or modifies in the 10 7/8% senior notes in a manner materially adverse to it, The Premcor Refining Group or the banks; or

     o Premcor USA incurs on or after August 23, 2001 any secured or unsecured indebtedness in the aggregate in excess of $25 million; provided that Premcor USA may incur indebtedness to refinance in whole the 10 7/8% senior notes and to pay any applicable premiums and expenses, which indebtedness shall be on terms no less favorable, in the aggregate (as determined by the agents in their sole discretion), to the banks, it or The Premcor Refining Group than the terms of the 10 7/8% senior notes.


PORT ARTHUR FINANCE CORP. WORKING CAPITAL FACILITIES



     In 1999, Port Arthur Finance Corp. entered into a $75 million secured working capital facility that was reduced to $35 million in the first quarter of 2000. The working capital facility is primarily for the issuance of letters of credit for the future purchases of crude oil other than Maya crude oil to be received under the long-term crude oil supply agreement with the PEMEX affiliate. As of September 30, 2001, $18.3 million of the line of credit was utilized for letters of credit. The $40 million reduction was replaced by an insurance policy under which an affiliate of American International Group agreed to insure against a potential default by Port Arthur Coker Company under the long-term crude oil supply agreement up to a maximum liability of $40 million.



     In 1999, Port Arthur Finance Corp. also entered into a $150 million oil payment guarantee insurance policy with Winterthur International Insurance Co. Lmtd. for the purpose of securing Maya crude oil purchases from the PEMEX affiliate.


     In 1999, Port Arthur Finance Corp. entered into a $60 million debt service reserve guarantee insurance policy with Winterthur for the purpose of securing future principal and interest payments, should future funds be insufficient to cover such payments.


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

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has not been any public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

     Upon the closing of this offering, we will have outstanding an aggregate of approximately million shares of common stock, assuming no exercise of outstanding options or exercise of the over-allotment option. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining shares of common stock will be deemed restricted securities as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 144(k) under the Securities Act, which we summarize below.

     Subject to the provisions of Rules 144 and 144(k), additional shares of our common stock will be available for sale in the public market under exemptions from registration requirements as follows:


RULE 144

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least one year, is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

     o 1% of the then outstanding shares of common stock, or approximately shares, assuming no exercise of the over-allotment option; and

     o the average weekly trading volume in the common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.


RULE 144(K)

     In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser receives restricted securities and the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.


LOCK-UP AGREEMENTS

     Our directors, executive officers, Blackstone and Occidental have agreed that they will not sell, directly or indirectly, subject to certain exceptions, any shares of our common stock for a period of 180 days from the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated, in its sole discretion, may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. When determining whether to release shares from the lock-up agreements, Morgan Stanley & Co. Incorporated will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Morgan Stanley & Co. Incorporated does not at this time have any intention of releasing any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period.


     We have agreed not to sell or otherwise dispose of any shares of our common stock during the 180-day period following the date of this prospectus, except we may issue, and grant options to purchase, shares of common stock under our employee benefit plans referred to in this prospectus. In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of the issuance provide that the common stock may not be resold prior to the expiration of the 180-day period described above.


STOCK OPTIONS



     Options to purchase an aggregate of approximately 1,857,805 shares of our common stock will be outstanding as of the closing of this offering. Of these options, 611,005 will have vested at or prior to the closing of this offering and approximately 115,000 options will vest over the next three years. In addition, 1,131,800 performance vesting options are outstanding of which will vest 180 days from the date of this offering if the average closing price for such period equals or exceeds the offering price. The remaining performance vested options could vest if the average closing price in any 180-day period exceeds the offering price.


     Shortly following this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and options issuable under our 2002 Equity Incentive Plan and our 1999 Incentive Plan. Shares covered by these registration statements will be eligible for sale in the public markets, other than shares owned by our affiliates, which may be sold in the public market if they are registered or qualify for an exemption from registration under Rule 144.



REGISTRATION RIGHTS


     Occidental has the right on one occasion, after this initial public offering, to request that we effect the registration of all or part of Occidental's holdings of our shares. In addition, Occidental has the right to include its shares in any registered public offering by us, which it has waived in connection with this offering. We are obligated to use our reasonable best efforts to effect the registration of the Occidental shares along with the other shares, absent a determination that the registration of the Occidental shares will adversely impact the offering of our other shares.


     Justin Investment Two, LLC, a special-purpose investment vehicle formed by Mr. James White, also has the right to include its holdings of our common stock in certain registered public offerings by us, except for this initial public offering. In addition, we are obligated to use our reasonable best efforts to register Justin Investment's holdings of our common stock, absent a determination that the registration of the Justin Investment shares will adversely impact the offering of our other shares.

               CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS


GENERAL

     The following summary describes the material U.S. federal income and estate tax consequences of the ownership of common stock by a Non-U.S. Holder (as defined below) as of the date hereof. This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local tax consequences that may be relevant to Non-U.S. Holders in light of their personal circumstances. Special rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations", "passive foreign investment companies", "foreign personal holding companies", individuals who are U.S. expatriates and corporations that accumulate earnings to avoid U.S. federal income tax, that are subject to special treatment under the Internal Revenue Code of 1986, as amended, or the Code. Those individuals or entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partner in a partnership holding the common stock should consult its own tax advisor. Persons considering the purchase, ownership or disposition of common stock should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

     As used herein, a Non-U.S. Holder of common stock means a beneficial owner that is an individual or entity other than (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust (A) that is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons as described in section 7701(a)(30) of the Code or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.


DIVIDENDS

     Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty.

     A Non-U.S. Holder of common stock who wishes to claim an exemption from, or reduction in, withholding under the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to file Internal Revenue Service Form W-8BEN (or successor form) and satisfy certification requirements of applicable U.S. Treasury regulations. Where dividends are paid to a Non-U.S. Holder that is a partnership or other pass-through entity, persons holding an interest in the entity may also be required to provide the certification.

     A Non-U.S. Holder of common stock eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service, or the IRS.

GAIN ON DISPOSITION OF COMMON STOCK


     A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (1) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder, (2) such holder is an individual that holds the common stock as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (3) the company is or has been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period for the common stock.


     An individual Non-U.S. Holder described in clause (1) above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the U.S.). If a Non-U.S. Holder that is a foreign corporation falls under clause (1) above, it will be subject to tax on its gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.



     Our company believes it should not be and does not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes. However, if we are or become a United States real property holding corporation, then assuming the common stock is regularly traded on an established securities market, only a Non-U.S. Holder who holds or held (at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period for the common stock) more than 5% of the common stock will be subject to U.S. federal income tax on the disposition of the common stock under these rules.



U.S. ESTATE TAX


     Common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.


INFORMATION REPORTING AND BACKUP WITHHOLDING


     Our company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.


     A Non-U.S. Holder will be subject to backup withholding unless applicable certification requirements are met.


     Proceeds of a sale of common stock paid within the United States or through certain U.S. related financial intermediaries are subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge that the beneficial owner is a U.S. person), or the holder establishes another exemption.


     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability if the required information is furnished to the Internal Revenue Service.

                                 UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of our common stock indicated below:




                                                NUMBER OF
NAME                                             SHARES
-------------------------------------------   ------------
Morgan Stanley & Co. Incorporated .........   ------------
 Total ....................................
                                              ============

     The underwriters are offering the shares of our common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock described above are subject to the approval of legal matters by their counsel and to some other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock described above, if any such shares are taken. However, the underwriters are not required to take and pay for the shares covered by the underwriters' over-allotment option described below.

     The underwriters initially propose to offer part of the shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus and part to a limited number of dealers at a
price that represents a concession not in excess of $    a share under the
public offering price. After the initial offering of the shares of our common stock, the offering price and other selling terms may from time to time be varied by the representative.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered in this prospectus. To the extent that this option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase approximately the same percentage of additional shares as the number set forth next to the underwriters' name in the table above bears to the total number of shares set forth next to the names of all underwriters in that table.

     If the underwriters' option is exercised in full, the total price to the
public would be $    , the total underwriting discounts and commissions would be
$     and the total proceeds to us would be $ .

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     At our request, Morgan Stanley and Co. Incorporated has reserved for
sale, at the initial public offering price, up to        shares offered in this
prospectus for our directors, officers and employees. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered to the general public on the same basis as the other shares offered in this prospectus.


     We intend to apply to list our common stock on the New York Stock Exchange under the symbol "PCO".


     We, our executive officers and directors, Blackstone and Occidental have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus:

     o offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or

     o enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or, in the case of our company, otherwise file a registration statement, other than a registration statement on Form S-8 covering shares of common stock subject to outstanding options or options to be issued under our stock option plans.

     The restrictions described in the preceding list do not apply to:

     o  the sale of shares of common stock to the underwriters;

     o the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

     o the issuance of common stock or the grant of an option to purchase common stock under our stock plans described in this prospectus;

     o the issuance of common stock in connection with the acquisition of another company, if recipients of the common stock agree to be bound by the 180-day lock-up described above; and the filing of a registration statement with respect thereto; or

     o transactions by any person other than us, relating to shares of common stock or other securities acquired in open market or other transactions after the completion of this offering.

     In order to facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is "covered" if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a "naked" short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to cover any over-allotment or to stabilize the price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     It is anticipated that Morgan Stanley DW Inc., an affiliate of Morgan Stanley & Co. Incorporated, through Morgan Stanley Online, its online service, may be a member of the syndicate and engage in electronic offers, sales and distribution of the shares being offered.


     A prospectus in electronic format may be made available on the websites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead manager to underwriters that may make Internet distributions on the same basis as other allocations.

     From time to time, some of the underwriters have provided, and may continue to provide, investment banking services to us.

     Affiliates of            are participants in our credit facilities. We
believe that the fees and commissions payable in respect of participation in the credit facilities are customary for borrowers with a credit profile similar to ours, for a financing of the size recently undertaken by us and for borrowers in our industry.

     We and the underwriters have agreed to indemnify each other against some liabilities, including liabilities under the Securities Act of 1933.


PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for our common stock. The initial public offering price has been determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, operating income and other financial and operating information in recent periods, and the price-operating income ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.


                                 LEGAL MATTERS

     The validity of our common stock offered hereby and other legal matters will be passed upon for us by Simpson Thacher & Bartlett, New York, New York. The validity of our common stock offered hereby will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.


                                    EXPERTS

     The financial statements as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     With respect to the unaudited interim financial information for the periods ended September 30, 2001 and 2000, which is included in this prospectus, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included elsewhere herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered in this prospectus. This prospectus is a part of the registration statement and, as permitted by the Securities and Exchange Commission's rules, does not contain all of the information presented in the registration statement. Whenever a reference is made in this prospectus to one of our contracts or other documents, please be aware that this reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement, including exhibits to the registration statement, at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the Securities and Exchange Commission are also available to the public through the Securities and Exchange Commission's internet site at http://www.sec.gov.

     Upon the completion of this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents filed by us at the address set forth above.


     After this offering, we intend to provide annual reports to our stockholders that include financial information reported on by our independent public accountants and quarterly reports that include unaudited financial information for each of the first three quarters of each fiscal year.


     You may request copies of the filings, at no cost, by telephone at (314) 854-9696 or by mail at: Premcor Inc., 8182 Maryland Avenue, Suite 600, St. Louis, Missouri 63105, Attention: Public Relations.

                          GLOSSARY OF SELECTED TERMS

    The following are definitions of certain terms used in this prospectus.



alkylation ...........................   A polymerization process uniting olefins and isoparaffins; particularly the reacting of butylene and isobutane, with sulfuric acid or hydrofluoric acid as a catalyst, to produce a high-octane, low- sensitivity blending agent for gasoline.

anode ................................   A positively charged conductor that influences the flow of current in another conducting medium.

barrel ...............................   Common unit of measure in the oil industry which equates to 42 gallons.

blendstocks ..........................   Various compounds that are combined with gasoline from the crude oil refining process to make finished gasoline and diesel fuel; these may include natural gasoline, fluidized catalytic cracker unit gasoline, ethanol, reformate, or butane, among others.

bpd ..................................   Abbreviation for barrels per day.

btu ..................................   British thermal units: a measure of energy. One btu of heat is required to raise the temperature of one pound of water one degree fahrenheit.

by-products ..........................   Products that result from extracting high value products such as gasoline and diesel fuel from crude oil; these include black oil, sulfur, propane, petroleum coke, and other products.

catalyst .............................   A substance that alters, accelerates, or instigates chemical changes, but is neither produced, consumed nor altered in the process.

coker gross margin ...................   The value of refined products derived from coker feedstocks less the cost of such coker feedstocks.

coker unit ...........................   A refinery unit that utilizes the lowest value component of crude oil remaining after all higher value products are removed, further breaks down the component into more valuable products, and converts the rest into petroleum coke.

crack spread .........................   A simplified model that measures the difference between the price for light products and crude oil. A 3/2/1 crack spread is often referenced and represents the approximate gross margin resulting from processing one barrel of crude oil, being three barrels of crude oil to produce two barrels of gasoline and one barrel of diesel fuel.

crude unit ...........................   The initial refinery unit to process crude oil by separating the crude oil according to boiling point under high heat and low pressure to recover various hydrocarbon fractions.

distillates ..........................   Primarily diesel fuel, kerosene and jet fuel.

feedstocks ...........................   Hydrocarbon compounds, such as crude oil and natural gas liquids, that are processed and blended into refined products.

fluidized catalytic cracking unit.....   Converts gas oil from the crude unit or coker unit into liquefied petroleum gas, distillate and gasoline blendstocks by applying heat in the presence of a catalyst.

fractionator .........................   A cylindrical vessel designed to distill or separate compounds that have different vapor pressures at any given temperature. Also called stabilizer column, fractionating tower, or bubble tower.

heavy crude oil ......................   A relatively inexpensive crude oil characterized by high relative density and viscosity. Heavy crude oils require greater levels of processing to produce high value products such as gasoline and diesel fuel.

hydrocracker unit ....................   A refinery unit that converts low-value intermediates into gasoline, naphtha, kerosene and distillates under very high pressure in the presence of hydrogen and a catalyst.

independent refiner ..................   A refiner that does not have crude oil exploration or production operations. An independent refiner purchases the crude oil used as feedstock in its refinery operations from third parties.

light crude oil ......................   A relatively expensive crude oil characterized by low relative density and viscosity.
                                         Light crude oils require lower levels of processing to produce high value products such as gasoline and diesel fuel.

liquefied petroleum gas ..............   Light hydrocarbon material gaseous at atmospheric temperature and pressure, held in the liquid state by pressure to facilitate storage, transport and handling.

lost time ............................   see "lost work day."

lost time injury .....................   Any injury that results in one or more lost work days.

lost time injury rate ................   The number of lost time injuries per 200,000 hours worked.

lost work day ........................   The number of workdays (consecutive or not) beyond the day of injury or onset of illness, the employee was away from work or limited to restricted work activity because of an occupational injury or illness.

                                         (1) lost workdays -- away from work. The number of workdays (consecutive or not) on which the employee would have worked but could not because of occupational injury or illness.

                                         (2) lost workdays -- restricted work activity. The number of workdays
                                         (consecutive or not) on which, because of injury or illness: (1) The employee was assigned to another job on a temporary basis; or (2) the employee worked at a permanent job less than full time; or (3) the employee worked at a permanently assigned job but could not perform all duties normally connected with it.

                                         The number of days away from work or days of restricted work activity does not include the day of injury or onset of illness or any days on which the employee would not have worked even though able to work.

MTBE .................................   Methyl Tertiary Butyl Ether, an ether produced from the reaction of isobutylene and methanol specifically for use as a gasoline blendstock. The EPA requires MTBE or other oxygenates to be blended into reformulated gasoline.

mbpd .................................   thousand barrels per day.

Maya..................................   A heavy, sour crude oil from Mexico characterized by an API gravity of approximately
                                         21.5 and a sulfur content of approximately 3.6 weight percent.

merchant refiner .....................   A refiner that is not vertically integrated to distribute its refinery products through branded retail outlets.

naphtha ..............................   The major constituent of gasoline fractionated from crude oil during the refining process, which is later processed in the reformer unit to increase octane.

olefin cracker .......................   A chemical processing plant designed to produce predominantly ethylene and propylene for use in the production of plastics and other chemicals.

PADD I ...............................   East Coast Petroleum Area for Defense District.

PADD II ..............................   Midwest Petroleum Area for Defense District.

PADD III .............................   Gulf Coast Petroleum Area for Defense District.

PADD IV ..............................   Rocky Mountains Petroleum Area for Defense District.

PADD V ...............................   West Coast Petroleum Area for Defense District.

particulate matter ...................   Material suspended in the air in the form of minute solid particles or liquid droplets, especially when considered as an atmospheric pollutant.

petroleum coke .......................   A coal-like substance that can be burned to generate electricity or used as a hardener in concrete.

propylene ............................   A commodity chemical, derived from petroleum hydrocarbon cracking processes, which is used in the production of plastics and other chemicals.

pure-play refiner ....................   A refiner without either crude oil production operations or retail distribution operations (that is, both an independent and a merchant refiner).

pyrolysis gasoline or pygas ..........   A high octane blendstock produced as a byproduct from an olefin cracker.

rack marketing system ................   A network of assets designed to deliver transportation fuels into trucks to wholesale customers.

rated crude oil capacity .............   The crude oil processing capacity of a refinery that is established by engineering design.

recordable injury ....................   An injury, as defined by the Occupational Safety and Health Administration, or OSHA.
                                         All work-related deaths and illnesses, and those work-related injuries which result in loss of consciousness, restriction of work or motion, transfer to another job, or require medical treatment beyond first aid.

recordable injury rate ...............   The number of recordable injuries per 200,000 hours worked.

refined products .....................   Hydrocarbon compounds, such as gasoline, diesel fuel, jet fuel, and residual fuel, that are produced by a refinery.

refinery conversion .................    The ability of a refinery to produce high-value lighter refined products such as gasoline, diesel fuel, and jet fuel from crude oil and other feedstocks.

reformer unit .......................    A refinery unit that processes naphtha and converts it to high-octane gasoline by using a platinum/rhenium catalyst. Also known as a platformer.

reformulated gasoline ...............    The composition and properties of which meet the requirements of the reformulated gasoline regulations.

single train ........................    A refinery processing configuration consisting of only one crude unit and several downstream conversion units with no significant amount of redundancy in such units.

Solomon complexity rating ...........    A measure used to compare refineries based on equivalent barrels per day. The higher a refinery's rating, the greater the refinery's ability to consume heavier and more sour crude oils and/or to produce higher valued products.

sour crude oil ......................    A crude oil that is relatively high in sulfur content, requiring additional processing to remove the sulfur. Sour crude oil is typically less expensive than sweet crude oil.

spot market .........................    A market in which commodities are bought and sold for cash and delivered immediately.

sweet crude oil .....................    A crude oil that is relatively low in sulfur content, requiring less processing to remove the sulfur. Sweet crude oil is typically more expensive than sour crude oil.

throughput ..........................    The volume per day processed through a unit or a refinery.

turnaround ..........................    A periodically required standard procedure to refurbish and maintain a refinery that involves the shutdown and inspection of major processing units and occurs every three to four years.

unbranded ...........................    A term used in connection with fuel or the sale of fuel into the spot or wholesale markets, rather than fuel or the sale of fuel directly to retail outlets.

utilization .........................    Ratio of total refinery throughput to the rated capacity of the refinery.

WTI .................................    West Texas Intermediate crude oil, a light, sweet crude oil, characterized by an API gravity between 38 and 40 and a sulfur content of approximately 0.3 weight percent, that is used as a benchmark for other crude oils.

yield ...............................    The percentage of refined products that are produced from feedstocks.

                                 PREMCOR INC.
                         INDEX TO FINANCIAL STATEMENTS





                                                                                        PAGE
                                                                                        ----
Annual Financial Statements

 Independent Auditors' Report .......................................................... F-2

 Consolidated Balance Sheets as of December 31, 1999 and 2000 .......................... F-3

 Consolidated Statements of Operations for the years ended December 31, 1998, 1999, and 2000 ............................................................................ F-4

 Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1999, and 2000 ............................................................................ F-5

 Consolidated Statements of Stockholders' Equity for the years ended December 31, 1998,
   1999, and 2000 ...................................................................... F-6

 Notes To Consolidated Financial Statements ............................................ F-7

Interim Financial Statements

 Independent Accountants' Report ....................................................... F-26

 Consolidated Balance Sheets as of December 31, 2000 and September 30, 2001 ............ F-27

 Consolidated Statements of Operations for the nine months ended September 30, 2000 and 2001 ............................................................................ F-28

 Consolidated Statements of Cash Flows for the nine months ended September 30, 2000 and 2001 ............................................................................ F-29

 Notes to Consolidated Financial Statements ............................................ F-30

Financial Statement Schedule

 Independent Auditors' Report .......................................................... F-40

 Schedule I -- Condensed Information of the Registrant ................................. F-41

                         INDEPENDENT AUDITORS' REPORT




To the Board of Directors of Premcor Inc.:


     We have audited the accompanying consolidated balance sheets of Premcor Inc. and subsidiaries (the "Company") as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.





DELOITTE & TOUCHE LLP


St. Louis, Missouri
February 13, 2001

                         PREMCOR INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)





                                                                                    DECEMBER 31,
                                  ASSETS                                     --------------------------
                                                                                 1999           2000
                                                                             ------------   -----------
CURRENT ASSETS:
Cash and cash equivalents ................................................    $   306.2      $   290.1
Short-term investments ...................................................          1.4            1.7
Accounts receivable, net of allowance of $1.9 and $1.3 ...................        197.2          250.5
Inventories ..............................................................        252.2          378.3
Prepaid expenses and other ...............................................         38.0           39.2
                                                                              ---------      ---------
Total current assets .....................................................        795.0          959.8
PROPERTY, PLANT AND EQUIPMENT, NET .......................................        995.2        1,348.3
CASH AND CASH EQUIVALENTS RESTRICTED FOR
 CAPITAL ADDITIONS .......................................................         46.6             --
OTHER ASSETS .............................................................        147.3          161.0
                                                                              ---------      ---------
                                                                              $ 1,984.1      $ 2,469.1
                                                                              =========      =========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ........................................................    $   359.3      $   505.2
 Accrued expenses and other ..............................................         90.4           91.2
 Accrued taxes other than income .........................................         39.5           38.4
                                                                              ---------      ---------
   Total current liabilities .............................................        489.2          634.8

LONG-TERM DEBT ...........................................................      1,329.9        1,514.5
OTHER LONG-TERM LIABILITIES ..............................................         64.9           65.7
CONTINGENCIES ............................................................           --             --
MINORITY INTEREST ........................................................          4.3           11.4

EXCHANGEABLE PREFERRED STOCK OF SUBSIDIARY
 ($0.01 par value per share; 250,000 shares authorized; 78,789 shares
   issued in 1999 and 88,110 shares issued in 2000) ......................         81.1           90.6

COMMON STOCKHOLDERS' EQUITY:
 Common, $0.1 par value per share, 53,000,000 authorized, 19,843,889 issued and outstanding in 1999, 25,720,589 issued and outstanding in 2000;
   Class F Common, $.01 par value, 7,000,000 authorized, 6,101,010 issued
   and outstanding in 1999 and 2000 ......................................          0.3            0.3

 Paid-in capital .........................................................        336.4          335.6
 Capital contribution receivable .........................................        (70.0)         (11.9)
                                                                              ---------      ---------
 Total paid-in capital ...................................................        266.4          323.7
 Retained deficit ........................................................       (252.0)        (171.9)
                                                                              ---------      ---------
   Total common stockholders' equity .....................................         14.7          152.1
                                                                              ---------      ---------
                                                                              $ 1,984.1      $ 2,469.1
                                                                              =========      =========


        The accompanying notes are an integral part of these statements.

                         PREMCOR INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
           (DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE AMOUNT)




                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------------
                                                                1998            1999            2000
                                                           -------------   -------------   -------------
NET SALES AND OPERATING REVENUES .......................    $ 3,581.7       $ 4,520.5       $ 7,301.7
EXPENSES:
 Cost of sales .........................................      3,113.2         4,099.8         6,562.5
 Operating expenses ....................................        342.8           402.8           467.7
 General and administrative expenses ...................         51.2            51.5            53.0
 Depreciation ..........................................         28.8            36.1            37.1
 Amortization ..........................................         25.7            27.0            34.7
 Inventory (write-down) recovery to market .............        (86.6)          105.8              --
 Gain on sale of pipeline interests ....................         69.3              --              --
                                                            ----------      ----------      ----------
                                                              3,579.0         4,511.4         7,155.0
                                                            ----------      ----------      ----------
OPERATING INCOME .......................................          2.7             9.1           146.7
 Interest and finance expense ..........................        (80.5)        (103.5)           (99.6)
 Interest income .......................................         10.0            12.0            17.4
                                                            ----------      ----------      ----------
INCOME (LOSS) FROM CONTINUING
 OPERATIONS BEFORE INCOME TAXES AND
 MINORITY INTEREST .....................................        (67.8)          (82.4)          64.5
 Income tax benefit ....................................         25.0            12.0            25.8
                                                            ----------      ----------      ----------
INCOME (LOSS) FROM CONTINUING
 OPERATIONS BEFORE MINORITY
 INTEREST ..............................................        (42.8)          (70.4)          90.3
 Minority interest in subsidiary .......................           --             1.4           (0.6)
                                                            ----------      ----------      ----------
INCOME (LOSS) FROM CONTINUING
 OPERATIONS ............................................        (42.8)          (69.0)          89.7
 Discontinued operations, net of income tax (1999--
   $2.7 tax benefit; 1998--$9.8 tax provision) .........         13.1            (4.3)            --
 Gain on disposal of discontinued operations, net of
   taxes of $23.7.......................................            --           36.9             --
                                                            ----------      ----------      ----------
NET INCOME (LOSS) ......................................         (29.7)         (36.4)          89.7
 Preferred stock dividends .............................          (7.6)          (8.6)         (9.6)
                                                            ----------      ----------      ----------
NET INCOME (LOSS) AVAILABLE TO
 COMMON STOCKHOLDERS ...................................    $    (37.3)     $    (45.0)     $    80.1
                                                            ==========      ==========      ==========
NET INCOME (LOSS) PER COMMON SHARE
Basic:
 Income (loss) from continuing operations ..............   $     (2.54)    $     (3.59)     $     2.79
 Discontinued operations ...............................          0.66            1.51              --
                                                           -----------     -----------      ----------
 Net income (loss) .....................................   $     (1.88)    $     (2.08)     $     2.79
                                                           ===========     ===========      ==========
 Weighted average common shares outstanding ............         19.9            21.6            28.8
Diluted:
 Income (loss) from continuing operations ..............   $     (2.54)    $     (3.59)     $     2.55
 Discontinued operations ...............................          0.66            1.51              --
                                                           -----------     -----------      ----------
 Net income (loss) .....................................   $     (1.88)    $     (2.08)     $     2.55
                                                           ===========     ===========      ==========
 Weighted average common shares outstanding ............          19.9            21.6            31.5

                         PREMCOR INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)




                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                                   --------------------------------------
                                                                       1998          1999         2000
                                                                   -----------   -----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ..............................................    $  (29.7)     $  (36.4)     $   89.7
Discontinued operations ........................................       (13.1)          4.3            --
Adjustments:
 Depreciation ..................................................        28.8          36.1          37.1
 Amortization ..................................................        28.7          34.6          45.5
 Deferred income taxes .........................................       (10.9)          8.2         (24.2)
 Gain on sale of retail division ...............................          --         (36.9)           --
 Gain on sale of pipeline interests ............................       (69.3)           --            --
 Inventory write-down (recovery) to market .....................        86.6        (105.8)           --
 Minority interest .............................................          --          (1.4)          0.6
 Other, net ....................................................         2.9          17.8          (0.2)
Cash provided by (reinvested in) working capital ...............
 Accounts receivable, prepaid expenses and other ...............       (47.2)        (66.0)        (54.6)
 Inventories ...................................................      (125.6)        122.6        (126.1)
 Accounts payable, accrued expenses, taxes other than income,
   and other ...................................................        73.5         133.6         156.6
                                                                    --------      --------      --------
   Net cash provided by (used in) operating activities of
    continuing operations ......................................       (75.3)        110.7         124.4
   Net cash provided by (used in) operating activities of
    discontinued operations ....................................        14.3         (25.2)           --
                                                                    --------      --------      --------
   Net cash provided by (used in) operating activities .........       (61.0)         85.5         124.4
                                                                    --------      --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Expenditures for property, plant and equipment ................      (101.4)       (438.2)       (390.7)
 Expenditures for turnaround ...................................       (28.3)        (77.9)        (31.5)
 Refinery acquisition expenditures .............................      (175.0)           --            --
 Cash restricted for investment in capital additions ...........          --         (46.6)         46.6
 Proceeds from sale of assets ..................................        76.4         248.5           0.5
 Equity investment in Clark Retail Enterprises .................          --          (5.0)           --
 Purchases of short-term investments ...........................        (3.2)         (3.2)         (1.7)
 Sales and maturities of short-term investments ................        13.6           2.9           1.5
 Discontinued operations .......................................       (12.8)         (1.8)           --
                                                                    --------      --------      --------
   Net cash used in investing activities .......................      (230.7)       (321.3)       (375.3)
                                                                    --------      --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt ......................       224.7         360.0         182.6
 Proceeds from issuance of stock ...............................         0.2          61.0          57.3
 Contribution from minority interest ...........................          --           5.7           6.5
 Repurchase of common stock ....................................          --          (3.6)           --
 Long-term debt payments .......................................       (10.3)         (3.3)         (7.3)
 Deferred financing costs ......................................        (9.1)        (25.9)         (4.3)
                                                                    --------      --------      --------
   Net cash provided by financing activities ...................       205.5         393.9         234.8
                                                                    --------      --------      --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS ...................................................       (86.2)        158.1         (16.1)
CASH AND CASH EQUIVALENTS, beginning of period .................       234.3         148.1         306.2
                                                                    --------      --------      --------
CASH AND CASH EQUIVALENTS, end of period .......................    $  148.1      $  306.2      $  290.1
                                                                    ========      ========      ========


        The accompanying notes are an integral part of these statements.

                         PREMCOR INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN MILLIONS)




                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                            -------------------------------------------------------------------------
                                                      1998                    1999                     2000
                                            ------------------------ ----------------------- ------------------------
                                               SHARES       AMOUNT      SHARES      AMOUNT      SHARES       AMOUNT
                                            ------------ ----------- ------------ ---------- ------------ -----------
COMMON STOCK
 COMMON, $0.01 par, authorized shares --
   53,000,000
 Balance January 1 ........................  13,751,163   $    0.1    13,767,829   $    0.1   19,843,889   $    0.2
   Stock issuance .........................      16,666         --     6,076,060        0.1    5,876,700         --
                                             ----------   --------    ----------   --------   ----------   --------
 Balance December 31 ......................  13,767,829        0.1    19,843,889        0.2   25,720,589        0.2
                                             ----------   --------    ----------   --------   ----------   --------
 CLASS F COMMON, $0.01 par, authorized
   shares -- 7,000,000
 Balance January 1 ........................   6,000,000        0.1     6,101,010        0.1    6,101,010        0.1
 Stock issuance ...........................     101,010         --            --         --           --         --
                                             ----------   --------    ----------   --------   ----------   --------
 Balance December 31 ......................   6,101,010        0.1     6,101,010        0.1    6,101,010        0.1
                                             ----------   --------    ----------   --------   ----------   --------
PAID-IN CAPITAL
 Balance January 1 ........................          --      207.9            --      209.0           --      266.4
   Stock issuance .........................          --        1.1            --       61.0           --       57.3
   Redemption of common stock .............          --         --            --     (  3.6)          --         --
                                             ----------   --------    ----------   --------   ----------   --------
 Balance December 31 ......................          --      209.0            --      266.4           --      323.7
                                             ----------   --------    ----------   --------   ----------   --------
RETAINED EARNINGS
 Balance January 1 ........................          --     (169.7)           --     (207.0)          --     (252.0)
   Net income (loss) available to common
    stockholders ..........................          --     ( 37.3)           --     ( 45.0)          --       80.1
                                             ----------   --------    ----------   --------   ----------   --------
 Balance December 31 ......................          --     (207.0)           --     (252.0)          --     (171.9)
                                             ----------   --------    ----------   --------   ----------   --------
TOTAL STOCKHOLDERS' EQUITY ................  19,868,839   $    2.2    25,944,899   $   14.7   31,821,599   $  152.1
                                             ==========   ========    ==========   ========   ==========   ========




        The accompanying notes are an integral part of these statements.

                         PREMCOR INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
              (TABULAR DOLLAR AMOUNTS IN MILLIONS OF US DOLLARS)


1. NATURE OF BUSINESS


     Premcor Inc. (individually, "Premcor Inc." and collectively with its subsidiaries, the "Company"), a Delaware corporation formerly known as Clark Refining Holdings Inc., was incorporated in April 1999. The Company comprises one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, petroleum coke and other petroleum products in the United States based on its rated crude oil throughput capacity of 490,000 barrels per day ("bpd") at its three operating refineries, located in Texas, Ohio and Illinois. The Company was formed pursuant to a share exchange agreement wherein all shares of Premcor USA Inc. ("Premcor USA"), formerly known as Clark USA, Inc., were exchanged on a one-for-one basis for the shares of the Company. Premcor Inc.'s common equity is privately held and controlled by Blackstone Capital Partners III Merchant Banking Fund L.P. and its affiliates ("Blackstone") through its current voting interest of 79.4%. Originally, Blackstone acquired an interest in Premcor USA from TrizecHahn Corporation ("TrizecHahn"), formerly The Horsham Corporation, in November 1997. The Company's other principal shareholder is a subsidiary of Occidental Petroleum Corporation ("Occidental") with a current voting interest of 18.2%. Occidental acquired an interest in Premcor USA in November 1995 in exchange for rights to future crude oil deliveries that the Company subsequently sold. Blackstone and Occidental exchanged their shares of Premcor USA for Premcor Inc. shares in May 1999 to facilitate the construction and financing of a heavy oil upgrade project as described below.


     Premcor Inc. owns all of the outstanding common stock of Premcor USA and 90% of the outstanding common stock of Sabine River Holding Corp. ("Sabine River"). Occidental owns the remaining 10% of the outstanding common stock of Sabine River. The consolidated financial statements and footnotes represent the results of operations of Premcor USA and its subsidiaries through April 27, 1999 as the predecessor company of Premcor Inc.


     Premcor USA, a Delaware corporation, was incorporated in 1988 as AOC Holdings, Inc. Its principal operating subsidiary is The Premcor Refining Group Inc. (the "Refining Group"), formerly Clark Refining & Marketing, Inc., a Delaware corporation formed in 1988 as Clark Oil & Refining Corporation. Premcor USA and the Refining Group changed their names in May 2000 after selling the "Clark" trade name as part of the sale of their retail division in July 1999. Premcor USA and its subsidiaries own and operate three refineries in Texas, Ohio and Illinois. Since Premcor USA's retail division was sold in 1999, the retail marketing operating results are segregated and reported as discontinued operations in the accompanying consolidated statements of operations and cash flows.


     Sabine River, a Delaware corporation was incorporated in May 1999 and capitalized in August 1999. Its principal operating subsidiary is Port Arthur Coker Company L.P. ("PACC"). Sabine River and PACC were formed to develop, construct, own, operate and finance a heavy oil processing facility that includes a new 80,000 barrel per stream day delayed coking unit, a 35,000 barrel per stream day hydrocracker, a 417 long tons per day sulfur complex and related assets at the Refining Group's Port Arthur, Texas refinery (the "heavy oil upgrade project").


     All of the operations of Premcor USA and Sabine River are in the United States. These operations are related to the refining of crude oil into petroleum products and are all considered part of one business segment. The Company's earnings and cash flows from operations are primarily dependent upon processing crude oil and selling quantities of refined petroleum products at margins sufficient to cover operating expenses. Crude oil and refined petroleum products are commodities, and factors largely out of the Company's control can cause prices to vary, in a wide range, over a short period of time. This potential margin volatility can have a material effect on financial position, current period earnings, and cash flows.

                         PREMCOR INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Principles of Consolidation


     The accompanying consolidated financial statements include the accounts of Premcor USA and Sabine River. Through Sabine River, the consolidated financial statements include the accounts of Sabine's wholly owned subsidiary Neches River Holding Corp. ("Neches River"), and through Neches River's 99% limited partnership interest and Sabine River's 1% general partnership interest in PACC, 100% of PACC and PACC's wholly-owned subsidiary, Port Arthur Finance Corp. ("Port Arthur Finance"). Through Premcor USA, the consolidated financial statements include the accounts of the Refining Group, including its wholly-owned subsidiaries Premcor P.A. Pipeline Company and Premcor Investments Inc.; and The Premcor Pipeline Co.


     The Company consolidates the assets, liabilities, and results of operations of subsidiaries in which the Company has a controlling interest. Investments in companies in which the Company owns 20 percent to 50 percent voting control are accounted for by the equity method, and investments in companies in which the Company owns less than 20 percent voting control are accounted for by the cost method. All significant intercompany accounts and transactions have been eliminated.


     Use of Estimates


     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


     Cash and Cash Equivalents


     The Company considers all highly liquid investments, such as time deposits, money market instruments, commercial paper and United States and foreign government securities, purchased with an original maturity of three months or less, to be cash equivalents.


     Revenue Recognition


     Revenue from sales of products is recognized upon transfer of title, based upon the terms of delivery.


     Inventories


     Inventories for the Company are stated at the lower of cost or market. Cost is determined under the last-in, first-out ("LIFO") method for Premcor USA for hydrocarbon inventories including crude oil, refined products, and blendstocks. Sabine River determines cost under the first-in, first-out ("FIFO") method for hydrocarbon inventories including crude oil, refined products, and blendstocks. The cost of warehouse stock and other inventories is determined under the FIFO method. Any reserve for inventory cost in excess of market value is reversed if physical inventories turn and prices recover above cost.


     Hedging Activity


     The Company considers all futures and options contracts to be part of its risk management strategy. Unrealized gains and losses on open contracts are recognized as a product cost component unless the contract can be identified as a price risk hedge of specific inventory positions or open commitments, in which case the unrealized gain or loss is deferred and recognized as an adjustment to the carrying amount of petroleum inventories or accounts payable if related to open commitments. Deferred gains and losses on these contracts are recognized as an adjustment to product cost when such inventories are sold or consumed.

                         PREMCOR INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Property, Plant, and Equipment


     Property, plant, and equipment additions are recorded at cost. Depreciation of property, plant, and equipment is computed using the straight-line method over the estimated useful lives of the assets or group of assets, beginning for all Company-constructed assets in the month following the date in which the asset first achieves its design performance. The Company capitalizes the interest cost associated with major construction projects based on the effective interest rate on aggregate borrowings. The useful lives of the plant and equipment used to determine depreciation are as follows:



         Process units, buildings, and oil storage & movement.....   25 to 30 years
         Office equipment and furniture ..........................   10 years
         Computer and computer equipment .........................   3 to 5 years
         Auto ....................................................   3 years

     Expenditures for maintenance and repairs are expensed as incurred. Expenditures for major replacements and additions are capitalized. Gains and losses on assets depreciated on an individual basis are reflected in current operating income. Upon disposal of assets depreciated on a group basis, unless unusual in nature or amount, residual cost less salvage is charged against accumulated depreciation.


     The Company reviews long-lived assets for impairments whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the undiscounted future cash flows of an asset to be held and used in operations is less than the carrying value, the Company would recognize a loss for the difference between the carrying value and fair market value.


     Deferred Turnaround


     A turnaround is a periodically required standard procedure for maintenance of a refinery that involves the shutdown and inspection of major processing units and occurs approximately every three to five years. Turnaround costs include actual direct and contract labor, and material costs incurred for the overhaul, inspection, and replacement of major components of refinery processing and support units performed during turnaround. Turnaround costs, which are included in "Other Assets," are amortized on a straight-line basis over the period until the next scheduled turnaround, beginning the month following completion. The amortization of the turnaround costs is presented as "Amortization" in the consolidated statements of operations.


     The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") has issued an exposure draft of a proposed statement of position ("SOP") entitled Accounting for Certain Costs and Activities Related to Property, Plant and Equipment. If adopted as proposed, this SOP will require companies to expense as incurred turnaround costs, which it terms as "the non-capital portion of major maintenance costs." Adoption will require that any existing unamortized turnaround costs be expensed immediately. If this proposed change were in effect at December 31, 2000, the Company would have been required to write off unamortized turnaround costs of approximately $94 million. Unamortized turnaround costs will change in 2001 as maintenance turnarounds are performed and past maintenance turnarounds are amortized. If adopted in its present form, charges related to this proposed change would be taken in the first quarter of 2003 and would be reported as a cumulative effect of an accounting change, net of tax, in the consolidated statements of operations.


     Environmental Costs



     Environmental liabilities are recorded on an undiscounted basis when environmental assessments and/or remedial efforts are probable and can be reasonably estimated. Reimbursements for underground storage remediation are also recorded when probable and can be reasonably estimated.

                         PREMCOR INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Income Taxes

     The Company provides for deferred taxes under the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred taxes are classified as current or noncurrent depending on the classification of the assets and liabilities to which the temporary differences relate. Deferred taxes arising from temporary differences that are not related to a specific asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse. The Company records a valuation allowance if it is more likely than not that some portion or all of net deferred tax assets will not be realized by the Company.

     Stock Based Compensation Plan

     The Company accounts for stock-based compensation issued to employees in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, ("APB Opinion No. 25") which generally requires recognizing compensation cost based upon the intrinsic value at the date granted of the equity instrument awarded. The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments based on the fair value of those instruments, but alternatively allows companies to disclose such impact in their footnotes. The Company has elected to adopt the footnote disclosure method.


     Earnings Per Share

     Basic earnings per share (EPS) is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the year. In arriving at income available to common shareholders, preferred stock dividends were deducted in each year presented. Diluted EPS reflects the potential dilution that could occur if all the outstanding warrants are exercised.


     New Accounting Standards

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, which delayed the effective date of SFAS No. 133 for one year to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138 Accounting for Certain Derivative Instruments and Hedging Activities which amended various provisions of SFAS No. 133. SFAS No. 133, as amended, established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. All derivatives, whether designated in hedging relationships or not, will be required to be recorded on the balance sheet at fair value. Effective January 1, 2001, the Company adopted SFAS No. 133 and recorded a pre-tax adjustment for the cumulative effect of this change in accounting of $0.7 million ($0.5 million after tax) to record the fair value of an interest rate cap on PACC's bank senior loan agreement.

     Reclassifications

     Certain reclassifications have been made to prior years' financial statements to conform to classifications used in the current year.

3. ACQUISITION AND DISPOSITIONS

     In December 1999, the Company sold 15 refined product terminals to Motiva Enterprises L.L.C. ("Motiva"), Equilon Enterprises L.L.C. ("Equilon") and a subsidiary of Equilon for net cash proceeds of approximately $34 million. The Company now has exchange and throughput agreements with an affiliate of the buyer at many of these terminal locations as well as new locations for the distribution of refined products.

                         PREMCOR INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In July 1999, the Company sold its retail marketing division to Clark Retail Enterprises ("CRE") for net cash proceeds of $215 million. The Company holds approximately a five percent equity interest in CRE after acquiring an interest as part of the transaction. The retail marketing division sold included all Company and independently operated Clark branded stores and the Clark trade name. In general, the buyer assumed unknown environmental liabilities at the retail stores they acquired up to $50,000 per site, as well as responsibility for any post closing contamination. Subject to certain risk sharing arrangements, the Company retained responsibility for all pre-existing, known contamination. As part of the sale agreement, the Company also entered into a market-based supply agreement for refined products, which expires in July 2001, that may be canceled with 90 days notice by the buyer. If the CRE agreement is not renewed, the Company believes it can replace these sales for essentially the same or better market terms.

     The retail marketing operations were classified as a discontinued operation and the results of operations were excluded from continuing operations in the consolidated statement of operations and statements of cash flows. The net sales revenue from the retail marketing operation for the year ended December 31, 1999 was $485.1 million (1998--$938.8 million).

     In August 1998, the Company purchased from BP PLC ("BP") the 170,000 barrel per day Lima, Ohio refinery, related terminal facilities, and non-hydrocarbon inventories for a purchase price of $175.0 million plus related acquisition costs of $11.3 million (the "Lima Acquisition"). Hydrocarbon working capital was purchased for $34.9 million. The Company assumed liabilities mainly related to employee benefits of $7.0 million. BP retained permanent responsibility for all known pre-existing environmental liabilities and responsibility for pre-existing but unknown environmental liabilities for a minimum of seventeen years. The total cost of the acquisition was accounted for using the purchase method of accounting with $175.0 million allocated to the refinery long-term assets and $53.2 million allocated to working capital. The Refining Group funded the Lima Acquisition with existing cash and the proceeds from the issuance of $110 million 8 5/8% Senior Notes due 2008 and $115 million floating rate term loan due 2004 (see
Note 10--"Long-Term Debt").

     In 1998, the Company sold minority interests in Westshore Pipeline Company, Wolverine Pipeline Company, Chicap Pipeline Company, and Southcap Pipeline Company, for net proceeds of $76.4 million that resulted in a before and after-tax gain of $69.3 million. Income from these interests for the year ended December 31, 1998 was $5.3 million.


4. FINANCIAL INSTRUMENTS

     Short-term Investments

     Short-term investments include United States government security funds, maturing between three and twelve months from date of purchase. The Company invests only in AA-rated or better fixed income marketable securities or the short-term rated equivalent. The Company's short-term investments are all considered available-for-sale and are carried at fair value. Realized gains and losses are presented in "Interest income" and are computed using the specific identification method. As of December 31, 2000, short-term investments consisted of U.S. Debt Securities of $1.7 million and were pledged as collateral for the Company's self-insured workers compensation programs (1999--$1.4 million). For the years ended December 31, 1998, 1999 and 2000, there were no material unrealized or realized gains or losses on short-term investments.

     Fair Value Financial Instruments

     Cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these items. See Note 10--"Long-Term Debt" for disclosure of fair value of long-term debt.

     Derivative Financial Instruments

                         PREMCOR INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company enters into crude oil and refined products futures and options contracts to limit risk related to hydrocarbon price fluctuations created by a potentially volatile market. As of December 31, 2000, the Company's open contracts represented 2.4 million barrels of crude oil and refined products, and had terms extending into January 2002. As of December 31, 1999, the Company's open contracts represented 2.5 million barrels of crude oil and refined products and had terms extending into June 2000. As of December 31, 2000, the Company had net unrealized losses on open futures and options contracts of $2.9 million (1999--net unrealized gains of $6.6 million; 1998--net unrealized gains of $1.3 million) which were recognized and reflected as a component of operating income.


     Concentration of Credit Risk


     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade receivables. Credit risk on trade receivables is minimized as a result of the credit quality of the Company's customer base and industry collateralization practices. The Company conducts ongoing evaluations of its customers and requires letters of credit or other collateral as appropriate. Trade receivable credit losses for the three years ended December 31, 2000 were not material.


     As of December 31, 2000, the Company had $26.3 million (1999--$24.5 million) due from Chevron USA Products Co. ("Chevron"). Sales to Chevron in 2000 totaled $507.3 million (1999--$392.5 million; 1998--$340.1 million).


     In conjunction with the supply agreement with CRE, the Company's billings to CRE totaled $1,224.9 million in 2000 of which $972.0 million were product sales and $252.9 million were federal excise and state motor fuel taxes that the Company collected and then remitted to governmental agencies (1999--total billings of $482.5 million, product sales of $355.9 million, federal excise and state motor fuel taxes of $126.6 million). The taxes were not included in "Net sales and operating revenue," "Cost of sales," or "Operating expenses." The Company had a receivable of $33.1 million due from CRE as of December 31, 2000 (1999--$44.0 million).


     The Company does not believe that it has a significant credit risk on its derivative instruments which are transacted through the New York Mercantile Exchange or with counterparties meeting established collateral and credit criteria.


5. INVENTORIES


     The carrying value of inventories consisted of the following:




                                                          DECEMBER 31,
                                                    ------------------------
                                                       1999          2000
                                                    ----------   -----------
       Crude oil ................................    $  95.1      $  169.9
       Refined products and blendstocks .........      134.6         184.7
       Warehouse stock and other ................       22.5          23.7
                                                     -------      --------
                                                     $ 252.2      $  378.3
                                                     =======      ========

     Inventories include crude oil, refined products, and blendstocks of $222.8 million and $297.6 million recorded under LIFO for the year ended December 31, 1999 and 2000, respectively. A LIFO liquidation impacted related pre-tax earnings by $54.6 million in 1999 due to an overall reduction in refining-related inventories and the sale of the retail marketing operations.


     As of December 31, 2000, the market value of crude oil, refined product, and blendstock inventories was approximately $100.8 million above carrying value (1999--$78.3 million).

                         PREMCOR INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment consisted of the following:




                                                                   DECEMBER 31,
                                                             -------------------------
                                                                 1999          2000
                                                             -----------   -----------
       Real property .....................................    $     8.6     $     8.4
       Refineries ........................................        642.2         820.7
       Product terminals and pipelines ...................         21.5          20.1
       General office ....................................         16.5          15.6
       Construction in progress ..........................        491.1         699.0
                                                              ---------     ---------
                                                                1,179.9       1,563.8
       Accumulated depreciation and amortization .........       (184.7)       (215.5)
                                                              ---------     ---------
                                                              $   995.2     $ 1,348.3
                                                              =========     =========


     Construction in progress included $429 million and $646 million related to the heavy oil upgrade project at the Port Arthur refinery as of December 31, 1999 and 2000, respectively. Depreciation on the heavy oil upgrade project assets is scheduled to begin in the first quarter of 2001.



7. CASH AND CASH EQUIVALENTS RESTRICTED FOR CAPITAL ADDITIONS


     Pursuant to the common security agreement ("CSA") governing the notes issued by Port Arthur Finance on behalf of PACC, all proceeds from the notes are restricted for use for the new operating units of the heavy oil upgrade project.



8. OTHER ASSETS

     Other assets consisted of the following :




                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                       1999         2000
                                                                    ----------   ----------
       Deferred financing costs .................................    $  41.9      $  35.1
       Deferred turnaround costs ................................       97.3         94.1
       Deferred tax asset (see Note 14--"Income Taxes") .........         --         23.8
       Investment in affiliate ..................................        5.0          4.3
       Other ....................................................        3.1          3.7
                                                                     -------      -------
                                                                     $ 147.3      $ 161.0
                                                                     =======      =======

     The Company incurred deferred financing costs in 2000 of $4.3 million (1999--$25.9 million) associated with the working capital facility at the Refining Group and the financing of the heavy oil upgrade project at PACC.


9. WORKING CAPITAL FACILITY

     In November 1999, the Refining Group entered into a secured revolving credit facility expiring June 30, 2001, that replaced an existing secured revolving credit facility, that provides for borrowings and the issuance of letters of credit of up to the lesser of $625 million or the amount available under a defined borrowing base calculation. The defined borrowing base calculation takes into consideration the Refining Group's cash and eligible cash equivalents, eligible investments, eligible receivables, eligible petroleum inventories, paid but unexpired letters of credit, and net obligations on swap contracts that totaled

                         PREMCOR INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$688.5 million as of December 31, 2000. The Refining Group uses the facility primarily for the issuance of letters of credit to secure purchases of crude oil. As of December 31, 2000, $377.3 million (1999--$435.4 million) of the line of credit was utilized for letters of credit, of which $191.0 million supported commitments for future deliveries of petroleum products.

     The Refining Group's credit agreement contains covenants and conditions that, among other things, limit dividends, indebtedness, liens, investments and contingent obligations. It also requires that the Refining Group maintain its property and insurance, pay all taxes, comply with all applicable laws, and provide periodic information to, and conduct periodic audits on behalf of, the lenders. The Refining Group is also required to comply with the following financial covenants: (i) the maintenance of working capital of at least $150 million; (ii) the maintenance of tangible net worth (as defined therein) of at least $150 million and (iii) the maintenance of minimum levels of balance sheet cash (as defined therein) of $50 million at all times and $75 million at the end of any month. The covenants also provide for a cumulative cash flow test (as defined) from October 1, 1999 which must not be less than zero with a beginning balance of $200 million. The credit agreement also limits the amount of future additional indebtedness that may be incurred by the Refining Group to $75 million, subject to certain exceptions. The Refining Group received a waiver of the tangible net worth maintenance covenant with respect to the $150 million charge related to the closure of the Blue Island refinery in January 2001.

     In November 1999, the Refining Group also entered into two cash-collateralized credit agreements which allows for the issuance of up to $50 million of letters of credit as collateral for the heavy oil upgrade project, and up to $20 million as collateral for non-hydrocarbon items such as Marine Preservation Association dues and insurance bonds. As of December 31, 2000, letters of credit for $21.3 million and $19.6 million were outstanding for the heavy oil upgrade project and the non-hydrocarbon items, respectively (1999--$50.0 million and $10.8 million, respectively).

     In September 2000, the Refining Group entered into a cash-collateralized working capital facility of $75 million to be used for issuing letters of credit for crude oil purchases. This facility is in addition to the Refining Group's existing credit facility and was necessary to address the higher crude oil price environment. As crude oil prices increased during 2000, the availability to issue letters of credit under the existing $625 million working capital facility was significantly reduced as it was sized for maximum $30 per barrel crude oil. As of December 31, 2000, $66.0 million of the line of credit was utilized for letters of credit. This new facility matures on June 30, 2001, concurrent with the Refining Group's existing borrowing base facility.

     Direct cash borrowings under the credit facility are limited to $50 million. There were no direct cash borrowings under any revolving credit facility as of December 31, 2000 and 1999.

     In 1999, Port Arthur Finance entered into a $75 million working capital facility that was reduced to $35 million in the first quarter of 2000. The working capital facility is primarily for the issuance of letters of credit for the future purchases of crude oil other than the Maya crude oil to be received under a long-term crude oil supply agreement with P.M.I. Comercio Internacional, S.A. de C.V. ("PMI"), an affiliate of Petroleos Mexicanos, the Mexican state oil company. As of December 31, 2000, $29.3 million of the line of credit was utilized for letters of credit. The $40 million reduction was replaced by an insurance policy under which an affiliate of American International Group agreed to insure PMI against PACC's default under the long-term crude oil supply agreement up to a maximum liability of $40 million.

     In order to provide security to PMI for PACC's obligation to pay for shipments of Maya crude oil under the long-term crude oil supply agreement, PACC obtained from Winterthur International Insurance Company Limited ("Winterthur"), an oil payment guaranty insurance policy for the benefit of PMI. This oil payment guaranty insurance policy is in the amount of $150 million and will be a source of payment to PMI if PACC fails to pay PMI for one or more shipments of Maya crude oil. Under the senior debt documents, any payments by Winterthur on this policy are required to be reimbursed by PACC. This reimbursement obligation to Winterthur has a priority claim on all of the collateral for the senior debt equal to the note holders and holders of PACC's other senior debt, except in specified circumstances in which it has a senior claim to these parties.

                         PREMCOR INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Under the senior debt documents, PACC is also required to establish a debt service reserve account at the time the heavy oil upgrade project achieves substantial reliability in an amount equal to the next semiannual payment of principal and interest coming due from time to time. Substantial reliability is a term in the construction contract and the financing documents that is used to indicate when Foster Wheeler has demonstrated that the heavy oil upgrade project is sufficiently complete and can reliably generate expected operating margins. In lieu of depositing funds into this reserve account at substantial reliability, PACC arranged for Winterthur to provide a separate debt service reserve insurance policy in the maximum amount of $60 million for a period of approximately five years from substantial reliability of the heavy oil upgrade project. Payments will be made under this policy to pay debt service to the extent that PACC does not have sufficient funds available to make a debt service payment on any scheduled semiannual payment date during the term of the policy.

     The term of the policy commences at substantial reliability of the heavy oil upgrade project and ends on the tenth semiannual payment date after substantial reliability, unless it terminates early because the debt service reserve account is funded to the required amount. The maximum liability of Winterthur under its policy is reduced as PACC makes deposits into the debt service reserve account. On the sixth semiannual payment date after substantial reliability, and on each of the next four semiannual payment dates, PACC is required to deposit, out of available funds for that purpose, $12 million into the debt service reserve account. In addition, until the debt service reserve account contains the required amount, PACC is required to make deposits into the debt service reserve account equal to all of PACC's excess cash flow that remains after PACC applies 75% of excess cash flow to prepay senior debt. Once the debt service reserve account contains the required amount, the Winterthur policy will terminate.


10. LONG-TERM DEBT


                                                                             DECEMBER 31,
                                                                       -------------------------
                                                                           1999          2000
                                                                       -----------   -----------
       8 5/8% Senior Notes due August 15, 2008
        ("8 5/8% Senior Notes")(1) ..................................  $   109.8     $   109.8
       8 3/8% Senior Notes due November 15, 2007
        ("8 3/8% Senior Notes")(1) ..................................       99.4          99.5
       8 7/8% Senior Subordinated Notes due November 15,
        2007 ("8 7/8% Senior Subordinated Notes")(1) ................      174.0         174.1
       Floating Rate Term Loan due November 15, 2003
        and 2004 ("Floating Rate Loan")(1) .........................       240.0         240.0
       9 1/2% Senior Notes due September 15, 2004
        ("9 1/2% Senior Notes")(1) ..................................       171.7         171.7
       10 7/8% Senior Notes due December 1, 2005
        ("10 7/8% Senior Notes")(2) .................................      175.0         175.0
       12 1/2% Senior Secured Notes due January 15, 2009
        ("12 1/2% Senior Notes")(3) .................................       255.0         255.0
       Bank Senior Loan Agreement(3) ...............................       105.0         287.6
       Obligations under capital leases and other notes(1) .........        10.5           3.3
                                                                       ---------     ---------
                                                                         1,340.4       1,516.0
        Less current portion .......................................        10.5           1.5
                                                                       ---------     ---------
                                                                       $ 1,329.9     $ 1,514.5
                                                                       =========     =========

----------
(1)   Issued or borrowed by the Refining Group

(2)   Issued by Premcor USA

(3)   Issued or borrowed by Port Arthur Finance

                         PREMCOR INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The estimated fair value of long-term debt as of December 31, 2000 was $1,195.5 million (1999-- $908.4 million), determined using quoted market prices for these issues.

     The 8 5/8% Senior Notes were issued by the Refining Group in August 1998, at a discount of 0.234% and are unsecured. The 8 5/8% Senior Notes are redeemable at the option of the Company beginning August 2003, at a redemption price of 104.312% of principal, which decreases to 100% of principal amount in 2005. Up to 35% in aggregate principal amount of the notes originally issued are redeemable at the option of the Company out of the net proceeds of one or more equity offerings at any time prior to August 15, 2002, at a redemption price equal to 108 5/8% of principal.

     The 8 3/8% Senior Notes and 8 7/8% Senior Subordinated Notes were issued by the Refining Group in November 1997, at a discount of 0.734% and 0.719%, respectively. These notes are unsecured, with the 8 7/8% Senior Subordinated Notes subordinated in right of payment to all unsubordinated indebtedness of the Company. The 8 3/8% Senior Notes and 8 7/8% Senior Subordinated Notes are redeemable at the option of the Company beginning November 2002, at a redemption price of 104.187% of principal and 104.437% of principal, respectively, which decreases to 100% of principal amount in 2004 and 2005, respectively. Up to 35% in aggregate principal amount of the notes originally issued are redeemable at the option of the Company out of the net proceeds of one or more equity offerings at any time prior to November 15, 2001, at a redemption price equal to 108 3/8% of principal for the 8 3/8% Senior Notes and 108 7/8% of principal for the 8 7/8% Senior Notes.

     The Refining Group borrowed $125.0 million in November 1997, and an additional $115.0 million in August 1998, under a floating rate term loan agreement expiring in 2004. In 2003, $31.3 million of the outstanding principal amount is due with the remainder of the outstanding principal due in 2004. The Floating Rate Loan is a senior unsecured obligation of the Refining Group and bears interest at the London Interbank Offer Rate ("LIBOR") plus a margin of 2.75%. The loan may be repaid subject to certain restrictive covenants as stated in the amended working capital facility agreement.

     The 9 1/2% Senior Notes were issued by the Refining Group in September 1992 and are unsecured. The 9 1/2% Senior Notes are currently redeemable at the Refining Group's option at a redemption price of 100% of principal subject to certain restrictive covenants as stated in the secured revolving credit facility agreement. As per the indenture agreement for the 9 1/2% Senior Notes, the Company is required to redeem on September 15, 2003 $84.2 million of the Notes at 100% of principal.

     The 10 7/8% Senior Notes were issued by Premcor USA in December 1995 and are unsecured. These notes are currently redeemable at the Company's option beginning December 1, 2000, at a redemption price of 105% of principal, which decreases to 100% of principal in 2003.

     The Refining Group and Premcor USA note indentures contain certain restrictive covenants including limitations on the payment of dividends, limitations on the payment of amounts to related parties, limitations on the incurrence of debt, incurrence of liens and the maintenance of a minimum net worth. In the event of a change of control of the Company, as defined in the indentures, the Company is required to tender an offer to redeem the outstanding notes and floating rate term loans at 101% and 100% of face value, respectively, plus accrued interest.

     The 12 1/2% Senior Notes were issued by Port Arthur Finance in August 1999 on behalf of PACC at par and are secured by substantially all of the assets of Sabine River. The 12 1/2% Senior Notes are redeemable at the Company's option at any time at a redemption price equal to 100% of principal plus accrued and unpaid interest plus a make-whole premium which is based on the rates of treasury securities with average lives comparable to the average life of the remaining scheduled payments plus 0.75%.

     In August 1999, Port Arthur Finance entered into a bank senior loan agreement provided by commercial banks and institutional lenders. The company had access to $325 million under the bank senior loan agreement, of which it had drawn $287.6 million as of December 31, 2000. The bank senior loan agreement is split into a Tranche A of $143.9 million with a term of 7 1/2 years and a Tranche B of

                         PREMCOR INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$181.1 million with a term of 8 years. During 2000, $182.6 million was drawn under the bank senior loan agreement (1999--$105.0 million). As of December
31, 2000, there was a total of $106.5 million drawn down under Tranche A and $181.1 million drawn down under Tranche B. The interest rates on the bank senior loan agreement are based on LIBOR plus 4 3/4% for Tranche A and on LIBOR plus 5 1/4% for Tranche B.


     As required under the Port Arthur Finance indentures, PACC entered into a transaction in April 2000 that capped LIBOR at 71/2% for a portion of the principal outstanding of their floating rate bank senior loan agreement. The cap is for a term from April 2000 through January 2004.


     Under the CSA, which contains common covenants, representations, defaults and other terms with respect to the 12 1/2% Senior Notes, the bank senior loan agreement and the guarantees thereof by PACC, Sabine River, and Neches River, PACC is subject to restrictions on the making of distributions to Sabine River and Neches River until, among other things, the final completion of the heavy oil upgrade project has occurred. PACC may, however, make up to $100,000 in distributions to Sabine River and Neches River each year to permit them to pay directors' fees, accounting expenses, and other administrative expenses. The CSA contains provisions that require the Company to fund certain restricted cash accounts to be used for future capital expenditures, tax payments, major maintenance, and debt repayments. These restricted cash accounts must be funded and paid before PACC can make any restricted payments including dividends.


     The scheduled maturities of long-term debt during the next five years are (in millions): 2001--$1.5; 2002--$21.8; 2003--$149.0; 2004--$342.1;
2005--$241.0; 2006 and thereafter--$762.2.


     Interest and finance expense


     Interest and finance expense included in the consolidated statements of operations, consisted of the following:




                                                    1998          1999          2000
                                                 ----------   -----------   -----------
       Interest expense ......................    $  80.6      $  108.3      $  149.0
       Finance costs .........................        2.9          18.0          12.7
       Capitalized interest ..................       (3.0)        (22.8)        (62.1)
                                                  -------      --------      --------
       Interest and finance expense ..........    $  80.5      $  103.5      $   99.6
                                                  =======      ========      ========

     Cash paid for interest expense in 2000 was $141.7 million (1999--$93.5 million; 1998--$75.7 million). Accrued interest payable as of December 31, 2000 of $36.7 million (December 31, 1999--$29.9 million) was included in "Accrued expenses and other."


11. LEASE COMMITMENTS


     The Company leases refinery equipment, catalyst, tank cars, office space, and office equipment from unrelated third parties with lease terms ranging from 1 to 8 years with the option to purchase some of the equipment at the end of the lease term at fair market value. The leases generally provide that the Company pay taxes, insurance, and maintenance expenses related to the leased assets. As of December 31, 2000, net future minimum lease payments under non-cancelable operating leases were as follows (in millions): 2001--$15.3; 2002--$13.7; 2003--$13.2; 2004--$12.6; 2005--$12.3; and $11.2 in the aggregate thereafter. Rental expense during 2000 was $9.9 million (1999--$12.6 million).

                         PREMCOR INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


12. RELATED PARTY TRANSACTIONS

     As of December 31, 2000, the Company had a payable to an affiliate of Blackstone of $2.8 million (December 31, 1999--$0.6 million). The Company has an agreement with this affiliate of Blackstone under which it receives a monitoring fee equal to $2.0 million per annum subject to increases relating to inflation and in respect to additional acquisitions by the Company. The Company recorded expenses related to the annual monitoring fee and the reimbursement of out-of-pocket costs of $2.2 million, $2.0 million and $2.2 million for the years ended December 31, 1998, 1999 and 2000, respectively. Additionally, the Company incurred a $2.4 million fee in 1998 in connection with the purchase of its Lima refinery and an $8.0 million fee in 1999 in connection with the structuring of the heavy oil upgrade project. Affiliates of Blackstone may in the future receive customary fees for advisory services rendered to the Company. Such fees will be negotiated from time to time with the independent members of the Company's board of directors on an arm's-length basis and will be based on the services performed and the prevailing fees then charged by third parties for comparable services.


13. EMPLOYEE BENEFIT PLANS

     Postretirement Benefits Other Than Pensions

     The Company provides health insurance in excess of social security and an employee paid deductible amount, and life insurance to most retirees once they have reached a specified age and specified years of service.

     The following table sets forth the changes in the benefit obligation for the unfunded postretirement health and life insurance plans for 1999 and 2000:


                                                                  DECEMBER 31,
                                                             -----------------------
                                                                1999         2000
                                                             ----------   ----------
       CHANGE IN BENEFIT OBLIGATION
        Benefit obligation at beginning of year ..........    $  35.0      $  39.6
        Service costs ....................................        1.5          1.3
        Interest costs ...................................        2.8          2.9
        Actuarial loss ...................................        1.6          0.1
        Benefits paid ....................................       (1.5)        (1.8)
                                                              -------      -------
        Benefit obligation at end of year ................       39.4         42.1
        Unrecognized net gain (loss) .....................         --         (0.1)
        Unrecognized prior service benefit ...............        0.2          0.2
                                                              -------      -------
        Accrued postretirement benefit liability .........    $  39.6      $  42.2
                                                              =======      =======

     The components of net periodic postretirement benefit costs were as follows:





                                                                 1998        1999        2000
                                                              ---------   ---------   ---------
       Service costs ......................................    $  1.1      $  1.5      $  1.3
       Interest costs .....................................       2.1         2.8         2.9
       Amortization of prior service costs ................      (0.2)       (0.1)         --
                                                               ------      ------      ------
       Net periodic postretirement benefit cost. ..........    $  3.0      $  4.2      $  4.2
                                                               ======      ======      ======

     In measuring the expected postretirement benefit obligation, the Company assumed a discount rate of 7.75% (1999--7.50%), a rate of increase in the compensation level of 4.00% (1999--4.00%), and a health care cost trend ranging from 6.25% to 5.75% in 2000 to an ultimate rate of 5.25% in 2002. The effect of increasing the average health care cost trend rates by one percentage point would increase the

                         PREMCOR INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

accumulated postretirement benefit obligation as of December 31, 2000, by $3.4 million and increase the annual aggregate service and interest costs by $0.6 million. The effect of decreasing the average health care cost trend rates by one percentage point would decrease the accumulated postretirement benefit obligation, as of December 31, 2000, by $3.2 million and decrease the annual aggregate service and interest costs by $0.5 million.


     Employee Savings Plan


     The Premcor Refining Group Inc. Retirement Savings Plan and separate Trust (the "Plan"), a defined contribution plan, covers substantially all employees of the Company. Under terms of the Plan, the Company matches the amount of employee contributions, subject to specified limits. Company contributions to the Plan during 2000 were $8.7 million (1999--$8.4 million; 1998--$6.4 million).


14. INCOME TAXES


     The income tax provision (benefit) is summarized as follows:




                                                               1998          1999         2000
                                                           -----------   -----------   ----------
       Income (loss) before provision for income taxes:
        Continuing operations before minority
          interest .....................................     $ (67.8)      $ (82.4)     $  64.5
        Preferred stock dividend .......................        (7.6)         (8.6)        (9.6)
                                                             -------       -------      -------
                                                             $ (75.4)      $ (91.0)     $  54.9
                                                             =======       =======      =======
       Income tax provision (benefit):
       Current provision (benefit) -- Federal ..........     $ (13.8)      $ (17.9)     $  (0.9)
                                   -- State ............        (0.4)         (2.3)        (0.7)
                                                             -------       -------      -------
                                                               (14.2)        (20.2)        (1.6)
                                                             -------       -------      -------
       Deferred provision (benefit) -- Federal .........       (10.4)          8.1        (24.2)
                                    -- State ...........        (0.4)          0.1           --
                                                             -------       -------      -------
                                                               (10.8)          8.2        (24.2)
                                                             -------       -------      -------
       Income tax provision (benefit) ..................     $ (25.0)      $ (12.0)     $ (25.8)
                                                             =======       =======      =======

     A reconciliation between the income tax provision (benefit) computed on pretax income at the statutory federal rate and the actual provision (benefit) for income taxes is as follows:




                                                           1998          1999         2000
                                                       -----------   -----------   ----------
       Federal taxes computed at 35% ...............     $ (23.7)      $ (28.9)     $  22.6
       State taxes, net of federal effect ..........        (0.5)         (1.4)        (0.5)
       Nontaxable dividend income ..................        (2.2)           --           --
       Valuation allowance .........................         1.0          17.1        (50.8)
       Other items, net ............................         0.4           1.2          2.9
                                                         -------       -------      -------
       Income tax provision (benefit) ..............     $ (25.0)      $ (12.0)     $ (25.8)
                                                         =======       =======      =======

                         PREMCOR INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following represents the approximate tax effect of each significant temporary difference giving rise to deferred tax liabilities and assets:




                                                                   DECEMBER 31,
                                                             ------------------------
                                                                1999          2000
                                                             ----------   -----------
       Deferred tax liabilities:
        Property, plant and equipment ....................    $  88.0      $  112.4
        Turnaround costs .................................       33.6          32.7
        Inventory ........................................        6.8           5.7
        Other ............................................        2.8           3.0
                                                              -------      --------
                                                                131.2         153.8
                                                              -------      --------
       Deferred tax assets:
        Alternative minimum tax credit ...................       21.7          24.1
        Environmental and other future costs .............       30.4          22.1
        Tax loss carryforwards ...........................      146.0         146.3
        Organizational and working capital costs .........        4.4           4.0
        Other ............................................        9.2          11.1
                                                              -------      --------
                                                                211.7         207.6
                                                              -------      --------
       Valuation allowance ...............................      (80.8)        (30.0)
                                                              -------      --------
       Net deferred tax asset (liability) ................    $  (0.3)     $   23.8
                                                              =======      ========

     As of December 31, 2000, the Company has made net cumulative payments of $24.1 million under the federal alternative minimum tax system which are available to reduce future regular income tax payments. As of December 31, 2000, the Company had a federal net operating loss carryforward of $377.8 million and federal business tax credit carryforwards in the amount of $4.6 million. Such operating losses and tax credit carryforwards have carryover periods of 15 years (20 years for losses and credits originating in 1998 and years thereafter) and are available to reduce future tax liabilities through the year ending December 31, 2020. The tax credit carryover periods will begin to terminate with the year ending December 31, 2003 and the net operating loss carryover periods will begin to terminate with the year ending December 31, 2010.


     The valuation allowance as of December 31, 2000 was $30.0 million (1999--$80.8 million). As of December 31, 1999 the Company provided a valuation allowance to reduce its deferred tax assets to amounts that were more likely than not to be realized. The valuation allowance decreased by $50.8 million in 2000. In calculating the decrease in the valuation allowance, the Company assumed as future taxable income future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and available tax planning strategies. The decrease in the valuation allowance is primarily the result of the Company's analysis of the likelihood of realizing the future tax benefit of its federal and state tax loss carryforwards, alternative minimum tax credits and federal and state business tax credits. The valuation allowance as of December 31, 2000 is sufficient to reduce the deferred tax assets to the amounts that are more likely than not to be realized.


     During 2000, the Company received net federal cash refunds of $3.5 million (1999--$0.3 million net cash payments; 1998--$10.2 million net cash refunds). Each member of the Premcor Inc. and Subsidiaries consolidated group provides for its portion of such consolidated refunds and liability under its tax sharing agreement with the other members of the consolidated group. During 2000, the Company made net state cash payments of $1.8 million (1999--$0.4 million net cash refunds; 1998--$1.3 million net cash payments).

                         PREMCOR INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The income tax benefit of $25.8 million for 2000 reflected the effect of the decrease in the deferred tax valuation allowance of $50.8 million. The income tax benefit of $12.0 million for 1999 reflected the effect of intraperiod tax allocations resulting from the utilization of current year operating losses to offset the net gain on the operations and sale of the discontinued retail division, offset by the write-down of a net deferred tax asset.


15. EXCHANGEABLE PREFERRED STOCK


     In October 1997 Premcor USA converted a portion of its common stock to 63,000 shares ($1,000 liquidation preference per share) of 11 1/2% Senior Cumulative Exchangeable Preferred Stock. The Exchangeable Preferred Stock is redeemable at Premcor USA's option, in whole or part, on or after October 1, 2002 at the redemption price of 105.75% of principal. Premcor USA is required, subject to certain conditions, to redeem all of the Exchangeable Preferred Stock on October 1, 2009. The Exchangeable Preferred Stock is exchangeable, subject to certain conditions, at the option of Premcor USA into 11 1/2% Subordinated Exchange Debentures due 2009. As of December 31, 2000, all dividends had been paid-in-kind.



16. STOCKHOLDERS' EQUITY

     Premcor Inc. has outstanding Common Stock and Class F Common Stock. The Class F Common Stock has voting rights limited to 19.9% of the total voting power of all of Premcor Inc.'s voting stock and is currently held solely by Occidental. The Class F Common Stock is convertible into Common Stock by any stockholder of this class other than Occidental. All other non-voting rights including dividend, liquidation, and dissolution are determined on a share-for-share basis.

     In August 1999, Blackstone and Occidental signed capital contribution agreements related to the financing of the heavy oil upgrade project totaling $135.0 million. Blackstone agreed to contribute $121.5 million, and Occidental agreed to contribute $13.5 million. Funding of the capital contributions occurs on a pro-rata basis as proceeds are received from borrowings under the senior bank loan agreement. As of December 31, 2000, Blackstone and Occidental contributed $109.6 million and $12.2 million, respectively, of their commitments. Blackstone's remaining $11.9 million was recorded as a contribution receivable. Occidental's contributions under the capital contribution agreement are made directly to Sabine River.

     In 1999, in addition to the contributions related to the capital contribution agreement, Blackstone contributed $8.1 million to enable the purchase of the equity interest in CRE and to enable the payment of certain fees owed by the Company. All Blackstone shares were Common Stock issued at $9.90 per share. In 1999, Premcor Inc. also issued 65,656 shares of Common Stock to a member of its board of directors for $0.6 million of services rendered to the Company. In 1999, Premcor USA settled a lawsuit with its previous minority interest holder for $3.6 million, which was recorded as a reduction in paid-in-capital.

     In 1998, Premcor Inc. issued 16,666 shares of Common Stock for $0.1 million of consulting services and issued 101,010 shares of Class F Common Stock to Occidental for $1.0 million of advisory services.


     In August 1999, Premcor Inc. issued warrants to Blackstone to purchase 2,430,000 shares of Common Stock at a price of $0.01 per share. The warrants may be exercised at any time in whole or part. Sabine Holding issued warrants to Occidental to purchase 30,000 shares of Sabine Holding's common stock at a price of $0.09 per share. The warrants, which do not expire, may be exercised at any time in whole or part. Upon exercise of these warrants, Occidental has the option to exchange each warrant share for nine shares of Premcor Inc.'s Class F Common Stock. None of the warrants were exercised as of December 31, 2000.

                         PREMCOR INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

17. STOCK OPTION PLANS

     In 1999, the Premcor USA Long-Term Performance Plan (the "Performance Plan") was replaced with the Premcor Inc. 1999 Stock Incentive Plan ("Incentive Plan"). Under the Incentive Plan, employees of Premcor Inc. and its subsidiaries are eligible to receive awards of options to purchase shares of the common stock of Premcor Inc. The Incentive Plan is intended to attract and retain executives and other selected employees whose skills and talents are important to the operations of Premcor Inc. and its subsidiaries. Options on an aggregate amount of 2,215,250 shares of Premcor Inc.'s common stock may be awarded under the Incentive Plan, either from authorized, unissued shares which have been reserved for such purpose or from authorized, issued shares acquired by or on behalf of the Company. The current aggregate amount of stock available to be awarded is subject to a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of stock. In 2000, options for the purchase of 207,300 shares of the common stock of Premcor Inc. were granted at an exercise price of $9.90 per share. During 2000, 300,000 options with a strike price of $9.90 per share and 30,000 options with a strike price of $15.00 per share were forfeited. As of December 31, 2000, 1,659,800 stock options for the purchase of the common stock of Premcor Inc. were outstanding at an exercise price of $9.90 per share and 122,500 stock options were outstanding at an exercise price of $15.00 per share under the Incentive Plan. Stock options granted under this plan were priced at the fair market value at the date of grant.

     Options granted under the plan are either time vesting or performance vesting options. The time vesting options vest in one of the following three manners: (i) 50% at date of grant and 25% on each January 1 thereafter, (ii) 1/3 on the date of grant and 1/3 on the second and third anniversaries of the date of grant, or (iii) 1/4 on the date of grant and 1/4 on the second, third and fourth anniversaries of the date of grant. The performance vesting options fully vest on and after the seventh anniversary of the date of option; provided, however, that following a public offering of the common stock or upon a change in control, the vesting is accelerated based on the achievement of certain per share prices of the common stock. The accelerated vesting schedule is as follows:




   AVERAGE CLOSING PRICE PER SHARE OF                  % OF SHARES WITH
        CAPITAL STOCK FOR ANY                             RESPECT TO
      180 CONSECUTIVE DAYS; OR                           WHICH OPTION
       CHANGE IN CONTROL PRICE                          IS EXERCISABLE
  ------------------------------------                 -----------------
          Below $12.00                                         0%
         $12.00--$14.99                                       10%
         $15.00--$17.99                                       20%
         $18.00--$19.99                                       30%
         $20.00--$24.99                                       50%
         $25.00--$29.99                                       75%
          Above $29.99                                       100%

     The change in control price is defined as the highest price per share received by any holder of the common stock from the purchaser(s) in a transaction or series of transactions that result in a change in control. All options expire no more than ten years after the date of grant.

     In the event of a "change of control" of Premcor Inc., the Board with respect to any award may take such actions that result in (i) the acceleration of the award, (ii) the payment of a cash amount in exchange for the cancellation of an award and/or (iii) the requiring of the issuance of substitute awards that will substantially preserve the value, rights, and benefits of any affected awards.

     Pursuant to SFAS No. 123 Accounting for Stock Based Compensation, the Company has elected to account for its stock option plan under APB Opinion 25 Accounting for Stock Issued to Employees and adopt the disclosure only provisions of SFAS No. 123. Under APB 25, no compensation costs are recognized because the option exercise price is equal to the fair market price of the common stock on the

                         PREMCOR INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

date of the grant. Under SFAS No. 123, stock options are valued at grant date using the Black Scholes valuation model and compensation costs are recognized ratably over the vesting period. Had compensation costs been determined as prescribed by SFAS No. 123, the Company's net earnings would have been impacted by less than $1.0 million.


18. COMMITMENTS AND CONTINGENCIES

     Legal and Environmental

     As a result of its activities, the Company is the subject of a number of legal and administrative proceedings, including proceedings related to environmental matters. All such matters that could be material or to which a governmental authority is a party and which involve potential monetary sanctions of $100,000 or greater are described below.

     Hartford Federal Enforcement. In February 1999, the Company was served with a complaint in the matter United States v. Clark Refining & Marketing, Inc., alleging violations of the Clean Air Act, and regulations promulgated thereunder, in the operation and permitting of our Hartford refinery fluid catalytic cracking unit. Discovery is now complete and a trial is scheduled for April 2001. The parties, however, have reached a conceptual settlement requiring the installation of a wet gas scrubber on the fluid catalytic cracking unit, expenditure of $1 million to install low nitrogen oxide burners, and payment of a civil penalty of $2 million. Despite this conceptual resolution, there is no assurance that a consent decree will be successfully negotiated.

     Blue Island Federal Enforcement. In September 1998, the Company was served with a complaint, United States v. Clark Refining & Marketing, Inc., alleging that the Company has operated the Blue Island refinery in violation of certain federal laws relating to air pollution, water pollution and solid waste management. In 2000, the parties conceptually agreed to settle the matter by payment of a civil penalty of $2.5 million, installation of a wet gas scrubber on the fluid catalytic cracking unit, and changes and enhancements to certain operating practices and procedures at the Blue Island refinery. Subsequently the Company decided to close the Blue Island refinery. Since the settlement was based on improvements at an operating refinery, the parties are renegotiating settlement of this matter. There can be no assurance that a settlement can be reached and a consent decree successfully negotiated.

     Blue Island State Enforcement. People ex rel. Ryan v. Clark Refining & Marketing, Inc., is currently pending in the Circuit Court of Cook County, Illinois alleging operation of the Blue Island refinery in violation of environmental laws. The Illinois Attorney General has also intervened in the federal USEPA case discussed above. The Company is seeking to settle this case and the USEPA case as a consolidated matter. Prior to deciding to close the refinery, the parties had reached a conceptual resolution of this matter. The parties are negotiating the terms and conditions of a consent decree settling this matter, taking into account the decision to close the refinery. There can be no assurance that a settlement can be reached and a consent decree successfully negotiated.

     Sashabaw Road. In July 1994, the Michigan Department of Natural Resources ("MDNR") sued the Company alleging that a retail location caused groundwater contamination necessitating the installation of a new $600,000 drinking water system. MDNR is seeking reimbursement of this cost. Although some contamination from the Company site may have occurred, the Company contends that numerous other sources were responsible and that a total reimbursement demand from the Company is excessive. Mediation resulted in a $200,000 finding against the Company. The Company made an Offer of Judgment equal to the mediation finding. The matter was tried in November 1999, and a decision rendered that the Company was liable for $110,000 plus interest. Since the judgment was more than 20% less than the Company's Offer of Judgment, the Company is entitled to recover its legal fees. Since fees exceed the judgment, the Company anticipates receiving money from MDNR. Both the Company and MDNR have appealed the decision.

                         PREMCOR INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Port Arthur Natural Resource Damage Assessment. On June 7, 1999, the Company and Chevron received a notice from a number of federal and Texas agencies that a study would be conducted to determine whether any natural resource damage occurred as a result of the operation of the Port Arthur refinery. The Company will cooperate with the government agencies in this investigation. The Company has reached an agreement in principle with Chevron for a buyout of any liability the Company may have with respect to such claim. Pursuant to the agreement in principle, Chevron will indemnify the Company for the claim.

     Port Arthur and Lima Refineries. The original refineries on the sites of the Port Arthur and Lima refineries began operating in the late 1800s and early 1900s prior to modern environmental laws and methods of operation. While the Company believes as a result there is extensive contamination at these sites, the Company is unable to estimate the cost of remediating such contamination. Under the purchase agreement between the Company and Chevron related to the Port Arthur refinery, Chevron is obligated to perform the required remediation relating to pre-closing contamination except with respect to the certain limited areas on which active processing units are located. Under the purchase agreement between the Company and BP related to the Lima refinery, BP indemnified the Company for certain environmental and other liabilities and obligations arising from the ownership and operation of the Lima refinery prior to closing, subject to the terms and limitations in the purchase agreement. As a result of these acquisitions, the Company may become jointly and severally liable for the costs of investigation and remediation at these sites. In the event that Chevron or BP is unable (as a result of bankruptcy or otherwise) or unwilling to perform the required remediation at these sites, the Company may be required to do so. The cost of any such remediation could be substantial and having to perform such remediation could have a material adverse effect on the Company's financial position. In June 1997, the Company, Chevron and the State of Texas entered into an agreed order that substantially confirmed the relative obligations of the Company and Chevron.

     Legal and Environmental Reserves. As of December 31, 2000, the Company had accrued a total of $34 million for legal and environmental-related obligations that may result from the matters noted above, other legal and environmental matters and obligations associated with certain formerly owned retail sites. The Company is of the opinion that the ultimate resolution of these claims, to the extent not previously provided for, will not have a material adverse affect on the consolidated financial condition, results of operations or the liquidity of the Company. However, an adverse outcome of any one or more of these matters could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period.

     In addition to the specific matters discussed above, the Company has also been named in various other suits and claims. The Company believes the outcome of these other suits and claims will not have a material adverse effect on the Company's financial position, results of operations or liquidity of the Company.

     Environmental Product Standards. In February 2000, the EPA published the Tier 2 Motor Vehicle Emission Standards Final Rule for all passenger vehicles, establishing standards for sulfur content in gasoline. The ruling mandates that the sulfur content of gasoline at any refinery not exceed 30 parts per million ("ppm") during any calendar year starting January 1, 2006. Starting in 2004, the USEPA will begin a program to phase in new low-sulfur gasoline. In addition, in December 2000, the EPA issued its Tier 2 distillate standard to reduce the sulfur content of diesel fuel sold to highway consumers by 97%, from 500 ppm to 15 ppm, beginning June 1, 2006. Two lawsuits by refining industry groups have been filed which may delay implementation of the diesel rule beyond 2006. The USEPA has also announced plans to review the sulfur content of diesel fuel sold to "off-road" consumers, with proposed regulations to be issued in the fourth quarter of 2001. Compliance with the new Tier 2 specifications for the reduction of sulfur in both gasoline and distillates is expected to cost the refining industry over $8 billion. The Company has determined that modifications will be required at each of its facilities as a result of the Tier 2 standards. Based on preliminary estimates, the Company believes that compliance with the new Tier 2

                         PREMCOR INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

gasoline specifications will require capital expenditures in a range of $200 million to $250 million over the next five years. A final decision regarding technology and implementation alternatives has not yet been made and the Company continues to pursue the highest efficiency, lowest cost means of compliance. The Company is currently reviewing the new Tier 2 distillate standard and potential "off-road" diesel standard, but cannot estimate the cost of compliance with these standards at this time.


     PACC Commitments. PACC, Sabine River, and Neches River have unconditionally, jointly and severally guaranteed to each 12 1/2% Senior Note note holder:


    o the due and punctual payment of principal and interest on the notes;


    o the performance by Port Arthur Finance of its obligations under the indenture and other financing documents; and


    o that its guarantor obligations will be as if it were principal debtor and obligor and not merely a surety.


     In July 1999, PACC entered into a contract for the engineering, procurement and construction of PACC's heavy oil upgrade project with Foster Wheeler USA. Under this construction contract, Foster Wheeler USA will continue to engineer, design, procure equipment for, construct, test, and oversee start-up of the heavy oil upgrade project and integrate the heavy oil upgrade project with the Port Arthur refinery of the Refining Group. Under the construction contract, PACC will pay Foster Wheeler USA a fixed price of approximately $544 million. PACC and Foster Wheeler USA have the ability to initiate changes to work under the contract that may affect the final total price paid. The project's independent engineer must approve changes in excess of $0.5 million individually or $5.0 million in the aggregate. The contract has provisions whereby Foster Wheeler USA will pay PACC up to $145 million in damages for delays in achieving mechanical completion or guaranteed reliability, based on a defined formula. PACC can terminate the contract with Foster Wheeler USA at any time upon written notice, at which time it will be obligated to pay actual project costs to the date of termination and other costs related to demobilizing, canceling subcontractors, or withdrawing from the project site. Foster Wheeler USA cannot terminate the contract unless PACC defaults on required payments under the contract.



     Crude Oil Purchase Commitment. In 1999, the Company sold crude oil linefill in the pipeline system supplying the Lima refinery. The Company has an agreement in place that requires it to repurchase approximately 2.6 million barrels of crude oil in this pipeline system in September 2001 at then current market prices, unless extended by mutual consent. The Company has hedged the price risk related to the repurchase obligations through the purchase of exchange-traded futures contracts.



19. SUBSEQUENT EVENT


     On January 17, 2001 the Company announced that it will permanently close its Blue Island, Illinois refinery at the end of January 2001. Closure of the refinery will result in the Company taking a pretax charge to earnings of approximately $150.0 million in the first quarter of 2001. This charge includes asset write-downs approximating $93 million, in addition to accruals for employee severance, environmental remediation and exit costs. The actual expenditures for these items will occur over several years. Although refining operations will cease, the Company will continue to operate its petroleum products storage facility directly adjacent to the refinery site.

                        INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Directors of Premcor Inc.:




     We have reviewed the accompanying consolidated balance sheet of Premcor Inc. and subsidiaries (the "Company") as of September 30, 2001 and the related consolidated statements of operations and cash flows for the nine-month periods ended September 30, 2000 and 2001. These financial statements are the responsibility of the Company's management.



     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.


     Based on our review, we are not aware of any material modifications that should be made to such consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.



     We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of the Company as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended; and in our report dated February 13, 2001, we expressed an unqualified opinion on those consolidated financial statements.





DELOITTE & TOUCHE LLP



St. Louis, Missouri
November 7, 2001

                         PREMCOR INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)





                                                                                  DECEMBER 31,     SEPTEMBER 30,
                                                                                      2000             2001
                                                                                 --------------   --------------
                                                                                                    (UNAUDITED)
                                    ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ...................................................     $   290.1        $   513.0
 Short-term investments ......................................................           1.7              1.7
 Cash and cash equivalents restricted for debt service .......................            --             30.6
 Accounts receivable, net of allowance of $1.3 and $1.3 ......................         250.5            206.1
 Inventories .................................................................         378.3            381.6
 Prepaid expenses and other ..................................................          39.2             41.7
                                                                                   ---------        ---------
   Total current assets ......................................................         959.8          1,174.7
PROPERTY, PLANT AND EQUIPMENT, NET ...........................................       1,348.3          1,276.1
OTHER ASSETS .................................................................         161.0            142.7
                                                                                   ---------        ---------
                                                                                   $ 2,469.1        $ 2,593.5
                                                                                   =========        =========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ............................................................     $   505.2        $   418.9
 Accrued expenses and other ..................................................          89.7             82.1
 Current portion of long-term debt ...........................................           1.5             21.5
 Accrued taxes other than income .............................................          38.4             26.5
                                                                                   ---------        ---------
   Total current liabilities .................................................         634.8            549.0
LONG-TERM DEBT ...............................................................       1,514.5          1,441.7
DEFERRED INCOME TAXES ........................................................            --             41.9
OTHER LONG-TERM LIABILITIES ..................................................          65.7            105.6
COMMITMENTS AND CONTINGENCIES ................................................            --               --
MINORITY INTEREST ............................................................          11.4             23.8
EXCHANGEABLE PREFERRED STOCK OF SUBSIDIARY
($.01 par value per share; 250,000 shares authorized; 88,110 shares issued in
2000 and 87,266 shares issued in 2001) .......................................          90.6             92.3

COMMON STOCKHOLDERS' EQUITY:
 Common, $0.01 par value per share, 53,000,000 authorized, 19,843,889 issued and outstanding in 1999, 25,720,589 issued and outstanding in 2000; Class F
   Common, $0.01 par value, 7,000,000 authorized, 6,101,010
   issued and outstanding in 1999 and 2000 ...................................           0.3              0.3
 Paid-in capital .............................................................         323.7            323.7
 Retained earnings (deficit) .................................................        (171.9)            15.2
                                                                                   ---------        ---------
   Total common stockholders' equity .........................................         152.1            339.2
                                                                                   ---------        ---------
                                                                                   $ 2,469.1        $ 2,593.5
                                                                                   =========        =========


   The accompanying notes are an integral part of these financial statements.

                         PREMCOR INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
     (UNAUDITED, DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                   FOR THE NINE MONTHS
                                                                   ENDED SEPTEMBER 30,
                                                             -------------------------------
                                                                  2000             2001
                                                             --------------   --------------
NET SALES AND OPERATING REVENUES .........................    $  5,312.4       $  5,170.9
EXPENSES:
 Cost of sales ...........................................       4,761.5          4,133.7
 Operating expenses ......................................         331.9            355.8
 General and administrative expenses .....................          35.6             45.3
 Depreciation ............................................          26.7             39.6
 Amortization ............................................          25.6             28.1
 Refinery restructuring and other charges ................            --            190.2
                                                              -----------      ----------
                                                                 5,181.3          4,792.7
                                                              -----------      ----------
OPERATING INCOME .........................................         131.1            378.2
 Interest and finance expense ............................         (73.8)          (121.6)
 Interest income .........................................          11.6             15.3
                                                              -----------      -----------
INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND
EXTRAORDINARY ITEM .......................................          68.9            271.9

 Income tax provision ....................................          (0.6)           (70.1)
 Minority interest .......................................           0.6            (12.4)
                                                              -----------      -----------
NET INCOME BEFORE EXTRAORDINARY ITEM .....................          68.9            189.4
 Gain on repurchase of long-term debt, net of income
 taxes of $3.1 million                                                --              5.6
                                                              -----------      -----------
NET INCOME ...............................................          68.9            195.0
 Preferred stock dividends ...............................          (7.1)            (7.9)
                                                              -----------      -----------
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS ..............    $     61.8       $    187.1
                                                              ===========      ===========

Net Income per common share:
Basic:
 Income before extraordinary item ........................    $      2.21      $      5.71
 Gain on repurchase of long-term debt ....................             --             0.17
                                                              -----------      -----------
 Net income ..............................................    $      2.21      $      5.88
                                                              ===========      ===========
 Weighted average common shares outstanding ..............          28.0             31.8
Diluted:
 Income before extraordinary item ........................    $      2.02      $      5.26
 Gain on repurchase of long-term debt ....................             --             0.16
                                                              -----------      -----------
 Net income ..............................................    $      2.02      $      5.42
                                                              ===========      ===========
 Weighted average common shares outstanding ..............          30.7             34.5



   The accompanying notes are an integral part of these financial statements.

                         PREMCOR INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (UNAUDITED, DOLLARS IN MILLIONS)





                                                                               FOR THE NINE MONTHS
                                                                               ENDED SEPTEMBER 30,
                                                                             ------------------------
                                                                                2000          2001
                                                                             ----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ..............................................................    $   68.9     $  195.0
 Extraordinary item ......................................................          --         (5.6)
 Adjustments
   Depreciation ..........................................................        26.7         39.6
   Amortization ..........................................................        33.9         37.1
   Deferred taxes ........................................................          --         62.6
   Inventory write-down to market ........................................          --          8.7
   Minority interest .....................................................        (0.6)        12.4
   Refinery restructuring and other charges ..............................          --        139.3
   Other, net ............................................................         0.2         (1.7)
                                                                              --------     --------
                                                                                 129.1        487.4
 Cash provided by (reinvested in) working capital --
   Accounts receivable, prepaid expenses and other .......................       (85.3)        41.9
   Inventories ...........................................................      (149.5)       (12.0)
   Cash and cash equivalents restricted for debt service .................          --        (30.6)
   Accounts payable, accrued expenses, taxes other than income, and other        188.3       (105.8)
                                                                              --------     --------
    Net cash provided by operating activities ............................        82.6        380.9
                                                                              --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Expenditures for property, plant and equipment ..........................      (320.9)       (57.8)
 Expenditures for turnaround .............................................       (23.8)       (41.3)
 Cash restricted for investment in capital additions .....................        44.7           --
 Proceeds from disposals of property, plant and equipment ................         0.5          0.6
 Purchases of short-term investments .....................................        (1.5)        (1.7)
 Sales and maturities of short-term investments ..........................         1.5          1.7
                                                                              --------     --------
    Net cash used in investing activities ................................      (299.5)       (98.5)
                                                                              --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt ................................       137.6           --
 Repurchase of long-term debt ............................................          --        (48.5)
 Proceeds from issuance of stock .........................................        43.1           --
 Contribution from minority interest .....................................         4.9           --
 Capital lease payments ..................................................        (7.0)        (1.1)
 Deferred financing costs ................................................        (3.2)        (9.6)
 Preferred stock dividend ................................................          --         (0.3)
                                                                              --------     --------
    Net cash provided by (used in) financing activities ..................       175.4      (  59.5)
                                                                              --------     --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .....................       (41.5)       222.9
CASH AND CASH EQUIVALENTS, beginning of period ...........................       306.2        290.1
                                                                              --------     --------
CASH AND CASH EQUIVALENTS, end of period .................................    $  264.7     $  513.0
                                                                              ========     ========


   The accompanying notes are an integral part of these financial statements.

                         PREMCOR INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

             (TABULAR DOLLAR AMOUNTS IN MILLIONS OF U.S. DOLLARS)


1. BASIS OF PREPARATION AND BUSINESS UPDATE


     Premcor Inc., a Delaware corporation, incorporated in April 1999, owns 100% of Premcor USA Inc. ("Premcor USA") and 90% of Sabine River Holding Corp ("Sabine River"). Premcor USA owns 100% of its principal operating subsidiary, The Premcor Refining Group Inc. (the "Premcor Refining Group"). Sabine River Holding Corporation is the 1% general partner of Port Arthur Coker Company L.P., a limited partnership ("PACC"), and the 100% owner of Neches River Holding Corp. ("Neches"), which is the 99% limited partner of PACC. PACC is the 100% owner of Port Arthur Finance Corp. ("Port Arthur Finance"). Sabine is owned 90% by Premcor Inc. and 10% by Occidental Petroleum Corporation ("Occidental").


     The accompanying unaudited consolidated financial statements of Premcor Inc. and subsidiaries (the "Company") are presented in accordance with the disclosure requirements for interim financial statements under Regulation S-X. In the opinion of the management of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial statements have been included therein. These unaudited financial statements should be read in conjunction with the audited financial statements and notes for the years ended December 31, 2000 and 1999.


     On September 27, 2001, the Company filed a registration statement on Form S-1 under the Securities Act of 1933 with the U.S. Securities and Exchange Commission in connection with a proposed initial public offering of its common stock. The Company retained Morgan Stanley & Co. Incorporated as the lead underwriter of this offering. Earlier in the year, the Company had retained the investment firm Credit Suisse First Boston and The Blackstone Group L.P. to serve as its financial advisors to assist the Company in its review of alternatives to maximize the value of the Company. No assurance was given that this review would result in any specific transaction. At the current time, Premcor Inc. is not actively pursuing a specific transaction to maximize its value other than the proposed initial public offering of its common stock.



2. NEW ACCOUNTING STANDARDS


     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued SFAS No. 137 Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133 which delayed the effective date of SFAS No. 133 for one year to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138 Accounting for Certain Derivative Instruments and Hedging Activities which amended various provisions of SFAS No. 133. The Company adopted SFAS No. 133, as amended, effective January 1, 2001. The adoption of SFAS No. 133 did not have a material impact on the financial position or results of operations because the Company has historically marked to market all financial instruments used in the implementation of the Company's hedging strategies.

     On July 20, 2001, the FASB issued SFAS No. 141 Business Combinations and SFAS No. 142 Goodwill and Other Intangible Assets. SFAS No. 141, which became effective on issuance, requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and addresses the initial recording of intangible assets separate from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite lives will not be amortized, but will be tested at least annually for impairment. Intangible assets with finite lives will continue to be amortized. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The Company does not expect the implementation of these standards to have a material effect on its financial position and results of operations.

                         PREMCOR INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)


     In July 2001, the FASB approved SFAS No. 143 Accounting for Asset Retirement Obligations. SFAS No. 143 addresses when a liability should be recorded for asset retirement obligations and how to measure this liability. The initial recording of a liability for an asset retirement obligation will require the recording of a corresponding asset which will be required to be amortized. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company is in the process of evaluating the impact of the adoption of this standard on its financial position and results of operations.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). The provisions of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. Management has not completed the process of evaluating the impact that this statement will have on the Company's financial position or results of operation.

     The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") has issued an exposure draft of a proposed statement of position ("SOP") entitled Accounting for Certain Costs and Activities Related to Property, Plant and Equipment. If adopted as proposed, this SOP would require companies to expense as incurred turnaround costs, which it terms as "the non-capital portion of major maintenance costs." Adoption of the proposed SOP would also require that any existing unamortized turnaround costs be expensed immediately. A turnaround is a periodically required standard procedure for maintenance of a refinery that involves the shutdown and inspection of major processing units and generally occurs every three to five years. Turnaround costs include actual direct and contract labor and material costs for the overhaul, inspection, and replacement of major components of refinery processing and support units performed during turnaround. Turnaround costs, which are included in the Company's consolidated balance sheet in "Other Assets," are currently amortized by the Company on a straight-line basis over the period until the next scheduled turnaround, beginning the month following completion. The amortization of turnaround costs is presented as "Amortization" in the Company's consolidated statements of operations.

     The proposed SOP requires adoption for fiscal years beginning after June 15, 2002. If this proposed change were in effect at September 30, 2001, the Company would have been required to write-off unamortized turnaround costs of approximately $101 million. Unamortized turnaround costs will change throughout the year as maintenance turnarounds are performed and past maintenance turnarounds are amortized. If adopted in its present form, charges related to this proposed change would be taken in the first quarter of 2003 and would be reported as a cumulative effect of an accounting change, net of tax, in the consolidated statements of operations.



3. INVENTORIES

     The carrying value of inventories consisted of the following:


                                               DECEMBER 31,   SEPTEMBER 30,
                                                   2000           2001
                                              -------------- --------------
       Crude oil ............................    $  169.9       $  147.8
       Refined products and blendstocks .....       184.7          220.2
       Warehouse stock and other ............        23.7           22.3
       Inventory write-down to market .......          --           (8.7)
                                                 --------       --------
                                                 $  378.3       $  381.6
                                                 ========       ========

                         PREMCOR INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)


     Inventories include crude oil, refined products, and blendstocks of $297.6 million and $292.6 million recorded under the last-in, first-out method as of December 31, 2000 and September 30, 2001, respectively. For Premcor Refining Group, the market value of crude oil, refined products and blendstocks inventories at September 30, 2001 was approximately $50.4 million (December 31, 2000--$100.8 million) above carrying value.

     As of September 30, 2001, Sabine River recorded an $8.7 million inventory valuation adjustment to write the carrying value of crude oil and blendstock inventories down to market. This write-down to market was included in "Cost of sales". For Sabine River, the carrying value of crude oil and blendstock inventories approximated market as of December 31, 2000.



4. OTHER ASSETS

     Other assets consisted of the following:





                                            DECEMBER 31,   SEPTEMBER 30,
                                                2000           2001
                                           -------------- --------------
       Deferred turnaround costs .........    $  94.1        $  100.6
       Deferred financing costs ..........       35.1            34.6
       Deferred tax asset ................       23.8              --
       Investment in affiliate ...........        4.3             4.3
       Other .............................        3.7             3.2
                                              -------        --------
                                              $ 161.0        $  142.7
                                              =======        ========



     Amortization of deferred financing costs for the nine-month period ended September 30, 2001 was $8.8 million (2000--$8.2 million) and was included in "Interest and finance expense." In 2001, related to the adoption of SFAS No. 133, the Company's 90% owned subsidiary, Sabine River wrote-off deferred financing costs associated with an interest rate cap on its bank senior loan agreement of $0.7 million.



5. PROPERTY, PLANT AND EQUIPMENT, NET

     The Company's 90% owned subsidiary, Sabine River, which commenced operations in the first quarter of 2001 began depreciating its fixed assets in accordance with Company policy in January 2001.


6. WORKING CAPITAL FACILITY


     In August 2001, the Premcor Refining Group amended and restated its secured revolving credit facility for a period of two years through August 2003. This new credit agreement provides for borrowings and the issuance of letters of credit of up to the lesser of $650 million or the amount available under a defined borrowing base calculation. The borrowing base calculation takes into consideration the Premcor Refining Group's cash and eligible cash equivalents, eligible investments, eligible receivables, eligible petroleum inventories and paid but unexpired letters of credit. The Premcor Refining Group is required to comply with certain financial covenants including maintaining defined levels of working capital, cash, cash equivalents and qualified investments, tangible net worth, and cumulative cash flow. Direct cash borrowings under the credit facility are limited to $50 million.


7. REPURCHASE OF LONG TERM DEBT

     In September 2001, the Company repurchased in the open market $21.3 million in face value of its 9 1/2% Senior Notes due September 15, 2004, $30.6 million in face value of its 10 7/8% Senior Notes due December 1, 2005, and $5.9 million in face value of its 11 1/2% Exchangeable Preferred Stock for an aggregate purchase price of $48.5 million. As a result of these transactions, the Company recorded an extraordinary pre-tax gain of $8.7 million (net of taxes--$5.6 million) which included the write-off of deferred financing costs related to the notes.

                         PREMCOR INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)


8. INTEREST AND FINANCE EXPENSE


     Interest and finance expense included in the statements of operations, consisted of the following:





                                           FOR THE NINE MONTHS
                                           ENDED SEPTEMBER 30,
                                        -------------------------
                                            2000          2001
                                        -----------   -----------
       Interest expense .............    $  109.5      $  113.5
       Finance costs ................         9.4          11.9
       Capitalized interest .........       (45.1)         (3.8)
                                         --------      --------
                                         $   73.8      $  121.6
                                         ========      ========



     Cash paid for interest for the nine months ended September 30, 2001 was $120.9 million (2000--$107.2 million).


9. INCOME TAXES

     The Company made net cash income tax payments during the nine-month period ended September 30, 2001 of $13.6 million (2000--net cash income tax refunds of $0.4 million). The income tax provision of $70.1 million for the nine-month period ended September 30, 2001 included the effect of the Company's reversal during the first quarter of 2001 of its remaining deferred tax valuation allowance of $30.0 million, which resulted from the Company's analysis of the likelihood of realizing the future tax benefit of its federal and state tax loss carryforwards, alternative minimum tax credits and federal and state business tax credits. The income tax provision for the nine-month period ended September 30, 2000 was $0.6 million, which represented current state taxes.


10. EXCHANGEABLE PREFERRED STOCK OF SUBSIDIARY

     All dividends related to the Exchangeable Preferred Stock for the nine months ended September 30, 2001 and 2000 were paid-in-kind, except for $0.3 million paid in cash in September of 2001 as it related to the repurchase as described in Note 7 "Repurchase of Long-Term Debt".


11. REFINERY RESTRUCTURING AND OTHER CHARGES

     Refinery restructuring and other charges consisted of $167.2 million related to the January, 2001 closure of the Blue Island, Illinois refinery, a $14.0 million charge related to the environmental liability for previously-owned retail properties, and a $9.0 million charge related to the write-off of idled coker units at the Port Arthur refinery.


Blue Island Refinery Closure

     In January 2001, the Company ceased operations at the Blue Island refinery due to economic factors and a decision that the capital expenditures necessary to produce low-sulfur transportation fuels required by recently adopted Environmental Protection Agency regulations could not produce an acceptable return on investment. The Company continues to utilize its petroleum products storage facility at the refinery site to supply products to the Chicago and other Midwest markets from the Company's operating refineries. Since the Blue Island refinery operation has been only marginally profitable in recent years and since we will continue to operate a petroleum products storage and distribution business from the Blue Island site, our reduced refining capacity resulting from the closure is not expected to have a significant negative impact on net income or cash flow from operations. The only significant effect on net income and cash flow will result from the actual shutdown process and subsequent environmental site remediation as discussed below. Unless there is a need to adjust the closure reserve in the future, there should be no significant effect on net income beyond 2001.

                         PREMCOR INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)


     Management adopted an exit plan that detailed the shutdown of the process units at the refinery and the subsequent environmental remediation of the site. The shutdown of the process units was completed during the first quarter of 2001. The Company is currently in discussions with federal, state, and local governmental agencies concerning an investigation of the site and a remediation program that would allow for redevelopment of the site for other manufacturing uses at the earliest possible time. Until the site remediation plan is finalized, it is not possible to estimate the completion date for remediation, but the Company anticipates that the remediation activities will continue for an extended period of time.

     A pre-tax charge of $150.0 million was recorded in the first quarter of 2001 and an additional charge of $17.2 million was recorded in the third quarter of 2001. The original charge included $92.5 million of non-cash asset write-offs in excess of realizable value and a reserve for future costs of $57.5 million, consisting of $12.0 million for severance, $26.4 million for the ceasing of operations, preparation of the plant for permanent closure and equipment remediation and $19.1 million for site remediation and other environmental matters. The third quarter charge of $17.2 million included an adjustment of $5.6 million to the asset write-off to reflect changes in realizable asset value and an increase of $11.6 million related to an evaluation of expected future expenditures as detailed below. The Company expects to spend approximately $40 million in 2001 related to the $69.1 million adjusted reserve for future costs, with the majority of the remainder to be spent over the next several years. The following schedule summarizes the restructuring reserve balance and net cash activity as of September 30, 2001:






                                                                                             RESERVE AT
                                                    INITIAL       RESERVE      NET CASH     SEPTEMBER 30,
                                                    RESERVE     ADJUSTMENT      OUTLAYS         2001
                                                   ---------   ------------   ----------   --------------
   Employee severance ..........................    $  12.0      $  0.7        $  10.5        $  2.2
   Plant closure/equipment remediation .........       26.4         6.3           16.1          16.6
   Site clean-up/environmental matters .........       19.1         4.6            1.7          22.0
                                                    -------      ------        -------        ------
                                                    $  57.5      $ 11.6        $  28.3        $ 40.8
                                                    =======      ======        =======        ======



     The site clean-up and environmental reserve takes into account costs that the Company can reasonably estimate at this time. As the site remediation plan is finalized and work performed, further adjustments of the estimate may be necessary. The Company anticipates that remediation activities will continue for an extended period of time. The Company is also evaluating other potential environmental risk management options in order to quantify more precisely the cost of remediation of the site and to provide the governmental agencies financial assurance that, once begun, remediation of the site will be completed in a timely and prudent manner.

     The Blue Island refinery employed 297 employees, both hourly (covered by collective bargaining agreements) and salaried, approximately 280 of whom were terminated during the first nine months of 2001.

     The remaining employees are all salaried employees and the majority of them are expected to terminate employment within the year as the shutdown progresses.

Environmental Liability for Retail Sites

     The retail environmental charge of $14.0 million represents a change in estimate relative to the Company's clean up obligation regarding the discontinued retail division. More complete information concerning site by site clean up plans and changing postures of state regulatory agencies prompted the change in estimate.

Port Arthur Refinery Assets

     In September 2001, the Company incurred a charge of $5.8 million related to the net asset value of the idled coker units at the Port Arthur refinery. The Company now believes that an alternative use of the coker units is not probable at this time. The Company also accrued $3.2 million for future environmental clean-up costs related to the site.

                         PREMCOR INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)


12. CAPITAL CONTRIBUTION RECEIVABLES

     In August 1999, Blackstone Capital Partners III Merchant Banking Fund L.P. and its affiliates ("Blackstone") and Occidental Petroleum Corporation ("Occidental") signed capital contribution agreements totaling $135.0 million for the purpose of funding a portion of the heavy oil upgrade project. Blackstone agreed to contribute $121.5 million and Occidental agreed to contribute $13.5 million. As of June 30, 2001, Blackstone had contributed $109.6 million and Occidental had contributed $12.2 million. The obligation to fund the capital contributions was contingent upon the Company borrowing funds under the bank senior loan agreement. In the third quarter, the Company decided not to borrow the remaining loan commitment under the bank senior loan agreement, and consequently, forfeited the remaining capital contributions. Accordingly, as of September 30, 2001, the remaining unfunded capital contributions were no longer recorded as a capital contribution receivable. The ability to draw any remaining funds under the bank senior loan agreement and receive the remaining capital contributions expired in September of 2001 upon the achievement of substantial reliability of the heavy oil upgrade facility, as defined for purposes of the financing documents.


13. RELATED PARTY TRANSACTIONS

     As of September 30, 2001, the Company had a receivable from an affiliate of Blackstone of $0.5 million (December 31, 2000--$2.8 million payable) related to an annual monitoring fee and related out-of-pocket expenses.


14. COMMITMENTS AND CONTINGENCIES


     As a result of its activities, the Company is the subject of a number of legal and administrative proceedings, including proceedings related to environmental matters. All such matters that could be material or to which a governmental authority is a party and which involve potential monetary sanctions of $100,000 or greater are described below.

     Port Arthur: Enforcement. The Texas Natural Resource Conservation Commission ("TNRCC") conducted a site inspection of the Port Arthur refinery in the spring of 1998. In August 1998, the Company received a notice of enforcement alleging 47 air-related violations and 13 hazardous waste-related violations. The number of allegations was significantly reduced in an enforcement determination response from TNRCC in April 1999. A follow-up inspection of the refinery in June 1999 concluded that only two items remained outstanding, namely that the refinery failed to maintain the temperature required by the air permit at one of its incinerators and that five process wastewater sump vents did not meet applicable air emission control requirements. The TNRCC also conducted a complete refinery inspection in the second quarter of 1999, resulting in another notice of enforcement in August 1999. This notice alleged nine air-related violations, relating primarily to deficiencies in the Company's upset reports and emissions monitoring program, and one hazardous waste-related violation concerning spills. The 1998 and 1999 notices were combined and referred to the TNRCC's litigation division. On September 7, 2000 the TNRCC issued a notice of enforcement regarding the Company's alleged failure to maintain emission rates at permitted levels. In May 2001, the TNRCC proposed an order covering some of the 1998 hazardous waste allegations, the incinerator temperature deficiency, the process wastewater sumps, and all of the 1999 and 2000 allegations, and proposing the payment of a fine of $562,675 and the implementation of a series of technical provisions requiring corrective actions. Negotiations with the TNRCC are ongoing and are not expected to be resolved in 2001.


     Lima: Finding of Violation. On July 10, 2001, the Ohio Environmental Protection Agency issued a finding of violation by the Company of state and federal laws regarding releases of annual benzene quantities into refinery wastewater streams in excess of that allowed and downtime of continuous emission control monitors that exceeded the allowed 5%. The Company has settled this action, paid a fine of $120,000 and implemented preventive programs to ensure future compliance.

                         PREMCOR INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

     Hartford: Federal Enforcement. In February 1999, the federal government filed a complaint in the matter United States v. Clark Refining & Marketing, Inc., alleging violations of the Clean Air Act and regulations promulgated thereunder, in the operation and permitting of the Hartford refinery fluidized catalytic cracking unit. The Company settled this action in July 2001 by agreeing to install a wet gas scrubber on the fluid catalytic cracking unit at an estimated cost of $8 million to $10 million, and low nitrogen oxide burners at a cost of $1.5 million, and agreeing to pay a civil penalty of $2 million.

     Blue Island: Federal and State Enforcement. In September 1998, the federal government filed a complaint, United States v. Clark Refining & Marketing, Inc., alleging that the Company had operated the Blue Island refinery in violation of certain federal laws relating to air pollution, water pollution and waste management. The Illinois Attorney General intervened in this matter and the State of Illinois also brought an action alleging violations under state environmental laws. The state enforcement action is People ex rel. Ryan v. Clark Refining & Marketing Inc. and is currently pending in the Circuit Court of Cook County, Illinois. The Company is seeking to settle both cases simultaneously. In 2000, prior to deciding to close the Blue Island refinery, an agreement in principle was reached to settle both matters, including by paying a civil penalty of $2.25 million, installing a wet gas scrubber on the fluidized catalytic cracking unit, and making changes and enhancements to certain operating practices and procedures at the refinery at an estimated cost of $6 million. Subsequently, the Company decided to close the Blue Island refinery. Since the proposed settlements were based on the assumption that the refinery would continue in operation, the Company is renegotiating the settlement of this matter in a manner appropriate to its closure, which has become linked to discussions regarding the remediation process at that refinery. There can be no assurance that a settlement can be reached and a consent decree successfully negotiated regarding the two enforcement actions.


     Blue Island: Criminal Matters. In June 2000, the Premcor Refining Group pled guilty to one felony count of violating the Clean Water Act and one count of conspiracy to defraud the United States at the Blue Island refinery. These charges arose out of the discovery, during a multimedia investigation at the site conducted in 1996, that two former employees had allegedly falsified certain reports regarding wastewater sent to the municipal wastewater treatment facility. As part of the plea agreement, the Premcor Refining Group agreed to pay a fine of $2 million and was placed on probation for three years. The Company does not anticipate that the probation will have a significant adverse impact on its business on an ongoing basis. The primary remaining condition of probation is an obligation not to commit future environmental crimes. If the Company were to commit a crime in the future, it would be subject not only to prosecution for that new violation, but also a separate charge that it had violated a condition of its probation. Any violation of probation charge would be brought before the same judge who entered the original sentence, and that judge would have the authority to enter a new and potentially more severe sentence for the offense to which the Company pled guilty in June, 2000. The two former employees are currently under criminal indictment.


     Sashabaw Road Retail Location: State Enforcement. In July 1994, the Michigan Department of Natural Resources brought an action alleging that one of the Company's retail locations caused groundwater contamination, necessitating the installation of a new $600,000 drinking water system. The Michigan Department of Natural Resources sought reimbursement of this cost. Although this site may have contributed to contamination in the area, the Company maintained that numerous other sources were responsible and that a total reimbursement demand from the Company would be excessive. Mediation resulted in a $200,000 finding against the Company. The Company made an offer of judgment equal to the mediation finding. The offer was rejected by the Michigan Department of Natural Resources and the matter was tried in November 1999, resulting in a judgment against the Company of $110,000 plus interest. Since the judgment was over 20% below the previous settlement offer, under applicable state law the Company is entitled to recover its legal fees. Both the Michigan Department of Natural Resources and the Company have appealed the decision.

                         PREMCOR INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)


     Port Arthur: Natural Resource Damage Assessment. In 1999, the Company and Chevron were notified by a number of federal and Texas agencies that a study would be conducted to determine whether any natural resource damage occurred as a result of the operation of the Port Arthur refinery prior to January 1, 2000. The Company is cooperating with the government agencies in this investigation. The Company has entered into an agreement with Chevron pursuant to which Chevron will indemnify the Company for the claim in consideration of a payment of $750,000, which was paid in October 2001.

     Port Arthur and Lima Refineries. The original refineries on the sites of the Port Arthur and Lima refineries began operating in the late 1800s and early 1900s, prior to modern environmental laws and methods of operation. There is contamination at these sites, which the Company believes will be required to be remediated. Under the terms of the 1995 purchase of the Port Arthur refinery, Chevron U.S.A., the former owner, retained liability for all required investigation and remediation relating to pre-purchase contamination discovered by June 1997, except with respect to certain areas on and around which active processing units are located, which are the Company's responsibility. Extensive due diligence efforts prior to the acquisition and additional investigation after the acquisition documented contamination for which Chevron is responsible. In June 1997, the Company entered into an agreed order with Chevron and the TNRCC, that incorporates this contractual division of remediation responsibilities into an agreed order. The Company had accrued $11.5 million for the Port Arthur remediation at September 30, 2001. Under the terms of the purchase of the Lima refinery, BP PLC ("BP"), the former owner, indemnified the Company for all pre-existing environmental liabilities, except for contamination resulting from releases of hazardous substances in or on sewers, process units and other equipment at the refinery as of the closing date, but only to the extent the presence of these hazardous substances was as a result of normal operations of the refinery and does not constitute a violation of any environmental law. Although the Company is not primarily responsible for the majority of the currently required remediation of these sites, the Company may become jointly and severally liable for the cost of investigating and remediating a portion of these sites in the event that Chevron or BP fails to perform the remediation. In such event, however, we believe we would have a contractual right of recovery from these entities. The cost of any such remediation could be substantial and could have a material adverse effect on the Company's financial position.


     Blue Island Refinery Decommissioning and Closure. In January 2001, we ceased operations at the Blue Island, Illinois refinery. The decommissioning, dismantling and tear down of the facility is underway. The Company is currently in discussions with federal, state and local governmental agencies concerning remediation of the site. The governmental agencies have proposed a remediation process patterned after national contingency plan provisions of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"). The Company has proposed to the agencies a site investigation and remediation that incorporates certain elements of the CERCLA process and the State of Illinois' site remediation program. The Company is also evaluating other potential environmental risk management options in order to allow it to quantify more precisely the cost of remediation of the site and to provide the governmental agencies financial assurance that, once begun, remediation of the site will be completed in a timely and prudent manner.

     Former Retail Sites. In 1999, the Company sold its former retail marketing business, which the Company operated from time to time on a total of 1,150 sites. During the normal course of operations of these sites, releases of petroleum products from underground storage tanks have occurred. Federal and state laws require that contamination caused by such releases at these sites be assessed and remediated to meet applicable standards. The enforcement of the underground storage tank regulations under the Resource Conservation and Recovery Act has been delegated to the states that administer their own underground storage tank programs. The Company's obligation to remediate such contamination varies, depending upon the extent of the releases and the stringency of the laws and regulations of the states in which the releases were made. A portion of these remediation costs may be recoverable from the appropriate state underground storage tank reimbursement fund once the applicable deductible has been

                         PREMCOR INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

satisfied. The 1999 sale included 672 sites, 225 of which had no known preclosure contamination, 365 of which had known pre-closure contamination of varying extent, and 80 of which had been previously remediated. The purchaser of the retail division assumed pre-closure environmental liabilities of up to $50,000 per site at the sites on which there was no known contamination. The Company is responsible for any liability above that amount per site for pre-closure liabilities, subject to certain time limitations. With respect to the sites on which there was known pre-closing contamination, the Company retained liability for 50% of the first $5 million in remediation costs and 100% of remediation costs over that amount. The Company retained any remaining pre-closing liability for sites that had been previously remediated.


     Of the remaining 478 former retail sites not sold in the 1999 transaction described above, the Company has sold all but 13 in open market sales and auction sales. The Company generally retains the remediation obligations for sites sold in option market sales with identified contamination. Of the retail sites sold in auctions, the Company agreed to retain liability for all of these sites until an appropriate state regulatory agency issues a letter indicating that no further remedial action is necessary. However, these letters are subject to revocation if it is later determined that contamination exists at the properties and the Company would remain liable for the remediation of any property at which such a letter was received but subsequently revoked. The Company is currently involved in the active remediation of 139 of the retail sites sold in open market and auction sales and is actively seeking to sell the remaining 13 properties. As of September 30, 2001, the Company had expended $14 million to satisfy the obligations described above and had $14.3 million accrued to satisfy those obligations in the future.

     Former Terminals. In December 1999, the Company sold 15 refined product terminals to a third party, but retained liability for environmental matters at four terminals and, with respect to the remaining eleven terminals, the first $250,000 per year of environmental liabilities for a period of six years up to a maximum of $1.5 million. As of September 30, 2001, the Company had expended $0.5 million on these obligations and has accrued $2.9 million for these obligations in the future.

     Legal and Environmental Reserves. As a result of its normal course of business, the Company is a party to a number of legal and environmental proceedings. As of September 30, 2001, the Company had accrued a total of $71 million, on an undiscounted basis, for legal and environmental-related obligations that may result from the matters noted above and other legal and environmental matters. The Company is of the opinion that the ultimate resolution of these claims, to the extent not previously provided for, will not have a material adverse effect on the consolidated financial condition, results of operations or liquidity of the Company. However, an adverse outcome of any one or more of these matters could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period.

     Tier 2 Motor Vehicle Emission Standards. In February 2000, the Environmental Protection Agency ("EPA") promulgated the Tier 2 Motor Vehicle Emission Standards Final Rule for all passenger vehicles, establishing standards for sulfur content in gasoline. These regulations mandate that the sulfur content of gasoline at any refinery not exceed 30 ppm during any calendar year by January 1, 2006. These requirements will be phased in beginning on January 1, 2004. Modifications will be required at each of the Company's refineries as a result of the Tier 2 standards. Based on preliminary estimates, the Company believes that compliance with the new Tier 2 gasoline specifications will require capital expenditures in the aggregate through 2005 in a range of $200 million to $250 million for its refineries. More than 90% of the projected investment is expected to be incurred during 2002 through 2004 with the greatest concentration of spending occurring in 2003.


     Low Sulfur Diesel Standards. In addition, in January 2001, the EPA promulgated its on-road diesel regulations, which will require a 97% reduction in the sulfur content of diesel fuel sold for highway use by June 1, 2006, with full compliance by January 1, 2010. Refining industry groups have filed two lawsuits, which may delay implementation of the on-road diesel rule beyond 2006. In its release, the EPA estimated that the overall cost to fuel producers of the reduction in sulfur content would be approximately $0.04 per gallon. The EPA has also announced its intention to review the sulfur content in diesel fuel sold to

                         PREMCOR INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)


off-road consumers. If regulations are promulgated to regulate the sulfur content of off-road diesel, the Company expects the sulfur requirement to be either 500 ppm, which is the current on-road limit, or 15 ppm, which will be the future on-road limit. If the new off-road standard is 500 ppm, the capital expenditures necessary for the Company to comply with the diesel standards may be significantly reduced because the Port Arthur refinery currently meets the 500 ppm specification. The Company would thus continue to have a market for its current diesel production at Port Arthur, albeit a smaller and lower priced market, and therefore could elect not to make any capital expenditures necessary to comply with the new on-road standard. Depending upon the standard promulgated for off-road diesel, if any, and the compliance strategy the Company adopts, the Company estimates that its capital expenditure cost in the aggregate through 2006 of complying with the diesel standards utilizing existing technologies may range from $150 million to $375 million. More than 90% of the projected investment is expected to be incurred during 2004 through 2006 with the greatest concentration of spending occurring in 2005.


     Maximum Available Control Technology. In September 1998, the EPA proposed regulations to implement Phase II of the petroleum refinery Maximum Achievable Control Technology rule under the federal Clean Air Act, referred to as MACT II, which regulates emissions of hazardous air pollutants from certain refinery units. Finalization of the MACT II regulations has been delayed in an attempt to harmonize the MACT II requirements with Tier 2 gasoline and low-sulfur diesel requirements. If the MACT II regulations are finalized and implemented as proposed, the Company expects to spend approximately $60 million in the three years following their finalization in order to comply. The Company expects the spending to be approximately evenly divided in each of the three years.


     Crude Oil Purchase Commitment. In 1999, the Company sold crude oil linefill in the pipeline system supplying the Lima refinery. An agreement is in place that requires the Company to repurchase approximately 2.4 million barrels of crude oil in this pipeline system in September 2002 at their then current market prices, unless extended by mutual consent. The Company has hedged the price risk related to the repurchase obligations through the purchase of exchange-traded futures contracts.

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors of Premcor Inc.:


     We have audited the consolidated financial statements of Premcor Inc. as of December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000 and have issued our report thereon dated February 13, 2001 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP



St. Louis, Missouri
February 13, 2001

                                 PREMCOR INC.

              SCHEDULE I--CONDENSED INFORMATION OF THE REGISTRANT
                       PARENT COMPANY ONLY BALANCE SHEETS
                    (DOLLARS IN MILLIONS EXCEPT SHARE DATA)




                                                                                     DECEMBER 31,
                                                                                -----------------------
                                                                                   1999         2000
                                                                                ----------   ----------
                                    ASSETS
Current Assets:
 Receivables from affiliates ................................................    $   3.9      $  16.4
                                                                                 -------      -------
   Total current assets .....................................................        3.9         16.4
Investments in affiliated companies .........................................      194.9        332.3
                                                                                 -------      -------
                                                                                 $ 198.8      $ 348.7
                                                                                 =======      =======
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Payable to affiliates ......................................................    $    --      $  11.2
 Income taxes payable .......................................................         --          1.3
                                                                                 -------      -------
   Total current liabilities ................................................         --         12.5
                                                                                 -------      -------
Stockholders' equity:
 Common stock
   Common, $.01 par value per share, 53,000,000 authorized, 19,843,899 issued and outstanding in 1999, 25,720,589 issued and outstanding in 2000; Class
    F Common, $.01 par value per share, 7,000,000 authorized, 6,101,010
    issued and outstanding in 1999 and 2000 .................................        0.3          0.3
 Paid-in capital ............................................................      269.9        327.2
 Retained earnings (deficit) ................................................     ( 71.4)         8.7
                                                                                 -------      -------
   Total stockholders' equity ...............................................      198.8        336.2
                                                                                 -------      -------
                                                                                 $ 198.8      $ 348.7
                                                                                 =======      =======

        See accompanying note to non-consolidated financial statements.

                                 PREMCOR INC.

              SCHEDULE I--CONDENSED INFORMATION OF THE REGISTRANT
                  PARENT COMPANY ONLY STATEMENTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)




                                                          FOR THE PERIOD FROM
                                                      APRIL 27, 1999 (INCEPTION)   FOR THE YEAR ENDED
                                                         TO DECEMBER 31, 1999      DECEMBER 31, 2000
                                                     ---------------------------- -------------------
Revenues:
 Equity in net income (loss) of affiliates .........           $ (71.4)                 $  80.2
Expenses:
 General and administrative expenses ...............                --                      0.1
                                                               -------                  -------
Income (loss) before income taxes ..................             (71.4)                    80.1
 Income tax provision ..............................                --                       --
                                                               -------                  -------
Net income (loss) ..................................           $ (71.4)                 $  80.1
                                                               =======                  =======

        See accompanying note to non-consolidated financial statements.

                                 PREMCOR INC.

              SCHEDULE I--CONDENSED INFORMATION OF THE REGISTRANT
                  PARENT COMPANY ONLY STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)




                                                                       FOR THE PERIOD FROM
                                                                   APRIL 27, 1999 (INCEPTION)   FOR THE YEAR ENDED
                                                                      TO DECEMBER 31, 1999      DECEMBER 31, 2000
                                                                  ---------------------------- -------------------
Cash flows from operating activities:
 Net income (loss) ..............................................           $ (71.4)                 $  80.2
 Adjustments:
   Equity in net income (loss) of affiliates ....................              71.4                    (80.2)
   Other ........................................................                --                      0.8
 Cash reinvested in working capital
   Receivables from and payables to affiliates ..................              (3.9)                    (1.3)
   Income taxes payable .........................................                --                      1.3
                                                                            -------                  -------
    Net cash provided by (used in) operating activities .........              (3.9)                     0.8
                                                                            -------                  -------
Cash flows from investing activities:
   Investment in affiliates .....................................             (56.4)                   (58.1)
                                                                            -------                  -------
    Net cash used in investing activities .......................             (56.4)                   (58.1)
                                                                            -------                  -------
Cash flows from financing activities:
   Proceeds from sale of stock ..................................              60.3                     57.3
                                                                            -------                  -------
    Net cash provided by financing activities ...................              60.3                     57.3
                                                                            -------                  -------
Net increase in cash and cash equivalents .......................                --                       --
Cash and cash equivalents, beginning of period ..................                --                       --
                                                                            -------                  -------
Cash and cash equivalents, end of period ........................           $    --                  $    --
                                                                            =======                  =======

        See accompanying note to non-consolidated financial statements.

                                  PREMCOR INC.


              SCHEDULE I--CONDENSED INFORMATION OF THE REGISTRANT
                 NOTE TO NON-CONSOLIDATED FINANCIAL STATEMENTS

      FOR THE PERIOD FROM APRIL 27, 1999 (INCEPTION) TO DECEMBER 31, 1999
                      AND THE YEAR ENDED DECEMBER 31, 2000


1. BASIS OF PRESENTATION


     Premcor Inc. was formed pursuant to an April 27, 1999 Share Exchange Agreement wherein all shares of Premcor USA Inc. were exchanged on a one-for-one basis for shares of Premcor Inc. The accompanying financial statement schedule has been prepared for the period beginning from the inception of Premcor Inc.



     These non-consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, except that they are prepared on a non-consolidated basis for the purpose of complying with Article 12 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. Premcor Inc.'s non-consolidated operations include 100% equity interest in Premcor USA Inc., 90% interest in Sabine River Holding Corp., and a 5% interest in Clark Retail Enterprises.



     For further information, refer to the consolidated financial statements, including the notes thereto, included in this Registration Statement.

[GRAPHIC OMITTED]

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses payable by Premcor Inc. in connection with the offering described in this Registration Statement (other than underwriting discounts and commissions) are as follows:




     SEC registration fee ....................    $    75,000
     NASD filing fee .........................         30,500
     Stock exchange listing fees .............              *
     Printing and engraving expenses .........        300,000
     Accounting fees and expenses ............        300,000
     Legal fees and expenses .................      1,250,000
     Blue Sky fees and expenses ..............          5,000
     Miscellaneous ...........................              *
                                                  -----------
       Total .................................    $          *
                                                  ============


----------
* To be filed by amendment.

Each of the amounts set forth above, other than the SEC registration fee and the NASD filing fee, is an estimate.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VI of the Registrant's bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

     The Registrant expects to maintain standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments that may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

     The proposed form of Underwriting Agreement filed as Exhibit 1 to this Registration Statement provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since September 1998, the Registrant has issued the following securities without registration under the Securities Act of 1933:

     (a) On April 27, 1999, Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P. (collectively, "Blackstone"); Paul D. Melnuk; Marshall Cohen; Justin Investment Two, LLC; and Barrick Gold Corporation received 13,500,000 shares; 37,509 shares; 65,656 shares; 16,666 shares; and 213,654 shares, respectively, of the Registrant's common stock, and Occidental received 6,101,010 shares of the Registrant's Class F common stock, pursuant to a Share Exchange Agreement, dated as of April 27, 1999 by and among the holders of common stock of Premcor USA Inc. and the Registrant (the "Share Exchange Agreement"), in exchange for the equivalent number of shares of common stock of Premcor USA Inc. previously held by each of the purchasers.


     (b) In August 1999, the Registrant issued to Blackstone warrants to purchase 2,430,000 shares of its common stock at a price of $0.09 per share in connection with capital contributions made in connection with the Port Arthur heavy oil upgrade project. In connection with, and effective upon completion
of, this offering, Blackstone will receive     shares of the Registrant's common
stock upon the exercise of such warrants, in accordance with a Warrant
Exercise and Share Exchange Agreement dated as of      , 2001, among Blackstone,
Occidental, Sabine River Holding Corp. and the Registrant (the "Warrant
Exercise Agreement").


     (c) In connection with, and effective upon completion of, this offering, Occidental will receive 6,371,010 shares of the Registrant's common stock upon the conversion of 6,371,010 shares of the Registrant's Class F common stock into shares of the Registrant's common stock pursuant to the Warrant Exercise Agreement. Of the 6,371,010 shares of the Registrant's Class F common stock,
(a) 6,101,010 shares were issued to Occidental pursuant to the Share Exchange Agreement, as described above, and (b) the remaining 270,000 shares will be held by Occidental as a result of the following series of contemporaneous transactions pursuant to the Warrant Exercise Agreement: (i) the exercise of warrants held by Occidental to purchase 30,000 shares of common stock of Sabine River Holding Corp.; and (ii) the exchange of such Sabine River Holding Corp. common stock for 270,000 shares of our Class F common stock pursuant to a Share Exchange Agreement dated as of August 4, 1999.

     All such sales of securities were made under an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)        The following exhibits are filed as part of this Registration
           Statement:





  EXHIBIT
  NUMBER   DESCRIPTION
---------- ----------------------------------------------------------------------------------------------------------------------
   1        Form of Underwriting Agreement.*

   3.1      Amended and Restated Certificate of Incorporation of Premcor Inc.*

   3.2      Amended and Restated By-Laws of Premcor Inc.*

   4.1      Form of Common Stock Certificate.*

   4.2      Indenture, dated as of August 10, 1998, between The Premcor Refining Group Inc. ("PRG") (f/k/a Clark Refining &
            Marketing, Inc. and Clark Oil & Refining Corporation) and Bankers Trust Company, as Trustee, including the form of
            8 5/8% Senior Notes due 2008 (Incorporated by reference to Exhibit 4.1 filed with PRG's Registration Statement on
            Form S-4 (Registration No. 333-64387)).

   4.3      Indenture, dated as of February 15, 1995, between PRG (f/k/a Clark Refining & Marketing, Inc. and Clark Oil &
            Refining Corporation) and NationsBank of Virginia, N.A., as Trustee, including the form of 9 1/2% Senior Notes due
            2004 (Incorporated by reference to Exhibit 4.1 filed with PRG's Registration Statement on Form S-1 (File No.
            33-50748)).

  EXHIBIT
  NUMBER   DESCRIPTION
---------- ----------------------------------------------------------------------------------------------------------------------
   4.4      Supplemental Indenture, dated February 17, 1995, between PRG (f/k/a Clark Refining & Marketing, Inc. and Clark Oil &
            Refining Corporation) and NationsBank of Virginia, N.A., as Trustee (Incorporated by reference to Exhibit 4.6 filed with PRG's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 33-59144)).

   4.5      Indenture, dated as of November 21, 1997, between PRG (f/k/a Clark Refining & Marketing, Inc. and Clark Oil &
            Refining Corporation) and Bankers Trust Company, as Trustee, including the form of 8 3/8% Senior Notes due 2007
            (Incorporated by reference to Exhibit 4.5 filed with PRG's Registration Statement on Form S-4 (Registration No.
            333-42431)).

   4.6      Indenture, dated as of November 21, 1997, between PRG (f/k/a Clark Refining & Marketing, Inc. and Clark Oil &
            Refining Corporation) and Marine Midland Bank, including the form of 8 7/8% Senior Subordinated Notes due 2007
            (Incorporated by reference to Exhibit 4.6 filed with PRG's Registration Statement on Form S-4 (Registration No.
            333-42431)).

   4.7      Supplemental Indenture, dated as of November 21, 1997, between PRG (f/k/a Clark Refining & Marketing, Inc. and Clark
            Oil & Refining Corporation) and Marine Midland Bank (Incorporated by reference to Exhibit 4.61 filed with PRG's
            Registration Statement on Form S-4 (Registration No. 333-42431)).

   4.8      Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special
            Rights of the 11 1/2% Senior Cumulative Exchangeable Preferred Stock and Qualifications, Limitations and
            Restrictions thereof (Incorporated by reference to Exhibit 4.1 filed with Premcor USA Inc.'s (f/k/a Clark USA, Inc.)
            Registration Statement on Form S-4 (Registration No. 333-42457)).

   4.9      Certificate of Amendment, dated July 31, 1998, to Certificate of Designation of the Powers, Preferences and
            Relative, Participating, Optional and Other Special Rights of the 11 1/2% Senior Cumulative Exchangeable Preferred
            Stock and Qualifications, Limitations and Restrictions thereof (Incorporated by reference to Exhibit 3.8 filed with
            Premcor USA Inc.'s (f/k/a Clark USA, Inc.) Form 10-K for the year ended December 31, 1998 (File No. 1-13514)).

   4.10     Indenture, dated as of October 1, 1997, between Premcor USA Inc. (f/k/a Clark USA, Inc.) and Bankers Trust Company,
            as Trustee, including form of 11 1/2% Subordinated Exchange Debentures due 2009 (Incorporated by reference to
            Exhibit 4.2 filed with Premcor USA Inc.'s (f/k/a Clark USA, Inc.) Registration Statement on Form S-4 (Registration
            No. 333-42457)).

   4.11     Supplemental Indenture, dated as of August 10, 1998, to Indenture, dated as of October 1, 1997, between Premcor USA
            Inc. (f/k/a/ Clark USA, Inc.) and Bankers Trust Company, as Trustee (Incorporated by reference to Exhibit 4.4 filed with Premcor USA Inc.'s (f/k/a Clark USA, Inc.) Form 10-K for the year ended December 31, 1998 (File No. 1-13514)).

   4.12     Indenture, dated as of December 1, 1995, between Premcor USA Inc. (f/k/a Clark USA, Inc.) and The Chase Manhattan
            Bank, N.A., as Trustee, including the form of 10 7/8% Senior Notes due December 1, 2005 (Incorporated by reference to
            Exhibit 4.1 filed with Premcor USA Inc.'s (f/k/a Clark USA, Inc.) Form 8-K, dated December 1, 1995 (File No.
            33-59144)).

   4.13     Supplemental Indenture, dated as of August 10, 1998, to Indenture, dated as of December 1, 1995 between Premcor USA
            Inc. (f/k/a Clark USA, Inc.) and The Chase Manhattan Bank, N.A., as Trustee (Incorporated by reference to Exhibit
            4.6 filed with Premcor USA Inc.'s (f/k/a Clark USA, Inc.) Form 10-K for the year ended December 31, 1998 (File No.
            1-13514)).

   4.14     Indenture, dated as of August 19, 1999, among Sabine River Holding Corp. ("Sabine River Holding"), Neches River
            Holding Corp. ("Neches River"), Port Arthur Finance Corp. ("PAFC"), Port Arthur Coker Company L.P. ("PACC"), HSBC
            Bank USA, as Capital Markets Trustee, and Bankers Trust Company, as Collateral Trustee (Incorporated by reference to
            Exhibit 4.1 filed with PAFC's Registration Statement on Form S-4 (Registration No. 333-92871)).

   4.15     Form of 12.50% Senior Secured Notes due 2009 (Incorporated by reference to Exhibit 4.2 filed with PAFC's
            Registration Statement on Form S-4 (Registration No. 333-92871)).

  EXHIBIT
   NUMBER   DESCRIPTION
----------- ---------------------------------------------------------------------------------------------------------------------
   4.16     Common Security Agreement, dated as of August 19, 1999, among PAFC, PACC, Sabine River Holding, Neches River,
            Bankers Trust Company, as Collateral Trustee and Depositary Bank, Deutsche Bank AG, New York Branch ("Deutsche
            Bank"), as Administrative Agent, Winterthur International Insurance Company Limited, an English company
            ("Winterthur"), as Oil Payment Insurers Administrative Agent and HSBC Bank USA, as Capital Markets Trustee
            (Incorporated by reference to Exhibit 4.04 filed with PAFC's Registration Statement on Form S-4 (Registration No.
            333-92871)).

   4.17     Transfer Restrictions Agreement, dated as of August 19, 1999, among PAFC, PACC, Premcor Inc. (f/k/a Clark Refining
            Holdings Inc.), Sabine River Holding, Neches River, Blackstone Capital Partners III Merchant Banking Fund L.P. ("BCP
            III"), Blackstone Offshore Capital Partners III L.P. ("BOCP III"), Blackstone Family Investment Partnership III
            ("BFIP III"), Winterthur, as the Oil Payment Insurers Administrative agent, Bankers Trust Company, as Collateral
            Trustee, Deutsche Bank, as Administrative Agent and HSBC Bank USA, as Capital Markets Trustee (Incorporated by
            reference to Exhibit 4.05 filed with PAFC's Registration Statement on Form S-4 (Registration No. 333-92871)).

   4.18     Stockholders' Agreement, dated as of August 4, 1999, among Sabine River Holding, Premcor Inc. (f/k/a Clark Refining
            Holdings Inc.) and Occidental Petroleum Corporation.**

   4.19     Second Amended and Restated Stockholders' Agreement, dated as of November 3, 1997, between Premcor USA Inc. (f/k/a
            Clark USA) and Occidental C.O.B. Partners.**

   4.20     Stockholder Agreement, dated as of March 9, 1999, among Premcor Inc. (f/k/a Clark Refining Holdings Inc.), BCP III
            and Marshall A. Cohen.**

   5        Opinion of Simpson Thacher & Bartlett (filed herewith).

   10.1     Amended and Restated Credit Agreement, dated as of August 23, 2001, among PRG, Deutsche Banc Alex. Brown Inc., as lead arranger, Bankers Trust Company, as Administrative Agent and Collateral Agent, TD Securities (USA) Inc., as
            Syndication Agent, Fleet National Bank, as Documentation Agent, and the other financial institutions party thereto
            (filed herewith).

   10.2     Letter of Credit Reimbursement Agreement, dated as of September 28, 2000, between PRG and Bankers Trust Company, as
            Issuing Bank (Incorporated by reference to Exhibit 10.0 filed with PRG's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-11392)).

   10.3     First Amended and Restated Credit Agreement, dated as of August 10, 1998, among PRG (f/k/a Clark Refining &
            Marketing, Inc. and Clark Oil & Refining Corporation), as Borrower, Goldman Sachs Credit Partners L.P., as Arranger,
            Syndication Agent and Administrative Agent, and State Street Bank & Trust Company of Missouri, N.A., as Paying Agent
            (Incorporated by reference to Exhibit 10.15 filed with PRG's Registration Statement on Form S-4 (Registration No.
            333- 64387)).

   10.4     Capital Contribution Agreement, dated as of August 19, 1999, among BCP III, BOCP III, BFIP III, Premcor Inc. (f/k/a
            Clark Refining Holdings Inc.), PACC, Sabine River Holding, Neches River and Bankers Trust Company, as Collateral
            Trustee (Incorporated by reference to Exhibit 10.01 filed with PAFC's Registration Statement on Form S-4
            (Registration No. 333- 92871)).

   10.5     Capital Contribution Agreement, dated as of August 19, 1999, by and among Occidental Petroleum Corporation, Premcor
            Inc. (f/k/a Clark Refining Holdings, Inc.), PACC, Sabine River Holding, Neches River and Bankers Trust Company, as
            Collateral Trustee (Incorporated by reference to Exhibit 10.02 filed with PAFC's Registration Statement on Form S-4
            (Registration No. 333-92871)).

   10.6     Bank Senior Loan Agreement, dated as of August 19, 1999, among PAFC, PACC, Sabine River Holding, Neches River,
            Deutsche Bank, as Administrative Agent and the Bank Senior Lenders named therein (Incorporated by reference to
            Exhibit 10.03 filed with PAFC's Registration Statement on Form S-4 (Registration No. 333-92871)).

  EXHIBIT
   NUMBER   DESCRIPTION
----------- ---------------------------------------------------------------------------------------------------------------------
   10.7     Secured Working Capital Facility, dated as of August 19, 1999, among PAFC, PACC, Sabine River Holding, Neches River,
            Deutsche Bank, as Administrative Agent, and the Bank Senior Lenders named therein (Incorporated by reference to
            Exhibit 10.04 filed with PAFC's Registration Statement on Form S-4 (Registration No. 333-92871)).

   10.8     Reimbursement Agreement, dated as of August 19, 1999, among PAFC, PACC, Sabine River Holding, Neches River and
            Winterthur, as Primary Insurer and Oil Payment Insurers Administrative Agent (Incorporated by reference to Exhibit
            10.05 filed with PAFC's Registration Statement on Form S-4 (Registration No. 333-92871)).

   10.9     Asset Contribution and Recapitalization Agreement, dated as of May 8, 1999, by and among Premcor USA Inc. (f/k/a
            Clark USA, Inc.), PRG (f/k/a/ Clark Refining & Marketing, Inc.), Clark Retail Enterprises, Inc. (f/k/a OTG
            (Holdings), Inc. and OTG Inc.) and CM Acquisition, Inc. (Incorporated by reference to Exhibit 10.0 filed with PRG
            (f/k/a Clark Refining & Marketing, Inc.) Form 10-Q for the quarter ended March 31, 1999 (File No. 1-11392).

   10.10    Amendment to Asset Contribution and Recapitalization Agreement, dated as of July 8, 1999, by and among Premcor USA
            Inc. (f/k/a Clark USA, Inc.), PRG (f/k/a/ Clark Refining Marketing, Inc.), Clark Retail Enterprises, Inc. (f/k/a OTG
            (Holdings), Inc. and OTG, Inc.) and CM Acquisition, Inc. (Incorporated by reference to Exhibit 10.16 filed with the
            PRG (f/k/a Clark Refining & Marketing, Inc.) Form 10-K for the year ended December 31, 2000 (File No. 1-11392)).

   10.11    Hydrogen Supply Agreement, dated as of August 1, 1999, between PACC and Air Products and Chemicals, Inc.
            (Incorporated by Reference to Exhibit 10.10 filed with PAFC's Registration Statement on Form S-4 (Registration No.
            333-92871)).

   10.12    First Amendment, dated March 1. 2000, to the Hydrogen Supply Agreement, dated as of August 1, 1999, between PACC and
            Air Products and Chemicals, Inc. (Incorporated by reference to Exhibit 10.1 filed with Sabine River Holding's
            Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 333-92871)).

   10.13    Second Amendment, dated June 1, 2001, to the Hydrogen Supply Agreement, dated as of August 1, 1999, between PACC and
            Air Products and Chemicals, Inc. (Incorporated by reference to Exhibit 10.2 filed with Sabine River Holding's
            Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 333-92871)).

   10.14    Maya Crude Oil Sales Agreement, dated as of March 10, 1998, between PRG (f/k/a Clark Refining & Marketing, Inc.) and
            P.M.I. Comercio Internacional, S.A. de C.V. ("PMI"), as assigned by PRG to PACC pursuant to the Assignment and
            Assumption Agreement, dated as of August 19, 1999 (Incorporated by Reference to Exhibit 10.14 filed with PACC's
            Registration Statement on Form S-4 (Registration No. 333-92871)).

   10.15    First Amendment and Supplement to the Maya Crude Oil Sales Agreement, dated as of August 19, 1999, between PMI and
            PACC (Incorporated by Reference to Exhibit 10.15 filed with PAFC's Registration Statement on Form S-4 (Registration
            No. 333-92871)).

   10.16    Guarantee Agreement, dated as of March 10, 1998, between PRG (f/k/a Clark Refining & Marketing, Inc.) and Petroleos
            Mexicanos, as assigned by PRG to PACC as of August 19, 1999 pursuant to the Assignment and Assumption Agreement, dated as of August 19, 1999 (Incorporated by Reference to Exhibit 10.16 filed with PAFC's Registration Statement on
            Form S-4 (Registration No. 333-92871)).

   10.17    Premcor Inc. (f/k/a Clark Refining Holdings Inc.) 1999 Stock Incentive Plan (Incorporated by reference to Exhibit
            10.20 filed with PRG's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-11392)).

   10.18    PRG (f/k/a Clark Refining & Marketing, Inc. and Clark Oil & Refining Corporation) Savings Plan, as amended and restated effective as of October 1, 1989 (Incorporated by reference to Exhibit 10.6 filed with PRG's Annual Report on Form 10-K for the year ended December 31, 1989 (Commission File No. 1-11392)).

   EXHIBIT
   NUMBER    DESCRIPTION
------------ --------------------------------------------------------------------------------------------------------------------
   10.19    Amendment to PRG (f/k/a Clark Refining & Marketing, Inc. and Clark Oil & Refining Corporation) Savings Plan, dated
            July 6, 1999, (Incorporated by reference to Exhibit 10.22 filed with PRG's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-11392)).

   10.20    Amendment to PRG (f/k/a Clark Refining & Marketing, Inc. and Clark Oil & Refining Corporation) Savings Plan dated
            December 30, 1999 (Incorporated by reference to Exhibit 10.23 filed with PRG's Annual Report on Form 10-K for the year ended December 31, 1999) (File No. 1-11392)).

   10.21    Premcor Inc. Long Term Incentive Plan (Incorporated by reference to Exhibit 10.8 filed with the PRG (f/k/a Clark
            Refining & Marketing, Inc.) on Form 10-K for the year ended December 31, 2000 (File No. 1-11392)).

   10.22    Employment Agreement, dated as of May 29, 1998, of William C. Rusnack (Incorporated by reference to Exhibit 10.15 filed with PRG's Registration Statement on Form S-4 (Registration No. 333-64387)).

   10.23    Employment Agreement, dated as of March 1, 2000, between PRG (f/k/a Clark Refining & Marketing, Inc. and Clark Oil &
            Refining Corporation) and Jeffry N. Quinn (Incorporated by reference to Exhibit 10.25 filed with PRG's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-11392)).

   10.24    Employment Agreement, dated as of February 26, 2001, between PRG and Ezra C. Hunt (Incorporated by reference to
            Exhibit 10.11 filed with the PRG (f/k/a Clark Refining & Marketing, Inc.) on Form 10-K for the year ended December
            31, 2000 (File No. 1-11392)).

   10.25    Form of Change-In-Control, Severance and Retention Agreement between Premcor Inc. and sixteen of its officers and other key employees (other than its executive officers) (Incorporated by reference to Exhibit 10.12 filed with the
            PRG (f/k/a Clark Refining & Marketing, Inc.) Annual Report on Form 10-K for the year ended December 31, 2000 (File
            No. 1-11392)).

   10.26    Terminal Services Agreement, dated as of January 14, 2000, between Millennium Terminal Company, L.P. and PRG (a/k/a
            Clark Refining & Marketing, Inc.).**

   10.27    Product Supply Agreement, dated August 1, 1999, by and between Air Products and Chemicals, Inc. and PRG (a/k/a Clark
            Refining & Marketing, Inc.).**

   10.28    Amendment No. 1 to Product Supply Agreement, dated March 1, 2000, by and between Air Products and Chemicals, Inc.
            and PRG (a/k/a Clark Refining & Marketing, Inc.).**

   10.29    Amendment No. 2 to Product Supply Agreement, dated June 1, 2001, by and between Air Products and Chemicals, Inc. and
            PRG (a/k/a Clark Refining & Marketing, Inc.).**

   10.30    Crude Oil Purchase Agreement, dated March 8, 1999, between Koch Petroleum Group L.P. and PRG (a/k/a Clark Refining &
            Marketing, Inc.).**

   10.31    Supply and Terminalling Agreement, dated November 8, 1999, by and among PRG (f/k/a Clark Refining & Marketing,
            Inc.), Equiva Trading Company, Equilon Enterprises LLC and Motiva Enterprises LLC.**

   15       Letter re: Unaudited Interim Financial Information (filed herewith).

   21       Subsidiaries of the Registrant (filed herewith).

   23.1     Consent of Deloitte & Touche, LLP (filed herewith).

   23.2     Consent of Simpson Thacher & Bartlett (included in Exhibit 5).

   24.1     Power of Attorney (previously included on signature page to original registration statement).

----------
*     To be filed by amendment

**    Previously filed.


(b) See Schedule I -- "Condensed Information of the Registrant Parent Company Only -- Balance

   Sheets; Statements of Operations and Statements of Cash Flows" and accompanying Note contained on pages F-40 to F-43. All other schedules are omitted as the information is not required or is included in the Registrant's financial statements and related notes.


ITEM 17. UNDERTAKINGS


     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     (b) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.


     (c) The undersigned Registrant hereby undertakes that:


         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, Premcor Inc. certifies that it has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis, Missouri on November 21, 2001.



                                        PREMCOR INC.


                                        By: /s/ JEFFRY N. QUINN
                                          ------------------------------------
                                           Executive Vice President,
                                           Chief Administrative Officer and
                                           General Counsel


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.




         SIGNATURE                               TITLE                             DATE
---------------------------   -------------------------------------------   ------------------
             *                Director and Chairman of the Board            November 21, 2001
 -----------------------
      Marshall A. Cohen

             *                President, Chief Executive Officer, Chief     November 21, 2001
 -----------------------      Operating Officer and Director (principal
      William C. Rusnack      executive officer)


             *                Executive Vice President and Chief            November 21, 2001
 -----------------------      Financial Officer (principal financial
        Ezra C. Hunt          officer)


             *                Director                                      November 21, 2001
 -----------------------
     David I. Foley

             *                Director                                      November 21, 2001
 -----------------------
     Robert L. Friedman

             *                Director                                      November 21, 2001
 -----------------------
     Richard C. Lappin

             *                Director                                      November 21, 2001
 -----------------------
     Stephen I. Chazen


* By: /s/ JEFFRY N. QUINN
 -----------------------
        Jeffry N. Quinn
        Attorney-in-Fact

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER    DESCRIPTION
--------   ----------------------------------------------------------------------------------------------------------------------
   1        Form of Underwriting Agreement.*

   3.1      Amended and Restated Certificate of Incorporation of Premcor Inc.*

   3.2      Amended and Restated By-Laws of Premcor Inc.*

   4.1      Form of Common Stock Certificate.*

   4.2      Indenture, dated as of August 10, 1998, between The Premcor Refining Group Inc. ("PRG") (f/k/a Clark Refining &
            Marketing, Inc. and Clark Oil & Refining Corporation) and Bankers Trust Company, as Trustee, including the form of
            8 5/8% Senior Notes due 2008 (Incorporated by reference to Exhibit 4.1 filed with PRG's Registration Statement on
            Form S-4 (Registration No. 333-64387)).

   4.3      Indenture, dated as of February 15, 1995, between PRG (f/k/a Clark Refining & Marketing, Inc. and Clark Oil &
            Refining Corporation) and NationsBank of Virginia, N.A., as Trustee, including the form of 9 1/2% Senior Notes due
            2004 (Incorporated by reference to Exhibit 4.1 filed with PRG's Registration Statement on Form S-1 (File No.
            33-50748)).

   4.4      Supplemental Indenture dated February 17, 1995 between PRG (f/k/a Clark Refining & Marketing, Inc. and Clark Oil &
            Refining Corporation) and NationsBank of Virginia, N.A., as Trustee (Incorporated by reference to Exhibit 4.6 filed with PRG's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 33-59144)).

   4.5      Indenture dated as of November 21, 1997, between PRG (f/k/a Clark Refining & Marketing, Inc. and Clark Oil &
            Refining Corporation) and Bankers Trust Company, as Trustee, including the form of 8 3/8% Senior Notes due 2007
            (Incorporated by reference to Exhibit 4.5 filed with PRG's Registration Statement on Form S-4 (Registration No.
            333-42431)).

   4.6      Indenture dated as of November 21, 1997, between PRG (f/k/a Clark Refining & Marketing, Inc. and Clark Oil &
            Refining Corporation) and Marine Midland Bank, including the form of 8 7/8% Senior Subordinated Notes due 2007
            (Incorporated by reference to Exhibit 4.6 filed with PRG's Registration Statement on Form S-4 (Registration No.
            333-42431)).

   4.7      Supplemental Indenture dated as of November 21, 1997, between PRG (f/k/a Clark Refining & Marketing, Inc. and Clark
            Oil & Refining Corporation) and Marine Midland Bank, (Incorporated by reference to Exhibit 4.61 filed with PRG's
            Registration Statement on Form S-4 (Registration No. 333-42431)).

   4.8      Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special
            Rights of the 11 1/2% Senior Cumulative Exchangeable Preferred Stock and Qualifications, Limitations and
            Restrictions thereof (Incorporated by reference to Exhibit 4.1 filed with Premcor USA Inc. (f/k/a Clark USA, Inc.)
            Registration Statement on Form S-4 (Registration No. 333-42457)).

   4.9      Certificate of Amendment, dated July 31, 1998, to Certificate of Designation of the Powers, Preferences and
            Relative, Participating, Optional and Other Special Rights of the 11 1/2% Senior Cumulative Exchangeable Preferred
            Stock and Qualifications, Limitations and Restrictions thereof (Incorporated by reference to Exhibit 3.8 filed with
            Premcor USA Inc.'s (f/k/a Clark USA, Inc.) Form 10-K dated December 31, 1998 (File No. 1-13514)).

   4.10     Indenture, dated as of October 1, 1997, between Premcor USA Inc. (f/k/a Clark USA, Inc.) and Bankers Trust Company,
            as Trustee, including form of 11 1/2% Subordinated Exchange Debentures due 2009 (Incorporated by reference to
            Exhibit 4.2 filed with Premcor USA Inc. (f/k/a Clark USA, Inc.) Registration Statement on Form S-4 (Registration No.
            333-42457)).

  EXHIBIT
  NUMBER     DESCRIPTION
----------   --------------------------------------------------------------------------------------------------------------------
   4.11     Supplemental Indenture, dated as of August 10, 1998, to Indenture, dated as of October 1, 1997, between Premcor USA
            Inc. (formerly known as Clark USA, Inc.) and Bankers Trust Company, as Trustee (Incorporated by reference to Exhibit
            4.4 filed with Premcor USA Inc.'s (f/k/a Clark USA, Inc.) Form 10-K for the year ended December 31, 1998 (File No.
            1-13514)).

   4.12     Indenture, dated as of December 1, 1995, between Premcor USA Inc. (f/k/a Clark USA, Inc.) and The Chase Manhattan
            Bank, N.A., as Trustee, including the form of 10 7/8%, Senior Notes due December 1, 2005 (Incorporated by reference to Exhibit 4.1 filed with Premcor USA Inc.'s (f/k/a Clark USA, Inc.) Form 8-K, dated December 1, 1995 (File No.
            33-59144)).

   4.13     Supplemental Indenture, dated as of August 10, 1998, to Indenture, dated as of December 1, 1995 between Premcor USA
            Inc. (f/k/a Clark USA, Inc.) and The Chase Manhattan Bank, N.A., as Trustee (Incorporated by reference to Exhibit
            4.6 filed with Premcor USA Inc. (f/k/a Clark USA, Inc.) Form 10-K for the year ended December 31, 1998 (File No.
            1-13514)).

   4.14     Indenture, dated as of August 19, 1999, among Sabine River Holding Corp. ("Sabine River Holding"), Neches River
            Holding Corp. ("Neches River"), Port Arthur Finance Corp. ("PAFC"), Port Arthur Coker Company L.P. ("PACC"), HSBC
            Bank USA, as Capital Markets Trustee, and Bankers Trust Company, as Collateral Trustee (Incorporated by reference to
            Exhibit 4.01 filed with PAFC's Registration Statement on Form S-4 (Registration No. 333-92871)).

   4.15     Form of 12.50% Senior Secured Notes due 2009 (Incorporated by reference to Exhibit 4.02 filed with PAFC's
            Registration Statement on Form S-4 (Registration No. 333-92871)).

   4.16     Common Security Agreement, dated as of August 19, 1999, among PAFC, PACC, Sabine River Holding, Neches River,
            Bankers Trust Company, as Collateral Trustee and Depositary Bank, Deutsche Bank AG, New York Branch ("Deutsche
            Bank"), as Administrative Agent, Winterthur International Insurance Company Limited, an English company
            ("Winterthur"), as Oil Payment Insurers Administrative Agent and HSBC Bank USA, as Capital Markets Trustee
            (Incorporated by reference to Exhibit 4.04 filed with PAFC's Registration Statement on Form S-4 (Registration No.
            333-92871)).

   4.17     Transfer Restrictions Agreement, dated as of August 19, 1999, among PAFC, PACC, Premcor Inc. (f/k/a Clark Refining
            Holdings Inc.), Sabine River Holding, Neches River, Blackstone Capital Partners III Merchant Banking Fund L.P. ("BCP
            III"), Blackstone Offshore Capital Partners III L.P. ("BOCP III"), Blackstone Family Investment Partnership III
            ("BFIP III"), Winterthur, as the Oil Payment Insurers Administrative agent, Bankers Trust Company, as Collateral
            Trustee, Deutsche Bank, as Administrative Agent and HSBC Bank USA, as Capital Markets Trustee (Incorporated by
            reference to Exhibit 4.05 filed with PAFC's Registration Statement on Form S-4 (Registration No. 333-92871)).

   4.18     Stockholders' Agreement, dated as of August 4, 1999, among Sabine River Holding, Premcor Inc. (f/k/a Clark Refining
            Holdings Inc.) and Occidental Petroleum Corporation.**

   4.19     Second Amended and Restated Stockholders' Agreement, dated as of November 3, 1997, between Premcor USA Inc. (f/k/a
            Clark USA) and Occidental C.O.B. Partners.**

   4.20     Stockholder Agreement, dated as of March 9, 1999, among Premcor Inc. (f/k/a Clark Refining Holdings Inc.), BCP III
            and Marshall A. Cohen.**

   5        Opinion of Simpson Thacher & Bartlett (filed herewith).

   10.1     Amended and Restated Credit Agreement, dated as of August 23, 2001, among PRG, Deutsche Banc Alex. Brown Inc., as lead arranger, Bankers Trust Company, as Administrative Agent and Collateral Agent, TD Securities (USA) Inc., as
            Syndication Agent, Fleet National Bank, as Documentation Agent, and the other financial institutions party thereto
            (filed herewith).

  EXHIBIT
  NUMBER     DESCRIPTION
----------   --------------------------------------------------------------------------------------------------------------------
   10.2     Letter of Credit Reimbursement Agreement, dated as of September 28, 2000, between PRG and Bankers Trust Company, as
            Issuing Bank (Incorporated by reference to Exhibit 10.0 filed with PRG's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-11392)).

   10.3     First Amended and Restated Credit Agreement, dated as of August 10, 1998, among PRG (f/k/a Clark Refining &
            Marketing, Inc. and Clark Oil & Refining Corporation), as Borrower, Goldman Sachs Credit Partners L.P., as Arranger,
            Syndication Agent and Administrative Agent, and State Street Bank & Trust Company of Missouri, N.A., as Paying Agent
            (Incorporated by reference to Exhibit 10.15 filed with PRG's Registration Statement on Form S-4 (Registration No.
            333-64387)).

   10.4     Capital Contribution Agreement, dated as of August 19, 1999, among BCP III, BOCP III, BFIP III, Premcor Inc. (f/k/a
            Clark Refining Holdings Inc.), PACC, Sabine River Holding, Neches River and Bankers Trust Company, as Collateral
            Trustee (Incorporated by reference to Exhibit 10.01 filed with PAFC's Registration Statement on Form S-4
            (Registration No. 333-92871)).

   10.5     Capital Contribution Agreement, dated as of August 19, 1999, by and among Occidental Petroleum Corporation, Premcor
            Inc. (f/k/a Clark Refining Holdings, Inc.), PACC, Sabine River Holding, Neches River and Bankers Trust Company, as
            Collateral Trustee (Incorporated by reference to Exhibit 10.02 filed with PAFC's Registration Statement on Form S-4
            (Registration No. 333-92871)).

   10.6     Bank Senior Loan Agreement, dated as of August 19, 1999, among PAFC, PACC, Sabine River Holding, Neches River,
            Deutsche Bank, as Administrative Agent and the Bank Senior Lenders named therein (Incorporated by reference to
            Exhibit 10.03 filed with PAFC's Registration Statement on Form S-4 (Registration No. 333-92871)).

   10.7     Secured Working Capital Facility, dated as of August 19, 1999, among PAFC, PACC, Sabine River Holding, Neches River,
            Deutsche Bank, as Administrative Agent, and the Bank Senior Lenders named therein (Incorporated by reference to
            Exhibit 10.04 filed with PAFC's Registration Statement on Form S-4 (Registration No. 333-92871)).

   10.8     Reimbursement Agreement, dated as of August 19, 1999, among PAFC, PACC, Sabine River Holding, Neches River and
            Winterthur, as Primary Insurer and Oil Payment Insurers Administrative Agent (Incorporated by reference to Exhibit
            10.05 filed with PAFC's Registration Statement on Form S-4 (Registration No. 333-92871)).

   10.9     Asset Contribution and Recapitalization Agreement, dated as of May 8, 1999, by and among Premcor USA Inc. (f/k/a
            Clark USA, Inc.), PRG (f/k/a/ Clark Refining & Marketing, Inc.), Clark Retail Enterprises, Inc. (f/k/a OTG
            (Holdings), Inc. and OTG Inc.) and CM Acquisition, Inc. (Incorporated by reference to Exhibit 10.0 filed with PRG
            (f/k/a Clark Refining & Marketing, Inc.) Form 10-Q for the quarter ended March 31, 1999 (File No. 1-11392).

   10.10    Amendment to Asset Contribution and Recapitalization Agreement, dated as of July 8, 1999, by and among Premcor USA
            Inc. (f/k/a Clark USA, Inc.), PRG (f/k/a/ Clark Refining Marketing, Inc.), Clark Retail Enterprises, Inc. (f/k/a OTG
            (Holdings), Inc. and OTG, Inc.) and CM Acquisition, Inc. (Incorporated by reference to Exhibit 10.16 filed with the
            PRG (f/k/a Clark Refining & Marketing, Inc.) Form 10-K for the year ended December 31, 2000 (File No. 1-11392)).

   10.11    Hydrogen Supply Agreement, dated as of August 1, 1999, between PACC and Air Products and Chemicals, Inc.
            (Incorporated by Reference to Exhibit 10.10 filed with PAFC's Registration Statement on Form S-4 (Registration No.
            333-92871)).

  EXHIBIT
   NUMBER     DESCRIPTION
-----------   -------------------------------------------------------------------------------------------------------------------
   10.12    First Amendment, dated March 1, 2000, to the Hydrogen Supply Agreement, dated as of August 1, 1999, between PACC and
            Air Products and Chemicals, Inc. (Incorporated by reference to Exhibit 10.1 filed with Sabine River Holding's
            Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No.333-92871)).

   10.13    Second Amendment, dated June 1, 2001, to the Hydrogen Supply Agreement, dated as of August 1, 1999, between PACC and
            Air Products and Chemicals, Inc. (Incorporated by reference to Exhibit 10.2 filed with Sabine River Holding's
            Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 333-92871)).

   10.14    Maya Crude Oil Sales Agreement, dated as of March 10, 1998, between (f/k/a Clark Refining & Marketing, Inc.) and
            P.M.I. Comercio Internacional, S.A. de C.V. ("PMI"), as assigned by to PACC pursuant to the Assignment and
            Assumption Agreement, dated as of August 19, 1999 (Incorporated by Reference to Exhibit 10.14 filed with PACC's
            Registration Statement on Form S-4 (Registration No. 333-92871)).

   10.15    First Amendment and Supplement, dated as of August 19, 1999, to the Maya Crude Oil Sales Agreement between PMI and
            PACC (Incorporated by Reference to Exhibit 10.15 filed with PAFC's Registration Statement on Form S-4 (Registration
            No. 333-92871)).

   10.16    Guarantee Agreement, dated as of March 10, 1998, between (f/k/a Clark Refining & Marketing, Inc.) and Petroleos
            Mexicanos, as assigned to PACC as of August 19, 1999 pursuant to the Assignment and Assumption Agreement, dated as of August 19, 1999 (Incorporated by Reference to Exhibit 10.16 filed with PAFC's Registration Statement on Form S-4
            (Registration No. 333-92871)).

   10.17    Premcor Inc. (f/k/a Clark Refining Holdings Inc.) 1999 Stock Incentive Plan (Incorporated by reference to Exhibit
            10.20 filed with PRG's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-11392)).

   10.18    PRG (f/k/a Clark Refining & Marketing, Inc. and Clark Oil & Refining Corporation) Savings Plan, as amended and restated effective as of October 1, 1989 (Incorporated by reference to Exhibit 10.6 filed with PRG's Annual Report on Form 10-K for the year ended December 31, 1989 (Commission File No. 1-11392)).

   10.19    Amendment to PRG (f/k/a Clark Refining & Marketing, Inc. and Clark Oil & Refining Corporation) Savings Plan, dated
            July 6, 1999 (Incorporated by reference to Exhibit 10.22 filed with PRG's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-11392)).

   10.20    Amendment to The Premcor Refining Group Inc. (f/k/a Clark Refining & Marketing, Inc. and Clark Oil & Refining
            Corporation) Savings Plan dated December 30, 1999 (Incorporated by reference to Exhibit 10.23 filed with PRG's
            Annual Report on Form 10-K for the year ended December 31, 1999) (File No. 1-11392)).

   10.21    Premcor Inc. Long Term Incentive Plan (Incorporated by reference to Exhibit 10.8 filed with the PRG (f/k/a Clark
            Refining & Marketing, Inc.) on Form 10-K for the year ended December 31, 2000 (File No. 1-11392)).

   10.22    Employment Agreement, dated as of May 29, 1998, of William C. Rusnack (Incorporated by reference to Exhibit 10.15 filed with PRG's Registration Statement on Form S-4 (Registration No. 333-64387)).

   10.23    Employment Agreement, dated as of March 1, 2000, between PRG (f/k/a Clark Refining & Marketing, Inc. and Clark Oil &
            Refining Corporation) and Jeffry N. Quinn (Incorporated by reference to Exhibit 10.25 filed with PRG's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-11392)).

  EXHIBIT
   NUMBER     DESCRIPTION
-----------   -------------------------------------------------------------------------------------------------------------------
   10.24    Employment Agreement, dated as of February 26, 2001, between PRG and Ezra C. Hunt (Incorporated by reference to
            Exhibit 10.11 filed with the PRG (f/k/a Clark Refining & Marketing, Inc.) on Form 10-K for the year ended December
            31, 2000 (File No. 1-11392)).

   10.25    Form of Change-In-Control, Severance and Retention Agreement between Premcor Inc. and sixteen of its officers and other key employees (other than its executive officers) (Incorporated by reference to Exhibit 10.12 filed with the
            PRG (f/k/a Clark Refining & Marketing, Inc.) Annual Report on Form 10-K for the year ended December 31, 2000 (File
            No. 1-11392)).

   10.26    Terminal Services Agreement, dated as of January 14, 2000, between Millennium Terminal Company, L.P. and PRG (a/k/a
            Clark Refining & Marketing, Inc.).**

   10.27    Product Supply Agreement, dated August 1, 1999, by and between Air Products and Chemicals, Inc. and PRG (a/k/a Clark
            Refining & Marketing, Inc.).**

   10.28    Amendment No. 1 to Product Supply Agreement, dated March 1, 2000, by and between Air Products and Chemicals, Inc.
            and PRG (a/k/a Clark Refining & Marketing, Inc.).**

   10.29    Amendment No. 2 to Product Supply Agreement, dated June 1, 2001, by and between Air Products and Chemicals, Inc. and
            PRG (a/k/a Clark Refining & Marketing, Inc.).**

   10.30    Crude Oil Purchase Agreement, dated March 8, 1999, between Koch Petroleum Group L.P. and PRG (a/k/a Clark Refining &
            Marketing, Inc.).**

   10.31    Supply and Terminalling Agreement, dated November 8, 1999, by and among PRG (f/k/a Clark Refining & Marketing,
            Inc.), Equiva Trading Company, Equilon Enterprises LLC and Motiva Enterprises LLC.**

   15       Letter re: Unaudited Interim Financial Information (filed herewith).

   21       Subsidiaries of the Registrant (filed herewith).

   23.1     Consent of Deloitte & Touche, LLP (filed herewith).

   23.2     Consent of Simpson Thacher & Bartlett (included in Exhibit 5).

   24.1     Power of Attorney (previously included on signature page to original registration statement).


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*     To be filed by amendment


**    Previously filed